As filed with the Securities and Exchange Commission May 13, 2024

Registration Statement No. 333-276588

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADITXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	23219	82-3204328
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

737 N. Fifth Street, Suite 200

Richmond, VA 23219

(650) 870-1200
(Address and telephone number of registrant’s principal executive offices)

Amro Albanna

Aditxt, Inc.
Chief Executive Officer

737 N. Fifth Street, Suite 200

Richmond, VA 23219

(650) 870-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.
Sean F. Reid, Esq.
Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Tel: (212) 653-8700
Fax: (212) 653-8701

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 13, 2024

Aditxt, Inc.

Up to 3,785,569 Shares of Common Stock

Pursuant to this prospectus, the selling stockholder identified herein (the “Selling Stockholder”) is offering on a resale basis an aggregate of 3,785,569 shares of common stock, par value $0.001 per share (the “Common Stock”) of Aditxt, Inc. (the “Company,” “we,” “us” or “our”) consisting of (i) 1,237,114 shares of Common Stock that are issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued pursuant to a securities purchase agreement entered into by and between us and the Selling Stockholder dated December 29, 2023 (the “Purchase Agreement”), (ii) up to 2,474,228 shares of Common Stock issuable upon exercise of warrants (the “Common Warrants”) issued pursuant to the Purchase Agreement, and (iii) up to 74,227 shares of Common Stock issuable upon exercise of warrants (the “Placement Agent Warrants”, together with the Pre-Funded Warrants and the Common Warrants, the “Warrants”) issued pursuant to the engagement letter dated as of December 3, 2023, as amended on December 29, 2023, by and between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”).

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 3,785,569 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $12.3 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section entitled “Plan of Distribution” on page 105. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “SEC”).

Our Common stock is listed on The Nasdaq Capital Market under the symbol “ADTX”. On May 9, 2024, the closing price as reported on The Nasdaq Capital Market was $2.07 per share. There is no established public trading market for the Pre-Funded Warrants and the Common Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Pre-Funded Warrants and Warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants or the Warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 20 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2024

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 3,785,569 shares of Common Stock. We are not selling any shares of Common Stock under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling Stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any other information and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this entire prospectus before making an investment decision.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully this entire prospectus, including the information contained under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial condition and Results of Operations,” and  our financial statements and related notes included elsewhere in this prospectus.  In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “ADTX,” “Aditxt” or “the Company” refer to Aditxt, Inc.

Overview and Mission

We believe the world needs—and deserves—a new approach to innovating that harnesses the power of large groups of stakeholders who work together to ensure that the most promising innovations make it into the hands of people who need them most.

We were incorporated in the State of Delaware on September 28, 2017, and our headquarters are in Richmond, Virginia. The company was founded with a mission of bringing stakeholders together, to transform promising innovations into products and services that could address some of the most challenging needs. The socialization of innovation through engaging stakeholders in every aspect of it, is key to transforming more innovations, more rapidly, and more efficiently.

At inception, the first innovation we took on was an immune modulation technology titled ADI/Adimune with a focus on prolonging life and enhancing life quality of patients that have undergone organ transplants. Since then, we expanded our portfolio of innovations, and we continue to evaluate a variety of promising health innovations.

Our Model

Aditxt is not about a single idea or a single molecule. It is about making sure the right innovation is made possible. Our business model has three main components as follows:

(1)	Securing an Innovation: Our process begins with identifying and securing innovations through licensing or acquisition of an innovation asset. Assets come from a variety of sources including research institutions, government agencies, and private organizations.

(2)	Growing an Innovation: Once an innovation is secured, we surround it with activation resources that take a systemized approach to bringing that idea to life. Our activation resources include innovation, operations, commercialization, finance, content and engagement, personnel, and administration.

(3)	Monetizing an Innovation: Our goal is for each innovation to become commercial-stage and financially and operationally self-sustainable, to create shareholder value.

We engage various stakeholders for each of our programs on every level. This includes identifying researchers and research institution partners, such as Stanford University; leading health institutions to get critical trials underway, such as Mayo Clinic; manufacturing partners who enable us to take innovations from preclinical to clinical; municipalities and governments, such as the city of Richmond and the state of Virginia and public health agencies who work with us to launch our program, Pearsanta’s laboratory; and thousands of shareholders around the globe. We seek to enable promising innovation to become purposeful products that have the power to change lives.

Our Value Proposition

We believe that far too often, promising treatment or technology does not reach commercialization due to lack of expertise, key resources, or efficiency. As a result, potentially life-changing and lifesaving treatments are not available to the individuals who so desperately need them.

Aditxt seeks to bring the holistic concept of an efficient, socialized ecosystem for advancing and accelerating innovations. Our process: We seek to license or acquire promising innovations. We will then form and build out a subsidiary around each innovation and support the subsidiaries through innovation, operation, commercialization, content and engagement, finance, personnel, and administration to thrive and grow as a successful, monetizable business.

Since our inception, we have built infrastructure consisting of innovation, operation, commercialization, content and engagement, finance, personnel, and administration, to support the rapid transformation of untapped innovations. Each of the main components of our infrastructure has established global access to partnerships with industry leaders, top-rated research and medical institutions, universities, manufacturing and distribution companies, and critical infrastructure such as CLIA-certified state-of-the art labs and GMP manufacturing.

The Shifting Landscape of Innovation

Innovation in general, and health innovations specifically, require significant resources. The convergence of biotech, high-tech, and media offers new possibilities of accelerating breakthrough innovations faster and more efficiently. This approach reflects our mission of “Making Promising Innovations Possible, Together”.

People deserve innovative solutions, which have never been more within reach. We believe the best idea, best product and the best solution will come from creating an ecosystem where all stakeholders, such as vendors, customers, municipalities, and shareholders contribute. When we disrupt the way we’re innovating, through our collaborative model, we believe we can move faster and more efficiently to activate viable solutions that have the potential to make a measurable impact.

Our Growth Strategy

We believe that the era of precision and personalized medicine is here and that people around the globe would benefit from health diagnostics and treatments that more accurately pinpoint the problems and more precisely treat the condition. In addition to our current programs, Adimune and Pearsanta, we look to bring in future health innovations in the areas of software and AI, medical devices, therapeutics, and other technologies that take a fundamentally different approach to health because they prioritize personalized precision medicine, timely disease root cause analysis, and targeted treatments.

Year over year, we plan to continue building our infrastructure and securing more personalized and precision health innovations that align with our mission. These opportunities may come in different forms such as IP, an early-stage company, or a late-stage company. We will continue to scale our systemized approach to the innovation process, making large-scale automation and enterprise systems available to our portfolio companies at every stage of their growth. Specifically, certain subsidiaries will need to grow through further M&A activities, operational infrastructure implementation, and development or acquisition of critical technologies.

Our Team

Aditxt is led by an entrepreneurial team with passion for transforming promising innovations into successful businesses. Our leadership come from a variety of different industries, with collective expertise in founding startup innovation companies, developing and marketing biopharmaceutical and diagnostic products, designing clinical trials, manufacturing, and management of private and public companies. We have deep experience in identifying and accessing promising health innovations and developing them into products and services with the ability to scale. We understand the capital markets, both public and private, as well as M&A and facilitating complex IPOs.

The following are profiles of three subsidiaries we have formed, including the terms of the intellectual property licenses that have been sublicensed from Aditxt to help build each of the businesses.

THE ADITXT PROGRAMS

ADIMUNE, INC.

Formed in January 2023, Adimune™, Inc. (“Adimune”) is focused on leading our immune modulation therapeutic programs. Adimune’s proprietary immune modulation product Apoptotic DNA Immunotherapy™, or ADI-100™, utilizes a novel approach that mimics the way our bodies naturally induce tolerance to our own tissues. It includes two DNA molecules designed to deliver signals to induce tolerance. ADI-100 has been successfully tested in several preclinical models (e.g., skin grafting, psoriasis, type 1 diabetes, multiple sclerosis).

In May 2023, Adimune entered into a clinical trial agreement with Mayo Clinic to advance clinical studies targeting autoimmune diseases of the central nervous system (“CNS”) with the initial focus on the rare, but debilitating, autoimmune disease Stiff Person Syndrome (“SPS”). According to the National Organization of Rare Diseases, the exact incidence and prevalence of SPS is unknown; however, one estimate places the incidence at approximately one in one million individuals in the general population.

Pending approval by the International Review Board, a human trial for SPS is expected get underway in the second half of 2023 or the first half of 2024 with enrollment of 10-15 patients, some of whom may also have type 1 diabetes. ADI-100 will initially be tested for safety and efficacy. ADI-100 is designed to tolerize against an antigen known as glutamic acid decarboxylase (“GAD”), which is implicated in type-1 diabetes, psoriasis, and in many autoimmune diseases of the CNS.

Background

The discovery of immunosuppressive (anti-rejection and monoclonal) drugs over 40 years ago has made possible life-saving organ transplantation procedures and blocking of unwanted immune responses in autoimmune diseases. However, immune suppression leads to significant undesirable side effects, such as increased susceptibility to life-threatening infections and cancers, because it indiscriminately and broadly suppresses immune function throughout the body. While the use of these drugs has been justifiable because they prevent or delay organ rejection, their use for treatment of autoimmune diseases and allergies may not be acceptable because of the aforementioned side effects. Furthermore, often transplanted organs ultimately fail despite the use of immune suppression, and about 40% of transplanted organs survive no more than five years.

Through Aditxt, Adimune has the right of use to the exclusive worldwide license for commercializing ADI nucleic acid-based technology (which is currently at the pre-clinical stage) from Loma Linda University. ADI uses a novel approach that mimics the way the body naturally induces tolerance to our own tissues (“therapeutically induced immune tolerance”). While immune suppression requires continuous administration to prevent rejection of a transplanted organ, induction of tolerance has the potential to retrain the immune system to accept the organ for longer periods of time. ADI may allow patients to live with transplanted organs with significantly reduced immune suppression. ADI is a technology platform which we believe can be engineered to address a wide variety of indications.

Advantages

ADI™ is a nucleic acid-based technology (e.g., DNA-based), which we believe selectively suppresses only those immune cells involved in attacking or rejecting self and transplanted tissues and organs. It does so by tapping into the body’s natural process of cell turnover (i.e., apoptosis) to retrain the immune system to stop unwanted attacks on self or transplanted tissues. Apoptosis is a natural process used by the body to clear dying cells and to allow recognition and tolerance to self-tissues. ADI triggers this process by enabling the cells of the immune system to recognize the targeted tissues as “self.” Conceptually, it is designed to retrain the immune system to accept the tissues, similar to how natural apoptosis reminds our immune system to be tolerant to our own “self” tissues.

While various groups have promoted tolerance through cell therapies and ex vivo manipulation of patient cells (i.e., takes place outside the body), to our knowledge, we will be unique in our approach of using in-body induction of apoptosis to promote tolerance to specific tissues. In addition, ADI treatment itself will not require additional hospitalization but only an injection of minute amounts of the therapeutic drug into the skin.

Moreover, preclinical studies have demonstrated that ADI treatment significantly and substantially prolongs graft survival, in addition to successfully “reversing” other established immune-mediated inflammatory processes.

License Agreement with Loma Linda University (“LLU”)

On March 15, 2018, we entered into a License Agreement with LLU, which was subsequently amended on July 1, 2020. Pursuant to the LLU License Agreement, we obtained the exclusive royalty-bearing worldwide license to all intellectual property, including patents, technical information, trade secrets, proprietary rights, technology, know-how, data, formulas, drawings, and specifications, owned or controlled by LLU and/or any of its affiliates (the “LLU Patent and Technology Rights”) and related to therapy for immune-mediated inflammatory diseases (the Adi™ technology). In consideration for the LLU License Agreement, we issued 625 shares of Common Stock to LLU.

PEARSANTA, INC.

Formed in January 2023, our subsidiary Pearsanta™, Inc. (“Pearsanta”) seeks to take personalized medicine to a whole new level by delivering “Health by the Numbers.” On November 22, 2023, Pearsanta entered into an assignment agreement with FirstVitals LLC, an entity controlled by Pearsanta’s CEO, Ernie Lee (“FirstVitals”), pursuant to which FirstVitals assigned its rights in certain intellectual property and website domain to Pearsanta in consideration of the issuance of 500,000 shares of Pearsanta common stock to FirstVitals. On December 18, 2023, the board of directors of Pearsanta adopted the Pearsanta 2023 Omnibus Equity Incentive Plan (the “Pearsanta Omnibus Incentive Plan”), pursuant to which it reserved 15 million shares of common stock of Pearsanta for future issuance under the Pearsanta Omnibus Incentive Plan and the Pearsanta 2023 Parent Service Provider Equity Incentive Plan (the “Pearsanta Parent Service Provider Plan”) and approved the issuance of 9.32 million shares of Pearsanta common stock under the Pearsanta Parent Service Provider Plan.

Since its founding, Pearsanta has been building the platform for enabling our vision of lab quality testing, anytime, anywhere. Our plan for Pearsanta’s platform is for it to be the transactional backbone for sample collection, sample processing (on- and off-site), and reporting. This will require the development and convergence of multiple components developed by Pearsanta, or through transactions with third parties, including collection devices, “lab-on-a-chip” technologies, Lab Developed Test (LDT) assays, a data-driven analysis engine, and telemedicine. According to a comprehensive research report by Market Research Future, the clinical and consumer diagnostic market is estimated to hit $429.3 billion by 2030.

We believe that timely and personalized testing enables far more informed treatment decisions. Pearsanta’s platform is being developed as a seamless digital healthcare solution. This platform will integrate at-location sample collection, Point-of-Care (“POC”) and LDT assays, and an analytical reporting engine, with telemedicine-enabled visits with licensed physicians to review test results and, if necessary, order a prescription. Pearsanta’s goal of extending its platform to enable consumers to monitor their health more proactively as the goal is to provide a more complete picture about someone’s dynamic health status, factoring in genetic makeup and their response to medication. The POC component of Pearsanta would enable diagnostic testing at-home, at work, in pharmacies, and more to generate results quickly so that an individual can access necessary treatment faster. With certain infections, prescribing the most effective treatment according to one’s numbers can prevent hospital emergency room admissions and potentially life-threatening consequences.

Examples of indication-focused tests for the Test2Treat platform will include the evaluation for advanced urinary tract infections (“UTIs”), COVID-19/flu/respiratory syncytial virus, sexually transmitted infections, gut health, pharmacogenomics (i.e., how your genes affect the way your body responds to certain therapeutics), and sepsis. We believe that these offerings are novel and needed as the current standard of care using broad spectrum antibiotic treatment can be ineffective and potentially life-threatening. For example, improperly prescribed antibiotics may approach 50% of outpatient cases. Further, according to an article published in Physician’s Weekly, only 1% of board-certified critical care medicine physicians are trained in infectious disease.

Licensed Technologies – AditxtScoreTM

We intend to sublicense to Pearsanta an exclusive worldwide sub-license for commercializing the AditxtScore™ technology which provides a personalized comprehensive profile of the immune system. AditxtScore is intended to detect individual immune responses to viruses, bacteria, peptides, drugs, supplements, bone marrow and solid organ transplants, and cancer. It has broad applicability to many other agents of clinical interest impacting the immune system, including those not yet identified such as emerging infectious agents.

AditxtScore is being designed to enable individuals and their healthcare providers to understand, manage and monitor their immune profiles and to stay informed about attacks on or by their immune system. We believe AditxtScore can also assist the medical community and individuals by being able to anticipate the immune system’s potential response to viruses, bacteria, allergens, and foreign tissues such as transplanted organs. This technology may be able to serve as a warning signal, thereby allowing for more time to respond appropriately. Its advantages include the ability to provide simple, rapid, accurate, high throughput assays that can be multiplexed to determine the immune status with respect to several factors simultaneously, in approximately 3-16 hours. In addition, it can determine and differentiate between distinct types of cellular and humoral immune responses (e.g., T and B cells and other cell types). It also provides for simultaneous monitoring of cell activation and levels of cytokine release (i.e., cytokine storms).

We are actively involved in the regulatory approval process for AditxtScore assays for clinical use and securing manufacturing, marketing, and distribution partnerships for application in the various markets. To obtain regulatory approval to use AditxtScore as a clinical assay, we have conducted validation studies to evaluate its performance in detection of antibodies and plan to continue conducting additional validation studies for new applications in autoimmune diseases.

Advantages

The sophistication of the AditxtScore technology includes the following:

●	greater sensitivity/specificity.

●	20-fold higher dynamic range, greatly reducing signal to noise compared to conventional assays.

●	ability to customize assays and multiplex a large number of analytes with speed and efficiency.

●	ability to test for cellular immune responses (i.e., T and B cells and cytokines).

●	proprietary reporting algorithm.

License Agreement with Leland Stanford Junior University (“Stanford”)

On February 3, 2020, we entered into an exclusive license agreement (the “February 2020 License Agreement”) with Stanford with regard to a patent concerning a method for detection and measurement of specific cellular responses. Pursuant to the February 2020 License Agreement, we received an exclusive worldwide license to Stanford’s patent with regard to use, import, offer, and sale of Licensed Products (as defined in the agreement). The license to the patented technology is exclusive, including the right to sublicense, beginning on the effective date of the agreement, and ending when the patent expires. Under the exclusivity agreement, we acknowledged that Stanford had already granted a non-exclusive license in the Nonexclusive Field of Use, under the Licensed Patents in the Licensed Field of Use in the Licensed Territory (as those terms are defined in the “February 2020 License Agreement”). However, Stanford agreed not to grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory. On December 29, 2021, we entered into an amendment to the February 2020 License Agreement which extended our exclusive right to license the technology deployed in AditxtScoreTM and securing worldwide exclusivity in all fields of use of the licensed technology.

ADIVIR, INC.

Formed in April of 2023, Adivir™, Inc., is Aditxt’s most recently formed wholly owned subsidiary, dedicated to the clinical and commercial development efforts of innovative antiviral products. These products have the potential to address a wide range of infectious diseases, including those that currently lack viable treatment options.

Background

On April 18, 2023, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Cellvera Global Holdings LLC (“Cellvera Global”), Cellvera Holdings Ltd. (“BVI Holdco”), Cellvera, Ltd. (“Cellvera Ltd.”), Cellvera Development LLC (“Cellvera Development” and together with Cellvera Global, BVI Holdco, Cellvera Ltd. and Cellvera Development (the “Sellers”), AiPharma Group Ltd. (“Seller Owner” and collectively with the Sellers, “Cellvera”), and the legal representative of Cellvera, pursuant to which, the Company will purchase Cellvera’s 50% ownership interest in G Response Aid FZE (“GRA”), certain other intellectual property and all goodwill related thereto (the “Acquired Assets”). Unless expressly stated otherwise herein, capitalized terms used but not defined herein have the meanings ascribed to them in the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the consideration for the Acquired Assets consists of (A) $24.5 million, comprised of: (i) the forgiveness of the Company’s $14.5 million loan to Cellvera Global, and (ii) approximately $10 million in cash, and (B) future revenue sharing payments for a term of seven years. GRA holds an exclusive, worldwide license for the antiviral medication, Avigan® 200mg, excluding Japan, China and Russia. The other 50% interest in GRA is held by Agility, Inc. (“Agility”).

Additionally, upon the closing, the Share Exchange Agreement previously entered into as of December 28, 2021, between Cellvera Global Holdings, LLC f/k/a AiPharma Global Holdings, LLC (together with other affiliates and subsidiaries) and the Company, and all other related agreements will be terminated.

The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing of certain conditions, including but not limited to, the following:

(i)	Satisfactory completion of due diligence;

(ii)	Completion by the Company of financing sufficient to consummate the transactions contemplated by the Asset Purchase Agreement;

(iii)	Receipt by the Company of all required Consents from Governmental Bodies for the Acquisition, including but not limited to, any consents required to complete the transfer and assignment of Cellvera’s membership interests in GRA;

(iv)	Receipt of executed payoff letters reflecting the amount required to be fully pay all of each of Seller’s and Seller Owner’s Debt to be paid at Closing;

(v)	Receipt by the Company of a release from Agility;

(vi)	Execution of an agreement acceptable to the Company with respect to the acquisition by the Company of certain intellectual property presently held by a third party;

(vii)	Execution of an amendment to an asset purchase agreement previously entered into by Cellvera with a third party that effectively grants the Company the rights to acquire the intellectual property from the third party under such agreement;

(viii)	Receipt of a fairness opinion by the Company with respect to the transactions contemplated by the Asset Purchase Agreement; and

(ix)	Receipt by the Company from the Seller Owner of written consent, whether through its official liquidator or the Board of Directors of Seller Owner, to the sale and purchase of the Acquired Assets and Assumed Liabilities pursuant to the Assert Purchase Agreement.

There can be no assurance that the conditions to closing will be satisfied or that the proposed acquisition will be completed as proposed or at all.

Our commitment to building our antiviral portfolio is strategic and timely. We believe that there has never has there been a more important time to address the growing global need to uncover new treatments or commercialize existing ones that treat life-threatening global viral infections.

Recent Developments

Promissory Note

On April 10, 2024, Sixth Borough Capital Fund, LP (“Sixth Borough”) loaned $230,000 to Aditxt, Inc. The loan was evidenced by an unsecured promissory note (the “Sixth Borough April Note”). Pursuant to the terms of the Sixth Borough April Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of April 19, 2024 or an event of default, as defined therein. On May 9, 2024, at which point the balance of the loan was $35,256, Sixth Borough loaned an additional $20,000 to the Company bringing the balance of the loan to $55,256.03.

Lease Default

On May 10, 2024, the Company received written notice (the “Lease Default Notice”) from LS Biotech Eight, LLC (the “Landlord”) that the Company was in violation of its obligation to (i) pay Base Rent (as defined in the Lease) and Additional Rent (as defined in the Lease) in the amount of $431,182.32 in the aggregate, together with administrative charges and interest, as well as (ii) replenish the Security Deposit (as defined in the Lease) in the amount of $159,375.00, all as required under that certain Lease Agreement dated as of May 4, 2021 by and between the Landlord and the Company (the “Lease”). Pursuant to the Lease Default Notice, the Landlord has demanded that a payment of $590,557.31 plus administrative charges and interest, which shall accrue at the Default Rate (as defined in the Lease) be made no later than May 17, 2024.

The Company is working with the Landlord to come to an amicable resolution. However, no assurance can be given that the parties will reach an amicable resolution on a timely basis, on favorable terms, or at all.

Equity Line of Credit

On May 2, 2024, we entered into a Common Stock Purchase Agreement (the “ELOC Purchase Agreement”) with an equity line investor (the “ELOC Investor”), pursuant to which the ELOC Investor has agreed to purchase from us, at our direction from time to time, in its sole discretion, from and after the date effective date of the Registration Statement (as defined below) and until the termination of the ELOC Purchase Agreement in accordance with the terms thereof, shares of our common stock having a total maximum aggregate purchase price of $150,000,000 (the “ELOC Purchase Shares”), upon the terms and subject to the conditions and limitations set forth in the ELOC Purchase Agreement.

In connection with the ELOC Purchase Agreement, we also entered into a Registration Rights Agreement with the Investor (the “ELOC Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issued to the Investor pursuant to the Purchase Agreement (the “Registration Statement”) by the later of (i) the 30th calendar day following the closing date, and (ii) the second business day following Stockholder Approval (defined below).

We may, from time to time and at our sole discretion, direct the ELOC Investor to purchase shares of our common stock upon the satisfaction of certain conditions set forth in the ELOC Purchase Agreement at a purchase price per share based on the market price of our common stock at the time of sale as computed under the ELOC Purchase Agreement. There is no upper limit on the price per share that the ELOC Investor could be obligated to pay for our common stock under the ELOC Purchase Agreement. We will control the timing and amount of any sales of our common stock to the ELOC Investor, and the Investor has no right to require us to sell any shares to it under the ELOC Purchase Agreement. Actual sales of shares of our common stock to the Investor under the ELOC Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our common stock and determinations by us as to available and appropriate sources of funding for the Company and our operations. The ELOC Investor may not assign or transfer its rights and obligations under the ELOC Purchase Agreement.

Under the applicable Nasdaq rules, in no event may we issue to the Investor under the ELOC Purchase Agreement more than 332,876 shares of common stock, which number of shares is equal to 19.99% of the shares of the common stock outstanding immediately prior to the execution of the ELOC Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules (“Stockholder Approval”), or (ii) the average price per share paid by the Investor for all of the shares of common stock that we direct the Investor to purchase from us pursuant to the ELOC Purchase Agreement, if any, equals or exceeds the official closing sale price on the Nasdaq Capital Market immediately preceding the delivery of the applicable purchase notice to the Investor and (B) the average of the closing sale prices of our common stock on the Nasdaq Capital Market for the five business days immediately preceding the delivery of such purchase notice.

In all cases, we may not issue or sell any shares of our common stock to the ELOC Investor under the Purchase Agreement which, when aggregated with all other shares of our common stock then beneficially owned by the ELOC Investor and its affiliates, would result in the ELOC Investor beneficially owning more than 4.99% of the outstanding shares of the Company’s common stock.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of its stock to the Investor. The Company expects that any proceeds received by it from such sales to the Investor will be used for working capital and general corporate purposes.

May 2024 Private Placement

On May 2, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors, pursuant to which we agreed to issue and sell to such investors in a private placement (the “Private Placement”) (i) an aggregate of 4,186 shares of our Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), (ii) an aggregate of 4,186 shares of our Series D-1 Preferred Stock (the “Series D-1 Preferred Stock”), and (iii) warrants (the “Warrants”) to purchase up to an aggregate of 1,613,092 shares of our common stock.

The Warrants are exercisable commencing six months following the initial issuance date at an initial exercise price of $2.47 per share and expire five years from the date of issuance.

On May 2, 2024, in connection with the Purchase Agreement, we entered into a Registration Rights Agreement with the investors (the “Registration Rights Agreement”), pursuant to which we agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) covering the resale of the shares of our common stock issuable upon conversion of the Series C-1 Preferred Stock (the “Conversion Shares”) and upon exercise of the Warrants (the “Warrant Shares”) (i) on the later of (x) the 30th calendar day after the closing date, or (y) the 2nd business day following the Stockholder Approval Date (as defined in the Purchase Agreement), with respect to the initial registration statement and (ii) on the date on which we are required to file any additional Registration Statement pursuant to the terms of the Registration Rights Agreement with respect to any additional Registration Statements that may be required to be filed by us (the “Filing Deadline”). Pursuant to the Registration Rights Agreement, we are required to have the initial Registration Statement declared effective by the SEC on the earlier of (x) the 60th calendar day after the Filing Deadline (or the 90th calendar day after the Filing Deadline if subject to a full review by the SEC), and (y) the 2nd business day after the date the Company is notified by the SEC that such Registration Statement will not be reviewed. In the event that we fail to file the Registration Statement by the Filing Deadline, have it declared effective by the Effectiveness Deadline, or the prospectus contained therein is not available for use or the investor is not otherwise able to sell its Warrant Shares pursuant to Rule 144, we shall be required to pay the investor an amount equal to 2% of such investor’s Purchase Price (as defined in the Purchase Agreement) on the date of such failure and on every thirty date anniversary until such failure is cured.

Arrangement Agreement with Appili Therapeutics, Inc.

On April 1, 2024, we entered into an Arrangement Agreement (the “Arrangement Agreement”) with Adivir, Inc., a wholly owned subsidiary of the Company (“Adivir”) and Appili Therapetics, Inc. (“Appili”) pursuant to which Adivir will acquire all of the issued and outstanding Class A common shares of Appili (the “Appili Shares”) on the terms and subject to the conditions set forth therein. The acquisition of the Appili Shares (the “Arrangement”) will be completed by way of a statutory plan of arrangement under the Canada Business Corporation Act (the “CBCA”).

At the effective time of the Arrangement (the “Arrangement Effective Time”), each Appili Share outstanding immediately prior to the Arrangement Effective Time (other than Appili Shares held by a registered holder of Appili Shares who has validly exercised such holder’s dissent rights) will be deemed to be assigned and transferred by the holder thereof to Adivir in exchange for (i) $0.0467 in cash consideration per share for an aggregate cash payment of $5,668,222 (the “Cash Consideration”) and (ii) 0.002745004 of a share of our common stock or an aggregate of 332,876 shares (the “Consideration Shares” and together with the Cash Consideration, the “Transaction Consideration”). In connection with the transaction, each outstanding option and warrant of Appili will be cashed-out based on the implied in-the-money value of the Transaction Consideration, which is expected to result in an additional aggregate cash payment of approximately $341,000 (based on the number of issued and outstanding options and warrants and exchange rates as of the date of the Arrangement Agreement).

The respective obligations of each of the Company, Adivir and Appili to consummate the closing of the Arrangement (the “Closing”) are subject to the satisfaction or waiver, at or prior to the closing of the following conditions:

(i)	the Interim Order (as defined in the Arrangement Agreement) shall have been granted on terms consistent with the Arrangement Agreement and the Interim Order shall not have been set aside or modified in a manner unacceptable to either party;

(ii)	the Arrangement Resolution (as defined in the Arrangement Agreement) shall have been adopted by the Appili shareholders at the Appili shareholders’ meeting in accordance with the Interim Order;

(iii)	the Final Order (as defined in the Arrangement Agreement) shall have been granted on terms consistent with the Arrangement Agreement and the Final Order shall not have been set aside or modified in a manner unacceptable to either party;

(iv)	completion of an equity or debt financing by the Company with minimum gross proceeds of at least $20 million (the “Financing”);

(v)	there shall not be any law or order which prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits the consummation of the Arrangement or the other transaction contemplated by the Arrangement Agreement;

(vi)	the issuance of the Consideration Shares will be exempt from the registration requirements of: (A) the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 3(a)(10) of the Securities Act; and (B) all applicable U.S. securities laws;

(vii)	the distribution of the Consideration Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable securities laws ; and

(viii)	the Consideration Shares to be issued pursuant to the Arrangement shall, subject to customary conditions, have been approved for listing on the NASDAQ.

The Company and Adivir

The obligations of the Company and Adivir to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing of certain conditions, including but not limited to, the following:

(i)	as qualified in the Arrangement Agreement, the representations and warranties of Appili are true and correct as of the Effective Time as if made as at and as of such time;

(ii)	Appili shall have fulfilled or complied in all material respects with each of its obligations, covenants and agreements contained in the Arrangement Agreement;

(iii)	dissent rights will not have been exercised with respect to more than 10% of the issued and outstanding Appili Shares;

(iv)	the LZH Consent Agreement (as defined in the Arrangement Agreement) continues to remain in full force and effect and enforceable against the parties thereto and the parties thereto have performed their respective obligations thereunder required to be completed on or before the Closing;

(v)	there shall not have been a Material Adverse Effect (as defined in the Arrangement Agreement) on Appili; and

(vi)	there is no action or proceeding pending or threatened by any governmental entity that prohibits the Company from acquiring, holding or exercising full rights of ownership of the Appili Shares, prevents or materially delays the consummation of the Arrangement, or prohibits or restricts in any material respect the ownership or operation of the business of the Company or Appili.

Appili

The obligations of Appili to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing of the following conditions:

(i)	as qualified in the Arrangement Agreement, the representations and warranties of the Company and Adivir are true and correct as of the Effective Time as if made as at and as of such time;

(ii)	the Company and Adivir shall have fulfilled or complied in all material respects with each of its obligations, covenants and agreements contained in the Arrangement Agreement;

(iii)	there shall not have been a Material Adverse Effect on the Company or Adivir;

(iv)	the Third-Party Consents (as defined in the Arrangement Agreement) shall have been obtained;

(v)	there is no action or proceeding pending or threatened by any governmental entity that cease trades, enjoins or prohibits the Company’s ability to issue the Consideration Shares, or prevents or material delays the consummation of the Arrangement;

(vi)	the Company shall have taken steps to reconstitute the board of directors of Adivir such that it will consist of five directors as of the Effective Date, one of whom will be the Company Nominee (as defined in the Arrangement Agreement);

(vii)	the Company shall have taken steps to have caused the Appointed Officers (as defined in the Arrangement Agreement) to be duly appointed officers of Adivir;

(viii)	the Company shall satisfy on the Effective Date the payment in immediately available funds as directed in writing by Appili of not less than 50% of the outstanding accounts payable of Appili, provided that in the event the Company raises gross proceeds of more than $25 million in the Financing, any amounts raised by the Company in excess of $25 million shall be first applied by the Company to satisfy any unpaid Closing Company Payables (as defined in the Arrangement Agreement); and

(ix)	the Company shall have deposited with the Depositary (as defined in the Arrangement Agreement) the Consideration Shares and the Cash Consideration.

The Arrangement Agreement may be terminated at any time prior to the consummation of the Closing by mutual written consent of the Company and Appili.

As further set out in the Arrangement Agreement, either the Company or Appili may also terminate the Arrangement Agreement prior to the Effective Time if (i) the Appili shareholders’ meeting is duly convened and held and the Arrangement Resolution is voted on by the Appili shareholders and not approved by the Appili shareholders as required by the Interim Order; (ii) if any Law (as defined in the Arrangement Agreement) is enacted, made, issued, rendered, enforced or amended following the date of the Arrangement Agreement that prohibits the Arrangement and such Law has become final and non-appealable; (iii) the Effective Time does not occur on or prior to July 31, 2024 (the “Outside Date”); or (iv) the Financing is not completed on or before 5:00 p.m. (ET) on June 30, 2024 or such later date as the parties may in writing agree.

The Company may terminate the Arrangement Agreement if prior to the Effective Time: (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Appili that would cause any Company or Adivir conditions to closing not to be satisfied; (ii) prior to the approval of the Arrangement Resolution by the Appili shareholders the Appili board of directors makes a Company Change in Recommendation or enters into a written agreement to effect a Company Acquisition Proposal; (iii) there has been a Material Adverse Effect in respect of Appili which is incapable of being cured on or before the Outside Date; (iv) Appili is in material breach of any of the non-solicitation or match provisions of the Arrangement Agreement; or (v) any of the conditions to closing for the mutual benefit of the parties or for the benefit of the Company or Adivir cannot be satisfied prior to the Outside Date and such breach or failure is incapable of being cured, provided that such breach or failure did not result from any action of the Company or Adivir.

Appili may terminate the Arrangement Agreement if prior to the Effective Time (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company that would cause any Appili conditions to closing not to be satisfied; (ii) prior to the approval of the Arrangement Resolution by the Appili shareholders if the Appili board of directors makes a Company Change in Recommendation or enters into a written agreement to effect a Company Superior Proposal; (iii) the Company does not provide the Depositary with sufficient Consideration to complete the transactions contemplated by the Arrangement Agreement; (iv) there has occurred a Material Adverse Effect in respect of the Company which is incapable of being cured prior to the Outside Date; (v) any of the conditions to closing for the mutual benefit of the parties or for the benefit of Appili cannot be satisfied prior to the Outside Date and such breach or failure is incapable of being cured, provided that such breach or failure did not result from any action of Appili; or (vi) the Company does not take all actions within its control that are necessary to remedy a default on or prior to 5:00 p.m. (ET) on the day that is fifteen (15) business days from the date of the Arrangement Agreement.

Termination Fee

The Company shall be entitled to a termination fee of CDN$1,250,000 (the “Termination Fee”) in the event that:

(i)	the Arrangement Agreement is terminated by Appili or the Company as a result of a Company Change in Recommendation / to enter into a Company Superior Proposal; or

(ii)	the Arrangement Agreement is terminated by the Company as a result of breach of: (A) a representation, warranty or covenant by Appili (including Appili’s non-solicitation covenants); (B) failure of the Appili shareholder’s to approve the Arrangement resolution; or (C), the Arrangement Agreement is terminated by the Company or Appili if the Effective Time is not prior to the Outside Date, provided that prior to the termination of the Arrangement Agreement, a Company Acquisition Proposal has been made to Appili or announced and within 12 months following the date of such termination: (1) a Company Acquisition Proposal made, publicly announced or otherwise communicated to the Appili board prior to the termination of the Arrangement Agreement is consummated; or (2) Appili enters into a definitive agreement in respect of a Company Acquisition Proposal made, publicly announced or otherwise communicated to the Appili board prior to the termination of the Arrangement Agreement and at any time thereafter such Company Acquisition Proposal is consummated.

Appili shall be entitled to the Termination Fee in the event that:

(i)	the Arrangement Agreement is terminated by the Company or Appili as a result of the failure to complete the Financing on or before June 30, 2024;

(ii)	the Arrangement Agreement is terminated by as a result of the failure to take all actions within its control that are necessary to remedy a default of the Parent on or prior to 5:00 p.m. (ET) on the day that is fifteen (15) business days from the date of the Arrangement Agreement;

(iii)	the Arrangement Agreement is terminated by Appili as a result of a breach of a representation, warranty or covenant by the Company or the Arrangement Agreement is terminated by the Company or Appili if the Effective Time is not prior to the Outside Date, provided that prior to the termination of the Arrangement Agreement, a Parent Acquisition Proposal (as defined in the Arrangement Agreement) has been made to the Company or announced and within 12 months following the date of such termination: (1) a Parent Acquisition Proposal made, publicly announced or otherwise communicated to the Company board prior to the termination of the Arrangement Agreement is consummated; or (2) the Company enters into a definitive agreement in respect of a Parent Acquisition Proposal made, publicly announced or otherwise communicated to the Company board prior to the termination of the Arrangement Agreement and at any time thereafter such Parent Acquisition Proposal is consummated.

Merger Agreement with Evofem Biosciences, Inc.

On December 11, 2023, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Adifem f/k/a Adicure, Inc., a majority owned subsidiary of the Company (“Merger Sub”) and Evofem, pursuant to which, Merger Sub will be merged into and with Evofem (the “Merger”), with Evofem surviving the Merger as a wholly owned subsidiary of the Company. Evofem is a commercial-stage women’s health company with a strong focus on innovation. Evofem is the creator of an FDA-approved hormone-fee contraceptive gel, Phexxi®.

At the effective time of the Merger (the “Merger Effective Time”), (i) all issued and outstanding shares of common stock of Evofem (“Evofem Common Stock”), other than any shares of Evofem Common Stock held by the Company or Merger Sub immediately prior to the Merger Effective Time, will be converted into the right to receive an aggregate of 610,000 shares of our Common Stock; and (ii) all issued and outstanding shares of Series E-1 Preferred Stock of Evofem (the “Evofem Unconverted Preferred Stock”), other than any shares of Evofem Unconverted Preferred Stock held by the Company or Merger Sub immediately prior to the Merger Effective Time, will be converted into the right to receive an aggregate of 2,327 shares of our Series A-1 Convertible Preferred Stock, having such rights, powers, and preferences set forth in the form of Certificate of Designation of Series A-1 Convertible Preferred Stock, the form of which is attached as Exhibit C to the Merger Agreement. For additional information regarding the rights, powers and preferences of the Series A-1 Convertible Preferred Stock, see “Description of Capital Stock—Series A-1 Convertible Preferred Stock”.

The closing of the Merger is subject to the satisfaction or waiver of a number of conditions. Including but not limited to: (i) approval by our shareholders and the Evofem shareholders of the transactions contemplated by the Merger Agreement; (ii) the registration statement on Form S-4 pursuant to which the shares of our Common Stock issuable in the Merger having been declared effective by the SEC; (iii) all preferred stock of Evofem subject to certain exceptions shall have been converted to Evofem common stock; (iv) Evofem shall have received agreements from all holders of Evofem warrants which provide: (a) waivers with respect to any fundamental transaction, change in control or other similar rights that such warrant holder may have under any such Evofem warrants, and (b) an agreement to such Evofem warrants to exchange such warrants for not more than an aggregate (for all holders of Evofem warrants) of 551 shares of our preferred stock of Evofem; (v) the Company shall have obtained agreements from the holders of certain convertible notes and purchase rights of Evofem to exchange such convertible notes and purchase rights for not more than an aggregate (for all holders of Evofem convertible notes) of 86,153 shares of our preferred stock; and (vi) we shall have received waivers form the holders of certain of our securities which contain prohibitions on variable rate transactions.

The Merger Agreement may be terminated at any time prior to the consummation of the Closing by mutual written consent of us and Evofem. The Merger Agreement may also be terminated by us or Evofem if (i) the Merger shall not have been consummated on or before 5:00 p.m. Eastern Time on May 8, 2024; (ii) if any judgment, law or order prohibiting the Merger or the transactions contemplated in connection therewith has become final and non-appealable; (iii) the required vote of Evofem stockholders was not obtained; or (iv) in the event of any Terminable Breach (as defined in the Merger Agreement). We may also terminate the Merger Agreement if (i) prior to approval by the required vote of Evofem’s shareholders if the Evofem board of directors shall have effected a change in recommendation with respect to the Merger; or (ii) in the event that we determine, in our reasonable discretion, that the acquisition of Evofem could result in a material adverse amount of cancellation of indebtedness income to us. Evofem may terminate the Merger Agreement if (i) prior to approval by the required vote of Evofem’s shareholders if the Evofem board of directors determines to terminate the Merger Agreement in connection with a superior proposal in order to enter into a definitive agreement for such superior proposal provided that Evofem has paid the termination fee of $4 million; (ii) our Common Stock is no longer listed for trading on Nasdaq; or (iii) we have not made a loan to Evofem of no less than $3 million prior to January 31, 2024.

In connection with the Merger Agreement, we entered into an Assignment Agreement dated December 11, 2023 (the “Assignment Agreement”), with Evofem and the holders (the “Holders”) of certain senior indebtedness of Evofem (the “Notes”), pursuant to which the Holders assigned the Notes to us in consideration for the issuance by us of (i) an aggregate principal amount of $5 million in our secured notes due on January 2, 2024 (the “January 2024 Secured Notes”), (ii) an aggregate principal amount of $8 million in secured notes of the Company due on September 30, 2024 (the “September 2024 Secured Notes”), (iii) an aggregate principal amount of $5 million in ten-year unsecured notes (the “Unsecured Notes”), and (iv) payment of $154,480 in respect of net sales of Phexxi in respect of the calendar quarter ended September 30, 2023, which amount is due and payable on December 14, 2023. The January 2024 Secured Notes are secured by certain intellectual property assets of the Company and its subsidiaries pursuant to an Intellectual Property Security Agreement entered into in connection with the Assignment Agreement. The September 2024 Secured Notes are secured by the Notes and certain associated security documents pursuant to a Security Agreement entered into in connection with the Assignment Agreement.

On January 2, 2024, we entered into amendments to the January 2024 Secured Notes (“Amendment No. 1 to January 2024 Secured Notes”) with the Holders, pursuant to which the maturity date of the January 2024 Notes was extended to January 5, 2024. On January 5, 2024, we entered into amendments to the January 2024 Secured Notes (“Amendment No. 2 to January 2024 Secured Notes”) and amendments to the September 2024 Secured Notes (“Amendment No. 1 to September 2024 Secured Notes”) with the Holders, pursuant to which the Company and the Holders agreed that in consideration of a principal payment in the aggregate amount of $1 million on the January 2024 Secured Notes and in increase in the aggregate principal balance of $250,000 on the September 2024 Secured Notes, that the maturity date of the January 2024 Secured Notes would be further extended to January 31, 2024.

On January 31, 2024, the Company and the Holders entered into amendments to the January 2024 Secured Notes (“Amendment No. 3 to January 2024 Secured Notes”), pursuant to which the maturity date of the January 2024 Notes was extended to February 29, 2024. In addition, on January 31, 2024, the Company and the Holders entered into amendments to the September 2024 Secured Notes (“Amendment No. 2 to September 2024 Secured Notes”), pursuant to which the Company and the Holders agreed that in consideration of a principal payment in the aggregate amount of $1.25 million not later than February 9, 2024 on the January 2024 Secured Notes and in increase in the aggregate principal balance of $300,000 on the September 2024 Secured Notes.

On February 26, 2024, the Company and the Holders entered into an Assignment Agreement (the “February Assignment Agreement”), pursuant to which the Company assigned all remaining amounts due under the January 2024 Secured Notes, the September 2024 Secured Notes and the Unsecured Notes (collectively, the “Notes”) back to the Holders. In connection with the February Assignment Agreement, the Company and the Holders entered into a payoff letter (the “Payoff Letter”) and amendments to the January 2024 Secured Notes (“Amendment No. 4 to January 2024 Secured Notes”), pursuant to which the maturity date of the January 2024 Secured Notes was extended to March 31, 2024 and the outstanding balance under the Notes, after giving effect to the transactions contemplated by the February Assignment Agreement as applied pursuant to the Payoff Letter, was adjusted to $250,000. On April 15, 2024 the $250,000 was paid.

In connection with the Merger Agreement and the transactions contemplated thereby, on December 22, 2023, we entered into an Exchange Agreement (the “Exchange Agreement”) with the holders of an aggregate of 22,280 shares of Series F-1 Convertible Preferred Stock of Evofem, pursuant to which such holders agreed to exchange their respective shares of Evofem Series F-1 Preferred Stock for an aggregate of 22,280 shares of a new series of our convertible preferred stock of the Company designated as Series A-1 Convertible Preferred Stock. On December 26, 2023, in connection with the Exchange Agreement, we entered into a Registration Rights Agreement with the holders, pursuant to which we agreed to prepare and file with the SEC covering the resale of the shares of our Common Stock issuable upon conversion of the Series A-1 Convertible Preferred Stock (i) on the later of (x) the 15th calendar day after the closing date, or (y) the 2nd business day following the Stockholder Approval Date (as defined in the Exchange Agreement”), with respect to the initial registration statement and (ii) on the date on which the Company is required to file any additional Registration Statement pursuant to the terms of the Registration Rights Agreement with respect to any additional Registration Statements that may be required to be filed by the Company (the “Filing Deadline”). Pursuant to the Registration Rights Agreement, we are required (i) to have the initial Registration Statement declared effective by the SEC on the earlier of (x) the 60th calendar day after the Filing Deadline (or the 90th calendar day after the Filing Deadline if subject to a full review by the SEC), and (y) the 2nd business day after the date we are notified by the SEC that such Registration Statement will not be reviewed, and (ii) with respect to any additional Registration Statements that may be required to be filed, the earlier of (x) the 60th calendar day following the date on which we were required to file such additional Registration Statement (or the 90th calendar day if subject to a full review by the SEC), and (y) the 2nd business day after the date we are notified by the SEC that such Registration Statement will not be reviewed. In the event that we fail to file the Registration Statement by the Filing Deadline, have it declared effective by the Effectiveness Deadline, or the prospectus contained therein is not available for use or the investor is not otherwise able to sell its Warrant Shares pursuant to Rule 144, we will be required to pay the investor an amount equal to 2% of the stated value of such Holder’s Series A-1 Preferred Stock on the date of such failure and on every thirty date anniversary until such failure is cured. For additional information regarding the rights, powers and preferences of the Series A-1 Convertible Preferred Stock, see “Description of Capital Stock—Series A-1 Convertible Preferred Stock”.

On January 8, 2024, the Company, Adicure and Evofem entered into the First Amendment to the Merger Agreement (the “First Amendment to Merger Agreement”), pursuant to which the parties agreed to extend the date by which the joint proxy statement would be filed with the SEC until February 14, 2024. On January 30, 2024, the Company, Adicure and Evofem entered into the Second Amendment to the Merger Agreement (the “Second Amendment to Merger Agreement”) to amend (i) the date of the Parent Loan (as defined in the Merger Agreement) to Evofem to be February 29, 2024, (ii) to change the date by which Evofem may terminate the Merger Agreement for failure to receive the Parent Loan to be February 29, 2024, and (iii) to change the filing date for the Joint Proxy Statement (as defined in the Merger Agreement) to April 1, 2024.

On February 29, 2024, the Company, Adicure and Evofem entered into the Third Amendment to the Merger Agreement (the “Third Amendment to Merger Agreement”) in order to (i) make certain conforming changes to the Merger Agreement regarding the Notes, (ii) extend the date by which the Company and Evofem will file the joint proxy statement until April 30, 2024, and (iii) remove the requirement that the Company make the Parent Loan (as defined in the Merger Agreement) by February 29, 2024 and replace it with the requirement that the Company make an equity investment into Evofem consisting of (a) a purchase of 2,000 shares of Evofem Series F-1 Preferred Stock for an aggregate purchase price of $2.0 million on or prior to April 1, 2024 (the “Initial Parent Equity Investment”), and (b) a purchase of 1,500 shares of Evofem Series F-1 Preferred Stock for an aggregate purchase price of $1.5 million on or prior to April 30, 2024.

On April 26, 2024, the Company received notice from Evofem (the “Termination Notice”) that Evofem was exercising its right to terminate the Merger Agreement as a result of the Company’s failure to provide the Initial Parent Equity Investment by April 1, 2024.

On May 2, 2024, the Company, Adifem, Inc. f/k/a Adicure, Inc. and Evofem Biosciences, Inc. (“Evofem”) entered into the Reinstatement and Fourth Amendment to the Merger Agreement (the “Fourth Amendment”) in order to waive and amend, among other things, the several provisions listed below.

Amendments to Article VI: Covenants and Agreement

Article VI of the Merger Agreement is amended to:

●	reinstate the Merger Agreement, as amended by the Fourth Amendment, as if never terminated;

●	reflect the Company’s payment to Evofem, in the amount of $1,000,000 (the “Initial Payment”), via wire initiated by May 2, 2024;

●	delete Section 6.3, which effectively eliminates the “no shop” provision, and the several defined terms used therein;

●	add a new defined term “Company Change of Recommendation;” and

●	revise section 6.10 of the Merger Agreement such that, after the Initial Payment, and upon the closing of each subsequent capital raise by the Company (each a “Parent Subsequent Capital Raise”), the Company shall purchase that number of shares of Evofem’s Series F-1 Preferred Stock, par value $0.0001 per share (the “Series F-1 Preferred Stock”), equal to forty percent (40%) of the gross proceeds of such Parent Subsequent Capital Raise divided by 1,000, up to a maximum aggregate amount of $2,500,000 or 2,500 shares of Series F-1 Preferred Stock. A maximum of $1,500,000 shall be raised prior to June 17, 2024 and $1,000,000 prior to July 1, 2024 (the “Parent Capital Raise”).

Amendments to Article VIII: Termination

Article VIII of the Merger Agreement is amended to:

●	extend the date after which either party may terminate from May 8, 2024 to July 15, 2024;

●	revise Section 8.1(d) in its entirety to allow Company to terminate at any time after there has been a Company Change of Recommendation, provided that Aditxt must receive ten day written notice and have the opportunity to negotiate a competing offer in good faith; and

●	amend and restate Section 8.1(f) in its entirety, granting the Company the right to terminate the agreement if (a) the full $1,000,000 Initial Payment required by the Fourth Amendment has not been paid in full by May 3, 2024 (b) $1,500,000 of the Parent Capital Raise Amount has not been paid to the Company by June 17, 2024, (c) $1,000,000 of the Parent Capital Raise Amount has not been paid to the Company by July 1, 2024, or (d) Aditxt does not pay any portion of the Parent Equity Investment within five calendar days after each closing of a Parent Subsequent Capital Raise.

Asset Purchase Agreement with MDNA Life Sciences, Inc.

On December 17, 2023, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Pearsanta, Inc., our majority owned subsidiary (“Pearsanta”) and MDNA Life Sciences, Inc. (“MDNA”), pursuant to which Pearsanta agreed to acquire certain intellectual property and other specified assets relating to MDNA’s early cancer detection platform (the “Acquired Assets”). MDNA’s Mitomic™ technology provides a tool for identifying biomarkers associated with various diseases that lead to mtDNA mutations. The Acquired Assets include, but are not limited to, the following:

●	The Mitomic Endometriosis Test (MET™) is in development as a blood-based assay for diagnosis of endometriosis. This test aims to provide early diagnostic insights, potentially reducing delays in diagnosing endometriosis.

●	The Mitomic Prostate Test (MPT™) is currently under development as a blood-based assay for diagnosis of prostate cancer. We believe that this test holds the potential to provide more specific and clinically informative data especially in the prostate-specific antigen (PSA) grey zone. It aims to address the challenges of over-diagnosis and mitigate risks associated with low-grade cancers.

Pursuant to the Purchase Agreement, the consideration for the transaction was to consist of: (i) an upfront working capital payment of $500,000 (the “Upfront Working Capital Payment”), which is payable upon the satisfaction of certain conditions set forth in the Purchase Agreement, (ii) a working capital payment at closing of $500,000, (iii) 50,000 shares of our Common Stock, (iv) a warrant to purchase 50,000 shares of our Common Stock exercisable for a term of 5 years at an exercise price equal to the opening price per share of our Common Stock as of the Closing Date (as defined below), and (v) 5,000 shares of Pearsanta Series A Preferred Stock, par value $0.001 per share (the “Pearsanta Preferred Stock”), provided, however, that if the value of such Pearsanta Preferred Stock, on an as-converted basis, at the time of the pricing of the Pearsanta common stock in connection with the sale of shares of Pearsanta common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended does not equal $25,000,000, an additional amount of Pearsanta Preferred Stock (“Additional Pearsanta Preferred Stock”) so that the sum of the value of the Pearsanta Preferred Stock plus the Additional Pearsanta Preferred Stock (if any) shall equal $25,000,000. The Pearsanta Preferred Stock shall have such rights, powers, and preferences as set forth in the form of Certificate of Designation of Series A Preferred Stock, the form of which is attached as Exhibit D to the Purchase Agreement.

On January 4, 2024, we entered into a First Amendment to Asset Purchase Agreement with Pearsanta and MDNA, pursuant to which the parties agreed to: (i) the removal of the Upfront Working Capital Payment, (ii) the removal of the Closing Working Capital Payment (as defined in the Purchase Agreement”), and (iii) to increase the maximum amount of payments to be made by us under the Transition Services Agreement (as defined below) from $2.2 million to $3.2 million.

On January 4, 2024, Pearsanta and MDNA entered into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which MDNA agreed that it would perform, or cause certain of its affiliates or third parties to perform, certain services as described in the Transition Services Agreement for a term of three months in consideration for the payment by Pearsanta of certain fees as provided in the Transition Services Agreement, in an amount not to exceed $3.2 million.

On January 4, 2024, we completed its acquisition of the Acquired Assets and issued to MDNA 50,000 shares of our Common Stock, a warrant to purchase 50,000 shares of our Common Stock, and the Pearsanta Preferred Stock.

Set forth below is a summary of the rights, powers and preferences of the Pearsanta Series A Convertible Preferred Stock:

Series A Convertible Preferred Stock

On January 2, 2024, we filed a Certificate of Designations for the Pearsanta Series A Preferred Stock with the Secretary of State of Delaware (the “Series A Certificate of Designations”). The following is only a summary of the Series A Certificate of Designations, and is qualified in its entirety by reference to the full text of the Series A Certificate of Designations, a copy of which is filed as an exhibit to the Purchase Agreement.

Designation, Amount, and Par Value. The number of Series A Preferred Stock designated is 5,000 shares. The shares of Series A Preferred Stock have a par value of $0.001 per share and a stated value of $5,000 per share.

a)  Conversion. each outstanding share of Series A Preferred Stock shall be mandatorily and automatically converted, with no further action on the part of the holders thereof, into 1,000 fully paid and nonassessable shares of Common Stock (1:1,000) (the “Conversion Ratio”) upon the consummation of a firm underwritten initial public offering of the Common Stock for cash effected pursuant to a registration statement or similar document filed by or on behalf of the Company under the Securities Act (a “Qualifying IPO”). If the product of (i) the number of shares of Common Stock issued upon conversion based on the Conversion Ratio and (ii) the initial trading price upon a Qualifying IPO (“IPO Price”), is less than $25,000,000 then the Conversion Ratio shall be adjusted to 1:X (such ratio, the “Adjusted Conversion Ratio”) where:

X = (25,000,000/ IPO Price) / 5000

and the number of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock shall be determined based on such Adjusted Conversion Ratio.

Dividends. Holders of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock

Liquidation. In the event of a liquidation, the holders the Series A Preferred Stock shall be entitled to receive in cash out of the assets of the Company, the same amount that a holder of Common Stock would receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock.

Company Redemption. At any time prior to a Qualified IPO, the Company may redeem all, or any portion, of the Series A Preferred Stock for cash, at a price per share of Series A Preferred Stock equal to the Stated Value per share.

Voting Rights. The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as expressly provided in the Series A Certificate of Designations and where required by the DGCL.

December 2023 PIPE

As previously reported in a Current Report on Form 8-K, on December 29, 2023, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Selling Stockholder for the issuance and sale in a private placement of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,237,114 shares of our Common Stock at an exercise price of $0.001 per share, and (ii) warrants (the “Common Warrants”) to purchase up to 2,474,228 shares of our Common Stock, at a purchase price of $4.85 per share. The Common Warrants are exercisable immediately upon issuance at an exercise price of $4.60 per share and have a term of exercise equal to three years from the date of issuance. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full. A holder of Pre-Funded Warrants or Warrants (together with its affiliates) may not exercise any portion of a warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding common stock immediately after exercise.

Pursuant to the Purchase Agreement, we also agreed to reduce the exercise price of 106,594 outstanding warrants to purchase Common Stock of the Company (“Outstanding Warrants”) held by the Purchaser to $4.60 per share in consideration for the cash payment by the Purchaser of $0.125 per share of Common Stock underlying the Outstanding Warrants, effective immediately. As of the date of this prospectus, none of the repriced Outstanding Warrants have been exercised.

In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of December 29, 2023, with the Selling Stockholder, pursuant to which we agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of Common Stock underlying the Pre-Funded Warrants and the Common Warrants no later than 10 trading days after the date of the Registration Rights Agreement, and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 45 days following the date of the Registration Rights Agreement (or 75 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

On January 3, 2024, we entered into a settlement agreement and general release with the Selling Stockholder, pursuant to which we agreed to settle an action filed in the United States District Court in the Southern District of New York by the Selling Stockholder against the Company (the “Action”) in consideration of the issuance by us of shares of our Common Stock (the “Settlement Shares”), which will be issued within two business days following court approval of a joint motion to be filed by the Selling Stockholder and the Company. The number of Settlement Shares to be issued will be equal to $1.6 million divided by the closing price of our Common Stock on the day prior to court approval of the joint motion. On January 17, 2024, we issued 296,296 Settlement Shares. Following the issuance of the Settlement Shares, the Selling Stockholder will file a dismissal stipulation in the Action.

The private placement closed on January 4, 2024. The net proceeds to us from the private placement were approximately $5.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by us. The Company used a portion of the proceeds from the December 2023 PIPE to repay outstanding loans from our Chief Executive Officer, including accrued interest. In addition, the Company also used a portion of the proceeds to satisfy outstanding obligations under the August Loan Agreement and the October MCA Agreement. As of the date of this prospectus, we are one payment in arrears on the August Loan Agreement.

Note Exchange

On December 29, 2023, we entered into an Exchange Agreement with the holder of our secured promissory note in the principal amount of $2.625 million (the “Note”), pursuant to which the holder agreed, subject to the terms and conditions set forth therein, to exchange the Note, including all accrued but unpaid interest thereon, for an aggregate of 2,625 shares of a new series of convertible preferred stock of the Company, designated as Series B-2 Convertible Preferred Stock. For additional information regarding the rights, powers and preferences of the Series B-2 Convertible Preferred Stock, see “Description of Capital Stock—Series B-2 Convertible Preferred Stock”.

Nasdaq Compliance

As previously reported in a Current Report on Form 8-K, on September 29, 2023, we received written notice from The Nasdaq Capital Market (“Nasdaq”) that the Hearing Panel had granted us an exception through December 26, 2023 to allow us to complete its plan to demonstrate compliance with Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”) and Nasdaq Listing Rule 5550(a)(4) (the “Public Float Rule”). On November 21, 2023, we received written notice from Nasdaq that we had regained compliance with the Public Float Rule. On December 29, 2023, we received written notice from Nasdaq that we had regained compliance with the Stockholders’ Equity Rule, but will be subject to a Mandatory Panel Monitor for a period of one year.

Acquisition of Certain Assets of Brain Scientific, Inc.

On January 24, 2024, we entered into an Assignment and Assumption Agreement (the “Assignment Agreement”) with the agent (the “Agent”) of certain secured creditors (the “Brain Creditors”) of Brain Scientific, Inc., a Nevada corporation (“Brain Scientific”) and Philip J. von Kahle (the “Seller”), as assignee of Brain Scientific and certain affiliated entities (collectively, the “Brain Companies”) under an assignment for the benefit of creditors pursuant to Chapter 727 of the Florida Statutes. Pursuant to the Assignment Agreement, the Agent assigned its rights under that certain Asset Purchase and Settlement Agreement dated October 31, 2023 between the Seller and the Agent (the “Asset Purchase Agreement”) to the Company in consideration for the issuance by the Company of an aggregate of 6,000 shares of a new series of convertible preferred stock of the Company, designated as Series B-1 Convertible Preferred Stock, $0.001 par value (the “Series B-1 Preferred Stock”). The shares of Series B-1 Preferred Stock were issued pursuant to a Securities Purchase Agreement entered into by and between the Company and each of the purchasers signatory thereto (the “Purchase Agreement”). For additional information regarding the rights, powers and preferences of the Series B-1 Convertible Preferred Stock, see “Description of Capital Stock—Series B-1 Convertible Preferred Stock”.

The assets acquired through the assignment for the benefit of creditors include 16 patents covering a portfolio of EEG brain monitoring technologies and devices.

In connection with the Assignment Agreement, on January 24, 2024, we entered into a Patent Assignment with the Seller (the “Patent Assignment”), pursuant to which the Seller assigned all of its rights, titles and interests in certain patents and patent applications that were previously held by the Brain Companies to the Company.

In connection with the Purchase Agreement, the Company and certain of its officers and directors entered into a Voting Agreement (the “Voting Agreement”) with the purchasers, pursuant to which such officers and directors agreed to vote any and all shares of Common Stock or other capital stock of the Company which they own, directly or indirectly, in favor of any proposal to issue the purchasers a number of shares of Common Stock that would require approval of the Company’s stockholders in order for such issuance to be in compliance with Nasdaq Rule 5635(a)(1) or 5635(d), and any other applicable rules and regulations of The Nasdaq Stock Market.

November 2023 Business Loan

On November 7, 2023, we entered into a Business Loan and Security Agreement (the “November Loan Agreement”) with a commercial funding source (the “November Lender”), pursuant to which the Company obtained a loan from the November Lender in the principal amount of $2,100,000 (the “November Loan”). Pursuant to the November Loan Agreement, the Company granted the November Lender a continuing secondary security interest in certain collateral (as defined in the November Loan Agreement). The total amount of interest and fees payable by us to the Lender under the November Loan will be $3,129,000, which will be repaid in 34 weekly installments ranging from $69,000 - $99,000. As of the date of this prospectus, we are approximately 4 weeks in arrears on payments under the November Loan Agreement. In addition, as a result of the default in required principal payment on the January 2024 Secured Notes as described above, the November Loan is also now in default and the Lender may, at any time, exercise the rights and remedies available to it under the January Loan Agreement, including but not limited to, declaring the full amount outstanding under the November Loan Agreement immediately due and payable.

January 2024 Business Loan

On January 24, 2024, we entered into a Business Loan and Security Agreement (the “January Loan Agreement”) with a commercial funding source (the “Lender”), pursuant to which we obtained a loan from the Lender in the principal amount of $3,600,000, which includes origination fees of $252,000 (the “January Loan”). Pursuant to the January Loan Agreement, we granted the Lender a continuing secondary security interest in certain collateral (as defined in the January Loan Agreement). The total amount of interest and fees payable by the Company to the Lender under the January Loan will be $5,364,000, which will be repayable by the Company in 30 weekly installments of $178,800. The Company received net proceeds from the January Loan of $814,900 following repayment of the outstanding balance on the October Purchased Amount of $2,533,100. As of the date of this prospectus, we are approximately 1 week in arrears on payments under the January Loan Agreement. In addition As a result of the default in required principal payment on the January 2024 Secured Notes as described above, the January Loan is also now in default and the Lender may, at any time, exercise the rights and remedies available to it under the January Loan Agreement, including but not limited to, declaring the full amount outstanding under the January Loan Agreement immediately due and payable.

February 2024 Unsecured Loan

On February 7, 2024, Amro Albanna, the Chief Executive Officer of the Company loaned $30,000 to the Company. The loan was evidenced by an unsecured promissory note (the “February Note”). Pursuant to the terms of the February Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of August 7, 2024 or an event of default, as defined therein.

Corporate Information

We were incorporated as a Delaware corporation on September 28, 2017. Our principal executive offices are located at 737 N. Fifth Street, Suite 200 Richmond, VA 23219, and our telephone number is (650) 870-1200.

Our Common Stock trades on The Nasdaq Capital Market under the symbol “ADTX.”

THE OFFERING

Common Stock to be offered by the Selling Stockholder	Up to 3,785,569 shares of Common Stock

Common stock outstanding prior to this offering	1,665,214 shares of Common Stock.

Common stock to be outstanding after this offering	5,154,487 shares of Common Stock, assuming the exercise of all of the Warrants

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, except for the Warrant exercise price paid for the Common Stock offered hereby and issuable upon the exercise of the Warrants. See “Use of Proceeds” on page 47 of this prospectus.

Risk Factors	See “Risk Factors” beginning on page 20 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Nasdaq Capital Markets symbol	Our common stock is listed on The Nasdaq Capital Markets under the symbol “ADTX”. There is no established trading market for the Common Warrants or the Pre-Funded Warrants, and we do not expect a trading market to develop. We do not intend to list the Common Warrants or the Pre-Funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Common Warrants and Pre-Funded Warrants will be extremely limited.

The number of shares of our Common Stock to be outstanding after this offering as shown above is based on 1,665,214 shares outstanding as of May 9, 2024 and excludes as of that date:

●	6,791,215 shares of our Common Stock issuable upon exercise of warrants, subject to vesting having a weighted average exercise price of $10.85 per share;

●	45,572 shares of our Common Stock issuable upon exercise of outstanding options under our 2017 Equity Incentive Plan and 2021 Equity Incentive Plan or the 2017 Plan and the 2021 plan, respectively, subject to vesting;

●	5,018,019 shares of our Common Stock issuable upon conversion of outstanding Series A-1 Convertible Preferred Stock;

●	1,477,833 shares of our Common Stock issuable upon conversion of outstanding Series B-1 Convertible Preferred Stock;

●	557,325 shares of our Common Stock issuable upon conversion of outstanding Series B-2 Convertible Preferred Stock; and

●	1,613,092 shares of our Common Stock issuable upon conversion of outstanding Series C-1 Convertible Preferred Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to deciding about investing in our securities, you should carefully consider the specific factors discussed within this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Financial Position and Need for Capital

Our financial situation creates doubt whether we will continue as a going concern.

We were incorporated in September 2017 and have a limited operating history and our business is subject to all the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with development and expansion of a new business enterprise. Since inception, we have incurred losses and expect to continue to operate at a net loss for at least the next several years as we commence our research and development efforts, conduct clinical trials, and develop manufacturing, sales, marketing, and distribution capabilities. Our net loss attributable to common stockholders for the years ended December 31, 2023 and 2022 was $32,700,710 and $27,687,553, respectively, and our accumulated deficit as of December 31, 2023 was $127,741,072. There can be no assurance that the products under development by us will be approved for sale in the U.S. or elsewhere or that we will successfully close any of our pending M&A transactions. Furthermore, there can be no assurance that if such products are approved, they will be successfully commercialized, and the extent of our future losses and the timing of our profitability are highly uncertain. In addition, we may not be able to successfully integrate any businesses that we acquire. If we are unable to achieve profitability, we may be unable to continue our operations. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development and you will likely lose your entire investment.

We will need to continue to seek capital from time to time to continue development of our lead drug candidate beyond our initial combined Phase I/IIa clinical trial and to acquire and develop other product candidates. Once approved for commercialization, we cannot provide any assurances that any revenues it may generate in the future will be sufficient to fund our ongoing operations.

Our business or operations may change in a manner that would consume available funds more rapidly than anticipated and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhance products, acquire complementary products, business or technologies, or otherwise respond to competitive pressures and opportunities, such as a change in the regulatory environment or a change in preferred treatment modalities. In addition, we may need to accelerate the growth of our sales capabilities and distribution beyond what is currently envisioned, and this would require additional capital. However, we may not be able to secure funding when we need it or on favorable terms. We may not be able to raise sufficient funds to commercialize the product candidates we intend to develop.

If we cannot raise adequate funds to satisfy our capital requirements, we will have to delay, scale back or eliminate our research and development activities, clinical studies, or future operations. We may also be required to obtain funds through arrangements with collaborators, which arrangements may require us to relinquish rights to certain technologies or products that we otherwise would not consider relinquishing, including rights to future product candidates or certain major geographic markets. This could result in sharing revenues which we might otherwise retain for ourselves. Any of these actions may harm our business, financial condition, and results of operations.

The amount of capital we may need depends on many factors, including the progress, timing and scope of our product development programs; the progress, timing and scope of our preclinical studies and clinical trials; the time and cost necessary to obtain regulatory approvals; the time and cost necessary to further develop manufacturing processes and arrange for contract manufacturing; our ability to enter into and maintain collaborative, licensing and other commercial relationships; and our partners’ commitment of time and resources to the development and commercialization of our products.

Our obligations to certain of our creditors are secured by security interests in our assets. If we default on our obligations under these agreements, our creditors may foreclose on some or all of our assets at any time.

Our obligations to certain of our creditors are secured by security interests in our assets. As of the date of this prospectus, approximately $7.9 million was owed to such secured creditors. Under such agreements, we are required to pay $277,800 on a weekly basis to such creditors. If we default on our obligations under these agreements, our secured creditors could foreclose on their security interests and liquidate some or all of these assets, which would harm our financial condition and results of operations and would require us to reduce or cease operations and possibly seek Bankruptcy Protection.

In the event we pursue Bankruptcy Protection, we will be subject to the risks and uncertainties associated with such proceedings.

In the event we file for relief under the United States Bankruptcy Code, our operations, our ability to develop and execute our business plan and our continuation as a going concern will be subject to the risks and uncertainties associated with bankruptcy proceedings, including, among others: our ability to execute, confirm and consummate a plan of reorganization; the additional, significant costs of bankruptcy proceedings and related fees; our ability to obtain sufficient financing to allow us to emerge from bankruptcy and execute our business plan post-emergence, and our ability to comply with terms and conditions of that financing; our ability to continue our operations in the ordinary course; our ability to maintain our relationships with our consumers, business partners, counterparties, employees and other third parties; our ability to obtain, maintain or renew contracts that are critical to our operations on reasonably acceptable terms and conditions; our ability to attract, motivate and retain key employees; the ability of third parties to use certain limited safe harbor provisions of the United States Bankruptcy Code to terminate contracts without first seeking Bankruptcy Court approval; the ability of third parties to force us to into Chapter 7 proceedings rather than Chapter 11 proceedings and the actions and decisions of our stakeholders and other third parties who have interests in our bankruptcy proceedings that may be inconsistent with our operational and strategic plans. Any delays in our bankruptcy proceedings would increase the risks of our being unable to reorganize our business and emerge from bankruptcy proceedings and may increase our costs associated with the bankruptcy process or result in prolonged operational disruption for us. Also, we would need the prior approval of the bankruptcy court for transactions outside the ordinary course of business during the course of any bankruptcy proceedings, which may limit our ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with any bankruptcy proceedings, we cannot accurately predict or quantify the ultimate impact of events that could occur during any such proceedings. There can be no guarantees that if we seek Bankruptcy Protection we will emerge from Bankruptcy Protection as a going concern or that holders of our Common Stock will receive any recovery from any bankruptcy proceedings.

In the event we are unable to pursue Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code, or, if pursued, successfully emerge from such proceedings, it may be necessary to pursue Bankruptcy Protection under Chapter 7 of the United States Bankruptcy Code for all or a part of our businesses.

In the event we are unable to pursue Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code, or, if pursued, successfully emerge from such proceedings, it may be necessary for us to pursue Bankruptcy Protection under Chapter 7 of the United States Bankruptcy Code for all or a part of our businesses. In such event, a Chapter 7 trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the United States Bankruptcy Code. We believe that liquidation under Chapter 7 would result in significantly smaller distributions being made to our stakeholders than those we might obtain under Chapter 11 primarily because of the likelihood that the assets would have to be sold or otherwise disposed of in a distressed fashion over a short period of time rather than in a controlled manner and as a going concern.

We will need to raise substantial additional capital, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or cease operations.

We do not expect that our current cash position will be sufficient to fund our current operations for the next 12 months. We also do not presently have sufficient cash to fund certain obligations under our Merger Agreement with Evofem. In addition, we are required to complete an equity or debt financing with minimum gross proceeds of at least $20 million in order to close the transactions contemplated under our Arrangement Agreement with Appili. Our operating plan may change because of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay, or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations, execute on strategic M&A initiatives, or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The capital markets have been unpredictable in the past for unprofitable companies such as ours. In addition, it is generally difficult for development stage companies to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we can consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

The regulatory approval process is expensive, time-consuming, and uncertain and may prevent us from obtaining approvals for the commercialization of our future product candidates, if any.

We will not be permitted to market our product candidates in the United States until we receive approval from the FDA, or in any foreign countries until we receive the requisite approval from corresponding agencies in such countries. The testing, manufacturing, labeling, approval, selling, marketing and distribution of health and life science-related products are subject to extensive regulation, which regulations differ from country to country.

Successfully completing our clinical program and obtaining approval of a Biologics License Application (“BLA”) is a complex, lengthy, expensive and uncertain process, and the FDA or other applicable foreign regulator may delay, limit or deny approval of our product candidates for many reasons, including, among others, because:

●	we may not be able to demonstrate that our product candidates are safe and effective in treating patients to the satisfaction of the FDA or foreign regulator;

●	the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA or foreign regulator for marketing approval;

●	the FDA or foreign regulator may disagree with the number, design, size, conduct or implementation of our clinical trials;

●	the FDA or foreign regulator may require that we conduct additional clinical trials;

●	the FDA or foreign regulator may not approve the formulation, labeling or specifications of our product candidates;

●	the contract research organizations (CROs) and other contractors that we may retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;

●	the FDA or foreign regulator may find the data from preclinical studies and clinical trials insufficient to demonstrate that our product candidate(s) are safe and effective for their proposed indications;

●	the FDA or foreign regulator may disagree with our interpretation of data from our preclinical studies and clinical trials;

●	the FDA or foreign regulator may not accept data generated at our clinical trial sites or may disagree with us over whether to accept efficacy results from clinical trial sites outside the United States or outside the EU, as applicable, where the standard of care is potentially different from that in the United States or in the EU, as applicable;

●	if and when our BLAs or foreign equivalents are submitted to the applicable regulatory authorities, such agencies may have difficulties scheduling the necessary review meetings in a timely manner, may recommend against approval of our application or may recommend or require, as a condition of approval, additional preclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA or foreign regulator may require development of a Risk Evaluation and Mitigation Strategy (REMS), which would use risk minimization strategies to ensure that the benefits of certain prescription drugs outweigh their risks, as a condition of approval or post-approval;

●	the FDA or other applicable foreign regulatory agencies may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract; or

●	the FDA or the other applicable foreign regulatory agencies may change their approval policies or adopt new regulations.

We may encounter substantial delays in completing our clinical studies which in turn will require additional costs, or we may fail to demonstrate adequate safety and efficacy to the satisfaction of applicable regulatory authorities.

It is difficult to predict if or when any of our product candidates, will prove safe or effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical studies to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, time-consuming, and uncertain as to outcome. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical studies can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

●	delays in reaching, or failing to reach, a consensus with regulatory agencies on study design;

●	delays in reaching, or failing to reach, agreement on acceptable terms with a sufficient number of prospective contract research organizations (“CROs”) and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	delays in obtaining required Institutional Review Board (“IRB”) or Ethics Committee (“EC”) approval at each clinical study site;

●	delays in recruiting a sufficient number of suitable patients to participate in our clinical studies including, but not limited to, recruitment challenges due to COVID-19;

●	imposition of a clinical hold by regulatory agencies, after an inspection of our clinical study operations or study sites;

●	failure by our CROs, other third parties or us to adhere to the clinical study, regulatory or legal requirements;

●	failure to perform in accordance with the FDA’s good clinical practices (“GCP”) or applicable regulatory guidelines in other countries;

●	delays in the testing, validation, manufacturing, and delivery of sufficient quantities of our product candidates to the clinical sites;

●	delays in having patients’ complete participation in a study or return for post-treatment follow-up;

●	clinical study sites or patients dropping out of a study;

●	delay or failure to address any patient safety concerns that arise during the course of a trial;

●	unanticipated costs or increases in costs of clinical trials of our product candidates;

●	occurrence of serious adverse events associated with the product candidates that are viewed to outweigh their potential benefits; or

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or ECs of the institutions in which such trials are being conducted, by an independent Safety Review Board (“SRB”) for such trial or by the FDA, European Medicines Agency (“EMA”), or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, EMA, or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenues from product sales, regulatory and commercialization milestones, and royalties. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional studies to bridge our modified product candidates to earlier versions.

Clinical study delays could also shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize our product candidates. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition, and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Further, preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have, nonetheless, failed to obtain marketing approval. If the results of our clinical studies are inconclusive or if there are safety concerns or adverse events associated with our other product candidates, we may:

●	be delayed in obtaining marketing approval for our product candidates, if approved at all;

●	obtain approval for indications or patient populations that are not as broad as intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

●	be required to change the way the product is administered;

●	be required to perform additional clinical studies to support approval or be subject to additional post-marketing testing requirements;

●	have regulatory authorities withdraw their approval of a product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy;

●	be sued; or

●	experience damage to our reputation.

If we, ours collaborators, or our contract manufacturing organizations (“CMOs”) fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in, among other things delays in the approval of applications or supplements to approved applications; refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications; warning letters; fines; import and/or export restrictions; product recalls or seizures; injunctions; total or partial suspension of production; civil penalties; withdrawals of previously approved marketing applications or licenses; recommendations by the FDA or other regulatory authorities against governmental contracts; and/or criminal prosecutions.

Additionally, our product candidates could potentially cause other adverse events that have not yet been predicted. The inclusion of ill patients in our clinical studies may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using. As described above, any of these events could prevent us from achieving or maintaining market acceptance of our product candidates and impair our ability to commercialize our products.

We may not be able to meet requirements for the chemistry, manufacturing, and control of our drug product candidates.

To receive approval of our products by the FDA and comparable foreign regulatory authorities, we must show that we and our contract manufacturing partners are able to characterize, control and manufacture our drug products safely and in accordance with regulatory requirements. This includes synthesizing the active ingredient, developing an acceptable formulation, performing tests to adequately characterize the formulated product, documenting a repeatable manufacturing process, and demonstrating that our drug products meet stability requirements. Meeting these chemistry, manufacturing and control (“CMC”) requirements is a complex task that requires specialized expertise. If we are not able to meet the CMC requirements, we may not be successful in getting our products approved.

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control.

We may encounter delays or difficulties in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials on its current timelines, or at all, and even once enrolled we may be unable to retain a sufficient number of patients to complete any of our trials. Enrollment in our clinical trials may be slower than we anticipate, leading to delays in our development timelines. For example, we may face difficulty enrolling or maintaining a sufficient number of patients in our clinical trials due to the existing alternative treatments approved for any of our targeted indications as patients may decline to enroll or decide to withdraw from our clinical trials due to the risk of receiving placebo. Patient enrollment and retention in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, our ability to recruit clinical trial investigators with the appropriate competencies and experience, the existing body of safety and efficacy data with respect to the study drug, the number and nature of competing treatments and ongoing clinical trials of competing drugs for the same indication, the proximity of patients to clinical sites, the eligibility criteria for the trial and the proportion of patients screened that meets those criteria, our ability to obtain and maintain patient consents, and our ability to successfully complete prerequisite studies before enrolling certain patient populations.

Furthermore, any negative results or new safety signals we may report in clinical trials of our product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials. Similarly, negative results reported by our competitors about their drug candidates may negatively affect patient recruitment in our clinical trials. Also, marketing authorization of competitors in this same class of drugs may impair our ability to enroll patients into our clinical trials, delaying or potentially preventing it from completing recruitment of one or more of our trials.

Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our product candidates or could render further development impossible. In addition, we expect to rely on CROs and clinical trial sites to ensure proper and timely conduct of our future clinical trials, and, while we intend to enter into agreements governing their services, we will be limited in our ability to compel their actual performance.

If our future pre-clinical development or future clinical Phase I/II studies are unsuccessful, we may be unable to obtain regulatory approval of, or commercialize, our product candidates on a timely basis or at all.

The successful completion of pre-clinical development and multiple clinical trials is critical to the success of our future products. If the pre-clinical development and clinical trials are unsuccessful or produce inconsistent results or unanticipated adverse side effects, or if we are unable to collect reliable data, regulatory approval of our products could be delayed or not given and as a result we may be unable to commercialize our products. Generally, we expect to engage third parties such as consultants, universities or other collaboration partners to conduct clinical trials on our behalf. Incompatible practices or misapplication of our products by these third parties could impair the success of our clinical trials.

Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize the product and the revenue that we generate from their sales, if any, may be limited.

If approved for marketing, the commercial success of our product candidates will depend upon each product’s acceptance by the medical community, including physicians, patients, and health care payors. The degree of market acceptance for any of our product candidates will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy;

●	relative convenience, dosing burden and ease of administration;

●	the prevalence and severity of any adverse effects;

●	the willingness of physicians to prescribe our product candidates, and the target patient population to try new therapies;

●	efficacy of our product candidates compared to competing products;

●	the introduction of any new products that may in the future become available targeting indications for which our product candidates may be approved;

●	new procedures or therapies that may reduce the incidences of any of the indications in which our product candidates may show utility;

●	pricing and cost-effectiveness;

●	the inclusion or omission of our product candidates in applicable therapeutic and vaccine guidelines;

●	the effectiveness of our own or any future collaborators’ sales and marketing strategies;

●	limitations or warnings contained in approved labeling from regulatory authorities;

●	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors or to receive the necessary pricing approvals from government bodies regulating the pricing and usage of therapeutics; and

●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement or government pricing approvals.

If any of our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors, and patients, we may not generate sufficient revenues and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize our product candidates successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render our product candidates not commercially viable. For example, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve any of our product candidates with a label that does not include the labeling claims necessary or desirable for the successful commercialization for that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals or require risk management plans or a Risk Evaluation and Mitigation Strategy (“REMS”) to assure the safe use of the drug. If the FDA or applicable foreign regulatory agency concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the regulatory agencies will not approve the BLA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The regulatory agencies may also require a REMS for approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our product candidates. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of our product candidates.

Adverse events involving our products may lead the FDA or applicable foreign regulatory agency to delay or deny clearance for our products or result in product recalls that could harm our reputation, business and financial results.

Once a product receives regulatory clearance or approval, the agency has the authority to require the recall of commercialized products in the event of adverse side effects, material deficiencies or defects in design or manufacture. The authority to require a recall must be based on a regulatory finding that there is a reasonable probability that the product would cause serious injury or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a product is found. A government-mandated or voluntary recall by us or one of our distributors could occur because of adverse side effects, impurities or other product contamination, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The regulatory agencies require that certain classifications of recalls be reported to them within ten (10) working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the regulatory agency. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the regulatory agencies. If the regulatory agency disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the regulatory agency could take enforcement action for failing to report the recalls when they were conducted.

The in-licensing of technologies and the successful testing and early development of technologies in the laboratory may not be indicative of future results and may not result in commercially viable technologies or products. Further, our future products may have to be modified from their originally conceived versions in order to reach or be successful in the market.

Positive results from laboratory testing and early developmental successes, may not be predictive of future successful development, commercialization and sales results and should not be relied upon as evidence that products developed from our technologies will become commercially viable and successful. Further, the products we plan to develop in the future may have to be significantly modified from their originally conceived versions in order for us to control costs, compete with similar products, receive market acceptance, meet specific development and commercialization timeframes, avoid potential infringement of the proprietary rights of others, or otherwise succeed in developing our business and earning ongoing revenues. This can be a costly and resource draining activity. What appear to be promising technologies when we license them may not lead to viable technologies or products, or to commercial success.

Complying with numerous regulations pertaining to our business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

We are subject to the Clinical Laboratory Improvement Amendment of 1988, or CLIA, which is a federal law regulating clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention, or treatment of disease. Our clinical laboratory is in Richmond, Virginia and must be certified under CLIA for us to perform testing on human specimens. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We currently hold a CLIA certificate to perform high-complexity testing. Laboratories performing high complexity testing are required to meet more stringent requirements than laboratories performing fewer complex tests. CLIA regulations require clinical laboratories like ours to comply with various operational, personnel, facilities administration, quality, and proficiency testing requirements intended to ensure that testing services are accurate, reliable, and timely. CLIA certification is a prerequisite for reimbursement eligibility for services provided to state and federal health care program beneficiaries. CLIA is user-fee funded. Therefore, all costs of administering the program must be covered by the regulated facilities, including certification and survey costs. To renew this certificate, we are subject to survey and inspection every two years. Moreover, CLIA inspectors may make periodic inspections of our clinical laboratory outside of the renewal process. The failure to comply with CLIA requirements can result in enforcement actions, including the revocation, suspension, or limitation of our CLIA certificate of compliance, as well as a directed plan of correction, state on-site monitoring, civil money penalties, civil injunctive suit and/or criminal penalties. We must maintain CLIA compliance and certification to be eligible to bill for assays provided to Medicare beneficiaries. If we were to be found out of compliance with CLIA program requirements and subjected to sanctions, our business and reputation could be harmed. Even if it were possible for us to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenue in doing so.

Additionally, certain states require laboratory licenses to test specimens from patients in those states or received from ordering physicians in those states. We may also be subject to regulation in foreign jurisdictions if we seek to expand international distribution of our assays outside the United States.

If we were to lose our CLIA certification or state laboratory licenses, whether because of a revocation, suspension or limitation, we would no longer be able to offer our assays (including our AditxtScore™ platform), which would limit our revenues and harm our business. If we were to lose, or fail to obtain, a license in any other state where we are required to hold a license, we would not be able to test specimens from those states.

Our AditxtScore™ tests are currently being offered as a LDTs. Should the FDA disagree that AditxtScore™ tests are LDTs, if our LDTs do not receive the required emergency use authorizations, or if the FDA’s regulatory approach to LDTs should change in the future, our commercialization strategy may be adversely affected, which would negatively affect our results of operations and financial condition.

The FDA has historically asserted its authority to regulate Laboratory Developed Tests (LDTs) as medical devices under the Federal Food, Drug, and Cosmetic Act (the “FDCA”), but it has generally exercised enforcement discretion regarding LDTs. This means that even though the FDA believes it can impose regulatory requirements on LDTs, such as requirements to obtain premarket approval, de novo classification, or clearance of LDTs, it has generally chosen not to enforce those requirements. The FDA has, on occasion, sent warning letters to laboratories offering LDTs that the agency believed were not eligible for enforcement discretion because of how they were developed, validated, performed or marketed and consequent risks to the public.

The FDA considers an LDT to be a test that is developed, validated, and performed within a single laboratory. We are providing AditxtScore™ as a service as a Laboratory Developed Test (LDT) to assess immunity status to COVID-19.  Our AditxtScore™ tests are currently manufactured in our Mountain View, CA facility and performed in our Richmond, VA facility. If the FDA believes that the AditxtScore™ is not regulated as an LDT, we may be forced to stop performing AditxtScore™ while we worked to obtain the appropriate FDA authorizations which could negative affect our business, results of operations and financial condition.

On November 15, 2021, FDA revised its guidance document titled “Policy for Coronavirus Disease-2019 Tests During the Public Health Emergency (Revised)” (“FDA COVID-19 Testing Guidance”) to require all COVID-19 diagnostic assays conducted as LDTs to apply for EUA authorization within a 60-day period from the revised guidance’s issuance date. The FDA COVID-19 Testing Guidance states that FDA does not intend to object to continued offering of LDTs that are the subject of submitted EUA requests while FDA reviews the EUA requests. The FDA COVID-19 Testing Guidance further states that if FDA declines to issue an EUA or otherwise decides not to authorize a test for any reason, including a determination that there is a lack of adequate data to support authorization, FDA generally expects developers to cease marketing and offering their test within 15 calendar days. Moreover, if FDA identifies a significant problem or concern with a test, based either on the provided information or external reports, FDA generally expects the developer to take appropriate steps to address such problems, which could include a recall of the test and/or notification concerning corrected test reports indicating prior test results may not be accurate. We have submitted EUA requests for our SARS-CoV-2 LDTs, and the applications are pending before FDA. There can be no assurance that the EUA requests that we submitted for our SARS-CoV-2 LDTs will be granted on a timely basis or at all. If FDA declines to issue a EUAs for our SARS-CoV-2 LDTs, we may be required to cease marketing the tests and our business, results of operations and financial condition could be negatively affected. Regardless of if our EUA applications are granted by FDA, we may recall, replace, or make corrections to our LDTs if we become aware of a product concern, which could negatively impact manufacturing, supply, and customer relationships, and may result in adverse regulatory action, including revision or revocation of an EUA.

In addition, there have been numerous legislative proposals to clarify the FDA’s regulatory authority over medical devices. These include two bills reintroduced in 2021: the VALID Act, which would expressly grant the FDA authority to regulate LDTs under a risk-based framework; and the VITAL Act, which would assign LDTs to regulation solely under CLIA and would direct CMS to update its CLIA regulations. We cannot predict if either of these bills will be enacted in their current (or any other) form and cannot quantify the effect of these bills on our business. In the meantime, the regulation by the FDA of LDTs remains uncertain. If FDA premarket review, classification or approval is required for AditxtScore™, our laboratory could be forced to stop performing AditxtScore™ while we worked to obtain the appropriate FDA authorizations which could negative affect our business, results of operations and financial condition.

We are subject to various governmental regulations relating to the labeling, marketing and sale of our products.

Both before and after a product is commercially released, we have ongoing responsibilities under regulations promulgated by the FDA, the Federal Trade Commission, and similar U.S. and foreign regulations governing product labeling and advertising, distribution, sale, and marketing of our products.

Manufacturers of medical devices are permitted to promote products solely for the uses and indications set forth in the device’s authorization. A number of enforcement actions have been taken against manufacturers that promote products for “off-label” uses (i.e., uses that are not described in the device’s authorization), including actions alleging that claims submitted to government healthcare programs for reimbursement of products that were promoted for “off-label” uses are fraudulent in violation of the Federal False Claims Act or other federal and state statutes and that the submission of those claims was caused by off-label promotion. The failure to comply with prohibitions on “off-label” promotion can result in significant monetary penalties, revocation or suspension of a company’s business license, suspension of sales of certain products, product recalls, civil or criminal sanctions, exclusion from participating in federal healthcare programs, or other enforcement actions. In the United States, allegations of such wrongful conduct could also result in a corporate integrity agreement with the U.S. government that imposes significant administrative obligations and costs.

We and our employees and contractors are subject, directly, or indirectly, to federal, state and foreign healthcare fraud and abuse laws, including false claims laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Our operations are subject to various federal, state, and foreign fraud and abuse laws. These laws may constrain our operations, including the financial arrangements and relationships through which we market, sell and distribute our products.

U.S. federal and state laws that affect our ability to operate include, but are not limited to:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

●	federal physician self-referral law, which prohibits a physician from referring a patient to an entity with which the physician (or an immediate family member) has a financial relationship, for the furnishing of certain designated health services for which payment may be made by Medicare or Medicaid, unless an exception applies;

●	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals, or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other government payers that are false or fraudulent;

●	Section 242 of HIPAA codified at 18 U.S.C. § 1347, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or from making false or fraudulent statements to defraud any healthcare benefit program (i.e., public or private);

●	federal transparency laws, including the Physician Payments Sunshine Act which requires the tracking and disclosure to the federal government by pharmaceutical and medical device manufacturers of payments and other transfers of value to physicians and teaching hospitals as well as ownership and investment interests that are held by physicians and their immediate family members; and

●	state law equivalents of each of these federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payer, including commercial insurers; state laws that require pharmaceutical and medical device companies to comply with their industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict certain payments that may be made to healthcare providers and other potential referral sources; state laws that require drug and medical device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that prohibit giving gifts to licensed healthcare professionals; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts in certain circumstances, such as specific disease states.

In particular, activities and arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, waste and other abusive practices. These laws and regulations may restrict or prohibit a wide range of activities or other arrangements related to the development, marketing or promotion of products, including pricing and discounting of products, provision of customer incentives, provision of reimbursement support, other customer support services, provision of sales commissions or other incentives to employees and independent contractors and other interactions with healthcare practitioners, other healthcare providers and patients.

Because of the breadth of these laws and the narrow scope of the statutory or regulatory exceptions and safe harbors available, our business activities could be challenged under one or more of these laws.

Government expectations and industry best practices for compliance continue to evolve and past activities may not always be consistent with current industry best practices. Further, there is a lack of government guidance as to whether various industry practices comply with these laws, and government interpretations of these laws continue to evolve, all of which create compliance uncertainties. Any non-compliance could result in regulatory sanctions, criminal or civil liability and serious harm to our reputation. It is not always possible to identify and deter misconduct concerning applicable laws, regulations, guidelines, policies and standards, and the precautions we take to detect and prevent this activity may not be effective in preventing such conduct, mitigating risks, or reducing the chance of governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.

If a government entity opens an investigation into possible violations of any of these laws (which may include the issuance of subpoenas or civil investigative demands), we would have to expend significant resources to defend ourselves against the allegations. Allegations that we, our officers, or our employees violated any one of these laws can be made by individuals called “whistleblowers” who may be our employees, customers, competitors or other parties. Government policy is to encourage individuals to become whistleblowers and file a complaint in federal court alleging wrongful conduct. The government is required to investigate all of these complaints and decide whether to intervene. If the government intervenes and we are required to pay money back to the government, the whistleblower, as a reward, is awarded a percentage of the collection. If the government declines to intervene, the whistleblower may proceed on their own and, if they are successful, they will receive a percentage of any judgment or settlement amount the company is required to pay. The government may also initiate an investigation on its own. Such actions could have a significant impact on our business, including the imposition of significant fines, and other sanctions that may materially impair our ability to run a profitable business. In particular, if our operations are found to be in violation of any of the laws described above or if we agree to settle with the government without admitting to any wrongful conduct or if we are found to be in violation of any other governmental regulations that apply to us, we, our officers and employees may be subject to sanctions, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, the curtailment or restructuring of our operations and the imposition of a corporate integrity agreement, any of which could adversely affect our business, results of operations and financial condition.

Risks Related to our Company and our Business

Our technology is subject to licenses from LLU and Stanford, each of which are revocable in certain circumstances, including in the event we do not achieve certain payments and milestone deadlines. Without these licenses, we may not be able to continue to develop our product candidates.

The LLU License Agreement may be terminated by LLU in the event of a breach by us of any non-payment provision (including the provision that requires us to meet certain deadlines for milestone events (each, a “Milestone Deadline”)) not cured within 90 days after delivery of written notice by LLU. Additional Milestone Deadlines include: (i) the requirement to have regulatory approval of an IND application to initiate first-in-human clinical trials on or before March 31, 2022, (ii) the completion of first-in-human (phase I/II) clinical trials by March 31, 2024, (iii) the completion of Phase III clinical trials by March 31, 2026 and (iv) biologic licensing approval (BLA) by the FDA by March 31, 2027. If the LLU License Agreement were to be terminated by LLU, we would lose our most significant asset and may no longer be able to develop our product candidates, which would have a material adverse effect on our operations.

The February 2020 License Agreement with Stanford may be terminated by Stanford if we (i) are delinquent on any report or payments; (ii) are not diligently developing and commercializing Licensed Product (as defined in the February 2020 License Agreement); (iii) miss a milestone described in the agreement; (iv) are in breach of any other provision of the agreement; or (v) if we provide a false report to Stanford. The Termination discussed above will take effect only upon 30 days written notice by Stanford unless we remedy the breach within a 30-day cure period. If the February 2020 License Agreement were to be terminated by Stanford, we would lose a significant asset and may no longer be able to develop our product candidates, which would have a material adverse effect on our operations.

Our results of operations will be affected by the level of royalty and milestone payments that we are required to pay to third parties.

The LLU License Agreement and February 2020 License Agreement with Stanford each require us to remit royalty payments and meet certain performance milestones related to in-licensed intellectual property. Any failure on our part to pay royalties owed or meet milestones could lead to us losing rights under our licenses and could thereby adversely affect our business. As our product sales increase, we may, from time-to-time, disagree with our third-party collaborators as to the appropriate royalties owed and the resolution of such disputes may be costly and may consume management’s time. Furthermore, we may enter into additional license agreements in the future, which may also include royalty payments.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of drugs is highly competitive. We compete with a variety of multinational pharmaceutical companies and specialized biotechnology companies, as well as products and processes being developed at universities and other research institutions. Our competitors have developed, are developing or will develop product candidates and processes competitive with our product candidates. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments that may enter the market. We believe that a significant number of products are currently available, under development, and may become commercially available in the future, for the treatment of indications for which we may try to develop product candidates.

More established companies may have a competitive advantage over us due to their greater size, cash flows and institutional experience. Compared to us, many of our competitors may have significantly greater financial, technical and human resources. As a result of these factors, our competitors may have an advantage in marketing their approved products and may obtain regulatory approval of their product candidates before we are able to, which may limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are safer, more effective, more widely used and less expensive than ours, and may also be more successful than us in manufacturing and marketing their products.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our technologies and products under development, and our business, may fail if we are not able to successfully commercialize them and ultimately generate significant revenues as a result.

Successful development of technologies and our product candidates will require significant additional investment, including costs associated with additional development, completing trials and obtaining regulatory approval, as well as the ability to manufacture or have others manufacture our products in sufficient quantities at acceptable costs while also preserving product quality. Difficulties often encountered in scaling up production include problems involving production yields, quality control and assurance, shortage of qualified personnel, production costs and process controls. In addition, we are subject to inherent risks associated with new technologies and products. These risks include the possibility that any of our technologies or future products may:

●	be found unsafe;

●	be ineffective or less effective than anticipated;

●	fail to receive necessary regulatory approvals;

●	be difficult to competitively price relative to alternative solutions;

●	be harmful to consumers or the environment;

●	be difficult to manufacture on an economically viable scale;

●	be subject to supply chain constraints for raw materials;

●	fail to be developed and accepted by the market prior to the successful marketing of alternative products by competitors;

●	be difficult to market because of infringement on the proprietary rights of third parties; or

●	be too expensive for commercial use.

Furthermore, we may be faced with lengthy market partner or distributor evaluation and approval processes. Consequently, we may incur substantial expenses and devote significant management effort to customize products for market partner or distributor acceptance, though there can be no assurance of such acceptance. As a result, we cannot accurately predict the volume or timing of any future sales.

Customers may not adopt our products quickly, or at all.

Customers in the sector in which we operate can be generally cautious in their adoption of new products and technologies. In addition, given the relative novelty of our future planned products (including our AditxtScore™ platform), customers of those products may require education regarding their utility and use, which may delay their adoption. There can be no assurance that customers will adopt our products quickly, or at all.

The significant level of competition in the markets for our products developed in the future may result in pricing pressure, reduced margins or the inability of our future products to achieve market acceptance.

The markets for our future products are intensely competitive and rapidly changing. We may be unable to compete successfully, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products.

Our competitors may have longer operating histories, significantly greater resources, greater brand recognition and large customer bases than we do. As a result, they may be able to devote greater resources to the manufacture, promotion or sale of their products, receive greater resources and support from market partners and independent distributors, initiate or withstand substantial price competition or more readily take advantage of acquisition or other opportunities.

We rely on third parties for the distribution of our current and future products, including our AditxtScore™ platform. If these parties do not distribute our products in a satisfactory or timely manner, in sufficient quantities or at an acceptable cost, our sales and development efforts could be delayed or otherwise negatively affected.

We rely on third parties for the distribution of our current and future products, including our AditxtScore™ platform. Our reliance on third parties to distribute products may present significant risks to us, including the risk that should any of these third parties fail to adequately distribute our products and services to end consumers and other market participants, our business may be materially harmed. Additionally, if we need to enter into agreements for the distribution of our future products with other third parties, there can be no assurance we will be able to do so on favorable terms, if at all.

We may rely on third parties to produce our future products. If these parties do not produce our products at a satisfactory quality, in a timely manner, in sufficient quantities or at an acceptable cost, our sales and development efforts could be delayed or otherwise negatively affected.

We may rely on third parties for the manufacture of our future products. Our reliance on third parties to manufacture our future products may present significant risks to us, including the following:

●	reduced control over delivery schedules, yields and product reliability;

●	price increases;

●	manufacturing deviations from internal and regulatory specifications;

●	the failure of a key manufacturer to perform as we require for technical, market or other reasons;

●	difficulties in establishing additional manufacturer relationships if we are presented with the need to transfer our manufacturing process technologies to them;

●	misappropriation of our intellectual property; and

●	other risks in potentially meeting our product development schedule or satisfying the requirements of our market partners, distributors, direct customers and end users.

If we need to enter into agreements for the manufacturing of our future products, there can be no assurance we will be able to do so on favorable terms, if at all.

If we are unable to establish successful relations with third-party market partners or distributors, or these market partners or distributors do not focus adequate resources on selling our products or are otherwise unsuccessful in selling them, sales of our products may not develop.

We anticipate relying on independent market partners and distributors to distribute and assist us with the marketing and sale of our products. Our future revenue generation and growth will depend in large part on our success in establishing and maintaining this sales and distribution channel. If our market partners and distributors are unable to sell our products, or receive negative feedback from end users, they may not continue to purchase or market our products. In addition, there can be no assurance that our market partners and distributors will focus adequate resources on selling our products to end users or will be successful in selling them. Many of our potential market partners and distributors are in the business of distributing and sometimes manufacturing other, possibly competing, products. As a result, these market partners and distributors may perceive our products as a threat to various product lines currently being distributed or manufactured by them. In addition, these market partners and distributors may earn higher margins by selling competing products or combinations of competing products. If we are unable to establish successful relationships with independent market partners and distributors, we will need to further develop our own sales and distribution capabilities, which would be expensive and time-consuming and might not be successful.

If we are not able to attract and retain highly skilled employees and contractors, we may not be able to implement our business model successfully.

We will rely upon employees and third-party consultant/contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled personnel. In order to do so, we may need to pay higher compensation, fees, and/or other incentives to our employees or consultants than we currently expect, and such higher compensation payments would have a negative effect on our operating results. Competition for experienced, high-quality employees, consultants and contractors is intense and we cannot assure that we will be able to recruit and retain such personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain such personnel could impair our ability to develop new products and manage our business effectively.

The loss of our management team or other key personnel would have an adverse impact on our future development and impair our ability to succeed.

In the early stages of development, our business will be significantly dependent on the Company’s management team and other key personnel. Our success will be particularly dependent upon Mr. Amro Albanna and Dr. Shahrokh Shabahang. The loss of any one of these individuals or any other future key personnel could have a material adverse effect on the Company and our ability to further execute our intended business.

The use of our products may be limited by regulations, and we may be exposed to product liability and remediation claims.

The use of our planned products may be regulated by various local, state, federal and foreign regulators. Even if we are able to comply with all such regulations and obtain all necessary registrations, we cannot provide assurance that our future products will not cause injury to the environment, people, or animals and/or otherwise have unintended adverse consequences, under all circumstances. For example, our products may be improperly combined with other chemicals or, even when properly combined, our products may be blamed for damage caused by those other chemicals. The costs of remediation or products liability could materially adversely affect our results, financial condition and operations.

We may be held liable for, or incur costs to settle, liability and remediation claims if any products we develop, or any products that use or incorporate any of our technologies, cause injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. We cannot guarantee that we will be able to avoid product liability exposure.

At the stage customary to do so, we expect to maintain product liability insurance at levels we believe are sufficient and consistent with industry standards for like companies and products. However, we cannot guarantee that our product liability insurance will be sufficient to help us avoid product liability-related losses. In the future, it is possible that meaningful insurance coverage may not be available on commercially reasonable terms or at all. In addition, a product liability claim could result in liability to us greater than our assets or insurance coverage. Moreover, even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to these matters, which could harm our business.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our Company.

We do not expect that internal control over financial accounting and disclosure, even if timely and well established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely affect our business.

COVID-19 may impact our operations.

On January 30, 2020, the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, capital raise efforts and additional development of our technologies may be negatively affected.

Risks Related to Our Acquisition Strategy

Our acquisition strategy exposes us to substantial risk.

Our acquisition of companies is subject to substantial risk, including but not limited to the failure to identify material problems during due diligence (for which we may not be indemnified post-closing), the risk of over-paying for assets (or not making acquisitions on an accretive basis), the ability to obtain or retain customers and the risks of entering markets where we have limited experience. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such entities.

Our acquisition targets may not perform as expected or the returns from such businesses may not support the financing utilized to acquire them or maintain them. Furthermore, integration and consolidation of acquired businesses requires substantial human, financial and other resources and may divert management’s attention from our existing business concerns, disrupt our ongoing business or not be successfully integrated. Even if we consummate businesses that we believe will be accretive, those businesses may in fact result in a decrease in revenues as a result of incorrect assumptions in our evaluation of such businesses, unforeseen consequences, or other external events beyond our control. Furthermore, if we consummate any future acquisitions, our capitalization and results of operations may change significantly, and stockholders will generally not have the opportunity to evaluate the economic, financial, and other relevant information that we will consider in determining the application of these funds and other resources. As a result, the consummation of acquisitions may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business.

We acquire small to mid-sized businesses in various industry segments. Generally, because such businesses are privately held, we may experience difficulty in evaluating potential target businesses as much of the information concerning these businesses is not publicly available. Therefore, our estimates and assumptions used to evaluate the operations, management and market risks with respect to potential target businesses may be subject to various risks and uncertainties. Further, the time and costs associated with identifying and evaluating potential target businesses may cause a substantial drain on our resources and may divert our management team’s attention away from the operations of our businesses for significant periods of time.

In addition, we may have difficulty effectively integrating and managing acquisitions. The management or improvement of businesses we acquire may be hindered by a number of factors, including limitations in the standards, controls, procedures and policies implemented in connection with such acquisitions. Further, the management of an acquired business may involve a substantial reorganization of the business’ operations resulting in the loss of employees and customers or the disruption of our ongoing businesses. We may experience greater than expected costs or difficulties relating to an acquisition, in which case, we might not achieve the anticipated returns from any particular acquisition.

We may not be able to effectively integrate the businesses that we acquire.

Our ability to realize the anticipated benefits of acquisitions will depend on our ability to integrate those businesses with our own. The combination of multiple independent businesses is a complex, costly and time-consuming process and there can be no assurance that we will be able to successfully integrate businesses into our business, or if such integration is successfully accomplished, that such integration will not be costlier or take longer than presently contemplated. Integration of future acquisitions may include various risks and uncertainties, including the factors discussed in the paragraph below. If we cannot successfully integrate and manage the businesses within a reasonable time, we may not be able to realize the potential and anticipated benefits of such acquisitions, which could have a material adverse effect on our stock price, business, cash flows, results of operations and financial position.

We will consider acquisitions that we believe will complement, strengthen and enhance our growth. We evaluate opportunities on a preliminary basis from time to time, but these transactions may not advance beyond the preliminary stages or be completed. Such acquisitions are subject to various risks and uncertainties, including:

●	the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which are in diverse geographic regions) and achieve expected synergies;

●	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

●	the inability to maintain uniform standards, controls, procedures and policies;

●	the need or obligation to divest portions of the acquired companies;

●	the potential failure to identify material problems and liabilities during due diligence review of acquisition targets;

●	the potential failure to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses; and

●	the challenges associated with operating in new geographic regions.

The integration of our acquisitions may result in significant accounting charges that adversely affect the announced results of our Company.

The financial results of our Company may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with our recent acquisitions. In addition to the anticipated cash charges, costs associated with the amortization of intangible assets are expected. The price of our Common Stock could decline to the extent our financial results are materially affected by the foregoing charges or if the foregoing charges are larger than anticipated.

Our planned acquisitions may result in unexpected consequences to our business and results of operations.

Although we believe that our planned acquisitions will generally be subject to risks similar to those to which we are subject to in our existing operations, we may not have discovered all risks applicable to these businesses during the due diligence process. Some of these risks could produce unexpected and unwanted consequences for us. Undiscovered risks may result in us incurring financial liabilities, which could be material and have a negative impact on our business operations.

Failure to manage our growing and changing business could have a material adverse effect on our business, prospects, financial condition, and results of operations.

As we grow, we expect to encounter additional challenges to our internal processes, capital commitment process, and acquisition funding and financing capabilities. Our existing operations, personnel, systems, and internal control may not be adequate to support our growth and expansion and may require us to make additional unanticipated investments in our infrastructure. To manage the future growth of our operations, we will be required to improve our administrative, operational, and financial systems, procedures, and controls, and maintain, expand, train, and manage our growing employee base. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies successfully or respond to competitive pressures. As a result, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities.

Our acquisition strategy is focused on the acquisition of small to mid-sized businesses. In pursuing such acquisitions, we expect to face strong competition from a wide range of other potential purchasers. Although the pool of potential purchasers for such businesses is typically smaller than for larger businesses, those potential purchasers can be aggressive in their approach to acquiring such businesses. Furthermore, we expect that we will need to use third-party financing in order to fund some or all of these potential acquisitions, thereby increasing our acquisition costs. To the extent that other potential purchasers do not need to obtain third-party financing or are able to obtain such financing on more favorable terms, they may be in a position to be more aggressive with their acquisition proposals. As a result, in order to be competitive, our acquisition proposals may need to be aggressively priced, including at price levels that exceed what we originally determined to be fair or appropriate. Alternatively, we may determine that we cannot pursue on a cost-effective basis what would otherwise be an attractive acquisition opportunity.

We may not be able to successfully fund acquisitions due to the unavailability of equity or debt financing on acceptable terms, which could impede the implementation of our acquisition strategy.

We intend to finance acquisitions primarily through additional debt and equity financings. Because the timing and size of acquisitions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive acquisition opportunities. The sale of additional shares of any class of equity will be subject to market conditions and investor demand for such shares at prices that may not be in the best interest of our stockholders. The sale of additional equity securities could also result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. These risks may materially adversely affect our ability to pursue our acquisition strategy.

We may change our management and acquisition strategies without the consent of our stockholders, which may result in a determination by us to pursue riskier business activities.

We may change our strategy at any time without the consent of our stockholders, which may result in our acquiring businesses or assets that are different from, and possibly riskier than, the strategy described in this prospectus. A change in our strategy may increase our exposure to interest rate and currency fluctuations, subject us to regulation under the Investment Company Act or subject us to other risks and uncertainties that affect our operations and profitability.

In the future, we may seek to enter into credit facilities to help fund our acquisition capital and working capital needs. These credit facilities may expose us to additional risks associated with leverage and may inhibit our operating flexibility.

We may seek to enter into credit facilities with third-party lenders to help fund our acquisitions. Such credit facilities will likely require us to pay a commitment fee on the undrawn amount and will likely contain a number of affirmative and restrictive covenants. If we violate any such covenants, our lenders could accelerate the maturity of any debt outstanding. Such debt may be secured by our assets, including the stock we may own in businesses that we acquire. Our ability to meet our debt service obligations may be affected by events beyond our control and will depend primarily upon cash produced by businesses that we currently manage and may acquire in the future and distributed or paid to us. Any failure to comply with the terms of our indebtedness may have a material adverse effect on our financial condition.

In addition, we expect that such credit facilities will bear interest at floating rates which will generally change as interest rates change. We will bear the risk that the rates that we are charged by our lenders will increase faster than we can grow the cash flow from our businesses or businesses that we may acquire in the future, which could reduce profitability, materially adversely affect our ability to service our debt, cause us to breach covenants contained in our third-party credit facilities and reduce cash flow available for distribution.

If, in the future, we cease to control and operate our businesses or other businesses that we acquire in the future or engage in certain other activities, we may be deemed to be an investment company under the Investment Company Act.

We have the ability to make investments in businesses that we will not operate or control. If we make significant investments in businesses that we do not operate or control, or that we cease to operate or control, or if we commence certain investment-related activities, we may be deemed to be an investment company under the Investment Company Act. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame. If we were deemed to be an investment company, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the Securities and Exchange Commission, or the SEC, or modify our investments or organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us and otherwise will subject us to additional regulation that will be costly and time-consuming.

If intangible assets and goodwill that we recorded in connection with our acquisitions become impaired, we may have to take significant charges against earnings.

In connection with the accounting for our completed acquisitions, we may be required to record a significant amount of intangible assets, including developed technology, in-process research and development, and customer relationships relating to the acquired product lines, and goodwill. Under generally accepted accounting principles in the United States, we must assess, at least annually and potentially more frequently, whether the value of indefinite-lived intangible assets and goodwill have been impaired. Intangible assets and goodwill are assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of intangible assets and goodwill will result in a charge against earnings, which could materially adversely affect our results of operations and shareholders’ equity in future periods.

While we have entered into a Merger Agreement with Evofem, we cannot assure you that the transactions contemplated by the Merger Agreement will be consummated or, that if such transactions are consummated, they will be accretive to stockholder value.

The Merger Agreement may be terminated by us or Evofem if the merger has not been consummated by May 8, 2023. We can provide no assurance that the conditions to the closing of the merger, including but not limited to, the approval of the transaction by our stockholders, will be completed in the time frame or in the manner currently anticipated, or that we will recognize the anticipated benefits of the transaction.

Risks Relating to Our Intellectual Property Rights

The failure to obtain or maintain patents, licensing agreements and other intellectual property could materially impact our ability to compete effectively.

In order for our business to be viable and to compete effectively, we need to develop and maintain, and we will heavily rely on, a proprietary position with respect to our technologies and intellectual property. However, there are significant risks associated with our actual or proposed intellectual property. The risks and uncertainties that we face with respect to our rights principally include the following:

●	pending patent applications, we have filed or will file may not result in issued patents or may take longer than we expect to result in issued patents;

●	we may be subject to interference proceedings;

●	we may be subject to reexamination proceedings;

●	we may be subject to post grant review proceedings;

●	we may be subject to inter partes review proceedings;

●	we may be subject to derivation proceedings;

●	we may be subject to opposition proceedings in the U.S. or in foreign countries;

●	any patents that are issued to us may not provide meaningful protection;

●	we may not be able to develop additional proprietary technologies that are patentable;

●	other companies may challenge patents licensed or issued to us;

●	other companies may have independently developed and patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;

●	other companies may design around technologies we have licensed or developed;

●	enforcement of patents is complex, uncertain, and very expensive and we may not be able to secure, enforce and defend our patents; and

●	if we were to ever seek to enforce our patents in ligation, there is some risk that they could be deemed invalid, not infringed, or unenforceable.

We cannot be certain that any patents will be issued because of any pending or future applications, or that any patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags actual discoveries, we cannot be certain that we or our licensors were the first to invent or to file patent applications covering them.

It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties to enable us to conduct our business. There is no guarantee that such licenses will be available based on commercially reasonable terms. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

If we are unable to obtain and maintain patent protection for our products, or if the scope of the patent protection obtained is not sufficiently broad, competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products could be impaired.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our development output before it is too late to obtain patent protection.

The patent position of life science companies generally is highly uncertain, involves complex legal and factual questions and has in past years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States and we may fail to seek or obtain patent protection in all major markets. For example, unlike the U.S., European patent law restricts the patentability of methods of treatment of the human body. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection, even post-grant.

Recent patent reform legislation has increased the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The U.S. Patent and Trademark Office, or USPTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights (whether licensed or otherwise held) or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights (whether licensed or otherwise held), allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications (whether licensed or otherwise held) is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if our patent applications (whether licensed or otherwise held) result in the issuance of patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our licensed or owned patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical products, or limit the duration of the patent protection of our products. Given the amount of time required for the development, testing and regulatory review of new life science product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property rights portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become involved in lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming, and ultimately unsuccessful.

Competitors may infringe our intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or that our intellectual property is invalid or unenforceable. In addition, in a patent infringement proceeding, a court may decide that a licensed or owned patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover that technology. Moreover, lawsuits to protect or enforce our intellectual property rights could be expensive, time-consuming, and ultimately unsuccessful.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the life sciences industry. We cannot guarantee that our product candidates will not infringe third-party patents or other proprietary rights. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including inter partes review, interference, or derivation proceedings before the USPTO and similar bodies in other countries. Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our own patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees and annuities on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter our markets, which could have a material adverse effect on our business.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Certain employees and contractors were previously employed at universities or other companies, including potential competitors. Although we try to ensure that our employees and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these employees or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims, and any such litigation could have an unfavorable outcome.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and adverse results, and be a distraction to management.

Some intellectual property which we own or have licensed may have been discovered through government funded programs such as, for example, the government funded programs referenced in intellectual property licensed under the LLU License Agreement, and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements, and a preference for United States industry. Compliance with such regulations may limit our exclusive rights, subject us to expenditure of resources with respect to reporting requirements and limit our ability to contract with non-U.S. manufacturers.

Some of the intellectual property rights we own or have licensed have been generated using United States government funding and may therefore be subject to certain federal regulations. As a result, the United States government may have certain rights to intellectual property embodied in our current or future products and product candidates pursuant to the Bayh-Dole Act of 1980. These United States government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the United States government has the right to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The United States government also has the right to take title to these inventions if we fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. In addition, the United States government may acquire title to these inventions in any country in which a patent application is not filed within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the United States government requires that any products embodying the subject invention or produced using the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for United States manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. Any exercise by the government of any of the foregoing rights could harm our competitive position, business, financial condition, results of operations and prospects.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our Common Stock. Such litigation or proceedings could increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

We may spend considerable resources developing and maintaining patents, licensing agreements and other intellectual property that may later be abandoned or may otherwise never result in products brought to market.

Not all technologies and candidate products that initially show potential as the basis for future products ultimately meet the rigors of our development process and as a result may be abandoned and/or never otherwise result in products brought to market. In some cases, prior to abandonment we may be required to incur significant costs developing and maintaining intellectual property and/or maintaining license agreements and our business could be harmed by such costs.

We rely on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted, and our business could be negatively affected.

We rely on information technology networks and systems to process, transmit and store electronic and financial information; to coordinate our business; and to communicate within our Company and with customers, suppliers, partners and other third parties. These information technology systems may be susceptible to damage, disruptions or shutdowns, hardware or software failures, power outages, computer viruses, cyber-attacks, telecommunication failures, user errors or catastrophic events. If our information technology systems suffer severe damage, disruption or shutdown, and our business continuity plans do not effectively resolve the issues in a timely manner, our operations could be disrupted, and our business could be negatively affected. In addition, cyber-attacks could lead to potential unauthorized access and disclosure of confidential information, and data loss and corruption. There is no assurance that we will not experience these service interruptions or cyber-attacks in the future.

Risks Related to Our Common Stock

We received a written notice from Nasdaq that we regained compliance with the filing requirement in Listing Rule 5550(b)(1) (the “Equity Rule”), however, we will remain subject to a Mandatory Panel Monitor for a period of one year ending on December 29, 2024. If, within that one-year monitoring period, we are unable to maintain compliance with the Equity Rule, it may result in our Common Stock being delisted from the Nasdaq Stock Market.

On September 29, 2023, we received written notice from Nasdaq that the Hearing Panel had granted the Company an exception through December 26, 2023 to allow the Company to complete its plan to demonstrate compliance with the Equity Rule and Nasdaq Listing Rule 5550(a)(4) (the “Public Float Rule”). On November 21, 2023, we received written notice from Nasdaq that we had regained compliance with the Public Float Rule. On December 29, 2023, we received written notice from Nasdaq that we had regained compliance with the Stockholders’ Equity Rule, but will be subject to a Mandatory Panel Monitor for a period of one year. If, within that one-year monitoring period, we are unable to maintain compliance with the Equity Rule, it may result in our Common Stock being delisted from the Nasdaq Stock Market.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any and all future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all. We cannot assure you of a positive return on your investment or that you will not lose the entire amount of your investment.

Limitation of Liability and Indemnification of Management.

The Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation provide for the limitation of the liability of directors for monetary damages. Such provisions may discourage shareholders from bringing a lawsuit against directors for breaches of fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise be a benefit to the Company’s shareholders. In addition, a shareholder’s investment in the Company may be adversely affected to the extent that costs of settlement and damage awards against the Company’s officers or directors are paid by the Company pursuant to such provisions. Additionally, in accordance with Delaware law and the Company’s Amended and Restated Certificate of Incorporation, the Company shall indemnify, hold harmless and provide advancement of expenses, to the fullest extent permitted by applicable law, directors, officers, employees, and agents that are made a party or threatened to be made a party to legal proceedings by reason of the fact that such parties were working at the request of the Company. We direct you to the Company’s Amended and Restated Certificate of Incorporation for more information.

Anti-takeover provisions under Delaware law could discourage, delay or prevent a change in control of our Company and could affect the trading price of our securities.

We are a Delaware corporation, and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

Our management team is required to devote substantial time to public company compliance initiatives.

As a publicly reporting company, we incur significant legal, accounting, and other expenses. Our management and other personnel devote a substantial amount of time to comply with our reporting obligations. Moreover, these reporting obligations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

Failure to develop our internal controls over financial reporting as we grow could have an adverse impact on us.

As our Company matures, we will need to develop our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition, or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting interests of then-current stockholders and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our Amended and Restated Certificate of Incorporation provides for the authorization to issue up to 3,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying, or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals, which might further delay a change of control.

Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the Company and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.

Our Amended and Restated Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Amended and Restated Bylaws contain a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such a provision, if applicable.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find our choice of forum provisions contained in either our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we intend to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 3,785,569 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $12.3 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

DIVIDEND POLICY

We have never paid cash dividends on our Common Stock and we do not anticipate paying cash dividends in the foreseeable future, but intend to retain our capital resources for reinvestment in our business. Any future determination to pay cash dividends on our Common Stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as the board of directors deems relevant.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock or by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with the unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus and the audited financial statements and related notes for the year ended December 31, 2022 included in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those factors set forth in the section entitled “Cautionary Note Regarding Forward-Looking Statements” and in the section entitled “Risk Factors”.

Overview and Mission

We believe the world needs—and deserves—a new approach to innovating that harnesses the power of large groups of stakeholders who work together to ensure that the most promising innovations make it into the hands of people who need them most.

We were incorporated in the State of Delaware on September 28, 2017, and our headquarters are in Richmond, Virginia. The company was founded with a mission of bringing stakeholders together, to transform promising innovations into products and services that could address some of the most challenging needs. The socialization of innovation through engaging stakeholders in every aspect of it, is key to transforming more innovations, more rapidly, and more efficiently.

At inception, the first innovation we took on was an immune modulation technology titled ADI/Adimune with a focus on prolonging life and enhancing life quality of patients that have undergone organ transplants. Since then, we expanded our portfolio of innovations, and we continue to evaluate a variety of promising health innovations.

ADIMUNE, INC.

Formed in January 2023, Adimune™, Inc. (“Adimune”) is focused on leading our immune modulation therapeutic programs. Adimune’s proprietary immune modulation product candidate, ADI-100™, based on the Apoptotic DNA Immunotherapy™ platform technology, utilizes a novel approach that mimics the way our bodies naturally induce tolerance to our own tissues. It includes two DNA molecules designed to deliver signals to induce tolerance. ADI-100 has been successfully tested in several preclinical models (e.g., skin grafting, psoriasis, type 1 diabetes, multiple sclerosis).

In May 2023, Adimune entered into a clinical trial agreement with Mayo Clinic to advance clinical studies targeting autoimmune diseases of the central nervous system (“CNS”) with the initial focus on the rare, but debilitating, autoimmune disease Stiff Person Syndrome (“SPS”). According to the National Organization of Rare Diseases, the exact incidence and prevalence of SPS is unknown; however, one estimate places the incidence at approximately one in one million individuals in the general population.

Pending approval by the International Review Board, a human trial for SPS is expected get underway in the first half of 2024 with enrollment of up to 20 patients, some of whom may also have type 1 diabetes. ADI-100 will initially be tested for safety and efficacy. ADI-100 is designed to tolerize against an antigen known as glutamic acid decarboxylase (“GAD”), which is implicated in type-1 diabetes, psoriasis, stiff person syndrome, and in many autoimmune diseases of the CNS.

Background

The discovery of immunosuppressive (anti-rejection and monoclonal) drugs over 40 years ago has made possible life-saving organ transplantation procedures and blocking of unwanted immune responses in autoimmune diseases. However, immune suppression leads to significant undesirable side effects, such as increased susceptibility to life-threatening infections and cancers, because it indiscriminately and broadly suppresses immune function throughout the body. While the use of these drugs has been justifiable because they prevent or delay organ rejection, their use for treatment of autoimmune diseases and allergies may not be acceptable because of the aforementioned side effects. Furthermore, often transplanted organs ultimately fail despite the use of immune suppression, and about 40% of transplanted organs survive no more than five years.

Through Aditxt, Adimune has the right of use to the exclusive worldwide license for commercializing ADI nucleic acid-based technology (which is currently at the pre-clinical stage) from Loma Linda University. ADI uses a novel approach that mimics the way the body naturally induces tolerance to our own tissues (“therapeutically induced immune tolerance”). While immune suppression requires continuous administration to prevent rejection of a transplanted organ, induction of tolerance has the potential to retrain the immune system to accept the organ for longer periods of time. ADI may allow patients to live with transplanted organs with significantly reduced immune suppression. ADI is a technology platform which we believe can be engineered to address a wide variety of indications.

Advantages

ADI™ is a nucleic acid-based technology (e.g., DNA-based), which we believe selectively suppresses only those immune cells involved in attacking or rejecting self and transplanted tissues and organs. It does so by tapping into the body’s natural process of cell turnover (i.e., apoptosis) to retrain the immune system to stop unwanted attacks on self or transplanted tissues. Apoptosis is a natural process used by the body to clear dying cells and to allow recognition and tolerance to self-tissues. ADI triggers this process by enabling the cells of the immune system to recognize the targeted tissues as “self.” Conceptually, it is designed to retrain the immune system to accept the tissues, similar to how natural apoptosis reminds our immune system to be tolerant to our own “self” tissues.

While various groups have promoted tolerance through cell therapies and ex vivo manipulation of patient cells (i.e., takes place outside the body), to our knowledge, we will be unique in our approach of using in-body induction of apoptosis to promote tolerance to specific tissues. In addition, ADI treatment itself will not require additional hospitalization but only an injection of minute amounts of the therapeutic drug into the skin.

Moreover, preclinical studies have demonstrated that ADI treatment significantly and substantially prolongs graft survival, in addition to successfully “reversing” other established immune-mediated inflammatory processes.

License Agreement with Loma Linda University (“LLU”)

On March 15, 2018, we entered into a License Agreement with LLU, which was subsequently amended on July 1, 2020. Pursuant to the LLU License Agreement, we obtained the exclusive royalty-bearing worldwide license to all intellectual property, including patents, technical information, trade secrets, proprietary rights, technology, know-how, data, formulas, drawings, and specifications, owned or controlled by LLU and/or any of its affiliates (the “LLU Patent and Technology Rights”) and related to therapy for immune-mediated inflammatory diseases (the ADI™ technology). In consideration for the LLU License Agreement, we issued 13 shares of common stock to LLU.

PEARSANTA, INC.

Formed in January 2023, our subsidiary Pearsanta™, Inc. (“Pearsanta”) seeks to take personalized medicine to a whole new level by delivering “Health by the Numbers.” Since its founding, Pearsanta has been building the platform for enabling our vision of lab quality testing, anytime, anywhere. Our plan for Pearsanta’s platform is for it to be the transactional backbone for sample collection, sample processing (on- and off-site), and reporting. This will require the development and convergence of multiple components developed by Pearsanta, or through transactions with third parties, including collection devices, “lab-on-a-chip” technologies, Lab Developed Test (LDT) assays, a data-driven analysis engine, and telemedicine. According to a comprehensive research report by Market Research Future, the clinical and consumer diagnostic market is estimated to hit $429.3 billion by 2030.

We believe that timely and personalized testing enables far more informed treatment decisions. Pearsanta’s platform is being developed as a seamless digital healthcare solution. This platform will integrate at-location sample collection, Point-of-Care (“POC”) and LDT assays, and an analytical reporting engine, with telemedicine-enabled visits with licensed physicians to review test results and, if necessary, order a prescription. Pearsanta’s goal of extending its platform to enable consumers to monitor their health more proactively as the goal is to provide a more complete picture about someone’s dynamic health status, factoring in genetic makeup and their response to medication. The POC component of Pearsanta would enable diagnostic testing at-home, at work, in pharmacies, and more to generate results quickly so that an individual can access necessary treatment faster. With certain infections, prescribing the most effective treatment according to one’s numbers can prevent hospital emergency room admissions and potentially life-threatening consequences.

Examples of indication-focused tests for the Test2Treat platform will include the evaluation for advanced urinary tract infections (“UTIs”), COVID-19/flu/respiratory syncytial virus, sexually transmitted infections, gut health, pharmacogenomics (i.e., how your genes affect the way your body responds to certain therapeutics), and sepsis. We believe that these offerings are novel and needed as the current standard of care using broad spectrum antibiotic treatment can be ineffective and potentially life-threatening. For example, improperly prescribed antibiotics may approach 50% of outpatient cases. Further, according to an article published in Physician’s Weekly, only 1% of board-certified critical care medicine physicians are trained in infectious disease.

Licensed Technologies – AditxtScoreTM

We intend to sublicense to Pearsanta an exclusive worldwide sub-license for commercializing the AditxtScore™ technology which provides a personalized comprehensive profile of the immune system. AditxtScore is intended to detect individual immune responses to viruses, bacteria, peptides, drugs, supplements, bone marrow and solid organ transplants, and cancer. It has broad applicability to many other agents of clinical interest impacting the immune system, including those not yet identified such as emerging infectious agents.

AditxtScore is being designed to enable individuals and their healthcare providers to understand, manage and monitor their immune profiles and to stay informed about attacks on or by their immune system. We believe AditxtScore can also assist the medical community and individuals by being able to anticipate the immune system’s potential response to viruses, bacteria, allergens, and foreign tissues such as transplanted organs. This technology may be able to serve as a warning signal, thereby allowing for more time to respond appropriately. Its advantages include the ability to provide simple, rapid, accurate, high throughput assays that can be multiplexed to determine the immune status with respect to several factors simultaneously, in approximately 3-16 hours. In addition, it can determine and differentiate between distinct types of cellular and humoral immune responses (e.g., T and B cells and other cell types). It also provides for simultaneous monitoring of cell activation and levels of cytokine release (i.e., cytokine storms).

We are actively involved in the regulatory approval process for AditxtScore assays for clinical use and securing manufacturing, marketing, and distribution partnerships for application in the various markets. To obtain regulatory approval to use AditxtScore as a clinical assay, we have conducted validation studies to evaluate its performance in detection of antibodies and plan to continue conducting additional validation studies for new applications in autoimmune diseases.

Advantages

The sophistication of the AditxtScore technology includes the following:

●	greater sensitivity/specificity.

●	20-fold higher dynamic range, greatly reducing signal to noise compared to conventional assays.

●	ability to customize assays and multiplex a large number of analytes with speed and efficiency.

●	ability to test for cellular immune responses (i.e., T and B cells and cytokines).

●	proprietary reporting algorithm.

License Agreement with Leland Stanford Junior University (“Stanford”)

On February 3, 2020, we entered into an exclusive license agreement (the “February 2020 License Agreement”) with Stanford with regard to a patent concerning a method for detection and measurement of specific cellular responses. Pursuant to the February 2020 License Agreement, we received an exclusive worldwide license to Stanford’s patent with regard to use, import, offer, and sale of Licensed Products (as defined in the agreement). The license to the patented technology is exclusive, including the right to sublicense, beginning on the effective date of the agreement, and ending when the patent expires. Under the exclusivity agreement, we acknowledged that Stanford had already granted a non-exclusive license in the Nonexclusive Field of Use, under the Licensed Patents in the Licensed Field of Use in the Licensed Territory (as those terms are defined in the “February 2020 License Agreement”). However, Stanford agreed not to grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory. On December 29, 2021, we entered into an amendment to the February 2020 License Agreement which extended our exclusive right to license the technology deployed in AditxtScoreTM and securing worldwide exclusivity in all fields of use of the licensed technology.

ADIVIR, INC.

Formed in April of 2023, Adivir™, Inc., is Aditxt’s most recently formed wholly owned subsidiary, dedicated to the clinical and commercial development efforts of innovative antiviral products, which have the potential to address a wide range of infectious diseases, including those that currently lack viable treatment options.

Background

On April 18, 2023, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Cellvera Global Holdings LLC (“Cellvera Global”), Cellvera Holdings Ltd. (“BVI Holdco”), Cellvera, Ltd. (“Cellvera Ltd.”), Cellvera Development LLC (“Cellvera Development” and together with Cellvera Global, BVI Holdco, Cellvera Ltd. and Cellvera Development (the “Sellers”), AiPharma Group Ltd. (“Seller Owner” and collectively with the Sellers, “Cellvera”), and the legal representative of Cellvera, pursuant to which, the Company will purchase Cellvera’s 50% ownership interest in G Response Aid FZE (“GRA”), certain other intellectual property and all goodwill related thereto (the “Acquired Assets”). Unless expressly stated otherwise herein, capitalized terms used but not defined herein have the meanings ascribed to them in the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the consideration for the Acquired Assets consists of (A) $24.5 million, comprised of: (i) the forgiveness of the Company’s $14.5 million loan to Cellvera Global, and (ii) approximately $10 million in cash, and (B) future revenue sharing payments for a term of seven years. GRA holds an exclusive, worldwide license for the antiviral medication, Avigan® 200mg, excluding Japan, China and Russia. The other 50% interest in GRA is held by Agility, Inc. (“Agility”).

Additionally, upon the closing, the Share Exchange Agreement previously entered into as of December 28, 2021, between Cellvera Global Holdings, LLC f/k/a AiPharma Global Holdings, LLC (together with other affiliates and subsidiaries) and the Company, and all other related agreements will be terminated.

The obligations of the Company to consummate the Closing under the Asset Purchase Agreement are subject to the satisfaction or waiver, at or prior to the Closing of certain conditions, including but not limited to, the following:

(i)	Satisfactory completion of due diligence;

(ii)	Completion by the Company of financing sufficient to consummate the transactions contemplated by the Asset Purchase Agreement;

(iii)	Receipt by the Company of all required Consents from Governmental Bodies for the Acquisition, including but not limited to, any consents required to complete the transfer and assignment of Cellvera’s membership interests in GRA;

(iv)	Receipt of executed payoff letters reflecting the amount required to be fully pay all of each of Seller’s and Seller Owner’s Debt to be paid at Closing;

(v)	Receipt by the Company of a release from Agility;

(vi)	Execution of an agreement acceptable to the Company with respect to the acquisition by the Company of certain intellectual property presently held by a third party;

(vii)	Execution of an amendment to an asset purchase agreement previously entered into by Cellvera with a third party that effectively grants the Company the rights to acquire the intellectual property from the third party under such agreement;

(viii)	Receipt of a fairness opinion by the Company with respect to the transactions contemplated by the Asset Purchase Agreement; and

(ix)	Receipt by the Company from the Seller Owner of written consent, whether through its official liquidator or the Board of Directors of Seller Owner, to the sale and purchase of the Acquired Assets and Assumed Liabilities pursuant to the Assert Purchase Agreement.

There can be no assurance that the conditions to closing will be satisfied or that the proposed acquisition will be completed as proposed or at all.

Our commitment to building our antiviral portfolio is strategic and timely. We believe that there has never has there been a more important time to address the growing global need to uncover new treatments or commercialize existing ones that treat life-threatening global viral infections.

Our Team

Aditxt has assembled an entrepreneurial team of experts from a variety of different business, engineering, and scientific fields, and commercial backgrounds, with collective experience that ranges from founding startup innovation companies, to developing and marketing biopharmaceutical and diagnostic products, to designing clinical trials, and management of private and public companies. We have deep experience in identifying and accessing promising health innovations and developing them into products and services with the ability to scale. We understand the capital markets, both public and private, as well as M&A and facilitating complex IPOs.

Going Concern

We were incorporated on September 28, 2017 and have not generated significant revenues to date. During the year ended and as of December 31, 2023, we had a net loss of $32,390,447 and cash of $97,102. We are currently over 90 days past due on a significant number of vendor obligations. The Company will require significant additional capital to operate in the normal course of business and fund clinical studies in the long-term. We believe that the remaining funds on hand will not be sufficient to fund our operations for the next 12 months and such creates substantial doubt about our ability to continue as a going concern beyond one year.

Financial Results

We have a limited operating history. Therefore, there is limited historical financial information upon which to base an evaluation of our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. Our condensed consolidated financial statements as of December 31, 2023, show a net loss of $32,390,447. We expect to incur additional net expenses over the next several years as we continue to maintain and expand our existing operations. The amount of future losses and when, if ever, we will achieve profitability are uncertain.

Results of Operations

Results of operations for the years ended December 31, 2023 and 2022

We generated revenue of $645,176 and $933,715 for the years ended December 31, 2023 and 2022, respectively. Cost of sales for the years ended December 31, 2023 and 2022 was $756,836 and $766,779, respectively.

During the year ended December 31, 2023, we incurred a loss from operations of $26,062,425. This is due primarily to general and administrative expenses of $18,607,142. This includes approximately $9,641,000 in payroll expenses, $4,484,000 in professional fees, and $1,133,077 in stock-based compensation. Research and development expenses were $7,074,339 which includes $1,815,068 in consulting expenses and $262,154 in stock-based compensation. Sales and marketing expenses were $269,284, which includes $6,787 in stock-based compensation.

During the year ended December 31, 2022, we incurred a loss from operations of $25,480,098. This is due to general and administrative expenses of $15,985,552, which includes $1,516,805 in stock-based compensation, research and development of $7,268,084, which includes $591,518 in stock-based compensation, sales and marketing expenses of $1,849,460, which includes $1,023,045 in stock-based compensation and impairment on note receivable of $534,938. The $7,268,084 in research and development is mainly comprised of $2,145,382 in consulting expenses, and $3,375,757 in compensation offset by a one-time adjustment to research and development purchases. During the year, the Company transitioned from purchasing certain inventory items to internally manufacturing these items.

Liquidity and Capital Resources

We have incurred substantial operating losses since inception and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. As of December 31, 2023, we had an accumulated deficit of $127,635,389. We had working capital of $(18,976,866) as of September 30, 2023. During the year ended December 31, 2023, we purchased $14,407 in fixed assets, for which we made cash payments of $14,407. Of the $14,407, $12,356 of these purchased fixed assets were lab equipment and $2,051 was for computers.

Our condensed consolidated financial statements have been prepared assuming that we will continue as a going concern.

We have funded our operations from proceeds from the sale of equity and debt securities. On July 2, 2020, we completed our IPO and raised approximately $9.5 million in net proceeds. At the time of the IPO, we believed that these funds would be sufficient to fund our operations for the foreseeable future.

On September 10, 2020, we completed a follow-on public offering. In connection therewith, we issued 1,200 units, or Follow-On Units, excluding the underwriters’ option to cover overallotments, at an offering price of $8,000.00 per Follow-On Unit, resulting in gross proceeds of approximately $9.6 million.

On January 25, 2021, the Company entered into a securities purchase agreement with an institutional accredited investor (the “Investor”) for the sale of a $6,000,000 senior secured convertible note (the “Convertible Note”). The Convertible Note had a term of 24 months, was originally convertible at a price of $8,000.00 per share and was issued at an original issuance discount of $1,000,000. On August 30, 2021, the Company entered into a defeasance and waiver agreement with the Investor, pursuant to which the Noteholder has agreed in exchange for (a) a cash payment by the Company to the Investor of $1.2 million (the Cash Payment”), (b) a waiver, in part of the conversion price adjustment provision such that the January 2021 Note shall be convertible into 2,401 shares of common stock (without giving effect to the conversion notice received by the company form the Noteholder prior to the date hereof totaling (503 shares) (the “Shares”), and (c) a voluntary and permanent reduction by the Company of the exercise price of the warrant to purchase 400 shares of the common stock of the Company (the “January 2021 Warrant”) to $5,060 per share. As of December 31, 2022, the outstanding principle of the convertible note had been converted to 2,401 shares of common stock.

On August 30, 2021, the Company completed a registered direct offering and raised approximately $10.1 million in net proceeds.

On October 20, 2021, the Company completed a public offering for net proceeds of $3.8 million. As part of this offering, we issued 1,417 shares of the Company’s common stock

On December 6, 2021, the Company completed a public offering for net proceeds of $16.0 million. As part of this offering, we issued 4,123 units consisting of shares of the Company’s common stock and warrant to purchase shares of the Company’s common stock and 4,164 pre-funded warrants. The warrant issued as part of the units had an exercise price of $2,300.00 and the prefunded warrants had an exercise price of $0.001.

On September 20, 2022, the Company completed a public offering for net proceeds of $18.1 million (the “September 2022 Offering”). As part of the September 2022 Offering, we issued 30,608 of shares of the Company’s common stock, pre-funded warrants to purchase 52,725 shares of the Company’s common stock and warrants to purchase 83,333 shares of the Company’s common stock. The warrants have an exercise price of $240.00 and the pre-funded warrants have an exercise price of $0.04.

On April 20, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to sell to such investor pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 39,634 shares of common stock of the Company (the “Common Stock”) at a purchase price of $48.76 per Pre-Funded Warrant. Concurrently with the sale of the Pre-Funded Warrants, pursuant to the Purchase Agreement in a concurrent private placement, for each Pre-Funded Warrant purchased by the investor, such investor received from the Company an unregistered warrant (the “Warrant”) to purchase two shares of Common Stock. The warrants have an exercise price of $34.40 per share and are exercisable for a three-year period. In addition, the Company issued a warrant to the placement agent to purchase up to 2,378 shares of common stock at an exercise price of $61.00 per share.

On August 31, 2023, the Company entered into a securities purchase agreement (the “August Purchase Agreement”) with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $0.001 per share, and (ii) warrants (the “Common Warrants”) to purchase up to 1,000,000 shares of the Company’s Common Stock at an exercise price of $10.00 per share. The Private Placement closed on September 6, 2023. The net proceeds to the Company from the Private Placement were approximately $9 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company utilized net proceeds received from the Private Placement for (i) payment of approximately $3.1 million in outstanding obligations, (ii) repayment of approximately $0.4 million of outstanding debt, and (iii) continuing operating expenses and working capital.

On December 29, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (“the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,237,114 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) at an exercise price of $0.001 per share, and (ii) warrants (the “Common Warrants”) to purchase up to 2,474,228 shares of the Company’s Common Stock, at a purchase price of $4.85 per share. The Private Placement closed on January 4, 2024. The net proceeds to the Company from the Private Placement are expected to be approximately $5.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement for continuing operating expenses and working capital.

We will need significant additional capital to continue to fund our operations and the clinical trials for our product candidates. We may seek to sell common stock, preferred stock or convertible debt securities, enter into a credit facility or another form of third-party funding or seek other debt financing. In addition, we may seek to raise cash through collaborative agreements or from government grants. The sale of equity and convertible debt securities may result in dilution to our stockholders and certain of those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of preferred stock, convertible debt securities, or other debt financing, these securities or other debt could contain covenants that would restrict our operations. Any other third-party funding arrangement could require us to relinquish valuable rights.

The source, timing, and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development program. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us to, among other things, delay, scale back or eliminate expenses including some or all our planned development, including our clinical trials. While we may need to raise funds in the future, we believe the current cash reserves should be sufficient to fund our operation for the foreseeable future. Because of these factors, we believe that this creates doubt about our ability to continue as a going concern.

Contractual Obligations

The following table shows our contractual obligations as of December 31, 2023:

	Payment Due by Year
	Total	2024	2025	2026
Lease	$2,139,458	$1,004,982	$710,546	$423,930

Critical Accounting Polices and Estimates

Our condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses, and related disclosures. We believe that our critical accounting policies described under the heading “Management’s Discussion and Analysis of Financial Condition and Plan of Operations—Critical Accounting Policies” in our Prospectus, dated September 1, 2020, filed with the SEC pursuant to Rule 424(b), are critical to fully understanding and evaluating our financial condition and results of operations. The following involve the most judgment and complexity:

●	Research and development

●	Stock-based compensation expense

Accordingly, we believe the policies set forth above are critical to fully understanding and evaluating our financial condition and results of operations. If actual results or events differ materially from the estimates, judgments and assumptions used by us in applying these policies, our reported financial condition and results of operations could be materially affected.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

When favorable, we have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our IPO (December 31, 2025); (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Recently Issued and Adopted Accounting Pronouncements

See Note 3 - Summary of Significant Accounting Policies to the accompanying condensed consolidated financial statements for a description of other accounting policies and recently issued accounting pronouncements.

Recent Developments

See Note 12 – Subsequent Event to the accompanying condensed consolidated financial statements for a description of material recent developments.

BUSINESS

Our Mission

We believe the world needs—and deserves—a new approach to health innovation that is focused on harnessing the power of large groups of stakeholders who work together to ensure that the most promising treatments make it into the hands of people who need them most.

We were incorporated in the State of Delaware on September 28, 2017, and our headquarters are located in Richmond, Virginia. The company was founded with a mission of bringing stakeholders together, to transform promising innovations into products and services that could address some of the most challenging needs. The socialization of innovation through engaging stakeholders in every aspect of it, is key to transforming more innovations, more rapidly, and more efficiently.

At inception, the first innovation we took on was an immune modulation technology titled ADI/Adimune with a focus on prolonging life and enhancing life quality of patients that have undergone organ transplants. Since then, we expanded our portfolio of innovations, and we continue to evaluate a variety of promising health innovations.

Our Model

Our mission is to advance promising health innovations. Our business model begins with identifying and securing innovations through licensing or acquisition. Once an innovation is secured and becomes “An Aditxt Company,” we seek to accelerate its growth through supporting and scaling its innovation, operations, and commercialization.

Our model focuses on identifying promising health innovation and surrounding it with activation resources that take a systemized approach to bringing that idea to life. We seek to engage various stakeholders for each of our programs on every level: This includes identifying researchers and research institution partners, such as Stanford University; leading health institutions to get critical trials underway, such as the Mayo Clinic; manufacturing partners who enable us to take innovations from preclinical to clinical; municipalities and governments, such as the city of Richmond and the state of Virginia and public health agencies launch our programs, such as Pearsanta’s laboratory; and thousands of shareholders around the globe. What was once a promising innovation becomes a purposeful product that has the power to change lives.

We are not about a single idea or a single innovation. It is about making sure the right innovation is made possible. With any type of innovation, there is power in numbers and power in people who believe in our mission of “Making Promising Innovations Possible, Together.”

Our Value Proposition

Far too often, promising treatment or technology does not reach commercialization due to lack of funds and critical infrastructure. As a result, potentially life-changing and lifesaving treatments are not available to the individuals who so desperately need them.

Our mission is to make promising innovation a reality faster and more efficiently. Since inception, we have sought to provide the critical infrastructure consisting of a highly experienced team and stakeholders skilled in product development, operations, commercialization, engagement and content, finance and accounting, people, and legal. Our ecosystem has established access to industry leaders, top-rated research and medical institutions, universities, manufacturing and distribution companies, and critical infrastructure such as CLIA-certified state-of-the art labs and GMP manufacturing.

We bring the holistic concept of an efficient ecosystem for advancing and accelerating innovations. Our process: We seek to discover, identify, and license or acquire promising innovations. We then form and build out a subsidiary around each innovation and support the subsidiaries through innovation, operations, commercialization, and corporate functions that seek to thrive and grow as a successful, monetizable business.

The Shifting Landscape of Health Innovation

Health innovation requires significant resources. The convergence of biotech and high-tech offers new possibilities of accelerating breakthrough innovations faster and more efficiently. This approach reflects our mission of “Making Promising Innovations Possible, Together”.

People deserve innovative solutions, which have never been more within reach. We believe the best idea, best product and the best solution will come from creating an ecosystem where all stakeholders, such as vendors, customers, municipalities, and shareholders contribute. When we disrupt the way we’re innovating, through our collaborative model, we believe we can move faster and more efficiently to activate viable solutions that have the potential to make a measurable impact.

Our Growth Strategy

The era of precision and personalized medicine is here. We believe that people around the globe would benefit from health diagnostics and treatments that more accurately pinpoint the problems and more precisely treat the condition.

In addition to our current programs, Adimune and Pearsanta, we look to bring in future health innovations in the areas of software and AI, medical devices, therapeutics, and other technologies that take a fundamentally different approach to health because they prioritize precision medicine, timely disease root cause analysis, and targeted treatments.

Year over year, we plan to continue building our infrastructure and adding more personalized and precision health innovations that align with our mission. These opportunities may come in different forms such as IP, an early-stage company, or a late-stage company. We will continue to scale our systemized approach to the innovation process, making large-scale automation and enterprise systems available to Aditxt portfolio companies at every stage of their growth. Specifically, certain subsidiaries will need to grow through further M&A activities, operational infrastructure implementation, and development or acquisition of critical technologies.

Our Team

Aditxt has assembled an entrepreneurial team of experts from a variety of different business, engineering, and scientific fields, and commercial backgrounds, with collective experience that ranges from founding startup innovation companies, to developing and marketing biopharmaceutical and diagnostic products, to designing clinical trials, and management of private and public companies. We have deep experience in identifying and accessing promising health innovations and developing them into products and services with the ability to scale. We understand the capital markets, both public and private, as well as M&A and facilitating complex IPOs.

THE ADITXT PROGRAMS

ADIMUNE, INC.

Formed in January 2023, Adimune™, Inc. (“Adimune”) is focused on leading Aditxt’s immune modulation therapeutic programs. Adimune’s proprietary immune modulation product Apoptotic DNA Immunotherapy, or ADI-100™, which utilizes a novel approach that mimics the way our bodies naturally induce tolerance to our own tissues. It includes two DNA molecules designed to deliver signals to induce tolerance. ADI-100 has been successfully tested in several preclinical models (skin grafting, psoriasis, type 1 diabetes, multiple sclerosis).

In May 2023, Adimune and Mayo Clinic signed a clinical trial agreement to advance clinical studies targeting autoimmune diseases of the central nervous system (“CNS”) with the initial focus on the rare, but debilitating, autoimmune disease Stiff Person Syndrome (“SPS”). According to the National Organization of Rare Diseases, the exact incidence and prevalence of SPS is unknown; however, one estimate places the incidence at approximately 1 in 1 million individuals in the general population.

Pending approval by the International Review Board, a human trial for SPS will get underway in the second half of 2023 or the first half of 2024 with enrollment of 10-15 patients, some of whom also have type 1 diabetes. ADI-100 will be tested for safety and efficacy. ADI-100 is designed to tolerize against an antigen known as glutamic acid decarboxylase (“GAD”), which is implicated in type-1 diabetes, psoriasis, and in many autoimmune diseases of the CNS.

Background

The discovery of immunosuppressive (anti-rejection and monoclonal) drugs over 40 years ago has made possible life-saving organ transplantation procedures and blocking of unwanted immune responses in autoimmune diseases. However, immune suppression leads to significant undesirable side effects, such as increased susceptibility to life-threatening infections and cancers, because it indiscriminately and broadly suppresses immune function throughout the body. While the use of these drugs has been justifiable because they prevent or delay organ rejection, their use for treatment of autoimmune diseases and allergies may not be acceptable because of the aforementioned side effects. Furthermore, transplanted organs often ultimately fail despite the use of immune suppression, and about 40% of transplanted organs survive no more than 5 years.

Through Aditxt, Adimune has the right of use to the exclusive worldwide license for commercializing ADI nucleic acid-based technology (which is currently at the pre-clinical stage) from Loma Linda University. (See below). ADI uses a novel approach that mimics the way the body naturally induces tolerance to our own tissues (“therapeutically induced immune tolerance”). While immune suppression requires continuous administration to prevent rejection of a transplanted organ, induction of tolerance has the potential to retrain the immune system to accept the organ for longer periods of time. ADI may allow patients to live with transplanted organs with significantly reduced immune suppression. ADI is a technology platform which we believe can be engineered to address a wide variety of indications.

We are developing ADI™ products for organ transplantation including skin allografting, autoimmune diseases, and allergies, with the initial focus on psoriasis, type 1 diabetes and skin allografting, indications for which we have compelling preclinical data. To submit a Biologics License Application (“BLA”) for a biopharmaceutical product, clinical safety and efficacy must be demonstrated in clinical studies conducted with human subjects. For products in our class of drugs, the first-in-human trials will be a combination of Phase I (safety/tolerability) and Phase II (efficacy) in affected subjects. To obtain approval to initiate the Phase I/IIa studies, an Investigational New Drug or Clinical Trial Application will be submitted that will include a compilation of non-clinical efficacy data as well as manufacturing and pre-clinical safety/toxicology data. To date, we have conducted non-clinical studies in a stringent model of skin transplantation using genetically mismatched donor and recipient animals demonstrating a 3-fold increase in the survival of the skin allograft in animals that were tolerized with ADI™ compared to animals that receive immune suppression alone. Prolongation of graft life was observed despite discontinuation of immune suppression after the first 5 weeks. In a non-obese diabetic mouse model of type 1 diabetes, we showed reversal of hyperglycemia with 80% of the animals showing durable glycemic control for the 40-week study period. Additionally, in an induced non-clinical model for psoriasis, ADI™ treatment resulted in a 69% reduction in skin thickness and a 38% decrease in skin flaking (two clinical parameters for assessment of psoriasis skin lesions). The Phase I/IIa studies in psoriasis will evaluate the safety/tolerability of ADI™ in patients diagnosed with psoriasis. Since the drug will be administered in subjects diagnosed with psoriasis, effectiveness of the drug to improve psoriatic lesions will also be evaluated. In the type 1 diabetes clinical studies, newly diagnosed subjects will receive ADI™ treatment to evaluate safety and efficacy. In another Phase I/IIa study, patients requiring skin allografts will receive weekly intra-dermal injections of ADI™ in combination with standard immune suppression to assess safety/tolerability and possibility of reducing levels of immunosuppressive drugs as well as prolongation of graft life.

New, focused therapeutic approaches are needed that modulate only the immune cells involved in rejection of the transplanted organ, as this approach can be safer for patients than indiscriminate immune suppression. Such approaches are referred to as immune tolerance, and when therapeutically induced, may be safer for patients and potentially allow long-termer survival of transplanted tissues and organs.

In the late 1990s, academic research on these approaches was conducted at the Transplant Center in Loma Linda University (“LLU”) in connection with a project that secured initial grant funding from the U.S. Department of Defense. The focus of that project was induction of tolerance for skin allografting for burn victims. Twenty years of research at LLU and an affiliated incubator led to a series of discoveries that have been translated into a large patent portfolio of therapeutic approaches that may be applied to the modulation of the immune system to induce tolerance to self and transplanted organs.

Advantages

ADI™ is a nucleic acid-based technology (e.g., DNA-based), which we believe selectively suppresses only those immune cells involved in attacking or rejecting self and transplanted tissues and organs. It does so by tapping into the body’s natural process of cell turnover (apoptosis) to retrain the immune system to stop unwanted attacks on self or transplanted tissues. Apoptosis is a natural process used by the body to clear dying cells and to allow recognition and tolerance to self-tissues. ADI™ triggers this process by enabling the cells of the immune system to recognize the targeted tissues as “self”. Conceptually, it is designed to retrain the immune system to accept the tissues, similar to how natural apoptosis reminds our immune system to be tolerant to our own “self” tissues.

While efforts have been made by various groups to promote tolerance through cell therapies and ex vivo manipulation of patient cells (takes place outside the body), we believe we will be unique in our approach of using in-body induction of apoptosis to promote tolerance to specific tissues. In addition, ADI treatment itself will not require additional hospitalization, only an injection of minute amounts of the therapeutic drug into the skin.

Reduce Chronic Rejection

Moreover, preclinical studies have demonstrated that ADI treatment significantly and substantially prolongs graft survival, in addition to successfully “reversing” other established immune-mediated inflammatory processes.

While immunosuppressants control acute rejection during the early time-period after receiving an organ, chronic rejection of the organ that occurs one or more years after the transplant procedure continues to pose a major challenge for organ recipients.

Chronic rejection has been likened to autoimmunity (a misdirected immune response that occurs when the immune system goes awry), where specific tissues in the transplanted organ become targets of immune attack. In other words, chronic rejection may not be caused just by differences between the donor and the recipient, but rather by an immune response by the recipient to specific tissues in the organ. Our pre-clinical studies suggest that ADI™ has the ability to tolerize to specific tissues in a transplanted organ, and conceivably, reduce incidences of chronic rejection.

Reduce immune suppression

Studies in animal models have shown that conditioning/desensitizing the animals to receive the transplant, prolongs the survival of the transplanted tissue or organ. These studies have used repeated exposure to low doses of protein components in specific organs to reduce immunologic recognition and attack on the transplanted organ.

Based on some of our data, we believe that with ADI™ treatment, recipients can be conditioned/desensitized, thereby retraining the immune system to more readily accept the organ and also reduce the levels of immunosuppressive drugs needed post-transplantation.

Preformed Antibodies

Studies have shown that presence of preformed antibodies prior to transplantation procedures increases the rate of organ rejection. Preformed antibodies can develop in previously transplanted patients, patients who have given birth, and patients who have previously received blood transfusions. With more than 113,000 patients on transplant waiting lists in the U.S. alone, patients with pre-existing antibodies have much lower chances of qualifying to receive organs due to their increased risk of rejection – even with immune suppression.

Sadly, transplanted patients have a probability of needing re-transplantation at some point due to eventual chronic rejection of their transplanted organ, with the possible exception of some newborn recipients. With increased incidence of preformed antibodies, these patients may never have the opportunity to receive another organ. Based on experimental data, we believe that ADI™ may have the potential to address this issue providing these individuals better opportunities for receiving an organ.

Technology Platform

ADI™ utilizes a novel approach that mimics the way our bodies naturally induce tolerance to our own tissues. It is a technology platform, which we believe can be engineered to address a wide variety of indications. ADI™ includes two DNA molecules which are designed to deliver signals to induce tolerance. The first DNA molecule encodes a pro-apoptotic protein, which induces ‘programmed’ cell death (apoptosis). This is a core component of the technology because it is intended to greatly increase the recruitment of dendritic cells, which are implicated in regulating the immune system. The second DNA molecule encodes the protein of interest (guiding antigen), which is modified to promote a path of tolerance. The guiding antigen is intended to result in tolerance induction specific to the tissue where the protein is found.

ADI™ has shown efficacy in several preclinical models (skin grafting, psoriasis, type 1 diabetes, alopecia areata and multiple sclerosis) and its efficacy can be attributed to multiple factors:

1.	ADI™ does not rely on a single mechanistic approach. It has multiple components (interchangeable target antigen, apoptosis, methylated plasmid DNA) that affect different arms of the immune system, which can be manipulated.

2.	ADI™ activates key immune cells known to maintain tolerance in test animals and humans.

3.	ADI™ has been successfully applied to a stringent transplantation model.

4.	ADI™ lends itself to repeat dosing, which may be required to achieve its full potential therapeutic effect.

Proof of Concept: Skin Grafting

Results shown are 5 weeks post-transplantation

The proof-of-concept experiment performed in transplantation was a skin allograft transplantation procedure in which the donor skin was obtained from white BALB/c mice and transplanted to black C57BL/6 mice. The experiment was designed to address a more challenging scenario where the donor tissue was obtained from a donor which is genetically mismatched with the recipient. This is unlike clinical scenarios where the donor and recipient are genetically matched as much as possible. While these experiments were repeated in several separate experiments, the results shown here were obtained from a study conducted with 14 mice in the ADI™ treatment group and 7 mice in the control group. Prior to submission of an Investigational New Drug or Clinical Trial Application, additional non-clinical studies will be conducted to establish the precise protocol (e.g. timing of vaccine administration, dosing, and appropriate immunosuppressive agents that will be used in combination with ADI™) that will be used in the clinical trials. Pre-clinical safety/toxicology studies have already been conducted by a GLP lab to ensure product safety for clinical testing. These studies have shown no signs of toxicity to ADI™ treatment in mice.

Proof of Concept: Psoriasis

●	Psoriasis causes increased skin thickness and scaling in an established 10-day psoriasis model

●	ADI™ treatment resulted in a 69% reduction in skin thickening and 38% reduction in scaling over the 10-day study period

Proof of Concept: Type 1 Diabetes

Typically, 90% of female NOD mice developed spontaneous autoimmune diabetes. Disease progression may be different for individual animals.

ADI™ was administered once a week for 8 weeks after each animal developed hyperglycemia. All animals responded with 80% showing durable response for the entire 40-week study period.

●	Type 1 or autoimmune diabetes is a condition where the body’s immune system mistakenly attacks cells in the pancreas resulting in diminished production of insulin

●	ADI™ incorporates an antigen (GAD) expressed in the pancreas

●	Administration of ADI™ using GAD as the antigen over an 8-week period in animals with T1D restores insulin production and reverses hyperglycemia

Pre-clinical and Clinical Plans

The resources and efforts used for the IND-enabling work summarized below supports both the psoriasis and TID clinical programs

High-level objectives for psoriasis clinical program:

●	Completion of IND-enabling work. Aditxt has initiated GMP manufacturing of clinical grade material that will be used for the first-in-human studies in subjects with psoriatic lesions. Included in the manufacturing program is stability studies; the regulatory agency requires one month of stability data for the GMP material for submission of the clinical trial application (CTA). Stability data will continue to be gathered while the clinical trials are ongoing and up to 24 months. Aditxt has also completed the in-life portion of the toxicology studies. Safety data have been recorded and Aditxt is now awaiting immunotoxicology data, which are forthcoming.

●	Upon completion of GMP manufacturing and toxicology studies, a CTA will be submitted in Q4 2022 to initiate the Phase I/II FIH clinical trials.

The FIH clinical studies will combine Phase I (designed to test clinical safety) and Phase IIa (designed to obtain proof of effectiveness in human subjects), in subjects with psoriatic skin lesions. We have selected this indication for several reasons, including:

1.	Our existing preclinical data have shown promising results in reducing scaling and skin thickness in the mouse model;

2.	The relative ease of visualization of healing of psoriatic lesions; and

3.	The need for therapies that suitable and justifiable in individuals with mild to moderate psoriasis (current biologic therapies are primarily used in moderate to severe cases).

We have identified a contract research organization with capabilities to conduct a multi-center study and ability to recruit the needed number of subjects to complete the clinical trials. Upon approval by the regulatory agency clinical trials will be initiated.

High-level objectives for type 1 diabetes (T1D) clinical program:

●	Completion of IND-enabling work. Aditxt has initiated GMP manufacturing of clinical grade material that will be used for the first-in-human studies in subjects with psoriatic lesions. Included in the manufacturing program is stability studies; the regulatory agency requires one month of stability data for the GMP material for submission of the clinical trial application (CTA). Stability data will continue to be gathered while the clinical trials are ongoing and up to 24 months. Aditxt has also completed the in-life portion of the toxicology studies. Safety data have been recorded and Aditxt is now awaiting immunotoxicology data, which are forthcoming.

●	Clinical Phase I/II Study to demonstrate safety and clinical proof-of-concept in T1D

Our clinical studies will combine Phase I (designed to test clinical safety) and Phase II (designed to obtain proof of effectiveness in human subjects), in T1D patients. We have selected this indication for several reasons, including:

1.	Our existing preclinical data have shown promising results using ADI™ to reverse hyperglycemia in the mouse model; and

2.	There is currently no treatment for T1D and the only option for patients suffering from T1D is insulin replacement therapy.

We will be identifying clinical trial centers with adequate patients. Upon approval by the FDA and/or the applicable regulatory agency clinical trials will be initiated.

High-level objectives for skin allograft clinical program:

●	Completion of preclinical studies to identify the appropriate protocol for dosing and combination of ADI™ with immune suppression protocols.

●	Completion of IND-enabling work including GMP manufacturing and toxicology studies.

●	Clinical Phase I/II Study to demonstrate safety and clinical proof-of-concept in patients requiring skin allografts.

Our clinical studies will combine Phase I (designed to test clinical safety) and Phase II (designed to obtain proof of effectiveness in human subjects), in patients requiring skin allografts. We have selected this indication for several reasons, including:

1.	Our existing preclinical data have shown promising results using ADI™ to prolong skin allograft survival in mismatched mouse model; and

2.	The relative ease of visualization of graft quality without the need for biopsies.

We will be identifying clinical trial centers with adequate patients. Upon approval by the FDA and/or the applicable regulatory agency clinical trials will be initiated.

We are developing our immune monitoring platforms with the objective of utilizing them as clinical assays in pre-clinical and clinical studies. The multiplex technologies could potentially allow evaluation of more analytes with less tissue samples.

Drug Approval Process

In the United States, FDA approval is required before any new drugs can be introduced to the market. We currently have a product candidate for our first-in-human studies, but as of the date of report, we have not submitted an application to the regulatory agencies for approval.

We are working with a contract manufacturer who has the know-how, product ingredients including plasmid DNA molecules, and our patent-pending bacterial strain. Several batch runs have been successfully completed to demonstrate our ability to produce the DNA plasmids in a GMP facility. Based on validation studies, we are reasonably confident in our ability to produce clinical grade product candidates at larger scales. The contract manufacturer has provided a proposal for manufacturing of our clinical grade material, which will be signed and accepted once we are ready to initiate GMP manufacturing. We are not currently party to an agreement with this contract manufacturer.

The product candidate selected for clinical trials must be subjected to pre-clinical safety/toxicology studies by an independent GLP (Good Laboratory Practice) laboratory to demonstrate its suitability for clinical testing in human patients. Upon completion of manufacturing and safety/toxicology testing, an Investigational New Drug (IND) application will be prepared for submission to the regulatory agencies.

Upon receipt of clearance to initiate clinical testing, the ADI™ product can be tested in human patients. Our product will be tested in clinical trials, one in patients with psoriasis and one in patients who require skin allografting. Therefore, our first-in-human studies will be combined Phase I/Phase II studies in which safety and efficacy data will be obtained. We plan to start with in skin indications (psoriasis and skin allografting) because we believe these indications will be most efficient in providing safety and efficacy data in clinical trials. In parallel, we will continue to develop additional product formulations for other indications.

We are developing our immune monitoring platforms with the objective of utilizing them as clinical assays in pre-clinical and clinical studies. The multiplex technologies could potentially allow evaluation of more analytes with less tissue samples.

Target Market

Psoriasis affects close to 100 million people worldwide and presents a large market estimated at over $20 billion annually. Treatments range include topical and systemic therapeutics including vitamin D analogs, steroids, retinoids, immunosuppressants and biologics (i.e. monoclonal antibodies). While in more recent years, several classes of biologics have entered the market, most are primarily used for patients suffering from moderate to severe psoriasis because of their impairment of systemic immune responsiveness to infections and cancers. Aditxt believes that products based on the ADI™ platform will not be associated with similar side effects and can be targeted for use in mild to moderate cases.

T1D is one of the most common chronic disorders in children and affects nearly 2 million Americans, and has an incidence and prevalence increasing at alarming rates in industrialized countries. Current treatment consists of daily delivery of insulin as replacement therapy, but administration of the hormone can induce life-threatening hypoglycemia and does not completely prevent morbidity and mortality associated with the disease. Aditxt is leveraging the ADI™ technology to develop a new class of immunotherapy designed to arrest the autoimmune destruction of the insulin producing beta cells of the pancreas. This will be the first therapy to accomplish that long sought after goal, thus increasing life span and quality of life for up to 40,000 of US citizens and about 300,000 people around the world who develop T1D each year, with a 3-5% increase in yearly incidence.

In the U.S. alone, there are over 36,000 patients who receive organ transplantations each year, with more than 113,000 on transplant waiting lists.

The field of organ transplantation has been made possible and continues to rely on broad-acting immunosuppressive drugs, high levels of which can result in a compromised immune system that renders organ recipients susceptible to cancer and potentially life-threatening infections including re-activation of latent viruses.

In addition, immunosuppressants control acute rejection during the early time-period after receiving an organ but chronic rejection of the organ remains an unmet challenge for surgeons and transplant recipients.

While efforts have been made by various groups to promote tolerance through cell therapies and ex vivo manipulation of patient cells, these procedures take place outside the body and typically require hospitalization.

Moreover, transplanted patients will need re-transplantation at some point, with the possible exception of some newborn recipients. With increased incidence of preformed antibodies, these patients may never have the opportunity to receive another organ. Preformed antibodies can develop in previously transplanted patients, patients who have given birth, and patients who have previously received blood transfusions. These patients have much lower chances at qualifying to receive organs due to their increased risk of rejection - even with immune suppression. The potential to reduce formation of preformed antibodies in these patients will provide better opportunities for them to receive another transplanted organ.

There are gaps between current approaches and what the market needs. We believe that ADI™ addresses these gaps. ADI™ is easy to administer (does not require ex-vivo treatment of patient cells), it does not appear to suppress the immune system, it may allow patients to live with transplanted organs with significantly reduced immune suppression, it may provide for long-term survival of transplanted tissues and organs, may be more effective because it does not rely on a single immune pathway/mechanism, and potentially provides patients with pre-existing antibodies a chance to qualify to receive organs.

While these advantages present opportunities for unmet medical needs in the field of organ transplantation, the industry in which we operate is highly competitive. A small company such as us will meet significant challenges including regulatory requirements for approval of a new class of therapeutic agents, challenges in large scale manufacturing and marketing, cost of developing a novel therapeutic agent, which may require co-development partners who may or may not be willing to work with us, and the willingness of transplant surgeons to adopt our therapeutic vaccines in their existing immune suppression protocols. These challenges pose risks that we may not be able to overcome.

License Agreement with Loma Linda University -

On March 8, 2018, we entered into an Assignment Agreement (the “Assignment Agreement”) with Sekris Biomedical, Inc. (“Sekris”). Sekris was a party to a License Agreement with Loma Linda University (“LLU”), entered into and made effective on May 25, 2011, and amended on June 24, 2011, July 16, 2012 and December 27, 2012 (the “Original Agreement,” and together with the Assignment Agreement, the “Sekris Agreements”). Pursuant to the Assignment Agreement, Sekris transferred and assigned all of its rights and obligations in and to liabilities under the Original Agreement, of whatever kind or nature, to us. In exchange, on March 8, 2018, we issued a warrant to Sekris to purchase up to 10,000 shares of our Common Stock (the “Sekris Warrant”). The warrant was immediately exercisable and has an exercise price of $200.00 per share. The expiration date of the warrant is March 8, 2023. On March 15, 2018, as amended on July 1, 2020, we entered into a LLU License Agreement directly with Loma Linda University, which amends and restates the Sekris Agreements.

Pursuant to the LLU License Agreement, we obtained the exclusive royalty-bearing worldwide license in and to all intellectual property, including patents, technical information, trade secrets, proprietary rights, technology, know-how, data, formulas, drawings, and specifications, owned or controlled by LLU and/or any of its affiliates (the “LLU Patent and Technology Rights”) and related to therapy for immune-mediated inflammatory diseases (the ADI™ technology). In consideration for the LLU License Agreement, we issued 500 shares of Common Stock to LLU.

Pursuant to the LLU License Agreement, we are required to pay an annual license fee to LLU. Also, we paid LLU $455,000 in July 2020 for outstanding milestone payments and license fees. We are also required to pay to LLU milestone payments in connection with certain development milestones. Specifically, we are required to make the following milestone payments: $175,000 on March 31, 2022; $100,000 on March 31, 2024; $500,000 on March 31, 2026; and $500,000 on March 31, 2027. Additionally, as consideration for prior expenses incurred by LLU to prosecute, maintain and defend the LLU Patent and Technology Rights, we made the following payments to LLU: $70,000 due at the end of December 2018, and a final payment of $60,000 due at the end of March 2019. We are required to defend the LLU Patent and Technology Rights during the term of the LLU License Agreement. Additionally, we will owe royalty payments of (i) 1.5% of Net Product Sales and Net Service Sales on any Licensed Products (defined as any finished pharmaceutical products which utilizes the LLU Patent and Technology Rights in its development, manufacture or supply), and (ii) 0.75% of Net Product Sales and Net Service Sales for Licensed Products and Licensed Services not covered by a valid patent claim for technology rights and know-how for a three (3) year period beyond the expiration of all valid patent claims. We also are required to produce a written progress report to LLU, discussing our development and commercialization efforts, within 45 days following the end of each year. All intellectual property rights in and to LLU Patent and Technology Rights shall remain with LLU (other than improvements developed by or on our behalf).

The LLU License Agreement shall terminate on the last day that a patent granted to us by LLU is valid and enforceable or the day that the last patent application licensed to us is abandoned. The LLU License Agreement may be terminated by mutual agreement or by us upon 90 days written notice to LLU. LLU may terminate the LLU License Agreement in the event of (i) non-payments or late payments of royalty, milestone and license maintenance fees not cured within 90 days after delivery of written notice by LLU, (ii) a breach of any non-payment provision (including the provision that requires us to meet certain deadlines for milestone events (each, a “Milestone Deadline”)) not cured within 90 days after delivery of written notice by LLU and (iii) LLU delivers notice to us of three or more actual breaches of the LLU License Agreement by us in any 12-month period. Additional Milestone Deadlines include: (i) submission of an IND/clinical trial application to initiate first-in-human clinical trials on or before March 31, 2022, (ii) the completion of first-in-human (phase I/II) clinical trials by March 31, 2024, (iii) the completion of Phase III clinical trials by March 31, 2026 and (iv) biologic licensing approval by the FDA by March 31, 2027.

PEARSANTA, INC.

Formed in January 2023, our subsidiary PearsantaTM, Inc. (“Pearsanta”) is seeking to take personalized medicine to a whole new level by delivering “Health by the Numbers”. On November 22, 2023, Pearsanta entered into an assignment agreement with FirstVitals LLC, an entity controlled by Pearsanta’s CEO, Ernie Lee (“FirstVitals”), pursuant to which FirstVitals assigned its rights in certain intellectual property and website domain to Pearsanta in consideration of the issuance of 500,000 shares of Pearsanta common stock to FirstVitals. On December 18, 2023, the board of directors of Pearsanta adopted the Pearsanta 2023 Omnibus Equity Incentive Plan (the “Pearsanta Omnibus Incentive Plan”), pursuant to which it reserved 15 million shares of common stock of Pearsanta for future issuance under the Pearsanta Omnibus Incentive Plan and the Pearsanta 2023 Parent Service Provider Equity Incentive Plan (the “Pearsanta Parent Service Provider Plan”) and approved the issuance of 9.32 million shares of Pearsanta common stock under the Pearsanta Parent Service Provider Plan.

Since its foundation, we have been building the platform for enabling our vision of Any-test, Anytime, Anywhere. Our plan for Pearsanta’s platform is for it to be the transactional backbone for sample collection, sample processing (on- and off-site), and reporting. This requires the development and convergence of multiple components developed by Pearsanta or through transactions with third parties including collection devices, Lab on Chip technologies, Lab Developed Test (LDT) assays, data-driven analysis engine, and telemedicine. According to a comprehensive research report by Market Research Future, the clinical and consumer diagnostic market is estimated to hit $429.3 billion by 2030.

We believe that timely and personalized screening, enables for more informed decisions about treatments. Pearsanta’s platform is being developed to be a seamless digital healthcare solution. This platform will integrate at-location sample collection, Point-of-Care (POC) and LDT, and analytical reporting engine, with telemedicine enabled visits with licensed physicians to review test results and, if necessary, order a prescription. Pearsanta’s goal of extending its platform to provide a more complete picture about someone’s health status and how their dynamic status combined with their genetic makeup may affect their response to medication. The POC component of Pearsanta would enable diagnostic testing at-home, at work, in pharmacies, and more to generate results quickly so that an individual can access necessary treatment faster. With certain infections, prescribing the most effective treatment according to one’s numbers can prevent hospital emergency room admissions and potentially life-threatening consequences.

Examples of potential indication-focused tests for the Test2Treat platform will include the evaluation for advanced urinary tract infections (“UTIs”), COVID-19/flu/respiratory syncytial virus, sexually transmitted infections, gut health, pharmacogenomics (i.e., how your genes affect the way your body responds to certain therapeutics), and sepsis. These offerings are novel and needed. We believe that the current standard of care using broad spectrum antibiotic treatment can be ineffective and life-threatening. For example, according to a recent CDC report, improperly prescribed antibiotics are used in 50% of outpatient cases. Further, according to a recent article published in Physicans Weekly, only 1% of board-certified critical care medicine physicians are trained in infectious disease.

Licensed Technologies - AditxtScoreTM

We intend to sublicense to Pearsanta an exclusive worldwide sub-license for commercializing the AditxtScore™ technology which provides a personalized comprehensive profile of the immune system. AditxtScore is intended to detect individual immune responses to viruses, bacteria, peptides, drugs, supplements, bone marrow and solid organ transplants and cancer. It has broad applicability to many other agents of clinical interest impacting the immune system, including those not yet identified such as emerging infectious agents.

AditxtScore will seek to enable individuals and their healthcare providers to understand, manage and monitor their immune profiles and to stay informed about attacks on or by their immune system. We believe AditxtScore can also assist the medical community and individuals by being able to anticipate the immune system’s potential response to viruses, bacteria, allergens, and foreign tissues such as transplanted organs. This technology may be able serve as warning signal thereby allowing for more time to respond appropriately. Its advantages include the ability to provide simple, rapid, accurate, high throughput assays that can be multiplexed to determine the immune status with respect to several factors simultaneously, in 3-16 hours. In addition, it can determine and differentiate between distinct types of cellular and humoral immune responses (T and B cells and other cell types). It also provides for simultaneous monitoring of cell activation and levels of cytokine release (i.e., cytokine storms).

This capability may be possible by having the ability to determine the body’s potential response and for developing a plan to deal with an undesirable reaction by the immune system. Its advantages include the ability to provide a simple, rapid, accurate, high throughput assays that can be multiplexed to determine the immune status with respect to several factors simultaneously, in 3-16 hours. In addition, it can determine and differentiate between various types of cellular and humoral immune responses (T and B cells and other cell types). It also provides for simultaneous monitoring of cell activation and levels of cytokine release (i.e., cytokine storms).

We are also evaluating plans to obtain regulatory approval for AditxtScore’s use as a clinical assay and seeking to secure manufacturing, marketing and distribution partnerships for application in the various markets. To obtain regulatory approval to use AditxtScore™ as a clinical assay, we have conducted validation studies to evaluate its performance in detection of antibodies and plan to continue conducting additional validation studies for new applications in autoimmune diseases.

We plan to utilize AditxtScore™ in our upcoming pre-clinical and clinical studies to monitor subjects’ immune response before, during and after ADI™ drug administration. We are also evaluating plans to obtain regulatory approval for AditxtScore™’s use as a clinical assay and seeking to secure manufacturing, marketing and distribution partnerships for application in the various markets. To obtain regulatory approval to use AditxtScore™ as a clinical assay, we have conducted validation studies to evaluate its performance in detection of antibodies and plan to continue conducting additional validation studies for new applications in autoimmune diseases and transplantation.

(1) Organ Rejection

Typically, by the time a transplanted or a native organ shows signs of failure, the damage is already done, and reversal of the tissue injury becomes challenging. Access to early warning signs of damage would be invaluable to reverse or even prevent the damage. We believe that there are currently no practical, efficient assays available to measure cellular immune responses and available tools do not provide timely information for patients. AditxtScore™ can be used to provide a sensitive and rapid tool for pre-transplant monitoring and to determine T and B cell response and to differentiate between various types of cellular immune responses. It can be multiplexed providing information about the number of cells responding as well as quantifying the amounts of various cytokines released by the cells in the same assay. Determination of cellular response has valuable applications for prediction, monitoring, early detection, and treatment of disease, including organ failure/rejection, as well as treatment efficacy. It can also reveal dysfunction of the immune system that can potentially contribute to more severe disease.

(2) Autoimmunity

Our immune system develops to differentiate self from non-self. In autoimmunity, the body’s ability to distinguish this difference is impaired. Detection of early signs of immune misrecognition may allow earlier intervention to reduce tissue destruction and to potential reverse the process more effectively. Better tools are needed to recognize immune responses to our own tissues earlier, and with more sensitivity and accuracy. We believe that AditxtScore™ harnesses the promise to develop such tools that can be used for early diagnosis, evaluation of treatment effectiveness and determination of the need for maintenance therapies when needed.

(3) Allergies

Our immune system protects us by acting as a barrier against foreign substances and by eliminating them when they penetrate our bodies. Once the initial exposure has occurred, memory cells develop to prepare the body against a future exposure. This process is called immunity. In certain situations, however, instead of immunity, the immune system develops memory cells that result in a more severe reaction during a future exposure to the same substance. This type of response is called a hypersensitivity response, commonly known as an allergic response. AditxtScore™ can be used to develop multiplex panels each designed to test and monitor immune response to allergens. Based on the ability of this technology to run multiple tests in a single assay, 100 or more substances can potentially be tested simultaneously.

(4) Drug/Vaccine Response

We believe that there are currently no effective assays to predict and easily assess responses to drugs or vaccines. To determine whether an individual has responded to a particular vaccine, antibody titers are measured. This process may take several days or even weeks. Furthermore, for vaccines that require a series of injections, titers are not measured between injections and may not be known for months. AditxtScore™ can be used to determine whether a patient is a responder or non-responder (e.g. individuals with a suppressed immune response may be non-responders). It can provide an effective and rapid tool for potentially determining beneficial responses to a vaccine and can be used to monitor levels of immune responsiveness post vaccination. It can allow evaluation of multiple vaccines in a single test (for memory B cell detection). We believe that this application can be useful for vaccines, cancer therapeutics anti-rejection drugs, anti-viral drugs, among others.

(5) Disease Susceptibility

Disease susceptibility can vary from one individual to another, and it can be a function of various factors, including genetic variability and differences in human leukocyte antigens (HLA) encoded by major histocompatibility complex (MHC) and responsible for regulation of the immune system in humans. People with certain HLA types may have higher or lower susceptibility to diseases. AditxtScore™ can be used to develop assays to evaluate differences in HLA types in individuals to help elucidate the relationship between certain HLA types and susceptibility to various diseases.

(6) Infectious Diseases

We believe that infectious diseases can cause a major predicament for scientific and medical professionals, epidemiologists, and infectious disease specialists, who need to determine how to treat patients in real-time while efficacious therapies are still being developed. Proper decision making requires understanding why some affected individuals show minor or no symptoms, some recover, and others die. We feel that this is fundamental to creating effective targeted therapeutics which may differ depending on the underlying profile of the individual at risk for, or with, disease. The immune system plays a major role in how any given individual responds to the infectious agent. This response can be inadequate or too robust or appropriately effective. Regardless, the kinetics of the response by the cellular and humoral (antibody) immune systems to the infectious agent are often unknown. A basic critical question, then, is what do the dynamics of the immune response look like from exposure to and through the disease period and during convalescence for those who survive and those who don’t; and how might vaccines and therapies alter these profiles such that predictions of vaccine/drug efficacy could be inferred prior to vaccination/treatment and/or disease severity or progression be prognosticated. We believe that AditxtScore™ can be used to help address these questions with multiplex assays each designed to test and monitor the immune response to infectious agents.

License Agreement with Leland Stanford Junior University (“Stanford”)

On February 3, 2020, we entered into an exclusive license agreement (the “February 2020 License Agreement”) with Stanford with regard to a patent concerning a method for detection and measurement of specific cellular responses. Pursuant to the February 2020 License Agreement, other than as described below, we received an exclusive worldwide license to Stanford’s patent with regard to use, import, offer, and sale of Licensed Products (as defined in the agreement). The license to the patented technology is exclusive, including the right to sublicense, beginning on the effective date of the agreement and ending when the patent expires. Under the exclusivity agreement, we acknowledged that Stanford had already granted a non-exclusive license in the Nonexclusive Field of Use, under the Licensed Patents in the Licensed Field of Use in the Licensed Territory (as those terms are defined in the February 2020 License Agreement”). However, Stanford agreed to not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory. On December 29, 2021, we entered into an amendment to the February 2020 License Agreement which extended our exclusive right to license the technology deployed in AditxtScoreTM and securing worldwide exclusivity in all fields of use of the licensed technology.

We were obligated to pay and paid a fee of $25,000 to Stanford within 60 days of February 3, 2020. We also issued 375 shares of the Company’s Common Stock to Stanford. An annual licensing maintenance fee is payable by us on the first anniversary of the February 2020 License Agreement in the amount of $40,000 for 2021 through 2024 and $60,000 starting in 2025 until the license expires upon the expiration of the patent. The Company is required to pay and has paid $25,000 for the issuances of certain patents. The Company will pay milestone fees of $50,000 on the first commercial sales of a licensed product and $25,000 at the beginning of any clinical study for regulatory clearance of an in vitro diagnostic product developed and a potential licensed product. We are also required to: (i) provide a listing of the management team or a schedule for the recruitment of key management positions by March 31, 2020 (which has been completed), (ii) provide a business plan covering projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts until at least $10,000,000 in revenue by June 30, 2020 (which has been completed), (iii) conduct validation studies by September 30, 2020 (which has been completed), (iv) hold a pre-submission meeting with the FDA by September 30, 2020 (which has been completed), (v) submit a 510(k) application to the FDA, Emergency Use Authorization (“EUA”), or a Laboratory Developed Test (“LDT”) by March 31, 2021, (which has been completed), (vi) develop a prototype assay for human profiling by December 31, 2021 (which has been completed), (vii) execute at least one partnership for use of the technology for transplant, autoimmunity, or infectious disease purposes by March 31, 2022, and (viii) will provide further development and commercialization milestones for specific fields of use in writing by December 31, 2022.

In addition to the annual license maintenance fees outlined above, we will pay Stanford royalties on Net Sales (as such term is defined in the February 2020 License Agreement) during the of the term of the agreement as follows: 4% when Net Sales are below or equal to $5 million annually or 6% when Net Sales are above $5 million annually. The February 2020 License Agreement may be terminated upon our election on at least 30 days advance notice to Stanford, or by Stanford if we: (i) are delinquent on any report or payment; (ii) are not diligently developing and commercializing Licensed Product; (iii) miss certain performance milestones; (iv) are in breach of any provision of the February 2020 License Agreement; or (v) provide any false report to Stanford. Should any events in the preceding sentence occur, we have a thirty (30) day cure period to remedy such violation.

Plan of Operations

The initial application of the platform was AditxtScore™ for COVID-19, which was designed to provide a more complete assessment of an individual’s infection and immunity status with respect to the SARS-CoV-2 virus. Infection status is determined by evaluating the presence or absence of the virus, and immunity status by measuring levels of antibodies against viral antigens and their ability to neutralize the virus.

In early 2021, we established our AditxtScore™ Immune Monitoring Center in Richmond, Virginia (the “Center”). The Center operates as a Clinical Laboratory Improvement Amendments (CLIA) certified facility for the processing of our AditxtScore™ for COVID-19 Lab Developed Test (LDT) for our prospective channel partners, including labs and hospitals.

In August 2020, we filed for an Emergency Use Authorization (EUA) with the FDA with the ultimate objective of filing a 510(K) application. On January 14, 2022, we submitted requests to obtain two EUAs for our antibody and neutralizing tests following an announcement on November 15, 2021 by the Department of Health and Human Services that COVID-19 related tests will require FDA review and FDA’s position that COVID-19 tests that have been in use prior to the announcement must submit applications for EUAs but can continue to operate unless informed otherwise. In the meantime, we are providing AditxtScore™ as a service as a Laboratory Developed Test (LDT) to assess immunity status to COVID-19.

The public health emergency declaration for COVID-19 ended in May 2023. Thus, COVID-related assays are no longer considered as priority for review by FDA and will not be considered for EUAs. Assays that are not developed for evaluation of infection or immunity status to SARS-CoV-2 will continue to be offered as LDTs.

Intellectual Property (IP)

We strive to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, filing patent applications in the United States and in jurisdictions outside of the United States, to protect our proprietary technology, inventions, improvements and product candidates that are important to the development and implementation of our business. We also rely on trade secrets and know-how relating to our proprietary technology and product candidates, continuing innovation, and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of immuno-therapy. We also plan to rely on data exclusivity, market exclusivity, and patent term extensions when available. Our commercial success will depend in part on our ability to obtain and maintain patent and other proprietary protection for our technology, inventions, and improvements; to preserve the confidentiality of our trade secrets; to obtain and maintain licenses to use intellectual property owned by third parties; to defend and enforce our proprietary rights, including any patents that we may own in the future; and to operate without infringing on the valid and enforceable patents and other proprietary rights of third parties.

Our innovation portfolio includes: (1) ADI™ immune modulation technologies, which are currently at the pre-clinical stage and are designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies; and (2) AditxtScore™ immune monitoring technologies designed to provide a personalized comprehensive profile of the immune system. Both categories are protected by multiple families of patents and patent applications, including several issued U.S. and non-U.S. patents.

The projected expiration dates for the ADI™ patents and patents issuing from pending applications extend until 2043 for some patents. As of the date of this report, our patent portfolio for ADI™ includes both patents and patent applications licensed from LLU or Stanford and patent applications owned solely by Aditxt, including 120 granted patents, 2 allowed patent applications and 30 pending patient applications in U.S. and other regions. These patents and patent applications cover three different technical aspects of ADI™, treatment of autoimmune diseases and type 1 diabetes, treatment of organ transplantation, and development of a new class of immunotherapeutics for various indications. The patents and patent applications cover both methods of treatment for these indications as well as compositions of matter including plasmids that are able to induce tolerance to antigens or prevention of immune attack on antigens, depending on the indication, along with methods of producing such plasmids.

The AditxtScore™ technology is also protected by multiple families of patents and patent applications, including several issued U.S. and non-U.S. patents. The projected expiration dates for these AditxtScore™ patents and patents issuing from pending applications ranges from 2037 to 2043. As of the date of this report, our patent portfolio for AditxtScore™ includes both patents and patent applications licensed from Stanford and patent applications owned solely by Aditxt, including granted patents and 12 applications. These patents and patent applications encompass methods, systems and kits for detection and measurement of specific immune responses.

We also possess and/or in-license substantial know-how and trade secrets relating to the development and commercialization of our product candidates, including related manufacturing processes and technology. We plan to continue expanding and strengthening our IP portfolio with additional patent applications in the future.

In March 2021, we signed an agreement with a regulatory consultant based in Munich, Germany, which will play a central role in navigating the first ADI™ therapeutic program through the clinical trial and regulatory process. The firm has been working with the Aditxt’s ADI™ team to submit a clinical trial application to the regulatory agency in Germany. Psoriasis is the first indication being targeted for clinical trial in the ADI™ therapeutics pipeline. Other candidates that are advancing toward clinical trials include ADI™ for type 1 diabetes and skin allografting.

Advantages

The sophistication of the AditxtScore technology includes the following:

●	Greater sensitivity/specificity

●	20- fold higher dynamic range, greatly reducing signal to noise compared to conventional assays

●	Ability to customize assays and multiplex a large number of analytes with speed and efficiency

●	Ability to test for cellular immune responses, i.e. B & T cell, cytokines.

●	Proprietary reporting algorithm.

ADIVIR, INC.

Formed in April of 2023, Adivir™, Inc., is Aditxt’s most recently formed wholly owned subsidiary, dedicated to the clinical and commercial development efforts of innovative antiviral products. These products have the potential to address a wide range of infectious diseases, including those that currently lack viable treatment options.

Background

On April 18, 2023, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Cellvera Global Holdings LLC (“Cellvera Global”), Cellvera Holdings Ltd. (“BVI Holdco”), Cellvera, Ltd. (“Cellvera Ltd.”), Cellvera Development LLC (“Cellvera Development” and together with Cellvera Global, BVI Holdco, Cellvera Ltd. and Cellvera Development (the “Sellers”), AiPharma Group Ltd. (“Seller Owner” and collectively with the Sellers, “Cellvera”), and the legal representative of Cellvera, pursuant to which, the Company will purchase Cellvera’s 50% ownership interest in G Response Aid FZE (“GRA”), certain other intellectual property and all goodwill related thereto (the “Acquired Assets”). Unless expressly stated otherwise herein, capitalized terms used but not defined herein have the meanings ascribed to them in the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the consideration for the Acquired Assets consists of (A) $24.5 million, comprised of: (i) the forgiveness of the Company’s $14.5 million loan to Cellvera Global, and (ii) approximately $10 million in cash, and (B) future revenue sharing payments for a term of seven years. GRA holds an exclusive, worldwide license for the antiviral medication, Avigan® 200mg, excluding Japan, China and Russia. The other 50% interest in GRA is held by Agility, Inc. (“Agility”).

Additionally, upon the closing, the Share Exchange Agreement previously entered into as of December 28, 2021, between Cellvera Global Holdings, LLC f/k/a AiPharma Global Holdings, LLC (together with other affiliates and subsidiaries) and the Company, and all other related agreements will be terminated.

The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing of certain conditions, including but not limited to, the following:

(i)	Satisfactory completion of due diligence;

(ii)	Completion by the Company of financing sufficient to consummate the transactions contemplated by the Asset Purchase Agreement;

(iii)	Receipt by the Company of all required Consents from Governmental Bodies for the Acquisition, including but not limited to, any consents required to complete the transfer and assignment of Cellvera’s membership interests in GRA;

(iv)	Receipt of executed payoff letters reflecting the amount required to be fully pay all of each of Seller’s and Seller Owner’s Debt to be paid at Closing;

(v)	Receipt by the Company of a release from Agility;

(vi)	Execution of an agreement acceptable to the Company with respect to the acquisition by the Company of certain intellectual property presently held by a third party;

(vii)	Execution of an amendment to an asset purchase agreement previously entered into by Cellvera with a third party that effectively grants the Company the rights to acquire the intellectual property from the third party under such agreement;

(viii)	Receipt of a fairness opinion by the Company with respect to the transactions contemplated by the Asset Purchase Agreement; and

(ix)	Receipt by the Company from the Seller Owner of written consent, whether through its official liquidator or the Board of Directors of Seller Owner, to the sale and purchase of the Acquired Assets and Assumed Liabilities pursuant to the Assert Purchase Agreement.

There can be no assurance that the conditions to closing will be satisfied or that the proposed acquisition will be completed as proposed or at all.

Our commitment to building our antiviral portfolio is strategic and timely. We believe that there has never has there been a more important time to address the growing global need to uncover new treatments or commercialize existing ones that treat life-threatening global viral infections.

MDNA

On December 17, 2023, we entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Pearsanta, Inc., our majority owned subsidiary (“Pearsanta”) and MDNA Life Sciences, Inc. (“MDNA”), pursuant to which Pearsanta agreed to acquire certain intellectual property and other specified assets relating to MDNA’s early cancer detection platform (the “Acquired Assets”). MDNA’s Mitomic™ technology provides a tool for identifying biomarkers associated with various diseases that lead to mtDNA mutations. The Acquired Assets include, but are not limited to, the following:

●	The Mitomic Endometriosis Test (MET™) is in development as a blood-based assay for diagnosis of endometriosis. This test aims to provide early diagnostic insights, potentially reducing delays in diagnosing endometriosis.

●	The Mitomic Prostate Test (MPT™) is currently under development as a blood-based assay for diagnosis of prostate cancer. We believe that this test holds the potential to provide more specific and clinically informative data especially in the prostate-specific antigen (PSA) grey zone. It aims to address the challenges of over-diagnosis and mitigate risks associated with low-grade cancers.

Pursuant to the Purchase Agreement, the consideration for the transaction was to consist of: (i) an upfront working capital payment of $500,000 (the “Upfront Working Capital Payment”), which is payable upon the satisfaction of certain conditions set forth in the Purchase Agreement, (ii) a working capital payment at closing of $500,000, (iii) 50,000 shares of our Common Stock, (iv) a warrant to purchase 50,000 shares of our Common Stock exercisable for a term of 5 years at an exercise price equal to the opening price per share of our Common Stock as of the Closing Date (as defined below), and (v) 5,000 shares of Pearsanta Series A Preferred Stock, par value $0.001 per share (the “Pearsanta Preferred Stock”), provided, however, that if the value of such Pearsanta Preferred Stock, on an as-converted basis, at the time of the pricing of the Pearsanta common stock in connection with the sale of shares of Pearsanta common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended does not equal $25,000,000, an additional amount of Pearsanta Preferred Stock (“Additional Pearsanta Preferred Stock”) so that the sum of the value of the Pearsanta Preferred Stock plus the Additional Pearsanta Preferred Stock (if any) shall equal $25,000,000. The Pearsanta Preferred Stock shall have such rights, powers, and preferences as set forth in the form of Certificate of Designation of Series A Preferred Stock, the form of which is attached as Exhibit D to the Purchase Agreement.

On January 4, 2024, we entered into a First Amendment to Asset Purchase Agreement with Pearsanta and MDNA, pursuant to which the parties agreed to: (i) the removal of the Upfront Working Capital Payment, (ii) the removal of the Closing Working Capital Payment (as defined in the Purchase Agreement”), and (iii) to increase the maximum amount of payments to be made by us under the Transition Services Agreement (as defined below) from $2.2 million to $3.2 million.

On January 4, 2024, Pearsanta and MDNA entered into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which MDNA agreed that it would perform, or cause certain of its affiliates or third parties to perform, certain services as described in the Transition Services Agreement for a term of three months in consideration for the payment by Pearsanta of certain fees as provided in the Transition Services Agreement, in an amount not to exceed $3.2 million.

On January 4, 2024, we completed its acquisition of the Acquired Assets and issued to MDNA 50,000 shares of our Common Stock, a warrant to purchase 50,000 shares of our Common Stock, and the Pearsanta Preferred Stock.

Properties

We lease property consisting of office and laboratory space located at 2569 Wyandotte, St., Suite 101 Mountain View, CA 94043. The lease expires on August 31, 2024, subject to extension. We are currently three months in arrears on our Mountain View lease.

We lease property consisting of office space located at 532 Broadhollow Road, Suite 118, Melville, NY 11747. The lease expires on December 31, 2025, subject to extension. We are currently three months in arrears on our Melville lease.

We lease property consisting of office and laboratory space located at 737 N. 5th Street Richmond, Virginia 23219. The lease expires on August 31, 2026, subject to extension. We are currently 3.75 months in arrears on our Richmond lease.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Employees

We have thirty - nine (39) full time employees. We consider the relations with our employees to be good.

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to the individuals who are our directors and executive officers as of December 31, 2023:

Name	Age	Positions
Amro Albanna	54	Chief Executive Officer, Director
Corinne Pankovcin	57	Chief Commercialization Officer
Shahrokh Shabahang, D.D.S., MS, Ph.D.	61	Chief Innovation Officer, Director
Rowena Albanna	58	Chief Operating Officer
Thomas J. Farley	51	Chief Financial Officer
Charles Nelson	70	Director
Brian Brady	45	Director
Jeffrey W. Runge, M.D.	68	Director

Amro Albanna - Chief Executive Officer

Mr. Albanna has been our Chief Executive Officer and a Director since we were formed in 2017. He also served as our President from our inception through September 2021. In 2010, Mr. Albanna co-founded Innovation Economy Corporation (“IEC”), formed to license and commercialize innovations and create a group of life and health subsidiaries. From 2010 until 2017, Mr. Albanna was Chief Executive Officer and a Director of IEC and Olfactor Laboratories, Inc., a majority-owned subsidiary of IEC. From 2010 to August 2016, he was the Chief Executive Officer and a Director of Nano Engineered Applications, Inc., another majority-owned subsidiary of IEC. In 2003, Mr. Albanna founded Qmotions, Inc. (subsequently renamed Deal A Day Group Corp.). He served as its Chief Executive Officer and a Director until 2011. Qmotions used 3-D spatial tracking and pattern recognition technologies to develop motion-capturing video game controllers. In 2002, Mr. Albanna was a co-founder of Digital Angel Corporation - a company formed via the merger of three private companies (one being TTC below) into a fourth publicly traded company (American Stock Exchange) and was placed in charge of commercializing its GPS/wireless technologies. Around that time, Mr. Albanna co-founded an incubator for startups at the University of California, Riverside Research Park which was acquired in 2007. In 1997, he founded Timely Technology Corporation (“TTC”), which designed and developed e-commerce software for education, retail and finance. TTC was acquired in 2000 by a Nasdaq-listed company. Mr. Albanna graduated from California State University San Bernardino in 1991 with a B.S. in Business Administration with concentration in Computer Information Systems. He completed graduate coursework in Computer Science and Engineering at California State University, Long Beach from 1992 to 1993. In 2019, Mr. Albanna completed coursework in Immunology and Genetics at Harvard Medical School HMX online learning platform.

Corinne Pankovcin — Chief Commercialization Officer

Ms. Pankovcin has been our Chief Commercialization Officer since April 12, 2023. Ms. Pankovcin served as our President from September 2021 through April 2023. Ms. Pankovcin served as our Chief Financial Officer from July 2020 through August 2021. From December 2015 to July 2019, Ms. Pankovcin was the Chief Financial Officer and Managing Director and Treasurer of Business Development Corporation of America (“BDCA”), a business development company. Prior thereto, from January 2011 to August 2015, Ms. Pankovcin was the Chief Financial Officer and Treasurer of Blackrock Capital Investment Corporation (NASDAQ: BKCC), and a Managing Director of Finance at BlackRock Investment Management LLC. Prior to joining BlackRock, Ms. Pankovcin was a senior member of Finance & Accounting of Alternative Investments and served as Chief Financial Officer for the Global Emerging Markets products group at AIG Capital Partners. Ms. Pankovcin began her career with PricewaterhouseCoopers LLP, where she ultimately held the role of Senior Manager of Business Assurance for Consumer Products, Manufacturing, and Middle Market industries from 1991 to 2001. Ms. Pankovcin earned her B.S. in Accounting from Dowling College and her Master’s Degree in Business Administration from Hofstra University. She is a Certified Public Accountant.

Shahrokh Shabahang, D.D.S., MS, Ph.D. - Chief Innovation Officer

Dr. Shabahang has been our Chief Innovation Officer and Director since our inception. In 2009, Dr. Shabahang co-founded Sekris Biomedical Inc. to incubate immunotherapy technologies. He served as its Chairman of the board and Chief Executive Officer since its inception. In 2004, Dr. Shabahang joined Genelux Corporation to lead its clinical development program and to serve as board secretary. Genelux developed an oncolytic virus technology for treatment of cancer, co-invented by Dr. Shabahang. During his tenure from 2004-2007, Genelux raised $20M+ and obtained regulatory approval to initiate First-In-Human clinical studies in Europe with patients who had not responded to chemotherapy. In 2001, Dr. Shabahang became the Director of the Microbiology and Molecular Biology Lab at Loma Linda University (“LLU”). He led the research and development of an antimicrobial therapeutic agent for treatment of dental infections, which was licensed and marketed by one of the largest dental distribution companies. Dr. Shabahang attended the University of California, Santa Barbara from 1982 to 1984 and later received his DDS from the University of Pacific in 1987. He earned his PhD in Microbiology and Molecular Genetics at LLU in 2001. During the same year, he established his laboratory at LLU to study infectious diseases and host immune responses.

Rowena Albanna - Chief Operating Officer

Ms. Albanna has been our Chief Operating Officer since July 2020. From 2017 to immediately prior to her appointment as Chief Operating Officer, Ms. Albanna was an independent operations consultant for the Company. Prior thereto, from 2013 to 2017, Ms. Albanna was the Chief Operating Officer of Innovation Economy Corporation (“IEC”), formed to license and commercialize innovations and create a group of life and health subsidiaries. From 2010 to 2013, Ms. Albanna was Senior Vice President of IEC. From 2004 to 2009, Ms. Albanna was the founder and principal of Weezies, an online-based business focused on building and operating e-commerce stores and affiliate marketing sites. From 2003 to 2004, Ms. Albanna was the head of Product Development and Engineering of Qmotions Inc. Qmotions used 3-D spatial tracking and pattern recognition technologies to develop motion-capturing video game controllers. In 2002, Ms. Albanna was VP of Product Development at Digital Angel Systems where she led the development of devices which combined GPS, wireless, and biosensing. Prior to that, Ms. Albanna held multiple product development roles with increasing responsibilities for various technology companies in the areas of financial, medical, telecommunications, integrated circuit layout design, and defense. Ms. Albanna is a co-inventor of two patents related to systems for localizing, monitoring, and sensing objects. Ms. Albanna received a Bachelor of Science degree in Computer Science with a minor in Mathematics from California State University, San Bernardino in 1988. Ms. Albanna is the wife of Amro Albanna, our Chief Executive Officer.

Thomas J. Farley, CPA - Chief Financial Officer

Mr. Farley has been the Chief Financial Officer since September 2021. Prior to this, Mr. Farley was the Principal Accounting Officer and Controller from October of 2020 to September 2021. From December 2015 to June 2020, Mr. Farley was the Controller of Business Development Corporation of America (“BDCA”), a publicly listed business development company. Prior thereto, from January 2011 to August 2015, Mr. Farley was the Senior Controller of Blackrock Capital Investment Corporation (NASDAQ: BKCC). Prior to joining BlackRock Capital Investment Corporation, Mr. Farley was a Senior Controller for PineBridge Investments Emerging Markets practice. Mr. Farley was also an Accounting Manager for Bessemer Venture Partners prior to his tenure at PineBridge. Mr. Farley began his career with PricewaterhouseCoopers LLP, from 1996 to 2001. Mr. Farley earned his B.S. in Accounting from Long Island University and is a Certified Public Accountant.

Brian Brady - Director

Mr. Brady has served as a Director since December 1, 2018. Mr. Brady has also been the Director of Investments at a large hospital system since March 2016, where he is responsible for the management of investment activity related to the organization and personal investments of the family that owns that company. From December 2011 to March 2016, Mr. Brady was the Vice President/Portfolio Manager at a wealth advisory firm, where he served in an investment advisory role, including asset and portfolio management. Mr. Brady graduated in 2001 with a Bachelor’s degree in Finance from the University of Illinois at Chicago and in 2014 with a Master of Business Administration degree from the University of Chicago. We believe that Mr. Brady’s extensive experience with financial markets and management of investment activities qualifies him to serve as a director of our Company.

Charles Nelson - Director

Mr. Nelson has served as a director since November 2023. Prior to his appointment as a member of the Board, Mr. Nelson was a consultant to the Company from September 2020 through September 2023. He began his financial career as a market representative with American International Group and in 1979 joined Dean Witter Reynolds as a Financial Advisor, working with high net worth and institutional clients. In 1980, he joined Drexel Burnham and Lambert, and subsequently, at Ladenberg Thalmann and then at Auerbach Pollack and Richardson originating equity and investment banking transactions. Over the last 20 years, Mr. Nelson has been involved with financing companies in the fintech, healthcare and bio-pharma spaces through private equity and public financing including listings on the Nasdaq and the NYSE. We believe that Mr. Nelson’s extensive experience in capital markets qualifies him to serve as a director of our Company.

Jeffrey W. Runge, M.D - Director

Dr. Runge has served as a director since July 2020. From 2008 to the present, Dr. Runge has been the President and founder of Biologue, Inc., which provides consulting in biodefense, medical preparedness and injury control. From 2001 through August of 2008, Dr. Runge served in the Bush administration, first as the head of the National Highway Traffic Safety Administration, and, beginning in September 2005, as the Department of Homeland Security’s (DHS) first Chief Medical Officer. Dr. Runge founded the DHS Office of Health Affairs and was confirmed by the United States Senate as DHS’ first Assistant Secretary for Health Affairs in December of 2007. Dr. Runge also served as Acting DHS Undersecretary for Science and Technology from February through August 2006. In his role at DHS, Dr. Runge oversaw the operations of the department’s biodefense activities, medical preparedness and workforce health protection, as well as fulfilling DHS’ responsibilities in medical countermeasure development. Prior to his government service, Dr. Runge was Assistant Chairman and Director of Clinical Research in the Department of Emergency Medicine at Carolinas Medical Center in Charlotte, NC, from 1984 through 2001. Additionally, Dr. Runge is a Senior Advisor at The Chertoff Group, a firm providing advisory services in business risk management, security and homeland defense. Since 2010, Dr. Runge has served on the boards of two public companies, including their Audit and Compensation committees, both of which underwent strategic acquisitions. He has also served as President and CEO of a SEC-regulated startup company in the health sector. Dr. Runge earned his medical degree from the Medical University of South Carolina and his undergraduate degree from the University of the South. We believe that Dr. Runge’s experience in medicine, medical research, public service, business and his prior service on public corporate boards qualifies him to serve as a director of our Company.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board for further consideration.

Term of Office

Officers hold office until his or her successor is elected and qualified. Directors are appointed to serve for one year until the meeting of the Board following the annual meeting of stockholders and until their successors have been elected and qualified.

Director Independence

We use the definition of “independence” of The Nasdaq Stock Exchange LLC (“Nasdaq”) listing rules to make this determination. Nasdaq listing rules provide that an “independent director” is one who the board “affirmatively determines” has no “material relationship” with the company “either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or has been within the last three (3) years, an employee of the Company or an immediate family member of director is, or has been within the last three (3) years, an executive officer of the Company;

●	the director has received, or has an immediate family member who is an executive officer of the Company and has received, during any twelve-month period within the last three (3) years, more than $120,000 compensation directly from the Company (not including compensation received for director service, pension plan payments or deferred compensation for prior service not contingent on continued service);

●	the director or an immediate family member is a current partner of the Company’s internal or external auditor; the director is a current employee of the auditor; an immediate family member is a current employee of the auditor and personally works on the Company’s audit; or the director or an immediate family member was within the last three (3) years a partner or employee of the auditor and personally worked on the Company’s audit within that time;

●	the director or an immediate family member is, or has been within the last three (3) years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

●	the director is a current employee, or an immediate family member is a current executive officer, of an organization that has made to or received from the Company payments for property or services in an amount which, in any of the last three fiscal (3) years, exceeds greater of 2% of such other company’s consolidated gross revenues or $1 million. Charitable contributions not considered “payments” for purposes of this prohibition but contributions meeting these thresholds must be disclosed on the Company’s website or in its annual proxy statement or its Annual Report on Form 10-K.

Under such definitions, we consider Mr. Nelson, Mr. Brady, and Dr. Runge to be “independent.” Nasdaq listing rules permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to comply with its requirement that a majority of the board of directors be made up of independent directors. However, our common stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements. We are subject to Nasdaq’s director independence requirements and are required to structure our board of directors accordingly.

Committees of the Board

Our board of directors has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of these standing committees operate pursuant to its respective charter. The committee charters are reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee may propose revisions to the charters. The responsibilities of each committee are described in more detail below.

Nasdaq listing rules permits a phase-in period for an issuer registering securities in an initial public offering to meet the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

The composition and functions of each committee are described below.

Name	Independent	Audit		Nominating and Corporate Governance		Compensation
Amro Albanna
Shahrokh Shabahang, D.D.S., MS, Ph.D.
Brian Brady	X	X	*	X		X
Charles Nelson	X	X		X		X	*
Jeffrey Runge, M.D.	X	X		X	*	X

*	Chairman of the committee

Audit Committee

The Audit Committee, among other things, is responsible for:

●	appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;

●	reviewing the internal audit function, including its independence, plans, and budget;

●	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

●	reviewing our internal controls with the independent auditor, the internal auditor, and management;

●	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

●	overseeing our financial compliance system; and

●	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under SEC rules and Nasdaq listing rules. The Board has adopted a written charter setting forth the authority and responsibilities of the Audit Committee. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Mr. Brady meets the qualifications of an Audit Committee financial expert.

The Audit Committee consists of Mr. Brady, Mr. Nelson, and Dr. Runge. Mr. Brady chairs the Audit Committee.

Compensation Committee

The Compensation Committee is responsible for:

●	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;

●	overseeing and administering the Company’s executive compensation plans, including equity-based awards;

●	negotiating and overseeing employment agreements with officers and directors; and

●	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

The Board has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee.

The Compensation Committee consists of Mr. Brady, Mr. Nelson, and Dr. Runge. Mr. Nelson serves as chairman of the Compensation Committee. The Board has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to compensation committee members under SEC rules and Nasdaq listing rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, is responsible for:

●	reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;

●	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees and the Board as a whole;

●	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise and experience, including diversity considerations, for the full Board and each committee;

●	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

●	reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;

●	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

●	overseeing the Company’s compliance program, including the Code of Conduct; and

●	overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee consists of Dr. Runge, Mr. Brady, and Mr. Kiaie. Dr. Runge serves as chairman of the Nominating and Corporate Governance Committee. The Company’s Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s board of directors or its compensation committee. None of the members of the Company’s compensation committee is, or has ever been, an officer or employee of the Company. There are no interlocking relationships as defined in the applicable SEC rules.

Code of Business Conduct and Ethics

The Company’s board of directors adopted a code of business conduct and ethics applicable to its employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq Capital Market. The code of business conduct and ethics is publicly available on the Company’s website. Any substantive amendments or waivers of the code of business conduct and ethics or code of ethics for senior financial officers may be made only by the Company’s board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq Capital Market.

Corporate Governance Guidelines

The Company’s board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the Nasdaq Capital Market.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Other than as set forth below, we are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

The Company, Amro Albanna, our Chief Executive Officer, and Dr. Shahrokh Shabahang, our Chief Innovation Officer, have been named as cross-defendants in a counterclaim filed by Christopher Sechrist in an action entitled Shahrokh Shabahang v. Christopher Sechrist, San Bernardino County Superior Court Case No. CIVDS1831323. In a cross-complaint, Mr. Sechrist contends that he was a partner in a dental practice with Dr. Shabahang, and that disputes arose as between those partners. Neither the Company nor Mr. Albanna were partners in, or otherwise have an interest in, the dental practice. Notwithstanding, and seemingly based solely on the fact that Dr. Shabahang became the Chief Innovation Officer for the Company, Mr. Sechrist has brought claims against the Company and Mr. Albanna. Both the Company and Mr. Albanna believe that the Counterclaims filed by Mr. Sechrist have no factual or legal merit, and they intend to vigorously defend themselves in the action and to seek a dismissal of the case as against them as soon as possible. On May 26, 2020, Mr. Sechrist filed a request for dismissal as to the Company and Mr. Albanna with the Superior Court of California, County of San Bernardino, San Bernardino District. The clerk of the court entered the dismissal with prejudice on May 26, 2020.

Our Chief Executive Officer, Amro Albanna, is a party to litigation matters unrelated to the Company or any of its properties. Such litigations relate to Innovation Economy Corporation (IEC), a company in which Mr. Albanna served as the CEO and a Director from 2010 until 2017, and its wholly-owned subsidiaries (Innovation Economy Corporation d/b/a ieCrowd). The first litigation (ieCrowd v. Kim, et. al, Superior Court, Riverside County) was originally commenced by IEC and its subsidiary after Mr. Albanna was no longer affiliated with IEC, against certain third-party defendants based upon claims related to their misconduct and mismanagement. Such defendants subsequently brought a countersuit against IEC and its subsidiary, in which they named Mr. Albanna and others as defendants, alleging that they were misled to invest in IEC and its subsidiary based upon misrepresentations by, among others, Mr. Albanna. The cases have now been consolidated. Mr. Albanna believes that the counteraction commenced by the third parties against him is without merit and intends to defend himself. The second matter (Calabria v. ieCrowd) was commenced by Calabria Ventures (the “Calabria Action”) more than 2 years after Mr. Albanna was no longer affiliated with IEC, related to uncollected rent. Mr. Albanna believes that the action commenced against him is without merit and intends to defend himself. IEC (either directly or through its Director and officer insurance policy) has covered all related legal costs to date. On August 5, 2020, the plaintiff in the Calabria Action filed a request for dismissal as to Mr. Albanna with the Superior Court of California, County of Riverside. The clerk of the court entered the dismissal without prejudice on August 5, 2020.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table represents information regarding the total compensation for the named executive officers of the Company as of December 31, 2023 and 2022:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Restricted Stock Units ($)	All Other Compensation ($)(4)	Total ($)
Amro Albanna	2023	432,119	-	-	47,114	-	40,000	519,233
Chief Executive Officer and Director	2022	500,000	-		-	-	-	500,000

Shahrokh Shabahang, D.D.S., MS, Ph.D.	2023	293,502	-	-	35,336	-	30,000	358,837
Chief Innovation Officer	2022	325,000	-	-	-	-	-	325,000

Corinne Pankovcin	2023	346,774	-	-	23,557	-	20,000	390,331
Chief Commercialization Officer, Former President(1), Former Chief Financial Officer(2)	2022	385,000	-	-	-	-	-	385,000

Thomas J. Farley	2023	337,894	-	-	23,557	-	20,000	381,451
Chief Financial Officer(4)	2022	360,833	-	-	-	-		360,833

Matthew Shatzkes	2023	198,670	890,893	-		-	34,076	1,123,639
Chief Legal Officer & General Counsel(5)	2022	368,958	246,697	-	-	218,064	-	833,719

Option awards represent granted options at the fair market value as of the date of grant. Restricted stock units represent granted restricted stock units at the fair market value as of the date of grant.

(1)	In February 2023, the Company formed a subsidiary, Pearsanta, Inc. in order to accelerate the growth of the Company’s AditxtScore program through future strategic revenue and growth oriented transactions. In connection with the formation of Pearsanta and Corinne Pankovcin’s anticipated role in driving such strategic revenue and growth oriented transactions, Ms. Pankovcin’ s title was changed from President to Chief Commercialization Officer, effective April 12, 2023.

(2)	Ms. Pankovcin served as the Company’s Chief Financial Officer from July 2020 through September 25, 2021. She was appointed as our President on September 25, 2021. Ms. Pankovcin’s title was changed from President to Chief Commercialization Officer effective April 12, 2023.

(3)	Mr. Shatzkes joined Aditxt in January of 2022. Mr. Shatzkes departed Aditxt in July of 2023.

(4)	All other compensation is inclusive of Pearsanta, Inc. option grants to Mr. Albanna, Dr. Shabahang, Ms. Pankovcin, and Mr. Farley. Mr. Shatzkes received consideration in connection with the Separation and General Release agreement.

Employment Agreements

Amro Albanna, Chief Executive Officer

On November 14, 2021, the Company entered into an Amended and Restated Employment Agreement with Mr. Amro Albanna, the Chief Executive Officer of the Company (the “Amro Employment Agreement”). Pursuant to the Amro Employment Agreement, Mr. Albanna will receive (i) a base salary at the annual rate of $280,000 for the remainder of calendar year 2021, and effective January 1, 2022, $500,000 (prorated for any partial year) payable in bimonthly installments (ii) the opportunity to earn an annual bonus of 2% of the Company’s earnings before interest, taxes, depreciation, and amortization (EBITDA) with respect to an applicable year for which the bonus is payable, provided that such bonus will not exceed two (2) times Mr. Albanna’s base salary, and (iii) eligible to earn an annual discretionary bonus as determined by the Board or its Compensation Committee in their sole discretion. In addition, for calendar year 2021, Mr. Albanna will be eligible to earn an additional discretionary bonus as determined by the Company.

The term of Mr. Albanna’s engagement under the Amro Employment Agreement commences as of the Effective Date (as defined in the Amro Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Amro Employment Agreement. The term of Mr. Albanna’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Mr. Albanna or the Company.

Under the Amro Employment Agreement, termination of Mr. Albanna by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Amro Employment Agreement), or resignation by Mr. Albanna without “Good Reason” (as defined in the Amro Employment Agreement), will not require the Company to pay severance to Mr. Albanna. Upon any such termination, Mr. Albanna will be entitled to receive any Accrued Compensation (as defined in the Amro Employment Agreement), which in the case of termination by the Company for Cause or resignation by Mr. Albanna for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Mr. Albanna by the Company without “Cause” or resignation by Mr. Albanna for “Good Reason,” then under the Amro Employment Agreement will require the Company to pay severance to Mr. Albanna. Upon any such termination, Mr. Albanna will be entitled to receive any Accrued Compensation and, subject to Mr. Albanna’s execution of an irrevocable release, receive (i) on the sixtieth day (60th) day following termination, a lump sum amount equal to twelve (12) months base salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Mr. Albanna’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Amro Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Amro Employment Agreement, termination of Mr. Albanna by the Company without Cause or resignation by Mr. Albanna for Good Reason and a Change of Control (as defined in the Amro Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Mr. Albanna in connection to such termination. Upon such termination, Mr. Albanna will be entitled to receive any Accrued Compensation, and subject to Mr. Albanna’s execution of an irrevocable release, receive (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the product of three times Mr. Albanna’s salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Mr. Albanna’s medical insurance premiums for a period of twenty-four (24) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to the that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable for twenty-four (24) months (but not later than when the award would otherwise expire).

The Amro Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Mr. Albanna. To the extent any of the payments or benefits provided for under the Amro Employment Agreement or any other agreement or arrangement between Mr. Albanna and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Mr. Albanna the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Corinne Pankovcin, Chief Commercialization Officer

On November 14, 2021, Aditxt, Inc. (the “Company”) entered into a new employment agreement (the “Pankovcin Employment Agreement”) with the Company’s President, Corinne Pankovcin, pursuant to which Ms. Pankovcin will continue to serve as the Company’s President and Secretary until the date upon which Ms. Pankovcin’s employment may be terminated in accordance with the terms of the Pankovcin Employment Agreement.

The term of Ms. Pankovcin’s engagement under the Pankovcin Employment Agreement commences as of the Effective Date (as defined in the Pankovcin Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Pankovcin Employment Agreement. The term of Ms. Pankovcin’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Ms. Pankovcin or the Company.

Pursuant to the Pankovcin Employment Agreement, Ms. Pankovcin will receive: (i) a base salary at the annual rate of $250,000 for the remainder of calendar year 2021, and effective January 1, 2022, $385,000 (prorated for any partial year) payable in bimonthly installments and (ii) eligible to earn an annual discretionary bonus with a target amount of 45% of Base Compensation, which is based on the achievement of performance objectives, which will be determined by the Board and Compensation Committee. In addition, for calendar year 2021, Ms. Pankovcin shall be eligible to earn an additional discretionary bonus as determined by the Company.

Under the Pankovcin Employment Agreement, termination of Ms. Pankovcin by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Pankovcin Employment Agreement), or resignation by Ms. Pankovcin for “Good Reason” (as defined in the Pankovcin Employment Agreement), will not require the Company to pay severance to Ms. Pankovcin. Upon any such termination, Ms. Pankovcin will be entitled to receive any Accrued Compensation (as defined in the Pankovcin Employment Agreement), which in the case of termination by the Company for Cause or resignation by Ms. Pankovcin for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Ms. Pankovcin by the Company without “Cause” or resignation by Ms. Pankovcin for “Good Reason,” then under the Pankovcin Employment Agreement will require the Company to pay severance to Ms. Pankovcin. Upon any such termination, Ms. Pankovcin will be entitled to receive any Accrued Compensation and, subject to Ms. Pankovcin’s execution of an irrevocable release, receive: (i) on the sixtieth day (60th) day following termination, a lump sum amount equal to twelve (12) months base salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Ms. Pankovcin’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Pankovcin Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Pankovcin Employment Agreement, termination of Ms. Pankovcin by the Company without Cause or resignation by Ms. Pankovcin for Good Reason and a Change of Control (as defined in the Pankovcin Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Ms. Pankovcin in connection to such termination. Upon such termination, Ms. Pankovcin will be entitled to receive any Accrued Compensation, and subject to Ms. Pankovcin’s execution of an irrevocable release, receive (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the sum of (A) the product of two times Ms. Pankovcin’s salary then in effect as of the date of termination, less applicable taxes and withholdings, and (B) the product of two times Ms. Pankovcin’s Target Bonus; (ii) provide reimbursement to Ms. Pankovcin’s medical insurance premiums for a period of twenty-four (24) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to the that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable for twenty-four (24) months (but not later than when the award would otherwise expire).

The Pankovcin Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Ms. Pankovcin. To the extent any of the payments or benefits provided for under the Pankovcin Employment Agreement or any other agreement or arrangement between Ms. Pankovcin and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Ms. Pankovcin the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Thomas J. Farley, Chief Financial Officer

On November 14, 2021, Aditxt, Inc. (the “Company”) entered into a new employment agreement (the “Farley Employment Agreement”) with the Company’s Chief Financial Officer, Thomas Farley, pursuant to which Mr. Farley will continue to serve as the Company’s Chief Financial Officer until the date upon which Mr. Farley’s employment may be terminated in accordance with the terms of the Farley Employment Agreement.

The term of Mr. Farley’s engagement under the Farley Employment Agreement commences as of the Effective Date (as defined in the Farley Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Farley Employment Agreement. The term of Mr. Farley’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Mr. Farley or the Company.

Pursuant to the Farley Employment Agreement, Mr. Farley will receive: (i) a base salary at the annual rate of $225,000 for the remainder of calendar year 2021, and effective January 1, 2022, $355,000 (prorated for any partial year) payable in bimonthly installments and, (ii) eligible to earn an annual discretionary bonus with a target amount of 40% of Base Compensation, which is based on the achievement of performance objectives, which will be determined by the Board and Compensation Committee. In addition, for calendar year 2021, Mr. Farley will be eligible to earn an additional discretionary bonus as determined by the Company.

Under the Farley Employment Agreement, termination of Mr. Farley by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Farley Employment Agreement), or resignation by Mr. Farley without “Good Reason” (as defined in the Farley Employment Agreement), will not require the Company to pay severance to Mr. Farley. Upon any such termination, Mr. Farley will be entitled to receive any Accrued Compensation (as defined in the Farley Employment Agreement which in the case of termination by the Company for Cause or resignation by Mr. Farley for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Mr. Farley by the Company without “Cause” or resignation by Mr. Farley for “Good Reason,” then under the Farley Employment Agreement will require the Company to pay severance to Mr. Farley. Upon any such termination, Mr. Farley will be entitled to receive any Accrued Compensation and, subject to Mr. Farley’s execution of an irrevocable release, receive (i) on the sixtieth day (60th) day following termination, a lump sum cash-payment equal to the sum of (A) the product of two times Mr. Farley’s salary then in effect as of the date of termination, less applicable taxes and withholdings, and (B) the product of two times Mr. Farley’s Target Bonus (as defined in the Farley Employment Agreement); (ii) provide reimbursement to Mr. Farley’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Farley Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Farley Employment Agreement, termination of Mr. Farley by the Company without Cause or resignation by Mr. Farley for Good Reason and a Change of Control (as defined in the Farley Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Mr. Farley in connection to such termination. Upon such termination, Mr. Farley will be entitled to receive any Accrued Compensation, and subject to Mr. Farley’s execution of an irrevocable release, receive (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the product of two times Mr. Farley’s salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Mr. Farley’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to the that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable (but not later than when the award would otherwise expire).

The Farley Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Mr. Farley. To the extent any of the payments or benefits provided for under the Farley Employment Agreement or any other agreement or arrangement between Mr. Farley and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Mr. Farley the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Shahrokh Shabahang, Chief Innovation Officer

On November 14, 2021, Aditxt, Inc. (the “Company”) entered into a new employment agreement (the “Shabahang Employment Agreement”) with the Company’s Chief Innovation Officer, Shahrokh Shabahang, pursuant to which Mr. Shabahang will continue to serve as the Company’s Chief Innovation Officer until the date upon which Mr. Shabahang’s employment may be terminated in accordance with the terms of the Shabahang Employment Agreement.

The term of Mr. Shabahang’s engagement under the Shabahang Employment Agreement commences as of the Effective Date (as defined in the Shabahang Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Shabahang Employment Agreement. The term of Mr. Shabahang’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Mr. Shabahang or the Company.

Pursuant to the Shabahang Employment Agreement, Mr. Shabahang will receive: (i) a base salary at the annual rate of $210,000 for the remainder of calendar year 2021, and effective January 1, 2022, $325,000 (prorated for any partial year) payable in bimonthly installments, and (ii) eligible to earn an annual discretionary bonus with a target amount of 40% of Base Compensation, which is based on the achievement of performance objectives, which will be determined by the Board and Compensation Committee. In addition, for calendar year 2021, Mr. Shabahang will be eligible to earn an additional discretionary bonus as determined by the Company.

Under the Shabahang Employment Agreement, termination of Mr. Shabahang by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Shabahang Employment Agreement), or resignation by Mr. Shabahang without “Good Reason” (as defined in the Shabahang Employment Agreement), will not require the Company to pay severance to Mr. Shabahang. Upon any such termination, Mr. Shabahang will be entitled to receive any Accrued Compensation (as defined in the Shabahang Employment Agreement), which in the case of termination by the Company for Cause or resignation by Mr. Shabahang for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Mr. Shabahang by the Company without “Cause” or resignation by Mr. Shabahang for “Good Reason,” then under the Shabahang Employment Agreement will require the Company to pay severance to Mr. Shabahang. Upon any such termination, Mr. Shabahang will be entitled to receive any Accrued Compensation and, subject to Mr. Shabahang’s execution of an irrevocable release, receive: (i) on the sixtieth day (60th) day following termination, a lump sum cash-payment equal to the sum of (A) the product of two times Mr. Shabahangs’s salary then in effect as of the date of termination, less applicable taxes and withholdings, and (B) the product of two times Mr. Shabahang’s Target Bonus (as defined in the Shabahang Employment Agreement); (ii) provide reimbursement to Mr. Shabahang’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Shabahang Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Shabahang Employment Agreement, termination of Mr. Shabahang by the Company for without Cause or resignation by Mr. Shabahang for Good Reason and a Change of Control (as defined in the Shabahang Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Mr. Shabahang in connection to such termination. Upon such termination, Mr. Shabahang will be entitled to receive any Accrued Compensation, and subject to Mr. Shabahang’s execution of an irrevocable release, receive: (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the product of two times Mr. Shabahang’s salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Mr. Shabahang’s medical insurance premiums for a period of twenty-four (24) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to the that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable for twenty-four (24) months (but not later than when the award would otherwise expire).

The Shabahang Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Mr. Shabahang. To the extent any of the payments or benefits provided for under the Shabahang Employment Agreement or any other agreement or arrangement between Mr. Shabahang and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Mr. Shabahang the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Rowena Albanna, Chief Operating Officer

On November 14, 2021, Aditxt, Inc. (the “Company”) entered into a new employment agreement (the “Rowena Employment Agreement”) with the Company’s Chief Operating Officer, Rowena Albanna, pursuant to which Ms. Albanna will continue to serve as the Company’s Chief Operating Officer until the date upon which Ms. Albanna’s employment may be terminated in accordance with the terms of the Rowena Employment Agreement.

The term of Ms. Albanna’s engagement under the Rowena Employment Agreement commences as of the Effective Date (as defined in the Rowena Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Rowena Employment Agreement. The term of Ms. Albanna’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Ms. Albanna or the Company.

Pursuant to the Rowena Employment Agreement, Ms. Albanna will receive: (i) a base salary at the annual rate of $210,000 for the remainder of calendar year 2021 and effective January 1, 2022, $325,000 (prorated for any partial year) payable in bimonthly installments, and (ii) eligible to earn an annual discretionary bonus with a target amount of 40% of Base Compensation, which is based on the achievement of performance objectives, which will be determined by the Board and Compensation Committee. In addition, for calendar year 2021, Ms. Albanna will be eligible to earn an additional discretionary bonus as determined by the Company.

Under the Rowena Employment Agreement, termination of Ms. Albanna by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Rowena Employment Agreement), or resignation by Ms. Albanna for “Good Reason” (as defined in the Rowena Employment Agreement), will not require the Company to pay severance to Ms. Albanna. Upon any such termination, Ms. Albanna will be entitled to receive any Accrued Compensation (as defined in the Rowena Employment Agreement), which in the case of termination by the Company for Cause or resignation by Ms. Albanna for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Ms. Albanna by the Company without “Cause” or resignation by Ms. Albanna for “Good Reason” (as such terms are defined in the Rowena Employment Agreement), then under the Rowena Employment Agreement will require the Company to pay severance to Ms. Albanna. Upon any such termination, Ms. Albanna will be entitled to receive any Accrued Compensation and, subject to Ms. Albanna’s execution of an irrevocable release, receive: (i) on the sixtieth day (60th) day following termination, a lump sum amount equal to twelve (12) months base salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Ms. Albanna’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Rowena Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Rowena Employment Agreement, termination of Ms. Albanna by the Company without Cause or resignation by Ms. Albanna for Good Reason and a Change of Control (as defined in the Rowena Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Ms. Albanna in connection to such termination. Upon such termination, Ms. Albanna will be entitled to receive any Accrued Compensation, and subject to Ms. Albanna’s execution of an irrevocable release, receive: (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the sum of (A) the product of two times Ms. Albanna’s salary then in effect as of the date of termination, less applicable taxes and withholdings, and (B) the product of two times Ms. Albanna’s Target Bonus; (ii) provide reimbursement to Ms. Albanna’s medical insurance premiums for a period of twenty-four (24) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to the that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable for twenty-four (24) months (but not later than when the award would otherwise expire).

The Rowena Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Ms. Albanna. To the extent any of the payments or benefits provided for under the Rowena Employment Agreement or any other agreement or arrangement between Ms. Albanna and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Ms. Albanna the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Matthew Shatzkes, Former Chief Legal Officer and General Counsel

On January 28, 2022, Aditxt, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Matthew Shatzkes, the Chief Legal Officer and General Counsel of the Company. Pursuant to the Employment Agreement, Mr. Shatzkes will (i) receive a base salary at the annual rate of $385,000 (the “Base Compensation”) payable in bimonthly installments, (ii) receive a one-time sign-on bonus (the “Sign-on Bonus”), (iii) a minimum 2022 quarterly bonus (the “Minimum 2022 Bonus”), and (iv) will be entitled to earn an annual discretionary bonus beginning in fiscal year 2022.

Following the first anniversary of the Employment Agreement (the “Anniversary Date”), in addition to Mr. Shatzkes’ Base Compensation, Mr. Shatzkes will be entitled to a minimum quarterly bonus (the “Subsequent Year Minimum Bonus”). Following the Anniversary Date, in addition to Mr. Shatzkes’ Base Compensation and Subsequent Year Minimum Bonus, Mr. Shatzkes will also be eligible to earn an annual discretionary bonus.

Under the Employment Agreement, Mr. Shatzkes will also receive (i) a restricted stock unit award that will entitle Mr. Shatzkes to receive 150,000 shares of the Company’s common stock which shall vest immediately, and (ii) a restricted stock unit award of an additional 330,000 shares of the Company’s common stock, which shall vest ratably over eight successive equal quarterly installments over a two-year period commencing on March 1, 2022 and ending on December 1, 2023.

The term of Mr. Shatzkes engagement under the Employment Agreement commences on the Effective Date (as defined in the Employment Agreement) and continues until January 16, 2024, unless earlier terminated in accordance with the terms of the Employment Agreement. The term of Mr. Shatzkes’ Employment Agreement is automatically renewed for successive one-year periods until terminated by Mr. Shatzkes or the Company.

Under the Employment Agreement, termination of Mr. Shatzkes by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Employment Agreement), or resignation by Mr. Shatzkes without “Good Reason” (as defined in the Employment Agreement), will not require the Company to pay severance to Mr. Shatzkes. Upon any such termination, Mr. Shatzkes will be entitled to receive any Accrued Compensation (as defined in the Employment Agreement), which in the case of termination by the Company for Cause or resignation by Mr. Shatzkes for Good Reason will not include payment of pro rata bonus. If, however, termination of Mr. Shatzkes by the Company without “Cause”, resignation by Mr. Shatzkes for “Good Reason” or and a Change of Control (as defined in the Employment Agreement) event occurs, then the Employment Agreement will require the Company to pay severance to Mr. Shatzkes. Upon any such termination, Mr. Shatzkes will be entitled to receive any Accrued Compensation and, subject to Mr. Shatzkes’ execution of an irrevocable release, (i) on the sixtieth day following termination, a lump sum amount equal (a) twelve months of his Base Compensation, Sign-on Bonus and Minimum 2022 Bonus if his Employment Agreement is terminated prior to December 31, 2022, or (b) his Base Compensation and Subsequent Year Minimum Bonus if his Employment Agreement is terminated after December 31, 2022; (ii) provide reimbursement to Mr. Shatzkes’ medical insurance premiums for a period of twelve months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to that termination that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

To the extent any of the payments or benefits provided for under the Employment Agreement or any other agreement or arrangement between Mr. Shatzkes and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Mr. Shatzkes the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

On July 21, 2023, Matthew Shatzkes tendered his resignation as Chief Legal Officer, General Counsel and Corporate Secretary of the Company. In connection with his resignation, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Shatzkes employment with the Company terminated on August 4, 2023 (the “Termination Date”). In addition, the Company agreed to pay Mr. Shatzkes within seven days after the Termination Date: (i) $122,292.32, representing all accrued salary and wages (inclusive of Base Compensation and earned Subsequent Quarterly Bonus amounts, as those terms are defined in Mr. Shatzkes employment agreement), and (ii) $32,575.84, representing Mr. Shatzkes accrued, but unused paid time off. The Company also agreed to pay Mr. Shatzkes: (i) $385,000, representing 12 months of Mr. Shatzkes Base Compensation (as that term is defined in Mr. Shatzkes employment agreement), and (ii) $290,000, representing Mr. Shatzkes Subsequent Year Minimum Bonus (as such term is defined in Mr. Shatzkes employment agreement), on the 60th day following the Termination Date. In addition, the Company shall reimburse Mr. Shatzkes COBRA premium for a period of 12 months and shall cause any restricted stock units granted to Mr. Shatzkes to immediately vest as of the Termination Date.

On August 15, 2023, the Company entered into an Amendment to Separation Agreement and General Release with Mr. Shatzkes (the “Separation Agreement Amendment”). Pursuant to the Separation Agreement Amendment, the Company was required to pay Mr. Shatzkes, upon the earlier of (i) September 1, 2023 or (ii) two business days following the closing of a capital raise by the Company, an amount equal to $91,060.16, which amount represents the balance of Mr. Shatzkes’ Accrued Salary and Wages and Accrued PTO plus an additional $1,000 to serve as consideration for entering into the Separation Agreement Amendment. In addition, under the Separation Agreement Amendment, the Company was required to pay Mr. Shatzkes the Severance Base Compensation and the Severance Bonus upon the earlier of (i) the 60th day following the Termination Date or (ii) two business days following the closing of a capital raise by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except as described below and except for employment arrangements which are described under “executive compensation,” since January 1, 2018, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at December 31, 2022 and 2021, and any of our directors, executive officers, holders of more than 5% of our Common Stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

On February 7, 2024, Amro Albanna, the Chief Executive Officer of the Company loaned $30,000 to the Company. The loan was evidenced by an unsecured promissory note (the “February Note”). Pursuant to the terms of the February Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of August 7, 2024 or an event of default, as defined therein.

On December 6, 2023, Amro Albanna, the Chief Executive Officer of the Company loaned $200,000 to the Company. The loan was evidenced by an unsecured promissory note (the “December Note”). Pursuant to the terms of the December Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of June 6, 2024 or an event of default, as defined therein.

On November 30, 2023, Amro Albanna, the Chief Executive Officer of the Company loaned $10,000 to the Company. The loan was evidenced by an unsecured promissory note (the “November Note”). Pursuant to the terms of the November Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of May 30, 2024 or an event of default, as defined therein.

On June 12, 2023, Amro Albanna, the Chief Executive Officer of the Company and Shahrokh Shabahang, the Chief Innovation Officer of the Company, loaned $200,000 and $100,000, respectively, to the Company. The loans were evidenced by an unsecured promissory note (the “June Notes”). Pursuant to the terms of the June Notes, each of the June Notes will accrue interest at the Prime rate of eight and one-quarter percent (8.25%) per annum and is due on the earlier of December 12, 2023 or an event of default, as defined therein.

On April 21, 2023, Amro Albanna, the Chief Executive Officer of the Company, and Shahrokh Shabahang, the Chief Innovation Officer of the Company, loaned $87,523 and $100,000, respectively, to the Company. The loans were each evidenced by an unsecured promissory note (the “April Note”). Pursuant to the terms each April Note, it will accrue interest at the Prime rate of eight percent (8.00%) per annum and is due on the earlier of October 21, 2023, or an event of default, as defined therein. As of September 30, 2023, the note was fully paid off.

On May 25, 2023, Amro Albanna, the Chief Executive Officer of the Company, loaned $200,000 to the Company. The loan was evidenced by an unsecured promissory note (the “May Note”). Pursuant to the terms of the May Note, it will accrue interest at a rate of eight and one-quarter percent (8.25%) per annum, the Prime rate on the date of signing, and is due on the earlier of November 25, 2023 or an event of default, as defined therein. As of September 30, 2023, the note was fully paid off.

On June 12, 2023, Amro Albanna, the Chief Executive Officer of the Company, and Shahrokh Shabahang, the Chief Innovation Officer of the Company, loaned $200,000 and $100,000, respectively, to the Company. The loans were evidenced by an unsecured promissory note (the “June Note”). Pursuant to the terms of the June Note, it will accrue interest at the Prime rate of eight and one-quarter percent (8.25%) per annum and is due on the earlier of December 12, 2023, or an event of default, as defined therein. As of September 30, 2023, the June Note was fully paid off.

On July 11, 2023, we entered into a Subscription and Investment Representation Agreement (the “Subscription Agreement”) with Amro Albanna, its Chief Executive Officer, who is an accredited investor (the “Purchaser”), pursuant to which the Company agreed to issue and sell one (1) share of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to the Purchaser for $1,000.00 in cash. The sale closed on July 11, 2023.

On July 19, 2022, we entered into a Subscription and Investment Representation Agreement (the “Subscription Agreement”) with Amro Albanna, its Chief Executive Officer, who is an accredited investor (the “Purchaser”), pursuant to which the Company agreed to issue and sell one (1) share of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to the Purchaser for $20,000.00 in cash. The sale closed on July 19, 2022. The one share of Series B Preferred Stock was redeemed by the Company on Pctober 7, 2022 for $20,000 following the approval of the 2022 reverse stock split.

During the years ended December 31, 2019 and 2018, Rowena Albanna, the wife of Amro Albanna, our Chief Executive Officer, provided the Company with operations consulting services. In July 2020, Ms. Albanna joined the Company as its Chief Operating Officer. As of December 31, 2018, $112,000 was accrued as compensation. An additional $180,000 was expensed as compensation during the year ended December 31, 2019, and $17,000 was paid on the accrued balance. As of December 31, 2019, $275,000 remained accrued and outstanding.

On January 22, 2018, the Company issued an unsecured promissory note to Sekris for $40,000 that accrued interest of 4% annually. The note was due on the earlier of July 22, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On February 12, 2018, the Company issued an unsecured promissory note to Sekris for $50,000 that accrued interest of 4% annually. The note was due on the earlier of August 12, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On March 2, 2018, the Company issued an unsecured promissory note to Sekris for $10,000 that accrued interest of 4% annually. The note was due on the earlier of September 2, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On March 8, 2018, we entered into an Assignment Agreement (the “Assignment Agreement”) with Sekris. See “Summary — Overview — License Agreement with Loma Linda University.” Dr. Shabahang, our Chief Innovative Officer, was the Chief Executive Officer of Sekris. Sekris was subsequently dissolved in 2019.

On March 8, 2018, we issued a warrant to purchase up to 10,000 shares of our Common Stock to Sekris. On March 2, 2018, we issued a 4% unsecured promissory note to Sekris in the principal amount of $10,000. Principal and interest was due on September 2, 2018 or immediately upon an event of default. On February 12, 2018, we issued a 4% unsecured promissory note to Sekris in the principal amount of $50,000. Principal and interest was due on August 12, 2018 or immediately upon an event of default. On January 22, 2018, we issued a 4% unsecured promissory note to Sekris in the principal amount of $40,000. Principal and interest was due on July 22, 2018 or immediately upon an event of default.

On June 18, 2018, the Company issued an unsecured promissory note to Sekris for $17,502 that accrued interest of 4% annually. The note was due on the earlier of December 18, 2018 or in the event of default, as defined in the agreement. This note has been repaid as of December 31, 2019.

On January 1, 2019, we entered into a consulting agreement with Rowena Albanna, the wife of Amro Albanna, our Chief Executive Officer, to perform operations consulting services. As part of this agreement, we pay Ms. Albanna $15,000 per month for her services. This agreement terminated on June 30, 2020. In July 2020, Ms. Albanna joined the Company as its Chief Operating Officer.

On March 21, 2019, we issued a promissory note to Dr. Shabahang, our Chief Innovative Officer. The note has a principal amount of $10,000, was due on September 21, 2019, and bears an interest rate of 4% per year. This note remains outstanding.

During the year ended December 31, 2019, we assumed an aggregate of $189,625 of liabilities from Sekris in exchange for the return of 94,813 shares of our Common Stock.

On January 20, 2020, we issued a promissory note to Brian Brady, a member of our board of directors. The note has a principal amount of $50,000, was due on the earlier of April 19, 2020 or within 10 days of the closing of our initial public offering. This note carried an original issue discount of $25,000. The note was amended on April 23, 2020 to extend the maturity date to the earlier of June 30, 2020 or within 10 days of the closing of our initial public offering. This note was repaid in July 2020.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of February 12, 2024 based on 1,665,214 shares issued and outstanding by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) our executive officers and (iv) all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days of May 9, 2024. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Aditxt, Inc., 737 N. Fifth Street, Suite 200, Richmond, VA 23219.

	Number of shares of Common Stock Beneficially Owned	Percentage
Directors and Officers:
Amro Albanna (1)	10,103	*	%
Shahrokh Shabahang, D.D.S., MS, Ph.D. (2)	7,780	*	%
Corinne Pankovcin (3)	4,966	*	%
Rowena Albanna (4)	4,956	*	%
Brian Brady (5)	488	*	%
Jeffrey Runge, M.D. (6)	483	*	%
Thomas J. Farley (7)	4,812	*	%
Charles Nelson (8)	731	*	%
All directors and executive officers as a group (9 persons)	34,319	2.1%

*	Less than 1%

(1)	Includes (i) 9,704 shares issuable pursuant to options that are fully vested; (ii) 228 shares beneficially owned by the Albanna Family Trust, of which Mr. Albanna is the Trustee; (iii) 151 shares directly owned by Mr. Albanna; and (iv) 20 Series A Warrants issued as part of the conversion of outstanding accrued compensation through March 31, 2020. Mr. Albanna may be deemed to beneficially own the securities held by his wife Rowena Albanna, the Company’s Chief Operating Officer.

(2)	Includes (i) 7,108 beneficially owned by Shabahang-Hatami Family Trust, of which Shahrokh Shabahang, D.D.S., MS, Ph.D. is the Trustee; (ii) warrants to purchase 111 shares, including 24 Series A Warrants issued as part of the conversion of outstanding accrued compensation through March 31, 2020, and 87 warrants beneficially owned by the Shabahang-Hatami Family Trust; (iii) 561 shares directly owned by Mr. Shabahang.

(3)	Includes (i) 86 shares held directly by Ms. Pankovcin; and (ii) 4,880 shares issuable pursuant to options that are fully vested.

(4)	Includes (i) 86 shares held directly by Ms. Albanna; (ii) 4,852 shares issuable pursuant to options that are fully vested; and (iii) 18 Series A Warrants issued as part of the conversion of outstanding accrued compensation through March 31, 2020. Ms. Albanna may be deemed to beneficially own the securities held by her husband Amro Albanna, the Company’s Chief Executive Officer.

(5)	Includes (i) 13 shares held directly by Mr. Brady; and (ii) 475 shares issuable pursuant to options that are fully vested.

(6)	Includes (i) 2 shares held by Biologue, Inc., over which Dr. Runge has voting and dispositive control; (ii) 6 shares held directly by Dr. Runge; and (iii) 475 shares issuable pursuant to options that are fully vested.

(7)	Includes (i) 80 shares held directly by Mr. Farley and (ii) 4,732 shares issuable pursuant to options that are fully vested.

(8)	Includes (i) 261 shares held by Siu Kim Athle International, LLC., over which Mr. Nelson has voting and dispositive control and (ii) 470 shares issuable pursuant to options that are fully vested.

DESCRIPTION OF CAPITAL STOCK

General

The following description of the Company’s capital stock and provisions of its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the full text of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 100,000,000 shares of Common Stock, $0.001 par value per share, and 3,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2023, there were 1,665,214 shares of Common Stock issued and 1,665,214 shares of Common Stock outstanding. As of December 31, 2023, there were 24,905 shares of preferred stock issued and outstanding, of which (i) 22,280 were designated as Series A-1 Convertible Preferred Stock, and (ii) 2,625 were designated as Series B-2 Convertible Preferred Stock.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Dividend Rights

Holders of the Company’s Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of our liquidation, the holders of our Common Stock will be entitled to share ratably in any distribution of our assets after payment of all debts and other liabilities and the preferences payable to holders of shares of Preferred Stock then outstanding, if any.

Applicable Anti-Takeover Law

Set forth below is a summary of the provisions of the Certificate of Incorporation and the Bylaws that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary and it is qualified by refence to the Certificate of Incorporation, the Bylaws and relevant provisions of the Delaware General Corporation Law.

Blank Check Preferred Stock

The Certificate of Incorporation authorizes 3,000,000 undesignated shares of Preferred Stock and permits our board of directors to issue Preferred Stock with rights or preferences that could impede the success of any attempt to change control of the Company. For example, our board of directors, without stockholder approval, may create or issue Preferred Stock with conversion rights that could adversely affect the voting power of the holders of our Common Stock as well as rights to such Preferred Stock, in connection with implementing a stockholder rights plan. This provision may be deemed to have a potential anti-takeover effect, because the issuance of such Preferred Stock may delay or prevent a change of control of the Company. Furthermore, shares of Preferred Stock, if any are issued, may have other rights, including economic rights, senior to Common Stock, and as a result, the issuance thereof could depress the market price of our Common Stock.

Series A-1 Convertible Preferred Stock

On December 22, 2023, we filed a Certificate of Designation for its Series A-1 Preferred Stock with the Secretary of State of Delaware (the “Series A-1 Certificate of Designations”). The following is only a summary of the Series A-1 Certificate of Designations, and is qualified in its entirety by reference to the full text of the Series A-1 Certificate of Designations, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed on December 26, 2023 and is incorporated by reference herein.

Designation, Amount, and Par Value. The number of Series A-1 Preferred Stock designated is 22,280 shares. The shares of Series A-1 Preferred Stock have a par value of $0.001 per share and a stated value of $1,000 per share.

Conversion Price. The Series A-1 Preferred Stock will be convertible into shares of Common Stock at an initial conversion price of $4.44 (subject to adjustment pursuant to the Series A-1 Certificate of Designations) (the “Conversion Price”). The Certificate of Designations also provides that in the event of certain Triggering Events (as defined below) any holder may, at any time, convert any or all of such holder’s Series A-1 Preferred Stock at an alternate conversion rate equal to the product of (i) the Alternate Conversion Price (as defined below) and (ii) the quotient of (x) the 25% redemption premium multiplied by (y) the amount of Series A-1 Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a suspension of trading or the failure to be traded or listed on an eligible market for five consecutive days or more, (ii) the failure to remove restrictive legends when required, (iii) the Company’s default in payment of indebtedness in an aggregate amount of $500,000 or more, (iv) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (v) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $100,000. “Alternate Conversion Price” means the lowest of (i) the applicable conversion price the in effect, (ii) the greater of (x) $0.888 (the “Floor Price”) and (y) 80% of the volume weighted average price (“VWAP”) of the Common Stock on the trading day immediately preceding the delivery of the applicable conversion notice. Further, the Series A-1 Certificate of Designations provides that if on any of the 90th and 180th day after each of the occurrence of any Stock Combination Event (as defined in the Series A-1 Certificate of Designations) and the Applicable Date (as defined in the Series A-1 Certificate of Designations), the conversion price then in effect is greater than the market price then in effect (the “Adjustment Price”), on such date then the conversion price shall automatically lower to the Adjustment Price.

Dividends. Holders of the Series A-1 Preferred Stock shall be entitled to receive dividends when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash, in securities of the Company or any other entity, or using assets as determined by the Board on the Stated Value of such Preferred Share.

Liquidation. In the event of a Liquidation Event (as defined in the Series A-1 Certificate of Designation), the holders the Series A-1 Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other shares of capital stock of the Company, equal to the greater of (A) 125% of the Conversion Amount (as defined in the Series A-1 Certificate of Designation) on the date of such payment and (B) the amount per share such holder of Series A-1 Preferred Stock would receive if they converted such share of Series A-1 Preferred Stock into Common Stock immediately prior to the date of such payment

Company Redemption. The Company may redeem all, or any portion, of the Series A-1 Preferred Stock for cash, at a price per share of Series A-1 Preferred Stock equal to 115% of the greater of (i) the Conversion Amount (as defined in the Series A-1 Certificate of Designation)being redeemed as of the Company Optional Redemption Date (as defined in the Series A-1 Certificate of Designation) and (ii) the product of (1) the Conversion Rate (as defined in the Series A-1 Certificate of Designation) with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price (as defined in the Certificate of Designation) of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Certificate of Designation) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made under the Certification of Designation.

Maximum Percentage. Holders of Series A-1 Preferred Stock are prohibited from converting shares of Series A-1 Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of the Series A-1 Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as expressly provided in the Certificate of Designations and where required by the DGCL.

Series B-1 Convertible Preferred Stock

On January 24, 2024, we filed a Certificate of Designations for its Series B-1 Preferred Stock with the Secretary of State of Delaware (the “Series B-1 Certificate of Designations”). The following is only a summary of the Series B-1 Certificate of Designations, and is qualified in its entirety by reference to the full text of the Series B-1 Certificate of Designations, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Designation, Amount, and Par Value. The number of Series B-1 Preferred Stock designated is 6,000 shares. The shares of Series B-1 Preferred Stock have a par value of $0.001 per share and a stated value of $1,000 per share.

Conversion Price. The Series B-1 Preferred Stock will be convertible into shares of Common Stock at an initial conversion price of $4.06 (subject to adjustment pursuant to the Series B-1 Certificate of Designations) (the “Conversion Price”). The Series B-1 Certificate of Designations also provides that in the event of certain Triggering Events (as defined below) any holder may, at any time, convert any or all of such holder’s Series B-1 Preferred Stock at an alternate conversion rate equal to the product of (i) the Alternate Conversion Price (as defined below) and (ii) the quotient of (x) the 125% redemption premium multiplied by (y) the amount of Series B-1 Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a suspension of trading or the failure to be traded or listed on an eligible market for five consecutive days or more, (ii) the failure to remove restrictive legends when required, (iii) the Company’s default in payment of indebtedness in an aggregate amount of $500,000 or more, (iv) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (v) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $500,000. “Alternate Conversion Price” means the lowest of (i) the applicable conversion price the in effect, (ii) the greater of (x) $0.9420 (the “Floor Price”) and (y) 80% of the lowest volume weighted average price (“VWAP”) of the Common Stock during the five consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice. Further, the Series B-1 Certificate of Designations provides that if on any of the 90th and 180th day after each of the occurrence of any Stock Combination Event (as defined in the Series B-1 Certificate of Designations) and the Applicable Date (as defined in the Series B-1 Certificate of Designations), the conversion price then in effect is greater than the market price then in effect (the “Adjustment Price”), on such date then the conversion price shall automatically lower to the Adjustment Price.

Dividends. Holders of the Series B-1 Preferred Stock shall be entitled to receive dividends when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash, in securities of the Company or any other entity, or using assets as determined by the Board on the Stated Value of such Preferred Share.

Liquidation. In the event of a Liquidation Event (as defined in the Series B-1 Certificate of Designations), the holders the Series B-1 Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other shares of capital stock of the Company, equal to the greater of (A) 125% of the Conversion Amount (as defined in the Series B-1 Certificate of Designation) on the date of such payment and (B) the amount per share such holder of Series B-1 Preferred Stock would receive if they converted such share of Series B-1 Preferred Stock into Common Stock immediately prior to the date of such payment.

Company Redemption. The Company may redeem all, or any portion, of the Series B-1 Preferred Stock for cash, at a price per share of Series B-1 Preferred Stock equal to 115% of the greater of (i) the Conversion Amount (as defined in the Series B-1 Certificate of Designations) being redeemed as of the Company Optional Redemption Date (as defined in the Series B-1 Certificate of Designations) and (ii) the product of (1) the Conversion Rate (as defined in the Series B-1 Certificate of Designations) with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price (as defined in the Series B-1 Certificate of Designations) of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Series B-1 Certificate of Designations) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made under the Certification of Designation.

Maximum Percentage. Holders of Series B-1 Preferred Stock are prohibited from converting shares of Series B-1 Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of the Series B-1 Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as expressly provided in the Series B-1 Certificate of Designations and where required by the DGCL.

Series B-2 Convertible Preferred Stock

On December 28, 2023, we filed a Certificate of Designations for its Series B-2 Preferred Stock with the Secretary of State of Delaware (the “Series B-2 Certificate of Designations”). The following is only a summary of the Series B-2 Certificate of Designations, and is qualified in its entirety by reference to the full text of the Series B-2 Certificate of Designations, a copy of which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on January 2, 2024.

Designation, Amount, and Par Value. The number of Series B-2 Preferred Stock designated is 2,625 shares. The shares of Series B-2 Preferred Stock have a par value of $0.001 per share and a stated value of $1,000 per share.

Conversion Price. The Series B-2 Preferred Stock will be convertible into shares of Common Stock at an initial conversion price of $4.71 (subject to adjustment pursuant to the Series B-2 Certificate of Designations) (the “Conversion Price”). The Series B-2 Certificate of Designations also provides that in the event of certain Triggering Events (as defined below) any holder may, at any time, convert any or all of such holder’s Series B-2 Preferred Stock at an alternate conversion rate equal to the product of (i) the Alternate Conversion Price (as defined below) and (ii) the quotient of (x) the 125% redemption premium multiplied by (y) the amount of Series B-2 Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a suspension of trading or the failure to be traded or listed on an eligible market for five consecutive days or more, (ii) the failure to remove restrictive legends when required, (iii) the Company’s default in payment of indebtedness in an aggregate amount of $500,000 or more, (iv) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (v) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $500,000. “Alternate Conversion Price” means the lowest of (i) the applicable conversion price the in effect, (ii) the greater of (x) $0.9420 (the “Floor Price”) and (y) 80% of the lowest volume weighted average price (“VWAP”) of the Common Stock during the five consecutive trading day period ending and including the the trading day immediately preceding the delivery of the applicable conversion notice. Further, the Series B-2 Certificate of Designations provides that if on any of the 90th and 180th day after each of the occurrence of any Stock Combination Event (as defined in the Series B-2 Certificate of Designations) and the Applicable Date (as defined in the Series B-2 Certificate of Designations), the conversion price then in effect is greater than the market price then in effect (the “Adjustment Price”), on such date then the conversion price shall automatically lower to the Adjustment Price.

Dividends. Holders of the Series B-2 Preferred Stock shall be entitled to receive dividends when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash, in securities of the Company or any other entity, or using assets as determined by the Board on the Stated Value of such Preferred Share.

Liquidation. In the event of a Liquidation Event (as defined in the Series B-2 Certificate of Designations), the holders the Series B-2 Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other shares of capital stock of the Company, equal to the greater of (A) 125% of the Conversion Amount (as defined in the Series B-2 Certificate of Designation) on the date of such payment and (B) the amount per share such holder of Series B-2 Preferred Stock would receive if they converted such share of Series B-2 Preferred Stock into Common Stock immediately prior to the date of such payment.

Company Redemption. The Company may redeem all, or any portion, of the Series B-2 Preferred Stock for cash, at a price per share of Series B-2 Preferred Stock equal to 115% of the greater of (i) the Conversion Amount (as defined in the Series B-2 Certificate of Designations) being redeemed as of the Company Optional Redemption Date (as defined in the Series B-2 Certificate of Designations) and (ii) the product of (1) the Conversion Rate (as defined in the Series B-2 Certificate of Designations) with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price (as defined in the Series B-2 Certificate of Designations) of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Series B-2 Certificate of Designations) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made under the Certification of Designation.

Maximum Percentage. Holders of Series B-2 Preferred Stock are prohibited from converting shares of Series B-2 Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of the Series B-2 Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as expressly provided in the Series B-2 Certificate of Designations and where required by the DGCL.

No Cumulative Voting

The Certificate of Incorporation and the Bylaws do not provide holders of our Common Stock cumulative voting rights in the election of directors. The absence of cumulative voting could have the effect of preventing stockholders holding a minority of our shares of Common Stock from obtaining representation on our board of directors. The absence of cumulative voting might also, under certain circumstances, render more difficult or discourage a merger, tender offer or proxy contest favored by a majority of our stockholders, the assumption of control by a holder of a large block of our stock or the removal of incumbent management.

Advance Notice Requirements for Stockholder Proposals and Director Nominees

The Bylaws require stockholders seeking to make nominations of candidates for election as directors or to bring other business before a meeting of our stockholders to provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the date on which we first give notice or publicly announce the date of the meeting. A stockholder’s notice must include certain information about the stockholder and the nominee or proposal as specified in the Bylaws. These advance notice provisions may restrict the ability of the stockholders to make nominations for directors at or bring business before a meeting of the Company’s stockholders.

Series C-1 Convertible Preferred Stock

On May 2, 2024, we filed a Certificate of Designation for its Series C-1 Preferred Stock with the Secretary of State of Delaware (the “Series C-1 Certificate of Designations”). The following is only a summary of the Series C-1 Certificate of Designations, and is qualified in its entirety by reference to the full text of the Series C-1 Certificate of Designations, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed on May 8, 2024.

Designation, Amount, and Par Value. The number of Series C-1 Preferred Stock designated is 10,853 shares. The shares of Series C-1 Preferred Stock have a par value of $0.001 per share and a stated value of $1,000 per share.

Conversion Price. The Series C-1 Preferred Stock will be convertible into shares of Common Stock at an initial conversion price of $2.595 (subject to adjustment pursuant to the Series C-1 Certificate of Designations) (the “Conversion Price”). The Certificate of Designations also provides that in the event of certain Triggering Events (as defined below) any holder may, at any time, convert any or all of such holder’s Series C-1 Preferred Stock at an alternate conversion rate equal to the product of (i) the Alternate Conversion Price (as defined below) and (ii) the quotient of (x) the 25% redemption premium multiplied by (y) the amount of Series C-1 Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a suspension of trading or the failure to be traded or listed on an eligible market for five consecutive days or more, (ii) the failure to remove restrictive legends when required, (iii) the Company’s default in payment of indebtedness in an aggregate amount of $500,000 or more, (iv) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (v) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $500,000. “Alternate Conversion Price” means the lowest of (i) the applicable conversion price the in effect, (ii) the greater of (x) $0.519 (the “Floor Price”) and (y) 80% of the volume weighted average price (“VWAP”) of the Common Stock on the trading day immediately preceding the delivery of the applicable conversion notice. Further, the Series C-1 Certificate of Designations provides that if on any of the 90th and 180th day after each of the occurrence of any Stock Combination Event (as defined in the Series C-1 Certificate of Designations) and the Applicable Date (as defined in the Series C-1 Certificate of Designations), the conversion price then in effect is greater than the market price then in effect (the “Adjustment Price”), on such date then the conversion price shall automatically lower to the Adjustment Price.

Dividends. Holders of the Series C-1 Preferred Stock shall be entitled to receive dividends when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash, in securities of the Company or any other entity, or using assets as determined by the Board on the Stated Value of such Preferred Share.

Liquidation. In the event of a Liquidation Event (as defined in the Series C-1 Certificate of Designation), the holders the Series C-1 Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other shares of capital stock of the Company, equal to the greater of (A) 125% of the Conversion Amount (as defined in the Series C-1 Certificate of Designation) on the date of such payment and (B) the amount per share such holder of Series C-1 Preferred Stock would receive if they converted such share of Series C-1 Preferred Stock into Common Stock immediately prior to the date of such payment

Company Redemption. The Company may redeem all, or any portion, of the Series C-1 Preferred Stock for cash, at a price per share of Series C-1 Preferred Stock equal to 115% of the greater of (i) the Conversion Amount (as defined in the Series C-1 Certificate of Designations) being redeemed as of the Company Optional Redemption Date (as defined in the Series C-1 Certificate of Designation) and (ii) the product of (1) the Conversion Rate (as defined in the Series C-1 Certificate of Designation) with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price (as defined in the Certificate of Designation) of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Certificate of Designation) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made under the Certification of Designation.

Maximum Percentage. Holders of Series C-1 Preferred Stock are prohibited from converting shares of Series C-1 Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of the Series C-1 Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as expressly provided in the Certificate of Designations and where required by the General Corporation Law of the State of Delaware (the “DGCL”).

Series D-1 Preferred Stock

On May 2, 2024, we filed a Certificate of Designation for its Series D-1 Preferred Stock with the Secretary of State of Delaware (the “Series D-1 Certificate of Designations”). The following is only a summary of the Series D-1 Certificate of Designations, and is qualified in its entirety by reference to the full text of the Series D-1 Certificate of Designations, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The Series D-1 Certificate of Designations provides that the share of Preferred Stock will have 418,600,000 votes and will vote together with the outstanding shares of the Company’s Common Stock as a single class exclusively with respect to any proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue. The Series D-1Preferred Stock will be voted, without action by the holder, on any such proposal in the same proportion as shares of the Company’s Common Stock are voted. The Series D-1 Preferred Stock otherwise has no voting rights except as otherwise required by the DGCL.

The Series D-1 Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series D-1 Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holders of Series D-1 Preferred Stock will not be entitled to receive dividends of any kind.

The outstanding share of Series D-1 Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the amendment to increase the number of shares of Common Stock that the Company is authorized to issue. Upon such redemption, the holder of the Preferred Stock will receive consideration of $0.01 per share in cash.

Listing

Our Common Stock is traded on Nasdaq Capital Market under the trading symbol “ADTX”.

Transfer Agent

The Company’s transfer agent is VStock Transfer, LLC.

Pre-Funded Warrants

General

The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of shares of our Common Stock which would result in such ownership of more than 4.99% or 9.99%, as applicable, and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Exercise price

Pre-funded warrants will have an exercise price of $0.001 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance and until exercised in full. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of Common Stock purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the pre-funded warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a pre-funded warrant.

Exercise limitations

The pre-funded warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our Common Stock then outstanding (including for such purpose the shares of our Common Stock issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of Common Stock.

Transferability

Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange listing

There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Fundamental transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, upon consummation of such a fundamental transaction, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

No rights as a stockholder

Except as otherwise provided in the pre-funded warrant or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the pre-funded warrant. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our Common Stock.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those securities, see “Prospectus Summary—Recent Developments—December 2023 PIPE” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Warrants and as noted below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and Warrants, as of May 9, 2024, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
Sabby Volatility Warrant Master Fund, Ltd.(2)	22,048	3,711,342	22,048	1.7%
Michael Vasinkevich(3)	86,073	47,598	38,475	2.8%
Michael Mirsky(3)	25,504	14,104	11,400	*
Noam Rubinstein(3)	16,778	9,278	7,500	*
Craig Schwabe(3)	4,530	2,505	2,025	*
Charles Worthman(3)	1,342	742	600	*

*	less than 1%

(1)	The ability to exercise the Warrants held by the Selling Stockholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling stockholder table reflects the total number of shares potentially issuable underlying the Warrants, and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby. Each of Sabby Management, LLC and Mr. Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. Amount of shares beneficially owned by Sabby prior to the offering is based upon the Schedule 13G/A filed by Sabby on January 2, 2024.

(3)	The selling stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of (a) shares of Common Stock issuable upon exercise of placement agent warrants, which were received as compensation in connection with the concurrent Registered Direct Offering and the Private Placements consummated by us in June 2023, and (b) shares of Common Stock issuable upon exercise of placement agent warrants, which were received as compensation in connection with the December 2023 PIPE. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Plan of Distribution

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our Common Stock offered hereby.

EXPERTS

dbbmckennon, an independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as set forth in their report, which includes an explanatory paragraph as to our ability to continue as a going concern, dated April 16, 2024 and January 26, 2024, which is incorporated by reference in this prospectus and elsewhere in the registration statement, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, www.astrotechcorp.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Aditxt, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Aditxt, Inc. and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ equity, and cash flows, for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s net losses and negative cash flow from operations, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

We have served as the Company’s auditor since 2018.

San Diego, California

April 16, 2024

ADITXT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash	$97,102	$2,768,640
Accounts receivable, net	408,326	527,961
Inventory	745,502	950,093
Prepaid expenses	217,390	496,869
Subscription receivable	5,444,628	-
TOTAL CURRENT ASSETS	6,912,948	4,743,563

Fixed assets, net	1,898,243	2,318,863
Intangible assets, net	9,444	107,000
Deposits	106,410	355,366
Right of use asset - long term	2,200,299	3,160,457
Deferred issuance costs	-	50,000
Investment in Evofem	22,277,211	-
Deposit on acquisition	11,173,772	-
TOTAL ASSETS	$44,578,327	$10,735,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$8,554,959	$1,958,502
Notes payable - related party	375,000	-
Notes payable, net of discount	15,653,477	-
Financing on fixed assets	147,823	409,983
Deferred rent	158,612	188,581
Lease liability - current	999,943	1,086,658
TOTAL CURRENT LIABILITIES	25,889,814	3,643,724

Settlement liability	1,600,000	-
Lease liability - long term	1,041,744	1,885,218

TOTAL LIABILITIES	28,531,558	5,528,942

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 3,000,000 shares authorized, zero shares issued and outstanding, respectively	-	-
Series A-1 Convertible Preferred stock, $0.001 par value, 22,280 shares authorized, 22,280 and zero shares issued and outstanding, respectively	22	-
Series B Preferred stock, $0.001 par value, 1 share authorized, zero and zero shares issued and outstanding, respectively	-	-
Series B-2 Convertible Preferred stock, $0.001 par value, 2,625 shares authorized, 2,625 and zero shares issued and outstanding, respectively	3	-
Series C Preferred stock, $0.001 par value, 1 share authorized, zero and zero shares issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 1,318,969 and 107,698 shares issued and 1,318,918 and 107,647 shares outstanding, respectively	1,319	108
Treasury stock, 51 and 51 shares, respectively	(201,605)	(201,605)
Additional paid-in capital	143,997,710	100,448,166
Accumulated deficit	(127,741,072)	(95,040,362)
TOTAL ADITXT, INC. STOCKHOLDERS’ EQUITY	16,056,377	5,206,307

NON-CONTROLLING INTEREST	(9,608)	-

TOTAL STOCKHOLDERS’ EQUITY	16,046,769	5,206,307

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,578,327	$10,735,249

See accompanying notes to the consolidated financial statements.

ADITXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
REVENUE
Sales	$645,176	$933,715
Cost of goods sold	756,836	766,779
Gross profit (loss)	(111,660)	166,936

OPERATING EXPENSES
General and administrative expenses $1,133,077, and $1,516,805 in stock-based compensation, respectively	18,607,142	15,985,552
Research and development, includes $262,154, and $591,518 in stock-based compensation, respectively	7,074,339	7,268,084
Sales and marketing $6,787, and $1,023,045 in stock-based compensation, respectively	269,284	1,849,460
Impairment on notes receivable	-	543,938
Total operating expenses	25,950,765	25,647,034

NET LOSS FROM OPERATIONS	(26,062,425)	(25,480,098)

OTHER EXPENSE
Interest expense	(4,195,127)	(753,038)
Interest income	10,166	57,348
Other income	-	58,960
Amortization of debt discount	(2,194,773)	(1,533,048)
Gain on note exchange agreement	51,712	-
Total other expense	(6,328,022)	(2,169,778)

Net loss before income taxes	(32,390,447)	(27,649,876)
Income tax provision	-	-

NET LOSS	$(32,390,447)	$(27,649,876)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(9,608)	-

NET LOSS ATTRIBUTABLE TO ADITXT, INC. & SUBSIDIARIES	$(32,380,839)	$(27,649,876)

Deemed Dividend	(319,871)	(37,667)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(32,700,710)	$(27,687,553)

Net loss per share - basic and diluted	$(108.15)	$(597.12)

Weighted average number of shares outstanding during the period - basic and diluted	302,356	46,369

See accompanying notes to the consolidated financial statements.

ADITXT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2023 AND 2022

	Preferred Shares Outstanding	Preferred Shares Par	Preferred A-1 Shares Outstanding	Preferred A-1 Shares Par	Preferred B Shares Outstanding	Preferred B Shares Par	Preferred B-2 Shares Outstanding	Preferred B-2 Shares Par	Preferred C Shares Outstanding	Preferred C Shares Par	Common Shares Outstanding	Common Shares Par	Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Non- Controlling Interest	Total Stockholders’ Equity
Balance December 31, 2022	-	-	$-	-	-	$-	-	$-	-	$-	107,647	$108	$(201,605)	$100,448,166	$(95,040,362)	$-	$5,206,307

Stock option compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	589,014	-	-	609,014

Restricted stock unit compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	308,479	-	-	308,479

Issuance of restricted stock units for compensation	-	-	-	-	-	-	-	-	-	-	157	2	-	(2)	-	-	-

Sale of common stock	-	-	-	-	-	-	-	-	-	-	8,463	9	-	507,007	-	-	507,016

Issuance of shares for services	-	-	-	-	-	-	-	-	-	-	74,675	75	-	484,450	-	-	484,525

Issuance of shares of Pearsanta Common Stock for IP	-	-	-	-	-	-	-	-	-	-	-	-	-	10,000	-	-	10,000

Warrants issued for cash, net of issuance costs	-	-	-	-	-	-	-	-	-	-	-	-	-	1,581,467	-	-	1,581,467

Exercise of warrants	-	-	-	-	-	-	-	-	-	-	1,055,374	1,057	-	(57)	-	-	1,000

Sale of Series C Preferred shares to related party	-	-	-	-	-	-	-	-	1	-	-	-	-	1,000	-	-	1,000

Issuance of shares for debt issuance costs	-	-	-	-	-	-	-	-	-	-	31,251	32	-	354,806	-	-	354,838

Issuance of warrants for offering, net of issuance costs	-	-	-	-	-	-	-	-	-	-	-	-	-	14,411,028	-	-	14,411,028

Modification of warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	319,871	(319,871)	-	-

Redemption of Series C Preferred shares to related party	-	-	-	-	-	-	-	-	(1)	-	-	-	-	(1,000)	-	-	(1,000)

Series A-1 Preferred shares issued for exchange agreement	-	-	22,280	22	-	-	-	-	-	-	-	-	-	22,277,211	-	-	22,277,233

Note exchange agreement	-	-	-	-	-	-	2,625	3	-	-	-	-	-	2,686,306	-	-	2,686,309

Rounding from reverse stock split	-	-	-	-	-	-	-	-	-	-	41,351	36	-	(36)	-	-	-

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(32,380,839)	(9,608)	(32,390,447)

Balance December 31, 2023	-	-	$22,280	22	-	$-	2,625	$3	-	$-	1,318,918	$1,319	$(201,605)	$143,997,710	$(127,741,072)	$(9,608)	$16,046,769

See accompanying notes to the consolidated financial statements.

ADITXT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2023 AND 2022

	Preferred Shares Outstanding	Preferred Shares Par	Preferred A-1 Shares Outstanding	Preferred A-1 Shares Par	Preferred B Shares Outstanding	Preferred B Shares Par	Preferred B-2 Shares Outstanding	Preferred B-2 Shares Par	Preferred C Shares Outstanding	Preferred C Shares Par	Common Shares Outstanding	Common Shares Par	Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Non-Controlling Interest	Total Stockholders’ Equity
Balance December 31, 2021	-	$-	-	$-	-	$-	-	$-	-	$-	22,220	$22	$(201,605)	$77,735,165	$(67,352,809)	$-	$10,180,773

Stock option and warrant compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	1,413,904	-	-	1,413,904

Issuance of shares for vested restricted stock units	-	-	-	-	-	-	-	-	-	-	463	4	-	1,209,902	-	-	1,209,906

Issuance of shares for services	-	-	-	-	-	-	-	-	-	-	3,707	5	-	507,553	-	-	507,558

Exercise of warrants, modification of warrants, and issuance of warrants	-	-	-	-	-	-	-	-	-	-	4,486	5	-	1,203,764	-	-	1,203,769

Sale of Series B Preferred shares to related party	-	-	-	-	1	-	-	-	-	-	-	-	-	20,000	-	-	20,000

Redemption of Series B Preferred shares to related party	-	-	-	-	(1)	-	-	-	-	-	-	-	-	(20,000)	-	-	(20,000)

Shares issued as inducement on loans, net of issuance costs	-	-	-	-	-	-	-	-	-	-	1,195	2	-	146,520	-	-	146,522

Warrants issued with loans	-	-	-	-	-	-	-	-	-	-	-	-	-	878,622	-	-	878,622

Reset provision on warrants and modification of warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	37,677	(37,677)	-	-

Issuance of shares for debt issuance costs	-	-	-	-	-	-	-	-	-	-	262	1	-	96,029	-	-	96,030

Exercise of warrants	-	-	-	-	-	-	-	-	-	-	44,173	45	-	(45)	-	-	-

Issuance of shares and warrants for offering, net of issuance costs	-	-	-	-	-	-	-	-	-	-	30,609	31	-	17,232,276	-	-	17,232,307

Issuance costs related to exercise of warrants, modification of warrants, and issuance of warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	(94,195)	-	-	(94,195)

Issuance of shares for settlement of AP	-	-	-	-	-	-	-	-	-	-	231	1	-	79,999	-	-	80,000

Rounding from reverse stock split	-	-	-	-	-	-	-	-	-	-	301	(8)	-	(5)	-	-	(13)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(27,649,876)	-	(27,649,876)

Balance December 31, 2022	-	$-	-	$-	-	$-	-	$-	-	$-	107,647	$108	$(201,605)	$100,448,166	$(95,040,362)	$-	$5,206,307

See accompanying notes to the consolidated financial statements.

ADITXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(32,390,447)	$(27,649,876)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	1,402,018	3,131,368
Depreciation expense	435,027	428,977
Amortization of intangible assets	107,556	107,000
Amortization of debt discount	2,821,629	1,533,048
Impairment on notes receivable	-	543,938
Disposal of fixed assets	-	6,976
Gain on note exchange agreement	(51,712)	-
Changes in operating assets and liabilities:
Accounts receivable	119,635	(438,117)
Prepaid expenses	279,479	(36,767)
Deposits	248,956	23,884
Inventory	204,591	(455,396)
Accounts payable and accrued expenses	6,646,457	412,959
Settlement liability	1,600,000	-
Net cash used in operating activities	(18,576,811)	(22,392,006)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(14,407)	(367,079)
Tenant improvement allowance receivable	-	125,161
Net cash used in investing activities	(14,407)	(241,918)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes - related party	1,062,523	80,000
Proceeds from notes and convertible notes payable, net of offering costs	7,903,445	2,795,000
Repayments of note payable - related party	(687,523)	(80,000)
Repayments of note payable	(3,152,488)	(3,206,887)
Sale of Series B Preferred shares to related party	-	20,000
Redemption of Series B Preferred shares to related party	-	(20,000)
Common stock and warrants issued for cash, net of issuance costs	11,054,883	17,233,307
Sale of Series C Preferred shares to related party	1,000	-
Redemption of Series C Preferred shares to related party	(1,000)	-
Exercise of warrants, modification of warrants, and issuance of warrants	1,000	1,109,574
Payments on financing on fixed asset	(262,160)	(400,491)
Net cash provided by financing activities	15,919,680	17,530,503

NET INCREASE (DECREASE) IN CASH	(2,671,538)	(5,103,421)

CASH AT BEGINNING OF YEAR	2,768,640	7,872,061

CASH AT END OF YEAR	$97,102	$2,768,640

Supplemental cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest expense	$2,726,020	$753,038

Issuance of shares for the settlement of accounts payable	$-	$80,000
Debt discount from warrants issued with convertible note payable	$-	$878,622
Debt discount from shares issued as inducement for note payable	$-	$146,522
Shares issued for debt offering costs	$354,838	$96,030
Warrant modification	$319,871	$37,677
Deferred issuance costs	$-	$50,000
Issuance of shares of Pearsanta Common Stock for IP	$10,000	$-
Assumption of notes payable from Evofem merger agreement	$11,173,750	$-
Series A-1 Preferred shares issued for exchange agreement	$22,277,233	$-
Accrued intertest rolled into notes payable	$701,315	$-
Series B-2 Preferred shares issued in note exchange agreement	$2,686,306	$-

See accompanying notes to the consolidated financial statements.

ADITXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Company Background

Overview

We are a biotech innovation company with a mission of prolonging life and enhancing its quality by improving the health of the immune system. We are an innovation company developing and commercializing technologies with a focus on monitoring and modulating the immune system. Our immune reprogramming technologies are currently at the pre-clinical stage and are designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. Our immune monitoring technologies are designed to provide a personalized comprehensive profile of the immune system and we plan to utilize them in our upcoming reprogramming clinical trials to monitor subjects’ immune response before, during and after drug administration.

On January 1, 2023, the Company formed Adimune, Inc., a Delaware wholly owned subsidiary.

On January 1, 2023, the Company formed Pearsanta, Inc., a Delaware majority owned subsidiary.

On April 13, 2023, the Company formed Adivir, Inc., a Delaware wholly owned subsidiary.

On August 24, 2023, the Company formed Adivue, Inc., a Delaware wholly owned subsidiary.

On October 16, 2023, the Company formed Adicure, Inc., a Delaware wholly owned subsidiary.

Reverse Stock Split

On September 13, 2022, the Company effectuated a 1 for 50 reverse stock split (the “2022 Reverse Split”). The Company’s stock began trading on a split-adjusted basis effective on the Nasdaq Stock Market on September 14, 2022. There was no change to the number of authorized shares of the Company’s common stock.

On August 17, 2023, the Company effectuated a 1 for 40 reverse stock split (the “2023 Reverse Split”). The Company’s stock began trading on a split-adjusted basis effective on the Nasdaq Stock Market on August 18, 2023. There was no change to the number of authorized shares of the Company’s common stock. All share amounts referenced in this report are adjusted to reflect the 2023 Reverse Split.

Offerings

On August 31, 2021, the Company completed a registered direct offering (“August 2021 Offering”). In connection therewith, the Company issued 2,292 shares of common stock, at a purchase price of $4,800.00 per share, resulting in gross proceeds of approximately $11.0 million. In a concurrent private placement, the Company issued warrants to purchase up to 2,292 shares. The warrants have an exercise price of $5,060.00 per share and are exercisable for a five-year period commencing months from the date of issuance. The warrants exercise price was subsequently repriced to $3,000.00. In addition, the Company issued a warrant to the placement agent to purchase up to 115 shares of common stock at an exercise price of $6,000.00 per share.

On October 18, 2021, the Company entered into an underwriting agreement with Revere Securities LLC, relating to the public offering (the “October 2021 Offering”) of 1,417 shares of the Company’s common stock (the “Shares”) by the Company. The Shares were offered, issued, and sold at a price to the public of $3,000.00 per share under a prospectus supplement and accompanying prospectus filed with the SEC pursuant to an effective shelf registration statement filed with the SEC on Form S-3 (File No. 333-257645), which was declared effective by the SEC on July 13, 2021. The October 2021 Offering closed on October 20, 2021 for gross proceeds of $4.25 million. The Company utilized a portion of the proceeds, net of underwriting discounts of approximately $3.91 million from the October 2021 Offering to fund certain obligations of the Company.

On December 6, 2021, the Company completed a public offering for net proceeds of $16.0 million (the “December 2021 Offering”). As part of the December 2021 Offering, we issued 4,123 units consisting of shares of the Company’s common stock and warrant to purchase shares of the Company’s common stock and 4,164 prefunded warrants. The warrant issued as part of the units had an exercise price of $2,300.00 and the prefunded warrants had an exercise price of $0.04. On June 15, 2022, the Company entered an agreement with a holder of certain warrants in the December 2021 Offering. (See Note 10)

On September 20, 2022, the Company completed a public offering for net proceeds of $17.2 million (the “September 2022 Offering”). As part of the September 2022 Offering, we issued 30,608 of shares of the Company’s common stock, pre-funded warrants to purchase 52,725 shares of common stock, and warrants to purchase 83,333 shares of the Company’s common stock. The warrants had an exercise price of $240.00 and the pre-funded warrants had an exercise price of $0.04.

On April 20, 2023, the Company entered into a securities purchase agreement (the “April Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to sell to such investor pre-funded warrants (the “April Pre-Funded Warrants”) to purchase up to 39,634 shares of common stock of the Company (the “Common Stock”) at a purchase price of $48.76 per April Pre-Funded Warrant. The April Pre-Funded Warrants (and shares of common stock underlying the April Pre-Funded Warrants) were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-257645), which was declared effective by the Securities and Exchange Commission on July 13, 2021. Concurrently with the sale of the April Pre-Funded Warrants, pursuant to the Purchase Agreement in a concurrent private placement, for each April Pre-Funded Warrant purchased by the investor, such investor received from the Company an unregistered warrant (the “Warrant”) to purchase two shares of Common Stock. The warrants have an exercise price of $34.40 per share, and are exercisable for a three year period. In addition, the Company issued a warrant to the placement agent to purchase up to 2,378 shares of common stock at an exercise price of $61.00 per share. The closing of the sales of these securities under the April Purchase Agreement took place on April 24, 2023. The gross proceeds from the offering were approximately $1.9 million, prior to deducting placement agent’s fees and other offering expenses payable by the Company.

On August 31, 2023, the “Company entered into a securities purchase agreement (the “August Purchase Agreement”) with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (the “August Pre-Funded Warrants”) to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $0.001 per share, and (ii) warrants (the “Common Warrants”) to purchase up to 1,000,000 shares of the Company’s Common Stock at an exercise price of $10.00 per share. The Private Placement closed on September 6, 2023. The net proceeds to the Company from the Private Placement were approximately $9 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company used the net proceeds received from the Private Placement for (i) the payment of approximately $3.1 million in outstanding obligations, (ii) the repayment of approximately $0.4 million of outstanding debt, and (iii) the balance for continuing operating expenses and working capital.

On December 29, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (“the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,237,114 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) at an exercise price of $0.001 per share, and (ii) warrants (the “Common Warrants”) to purchase up to 2,474,228 shares of the Company’s Common Stock, at a purchase price of $4.85 per share. The Private Placement closed and the funds were received on January 4, 2024. The net proceeds to the Company from the Private Placement were approximately $5.4 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement for continuing operating expenses and working capital.

Risks and Uncertainties

The Company has a limited operating history and is in the very early stages of generating revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: changes in the biotechnology regulatory environment, technological advances that render our technologies obsolete, availability of resources for clinical trials, acceptance of technologies into the medical community, and competition from larger, more well-funded companies. These adverse conditions could affect the Company’s financial condition and the results of its operations.

NOTE 2 – GOING CONCERN ANALYSIS

Management Plans

The Company was incorporated on September 28, 2017 and has not generated significant revenues to date. During the year ended December 31, 2023, the Company had a net loss of $32,390,447 and negative cash flow from operating activities of $18,576,811. As of December 31, 2023, the Company’s cash balance was $97,102.

As of December 31, 2023, the Company had approximately $1.8 million of availability to sell under its shelf registration statement on Form S-3. Upon the filing of the Company’s annual report on Form 10-K on April 17, 2023, the Company’s aggregate market value of the voting and non-voting equity held by non-affiliates was below $75.0 million. As a result, the maximum amount that the Company can sell under its shelf registration statement on Form S-3 during any 12 month period is equal to one-third of the aggregate market value of the voting and non-voting equity held by non-affiliates of the Company.

On November 21, 2023, the Company received written notice from Nasdaq that we had regained compliance with the Public Float Rule. On December 29, 2023, the Company received written notice from Nasdaq that we had regained compliance with the Stockholders’ Equity Rule but will be subject to a Mandatory Panel Monitor for a period of one year.

If we are delisted from Nasdaq, but obtain a substitute listing for our common stock, it will likely be on a market with less liquidity, and therefore experience potentially more price volatility than experienced on Nasdaq. Stockholders may not be able to sell their shares of common stock on any such substitute market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our common stock is delisted from Nasdaq, the value and liquidity of our common stock, warrants and pre-funded warrants would likely be significantly adversely affected. A delisting of our common stock from Nasdaq could also adversely affect our ability to obtain financing for our operations and/or result in a loss of confidence by investors, employees and/or business partners.

The Company continues to actively pursue numerous capital raising transactions with the objective of obtaining sufficient bridge funding to meet the Company’s existing capital needs as well as more substantial capital raises to meet the Company’s longer-term needs.

In addition, factors such as stock price, volatility, trading volume, market conditions, demand and regulatory requirements may adversely affect the Company’s ability to raise capital in an efficient manner. Because of these factors, the Company believes that this creates substantial doubt with the Company’s ability to continue as a going concern.

In addition to the shelf registration, the Company has the ability to raise capital from equity or debt through private placements or public offerings pursuant to a registration statement on Form S-1. We may also secure loans from related parties.

The financial statements included in this report do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed herein. The Company’s ability to continue as a going concern is dependent upon the ability to complete clinical studies and implement the business plan, generate sufficient revenues and to control operating expenses. In addition, the Company is consistently focused on raising capital, strategic acquisitions and alliances, and other initiatives to strengthen the Company.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the accounts of Aditxt, Inc., its wholly owned subsidiaries and, one majority owned subsidiary. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant estimates underlying the financial statements include the collectability of notes receivable, the reserve on insurance billing, value of preferred shares issued, our investments in preferred shares, estimation of discounts on non-interest bearing borrowing, and the fair value of stock options and warrants.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1	-	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2	-	Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3	-	Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with ASC Topic 820.

Due to the short-term nature of all financial assets and liabilities, their carrying value approximates their fair value as of the balance sheet dates. (See Note 9)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company maintains its cash accounts at financial institutions which are insured by the Federal Deposit Insurance Corporation. At times, the Company may have deposits in excess of federally insured limits.

Substantially all the Company’s accounts receivable are with companies in the healthcare industry, individuals, and the U.S. government. However, concentration of credit risk is mitigated due to the Company’s number of customers. In addition, for receivables due from U.S. government agencies, the Company does not believe the receivables represent a credit risk as these are related to healthcare programs funded by the U.S. government and payment is primarily dependent upon submitting the appropriate documentation.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, liquid investments.

Inventory

Inventory consists of laboratory materials and supplies used in laboratory analysis. We capitalize inventory when purchased. Inventory is valued at the lower of cost or net realizable value on a first-in, first-out basis. We periodically perform obsolescence assessments and write off any inventory that is no longer usable.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Cost includes expenditures for furniture, office equipment, laboratory equipment, and other assets. Maintenance and repairs are charged to expense as incurred. When assets are sold, retired, or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. The costs of fixed assets are depreciated using the straight-line method over the estimated useful lives or lease life of the related assets.

Useful lives assigned to fixed assets are as follows:

Computers	Three years to five years
Lab Equipment	Seven to ten years
Office Furniture	Five to ten years
Other fixed assets	Five to ten years
Leasehold Improvements	Shorter of estimated useful life or remaining lease term

Intangible Assets

Intangible assets are stated at cost less accumulated amortization. For intangible assets that have finite lives, the assets are amortized using the straight-line method over the estimated useful lives of the related assets. For intangible assets with indefinite lives, the assets are tested periodically for impairment.

Investments

The following table sets forth a summary of the changes in equity investments. This investment has been recorded at cost in accordance with ASC 321.

For the year ended December 31, 2023

As of December 31, 2022	-
Purchase of equity investments	22,711,211
Unrealized gains	-
As of December 31, 2023	$22,711,221

This investment is included in its own line item on the Company’s consolidated balance sheet.

Non-marketable equity investments (for which we do not have significant influence or control) are investments without readily determinable fair values that are recorded based on initial cost minus impairment, if any, plus or minus adjustments resulting from observable price changes in orderly transactions for identical or similar securities, if any. All gains and losses on investments in non-marketable equity securities, realized and unrealized, are recognized in investment and other income (expense), net.

We monitor equity method and non-marketable equity investments for events or circumstances that could indicate the investments are impaired, such as a deterioration in the investee’s financial condition and business forecasts and lower valuations in recently completed or anticipated financings, and recognize a charge to investment and other income (expense), net for the difference between the estimated fair value and the carrying value. For equity method investments, we record impairment losses in earnings only when impairments are considered other-than-temporary.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company generally does not require collateral to support customer receivables. The Company determines if receivables are past due based on days outstanding, and amounts are written off when determined to be uncollectible by management. As of December 31, 2023 and 2022, there was an allowance for doubtful accounts of zero and $18,634, respectively. Accounts receivable is made up on billed and unbilled of $236,605 and $171,721 as of December 31, 2023 and $527,961 and zero as of December 31, 2022, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At December 31, 2023 and December 31, 2022, the Company had a full valuation allowance against its deferred tax assets.

Offering Costs

Offering costs incurred in connection with equity are recorded as a reduction of equity and offering costs incurred in connection with debt are recorded as a reduction of debt as a debt discount. Equity instruments issued as offering costs have zero net effect on the Company’s equity.

Revenue Recognition

In accordance with ASC 606 (Revenue From Contracts with Customers), revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. To achieve this core principle, the Company applies the following five steps:

1)	Identify the contract with a customer

2)	Identify the performance obligations in the contract

3)	Determine the transaction price

4)	Allocate the transaction price to performance obligations in the contract

5)	Recognize revenue when or as the Company satisfies a performance obligation

Revenues reported from services relating to the AditxtScore™ are recognized when the AditxtScoreTM report is delivered to the customer. The services performed include the analysis of specimens received in the Company’s CLIA laboratory and the generation of results which are then delivered upon completion.

The Company recognizes revenue in the following manner for the following types of customers:

Client Payers:

Client payers include physicians or other entities for which services are billed based on negotiated fee schedules. The Company principally estimates the allowance for credit losses for client payers based on historical collection experience and the period of time the receivable has been outstanding.

Cash Pay:

Customers are billed based on established patient fee schedules or fees negotiated with physicians on behalf of their patients. Collection of billings is subject to credit risk and the ability of the patients to pay.

Insurance:

Reimbursements from healthcare insurers are based on fee for service schedules. Net revenues recognized consist of amounts billed net of contractual allowances for differences between amounts billed and the estimated consideration the Company expects to receive from such payers, collection experience, and the terms of the Company’s contractual arrangements.

Leases

Under Topic 842 (Leases), operating lease expense is generally recognized evenly over the term of the lease. The Company has operating leases consisting of office space, laboratory space, and lab equipment.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. We combine the lease and non-lease components in determining the lease liabilities and right of use (“ROU”) assets.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

Patents

The Company incurs fees from patent licenses, which are reflected in research and development expenses, and are expensed as incurred. During the years ended December 31, 2023 and 2022, the Company incurred patent licensing fees of $123,541 and $263,273, respectively.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. We expense these costs as incurred unless such costs qualify for capitalization under applicable guidance. During the years ended December 31, 2023 and 2022, the Company incurred research and development costs of $7,074,339 and $7,268,084, respectively.

Non-controlling Interest in Subsidiary

Non-controlling interests represent the Company’s subsidiary’s cumulative results of operations and changes in deficit attributable to non-controlling shareholders. During the years ended December 31, 2023 and 2022, the Company recognized $9,608 and $0 in net loss attributable to non-controlling interest in Pearsanta. The Company owns approximately 97.5% of Pearsanta, Inc., as of December 31, 2023.

Basic and Diluted Net Loss per Common Share

Basic loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for each period. Diluted loss per share is computed by dividing the net loss attributable of common stockholders by the weighted average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of December 31, 2023, 45,572 stock options, 0 unvested restricted stock units, 5,047,451 warrants, 22,280 shares of preferred series A-1 stock, and 2,625 shares of preferred series B-2 stock were excluded from dilutive earnings per share as their effects were anti-dilutive. As of December 31, 2022, 1,105 stock options, 180 unvested restricted stock units, and 127,251 warrants were excluded from dilutive earnings per share as their effects were anti-dilutive.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 4 – FIXED ASSETS

The Company’s fixed assets include the following on December 31, 2023:

	Cost Basis	Accumulated Depreciation	Net
Computers	$378,480	$(320,473)	$58,007
Lab Equipment	2,585,077	(859,612)	1,725,465
Office Furniture	56,656	(13,866)	42,790
Other Fixed Assets	8,605	(2,084)	6,521
Leasehold Improvements	120,440	(54,980)	65,460
Total Fixed Assets	$3,149,258	$(1,251,015)	$1,898,243

The Company’s fixed assets include the following on December 31, 2022:

	Cost Basis	Accumulated Depreciation	Net
Computers	$376,429	$(197,907)	$178,522
Lab Equipment	2,572,720	(579,015)	1,993,705
Office Furniture	56,656	(8,200)	48,456
Other Fixed Assets	8,605	(1,224)	7,381
Leasehold Improvements	120,440	(29,641)	90,799
Total Fixed Assets	$3,134,850	$(815,987)	$2,318,863

Depreciation expense was $435,027 and $428,977 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, the fixed assets that serve as collateral subject to the financed asset liability have a carrying value of $1,316,830 and $1,359,091, respectively.

Financed Assets:

In October 2020, the Company purchased two pieces of lab equipment and financed them for a period of twenty-four months with a monthly payment of $19,487, with an interest rate of 8%. As of December 31, 2023, the Company has one payment in arrears.

In January of 2021, the Company purchased one piece of lab equipment and financed it for a period of twenty-four months with a monthly payment of $9,733, with an interest rate of 8%. As of December 31, 2023, the Company has one payment in arrears.

In March of 2021, the Company purchased five pieces of lab equipment and financed them for a period of twenty-four months with a monthly payment of $37,171, with an interest rate of 8%. As of December 31, 2023, the Company has four payments in arrears.

As of December 31, 2023, all lab equipment financing agreements have matured and are in default status.

NOTE 5 – INTANGIBLE ASSETS

The Company’s intangible assets include the following on December 31, 2023:

	Cost Basis	Accumulated Amortization	Net
Proprietary Technology	$321,000	$(321,000)	$-
Intellectual property	10,000	556	9,444
Total Intangible Assets	$321,000	$(321,556)	$9,444

The Company’s intangible assets include the following on December 31, 2022:

	Cost Basis	Accumulated Amortization	Net
Proprietary Technology	$321,000	$(214,000)	$107,000
Total Intangible Assets	$321,000	$(214,000)	$107,000

Amortization expense was $107,556 and $107,000 for the years ended December 31, 2023 and 2022, respectively. The Company’s proprietary technology is being amortized over its estimated useful life of three years.

NOTE 6 – RELATED PARTY TRANSACTIONS

On January 28, 2022, the Company granted 9,600 restricted stock units to an officer of the Company pursuant to the Company’s 2021 Equity Incentive Plan. The Company recognized $146,613 in stock-based compensation for the issuance of these vested and unvested restricted stock units during the year ended December 31, 2022. (Note 11)

On July 19, 2022, the Company entered into a Subscription and Investment Representation Agreement with its Chief Executive Officer (the “Purchaser”), pursuant to which the Company agreed to issue and sell one (1) share of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”), par value $0.001 per share, to the Purchaser for $20,000 in cash.

On July 19, 2022, the Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of Delaware, effective as of the time of filing, designating the rights, preferences, privileges and restrictions of the share of Series B Preferred Stock. The Certificate of Designation provides that the share of Series B Preferred Stock will have 250,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The Series B Preferred Stock will be voted, without action by the holder, on any such proposal in the same proportion as shares of common stock are voted. The Series B Preferred Stock otherwise has no voting rights except as otherwise required by the General Corporation Law of the State of Delaware.

The Series B Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series B Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Series B Preferred Stock will not be entitled to receive dividends of any kind.

The outstanding share of Series B Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing a reverse stock split. Upon such redemption, the holder of the Series B Preferred Stock will receive consideration of $20,000 in cash. On September 13, 2022, the share was redeemed.

On July 19, 2022, the Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of Delaware, effective as of the time of filing, designating the rights, preferences, privileges and restrictions of the share of Series B Preferred Stock. The Certificate of Designation provides that the share of Preferred Stock will have 250,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The Series B Preferred Stock will be voted, without action by the holder, on any such proposal in the same proportion as shares of common stock are voted. The Series B Preferred Stock otherwise has no voting rights except as otherwise required by the General Corporation Law of the State of Delaware.

On July 21, 2022, the Chief Executive Officer loaned $80,000 to the Company. The loan was evidenced by an unsecured promissory note (the “July 2022 Promissory Note”). Pursuant to the terms of the July 2022 Promissory Note, it will accrue interest at a rate of four and three-quarters percent (4.75%) per annum, the Prime rate on the date of signing, and is due on the earlier of January 22, 2023, or an event of default. On October 7, 2022, the Company fully repaid the $80,000 July 2022 Promissory Note and $812 of accrued interest to its Chief Executive Officer. The Chief Executive Officer and the Company entered the July 2022 Promissory Note on July 21, 2022.

On April 21, 2023, Amro Albanna, the Chief Executive Officer of the Company, and Shahrokh Shabahang, the Chief Innovation Officer of the Company, loaned $87,523 and $100,000, respectively, to the Company. The loans were each evidenced by an unsecured promissory note (the “April Note”). Pursuant to the terms each April Note, it will accrue interest at the Prime rate of eight percent (8.00%) per annum and is due on the earlier of October 21, 2023, or an event of default, as defined therein. As of December 31, 2023, the note was fully paid off.

On May 25, 2023, Amro Albanna, the Chief Executive Officer of the Company, loaned $200,000 to the Company. The loan was evidenced by an unsecured promissory note (the “May Note”). Pursuant to the terms of the May Note, it will accrue interest at a rate of eight and one-quarter percent (8.25%) per annum, the Prime rate on the date of signing, and is due on the earlier of November 25, 2023 or an event of default, as defined therein. As of December 31, 2023, the note was fully paid off.

On June 12, 2023, Amro Albanna, the Chief Executive Officer of the Company, and Shahrokh Shabahang, the Chief Innovation Officer of the Company, loaned $200,000 and $100,000, respectively, to the Company. The loans were evidenced by an unsecured promissory note (the “June Note”). Pursuant to the terms of the June Note, it will accrue interest at the Prime rate of eight and one-quarter percent (8.25%) per annum and is due on the earlier of December 12, 2023, or an event of default, as defined therein. As of December 31, 2023, the June Note was fully paid off.

On July 11, 2023, the Company entered into a Subscription and Investment Representation Agreement with the Purchaser, pursuant to which the Company agreed to issue and sell one (1) share of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”), par value $0.001 per share, to the Purchaser for $1,000 in cash.

On July 11, 2023, the Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of Delaware, effective as of the time of filing, designating the rights, preferences, privileges and restrictions of the share of Series C Preferred Stock. The Certificate of Designation provides that the share of Series C Preferred Stock will have 250,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The Series C Preferred Stock will be voted, without action by the holder, on any such proposal in the same proportion as shares of common stock are voted. The Series C Preferred Stock otherwise has no voting rights except as otherwise required by the General Corporation Law of the State of Delaware.

The Series C Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series C Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Series C Preferred Stock will not be entitled to receive dividends of any kind.

The outstanding share of Series C Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing a reverse stock split. Upon such redemption, the holder of the Series C Preferred Stock will receive consideration of $1,000 in cash. On August 17, 2023, the share was redeemed.

On November 30, 2023, Amro Albanna, the Chief Executive Officer of the Company, loaned $10,000 to the Company. The loan was evidenced by an unsecured promissory note (the “November Note”). Pursuant to the terms of the November Note, it will accrue interest at a rate of eight and a half percent (8.50%) per annum, the Prime rate on the date of signing, and is due on the earlier of May 30, 2024 or an event of default, as defined therein. As of December 31, 2023, there was a remaining principal balance of $10,000 on the November Loan and accrued interest of $72.

On December 6, 2023, Amro Albanna, the Chief Executive Officer of the Company, loaned $200,000 to the Company. The loan was evidenced by an unsecured promissory note (the “First December Note”). Pursuant to the terms of the First December Note, it will accrue interest at a rate of eight and a half percent (8.50%) per annum, the Prime rate on the date of signing, and is due on the earlier of June 6, 2024 or an event of default, as defined therein. As of December 31, 2023, there was a remaining principal balance of $200,000 on the First December Loan and accrued interest of $1,164.

On December 20, 2023, Amro Albanna, the Chief Executive Officer of the Company, loaned $165,000 to the Company. The loan was evidenced by an unsecured promissory note (the “Second December Note”). Pursuant to the terms of the Second December Note, it will accrue interest at a rate of eight and a half percent (8.50%) per annum, the Prime rate on the date of signing, and is due on the earlier of June 20, 2024 or an event of default, as defined therein. As of December 31, 2023, there was a remaining principal balance of $165,000 on the Second December Loan and accrued interest of $423.

See Note 12 for additional loans incurred or paid subsequent to December 31, 2023.

NOTE 7 – NOTES PAYABLE

On February 21, 2023, the Company entered into an agreement for the purchase and sale of future receipts (the “Future Receipts Agreement”) with a commercial funding source pursuant to which the Company agreed to sell to the funder certain future trade receipts in the aggregate amount of $2,160,000 (the “Future Receipts Purchased Amount” for gross proceeds to the Company of $1,500,000, less origination fees of $75,000. Pursuant to the Future Receipts Agreement, the Company granted the funder a security interest in all of the Company’s present and future accounts receivable in an amount not to exceed the Future Receipts Purchased Amount. The Future Receipts Purchased Amount shall be repaid by the Company in 28 weekly installments of approximately $77,000 with the final payment due on September 5, 2023. On May 30, 2023, the Company entered into the May Loan (as defined below) for gross proceeds to the Company of $2,000,000, less origination fees of $100,000 and less the full outstanding balance under the Future Receipts Agreement of $1,157,143, resulting in net proceeds to the Company of $742,857.

On April 4, 2023, the Company entered into a Business Loan and Security Agreement (the “April Loan Agreement”) with a commercial funding source (the “April Lender”), pursuant to which the Company obtained a loan from the April Lender in the principal amount of $1,060,000, which includes origination fees of $60,000 (the “April Loan”). Pursuant to the April Loan Agreement, the Company granted the April Lender a continuing secondary security interest in; (i) any and all amounts owed to the Company now or in the future from any merchant processor processing charges made by customers of the Company via credit card or debit card transactions, and (ii) all other tangible and intangible property. The total amount of interest and fees payable by the Company to the April Lender under the April Loan (the “April Repayment Amount”) will be (i) $1,000,000 if paid prior to April 6, 2023, (ii) $1,219,000 if paid prior to April 10, 2023, or (iii) $1,590,000 if paid after April 10, 2023, and will be repaid in 20 weekly installments of $79,500 commencing on April 10, 2023 and ending on August 21, 2023. On April 24, 2023, the Company entered into the Loan Agreement (as defined below) for gross proceeds of $1,000,000, less the full outstanding balance under the April Loan Agreement of $139,500, resulting net proceeds to the Company of $860,500.

On April 24, 2023, the Company entered into a Business Loan and Security Agreement (the “Loan Agreement”) with a commercial funding source (the “Lender”), pursuant to which the Company obtained a loan from the Lender in the principal amount of $1,060,000, which includes origination fees of $60,000 (the “Loan”). Pursuant to the Loan Agreement, the Company granted the Lender a continuing secondary security interest in; (i) any and all amounts owed to the Company now or in the future from any merchant processor processing charges made by customers of the Company via credit card or debit card transactions, and (ii) all other tangible and intangible property. The total amount of interest and fees payable by the Company to the Lender under the Loan (the “April Repayment Amount”) will be $1,590,000 and will be repaid in 20 weekly installments of $79,500. On August 23, 2023, the April Repayment Amount was restructured in connection with the August Loan Agreement, as defined below.

On May 30, 2023, the Company entered into a Business Loan and Security Agreement (the “May Loan Agreement”) with a commercial funding source (the “May Lender”), pursuant to which the Company obtained a loan from the Lender in the principal amount of $2,000,000, which includes origination fees of $100,000 (the “May Loan”). Pursuant to the May Loan Agreement, the Company granted the May Lender a continuing secondary security interest in; (i) any and all amounts owed to the Company now or in the future from any merchant processor processing charges made by customers of the Company via credit card or debit card transactions, and (ii) all other tangible and intangible property. The total amount of interest and fees payable by the Company to the Lender under the Loan will be $2,880,000 (the “May Repayment Amount) and will be repaid in 28 weekly installments of $102,857. On October 5, 2023 the May Repayment Amount was restructured in connection with the October MCA Agreement (as defined below).

On July 3, 2023, the Company entered into a Business Loan and Security Agreement (the “July Loan Agreement”) with a commercial funding source (the “July Lender’’), pursuant to which the Company obtained a loan from the Lender in the principal amount of $215,000, which includes origination fees of $10,750 (the “July Loan”). Pursuant to the July Loan Agreement, the Company granted the July Lender a continuing secondary security interest in certain collateral (as defined in the July Loan Agreement). The total amount of interest and fees payable by the Company to the Lender under the Loan (the “July Repayment Amount”) will be (i) $322,285 and will be repaid in 13 weekly installments of $24,500 with a final payment of $3,785 in the fourteenth week. As of December 31, 2023, the note was fully paid off. On August 23, 2023, the July Repayment Amount was restructured in connection with the August Loan Agreement, as defined below.

On August 23, 2023, the Company entered into a Business Loan and Security Agreement (the “August Loan Agreement”) with a commercial funding source (the “August Lender’’), pursuant to which the Company obtained a loan from the Lender in the principal amount of $1,400,000, which includes origination fees of $70,000 (the “August Loan”). Pursuant to the August Loan Agreement, the Company granted the August Lender a continuing secondary security interest in certain collateral (as defined in the August Loan Agreement). The total amount of interest and fees payable by the Company to the Lender under the Loan (the “Repayment Amount”) will be (i) $2,079,000 (the “August Repayment Amount”) and will be repaid in 21 weekly installments of $99,000 On November 7, 2023 the August Repayment Amount was restructured in connection with the November Loan Agreement (as defined below).

On October 5, 2023, the Company entered into an Agreement for the Purchase and Sale of Future Receipts (the “October MCA Agreement”) pursuant to which the existing funder (the “Funder”) increased the existing outstanding amount to $4,470,000 (the “October MCA Purchased Amount”) for gross proceeds to the Company of $3,000,000, less origination fees of $240,000 and the outstanding balance under the existing agreement of $1,234,461, resulting in net proceeds to the Company of $1,525,539. Pursuant to the October MCA Agreement, the Company granted the Funder a security interest in all of the Company’s present and future accounts receivable in an amount not to exceed the October MCA Purchased Amount. The October MCA Purchased Amount shall be repaid by the Company in 30 weekly installments of $149,000. The October Purchased Amount may be prepaid by the Company via a payment of $3,870,000 if repaid within 30 days, $4,110,000 if repaid within 60 days and $4,230,000 if repaid within 90 days. As of December 31, 2023 the October MCA Agreement has an outstanding principal balance of $2,498,245. The October MCA Agreement is currently in default status.

On November 7, 2023, the Company entered into a Business Loan and Security Agreement (the “November Loan Agreement”) with the lender (the “Lender”), pursuant to which the Company obtained a loan from the Lender in the principal amount of $2,100,000, which satisfied the outstanding balance on the August Loan of $1,089,000 and includes origination fees of $140,000 (the “November Loan”). Pursuant to the November Loan Agreement, the Company granted the Lender a continuing secondary security interest in certain collateral (as defined in the November Loan Agreement). The total amount of interest and fees payable by us to the Lender under the November Loan will be $3,129,000, which will be repaid in 34 weekly installments ranging from $69,000 - $99,000. As of December 31, 2023 the November Loan has an outstanding principal balance of $1,990,699. The November Loan Agreement is currently in default status.

On November 24, 2023, the Company entered into a loan with a principal of $53,099. The loan was evidenced by an unsecured promissory note (the “Second November Note”). Pursuant to the terms of the Second November Note, it will accrue interest at a rate of eight and a half percent (8.50%) per annum, the Prime rate on the date of signing, and is due on the earlier of May 24, 2024 or an event of default, as defined therein. As of December 31, 2023, there was a remaining principal balance of $53,099 on the Second December Loan and accrued interest of $458.

Securities Purchase Agreement

On July 3, 2023, the Company entered into a Securities Purchase Agreement (the “First Tranche Securities Purchase Agreement”) with an accredited investor pursuant to which the Company issued and sold a secured promissory note in the principal amount of $375,000 (the “First Tranche Note”) resulting in gross proceeds to the Company of $250,000. In connection with the issuance of the First Tranche Note, the Company issued 3,907 shares of its common stock (the “First Tranche Commitment Shares”) as a commitment fee to the investor. Pursuant to the First Tranche Securities Purchase Agreement, the Company was obligated to and obtained approval of its shareholders (“First Tranche Shareholder Approval”) with respect to the issuance of any securities in connection with the First Tranche Securities Purchase Agreement and the First Tranche Note in excess of 19.99% of the Company’s issued and outstanding shares on the closing date, which was equal to 33,792 shares of the Company’s common stock. The Company recognized a total debt discount of $164,775 on the Note from the issuance of stock and original issuance discount. The First Tranche Note has a maturity date of December 31, 2023, and is convertible following First Tranche Shareholder Approval and the occurrence of an Event of Default (as defined in the July Note) at a conversion price of $18.00 per share.

In connection with the First Tranche Securities Purchase Agreement and the issuance of the First Tranche Note, the Company and certain of its subsidiaries also entered into a Security Agreement with the investor (the “First Tranche Security Agreement”) pursuant to which it granted the investor a security interest in certain Collateral (as defined in the First Tranche Security Agreement) to secure its obligations under the First Tranche Note. In addition, the Company entered into a registration rights agreement with the investor pursuant to which the Company agreed to prepare and file with the U.S. Securities and Exchange Commission a registration statement covering the resale of the First Tranche Commitment Shares and any shares of the Company’s common stock issuable upon conversion of the First Tranche Note within 120 days of the closing date and to have such registration statement declared effective within 150 days of the closing date. As of December 31, 2023, the First Tranche Note was fully paid off.

On July 24, 2023, the Company entered into a Securities Purchase Agreement (the “Second Tranche Securities Purchase Agreement”) with an accredited investor pursuant to which the Company issued and sold a secured promissory note in the principal amount of $2,625,000 (the “Second Tranche Note”) resulting in gross proceeds to the Company of $1,750,000. In connection with the issuance of the Second Tranche Note, the Company agreed to issue a total of 27,344 shares of its common stock (the “Second Tranche Commitment Shares”) as a commitment fee to the investor. At the request of the investor, the Company issued 17,278 Second Tranche Commitment Shares and will issue the remaining 10,066 Second Tranche Commitment Shares within 120 days, subject to the investor’s discretion. Pursuant to the Second Tranche Securities Purchase Agreement, the Company was obligated to and obtained approval of its shareholders (“Second Tranche Shareholder Approval”) with respect to the issuance of any securities in connection with the Second Tranche Securities Purchase Agreement and the Second Tranche Note in excess of 19.99% of the Company’s issued and outstanding shares on the closing date, which was equal to 38,026 shares of the Company’s common stock. The company recognized a total debt discount of $1.0 million on the Second Tranche Note from the issuance of stock and original issuance discount. The Note has a maturity date of December 31, 2023 and is convertible following Second Tranche Shareholder Approval and the occurrence of an Event of Default (as defined in the Second Tranche Note) at a conversion price of $15.60 per share.

In connection with the Second Tranche Securities Purchase Agreement and the issuance of the Second Tranche Note, the Company and certain of its subsidiaries also entered into a Security Agreement with the investor (the “Second Tranche Security Agreement”) pursuant to which it granted the investor a security interest in certain Collateral (as defined in the Second Tranche Security Agreement) to secure its obligations under the Second Tranche Note. In addition, the Company entered into a registration rights agreement with the investor pursuant to which the Company agreed to prepare and file with the U.S. Securities and Exchange Commission a registration statement covering the resale of the Second Tranche Commitment Shares and any shares of the Company’s common stock issuable upon conversion of the Second Tranche Note within 90 days of the closing date and to have such registration statement declared effective within 120 days of the closing date. As of December 31, 2023, $2,625,000 in outstanding principal on the Second Tranche Note and accrued interest of $113,021 was converted into 2,625 shares of the Company’s Series B-2 Preferred Stock (See Note 10).

Evofem Merger

In connection with the Agreement and Plan of Merger (the “Merger Agreement”) with Adicure, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Evofem Biosciences, Inc., a Delaware corporation (“Evofem”), the Company, Evofem and the holders (the “Holders”) of certain senior indebtedness (the “Notes”) entered into an Assignment Agreement dated December 11, 2023 (the “Assignment Agreement”), pursuant to which the Holders assigned the Notes to the Company in consideration for the issuance by the Company of (i) an aggregate principal amount of $5 million in secured notes of the Company due on January 2, 2024 (the “January 2024 Secured Notes”), (ii) an aggregate principal amount of $8 million in secured notes of the Company due on September 30, 2024 (the “September 2024 Secured Notes”), (iii) an aggregate principal amount of $5 million in ten-year unsecured notes (the “Unsecured Notes”), and (iv) payment of $154,480 in respect of net sales of Phexxi in respect of the calendar quarter ended September 30, 2023, which amount is due and payable on December 14, 2023. The January 2024 Secured Notes are secured by certain intellectual property assets of the Company and its subsidiaries pursuant to an Intellectual Property Security Agreement (the “IP Security Agreement”) entered into in connection with the Assignment Agreement. The September 2024 Secured Notes are secured by the Notes and certain associated security documents pursuant to a Security Agreement (the “Security Agreement”) entered into in connection with the Assignment Agreement. As of December 31, 2023, there was a remaining principal balance of $13,000,000 on the Notes.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) all issued and outstanding shares of common stock, par value $0.0001 per share of Evofem (“Evofem Common Stock”), other than any shares of Evofem Common Stock held by the Company or Merger Sub immediately prior to the Effective Time, will be converted into the right to receive an aggregate of 610,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”); and (ii) all issued and outstanding shares of Series E-1 Preferred Stock, par value $0.0001 of Evofem (the “Evofem Unconverted Preferred Stock”), other than any shares of Evofem Unconverted Preferred Stock held by the Company or Merger Sub immediately prior to the Effective Time, will be converted into the right to receive an aggregate of 2,327 shares of Series A-1 Preferred Stock, par value $0.001 of the Company (the “Company Preferred Stock”), having such rights, powers, and preferences set forth in the form of Certificate of Designation of Series A-1 Preferred Stock, the form of which is attached as Exhibit C to the Merger Agreement.

The respective obligations of each of the Company, Merger Sub and Evofem to consummate the closing of the Merger (the “Closing”) are subject to the satisfaction or waiver, at or prior to the closing of certain conditions, including but not limited to, the following:

(i)	approval by the Company’s shareholders and Evofem shareholders;

(ii)	the registration statement on Form S-4 pursuant to which the shares of the Company Common Stock issuable in the Merger being declared effective by the U.S. Securities and Exchange Commission;

(iii)	the entry into a voting agreement by the Company and certain members of Evofem management;

(iv)	all preferred stock of Evofem other than the Evofem Unconverted Preferred Stock shall have been converted to Evofem Common Stock;

(v)	Evofem shall have received agreements (the “Evofem Warrant Holder Agreements”) from all holders of Evofem warrants which provide:

a. waivers with respect to any fundamental transaction, change in control or other similar rights that such warrant holder may have under any such Evofem warrants, and (b) an agreement to such Evofem warrants to exchange such warrants for not more than an aggregate (for all holders of Evofem warrants) of 551 shares of Company Preferred Stock;

(vi)	Evofem shall have cashed out any other holder of Evofem warrants who has not provided an Evofem Warrant Holder Agreement; and

(vii)	Evofem shall have obtained waivers from the holders of the convertible notes of Evofem (the “Evofem Convertible Notes”) with respect to any fundamental transaction rights that such holder may have under the Evofem Convertible Notes, including any right to vote, consent, or otherwise approve or veto any of the transactions contemplated under the Merger Agreement.

The obligations of the Company and Merger Sub to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing of certain conditions, including but not limited to, the following:

(i)	the Company shall have obtained agreements from the holders of Evofem Convertible Notes and purchase rights they hold to exchange such Convertible Notes and purchase rights for not more than an aggregate (for all holders of Evofem Convertible Notes) of 86,153 shares of Company Preferred Stock;

(ii)	the Company shall have received waivers form the holders of certain of the Company’s securities which contain prohibitions on variable rate transactions; and

(iii)	the Company, Merger Sub and Evofem shall work together between the Execution Date and the Effective Time to determine the tax treatment of the Merger and the other transactions contemplated by the Merger Agreement.

The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing of certain conditions, including but not limited to, the following:

(i)	the Company shall have regained compliance with the stockholders’ equity requirement in Nasdaq Listing Rule 5550(b)(1) and shall meet all other applicable criteria for continued listing, subject to any panel monitor imposed by Nasdaq.

As the January 2024 Secured Notes and September 2024 Secured Notes did not contain a stated interest rate, the Company calculated an imputed interest rate of 26.7% based on the Company’s weighted average cost of capital for the period in which the January 2024 Secured Notes and September 2024 Secured Notes were outstanding. This amounted to approximately $1.8 million which was recorded as a discount to be amortized over the life of the January 2024 Secured Notes and September 2024 Secured Notes.

See Note 12 for amendments entered into subsequent to year end.

NOTE 8 – LEASES

Our lease agreements generally do not provide an implicit borrowing rate; therefore, an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments. We used the incremental borrowing rate on December 31, 2023 and 2022 for all leases that commenced prior to that date. In determining this rate, which is used to determine the present value of future lease payments, we estimate the rate of interest we would pay on a collateralized basis, with similar payment terms as the lease and in a similar economic environment.

Our corporate headquarters is located in Richmond, Virginia, where we lease approximately 25,000 square feet. The lease expires in August 31, 2026, subject to extension. As of December 31, 2023 the Company is 1.75 months in arrears on this lease.

We also lease approximately 5,810 square feet of laboratory and office space in Mountain View, California. The lease expires in August 31, 2024, subject to extension. As of December 31, 2023 the Company is 1 month in arrears on this lease.

Additionally, we lease approximately 3,150 square feet of office space in Melville, New York. The lease expires in December 31, 2025, subject to extension. As of December 31, 2023 the Company is 1 month in arrears on this lease.

Lease Costs

	Year Ended December 31, 2023	Year Ended December 31, 2022
Components of total lease costs:
Operating lease expense	$1,140,949	$1,396,875
Total lease costs	$1,140,949	$1,396,875

Lease Positions as of December 31, 2023 and 2022

ROU lease assets and lease liabilities for our operating leases are recorded on the balance sheet as follows:

	December 31, 2023	December 31, 2022
Assets
Right of use asset – long term	$2,200,299	$3,160,457
Total right of use asset	$2,200,299	$3,160,457

Liabilities
Operating lease liabilities – short term	$999,943	$1,086,658
Operating lease liabilities – long term	1,041,744	1,885,218
Total lease liability	$2,041,687	$2,971,876

Lease Terms and Discount Rate as of December 31, 2023

Weighted average remaining lease term (in years) – operating leases	1.92
Weighted average discount rate – operating leases	8.00%

Maturities of leases are as follows:

Year Ended December 31, 2023

2024	$1,004,982
2025	710,546
2026	423,930
Total lease payments	$2,139,458
Less imputed interest	(97,771)
Less current portion	(999,943)
Total maturities, due beyond one year	$1,041,744

See Note 12 for additional disclosure regarding the Company’s leases.

NOTE 9 – COMMITMENTS & CONTINGENCIES

License Agreement with Loma Linda University

On March 15, 2018, as amended on July 1, 2020, we entered into a LLU License Agreement directly with Loma Linda University.

Pursuant to the LLU License Agreement, we obtained the exclusive royalty-bearing worldwide license in and to all intellectual property, including patents, technical information, trade secrets, proprietary rights, technology, know-how, data, formulas, drawings, and specifications, owned or controlled by LLU and/or any of its affiliates (the “LLU Patent and Technology Rights”) and related to therapy for immune-mediated inflammatory diseases (the ADI™ technology). In consideration for the LLU License Agreement, we issued 13 shares of common stock to LLU.

Pursuant to the LLU License Agreement, we are required to pay an annual license fee to LLU. Also, we paid LLU $455,000 in July 2020 for outstanding milestone payments and license fees. We are also required to pay to LLU milestone payments in connection with certain development milestones. Specifically, we are required to make the following milestone payments to LLU: $175,000 on March 31, 2022; $100,000 on March 31, 2024; $500,000 on March 31, 2026; and $500,000 on March 31, 2027. In lieu of the $175,000 milestone payment due on March 31, 2023, the Company paid LLU an extension fee of $100,000. Upon payment of this extension fee, an additional year will be added for the March 31, 2023 milestone. Additionally, as consideration for prior expenses incurred by LLU to prosecute, maintain and defend the LLU Patent and Technology Rights, we made the following payments to LLU: $70,000 at the end of December 2018, and a final payment of $60,000 at the end of March 2019. We are required to defend the LLU Patent and Technology Rights during the term of the LLU License Agreement. Additionally, we will owe royalty payments of (i) 1.5% of Net Product Sales (as such terms are defined under the LLU License Agreement) and Net Service Sales on any Licensed Products (defined as any finished pharmaceutical products which utilizes the LLU Patent and Technology Rights in its development, manufacture or supply), and (ii) 0.75% of Net Product Sales and Net Service Sales for Licensed Products and Licensed Services (as such terms are defined under the LLU License Agreement) not covered by a valid patent claim for technology rights and know-how for a three (3) year period beyond the expiration of all valid patent claims. We also are required to produce a written progress report to LLU, discussing our development and commercialization efforts, within 45 days following the end of each year. All intellectual property rights in and to LLU Patent and Technology Rights shall remain with LLU (other than improvements developed by or on our behalf).

The LLU License Agreement shall terminate on the last day that a patent granted to us by LLU is valid and enforceable or the day that the last patent application licensed to us is abandoned. The LLU License Agreement may be terminated by mutual agreement or by us upon 90 days written notice to LLU. LLU may terminate the LLU License Agreement in the event of (i) non-payments or late payments of royalty, milestone and license maintenance fees not cured within 90 days after delivery of written notice by LLU, (ii) a breach of any non-payment provision (including the provision that requires us to meet certain deadlines for milestone events (each, a “Milestone Deadline”)) not cured within 90 days after delivery of written notice by LLU and (iii) LLU delivers notice to us of three or more actual breaches of the LLU License Agreement by us in any 12-month period. Additional Milestone Deadlines include: (i) the requirement to have regulatory approval of an IND application to initiate first-in-human clinical trials on or before March 31, 2023, which will be extended to March 31, 2024 with a payment of a $100,000 extension fee, (ii) the completion of first-in-human (phase I/II) clinical trials by March 31, 2024, (iii) the completion of Phase III clinical trials by March 31, 2026 and (iv) biologic licensing approval by the FDA by March 31, 2027.

License Agreement with Leland Stanford Junior University

On February 3, 2020, we entered into an exclusive license agreement (the “February 2020 License Agreement”) with Stanford regarding a patent concerning a method for detection and measurement of specific cellular responses. Pursuant to the February 2020 License Agreement, we received an exclusive worldwide license to Stanford’s patent regarding use, import, offer, and sale of Licensed Products (as defined in the agreement). The license to the patented technology is exclusive, including the right to sublicense, beginning on the effective date of the agreement, and ending when the patent expires. Under the exclusivity agreement, we acknowledged that Stanford had already granted a non-exclusive license in the Nonexclusive Field of Use, under the Licensed Patents in the Licensed Field of Use in the Licensed Territory (as those terms are defined in the February 2020 License Agreement”). However, Stanford agreed to not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory. On December 29, 2021, we entered into an amendment to the February 2020 License Agreement which extended our exclusive right to license the technology deployed in AditxtScoreTM and securing worldwide exclusivity in all fields of use of the licensed technology.

We were obligated to pay and paid a fee of $25,000 to Stanford within 60 days of February 3, 2020. We also issued 10 shares   of the Company’s common stock to Stanford. An annual licensing maintenance fee is payable by us on the first anniversary of the February 2020 License Agreement in the amount of $40,000 for 2021 through 2024 and $60,000 starting in 2025 until the license expires upon the expiration of the patent. The Company is required to pay and has paid $25,000 for the issuances of certain patents. The Company will pay milestone fees of $50,000 on the first commercial sales of a licensed product and $25,000 at the beginning of any clinical study for regulatory clearance of an in vitro diagnostic product developed and a potential licensed product. The Company paid a milestone fee for a clinical study for regulatory clearance of an in vitro diagnostic product developed and a potential licensed product of $25,000 in March of 2022. We are also required to: (i) provide a listing of the management team or a schedule for the recruitment of key management positions by March 31, 2020 (which has been completed), (ii) provide a business plan covering projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts until at least $10,000,000 in revenue by June 30, 2020 (which has been completed), (iii) conduct validation studies by September 30, 2020 (which has been completed), (iv) hold a pre-submission meeting with the FDA by September 30, 2020 (which has been completed), (iv) submit a 510(k) application to the FDA, Emergency Use Authorization (“EUA”), or a Laboratory Developed Test (“LDT”) by March 31, 2021 (which has been completed), (vi) develop a prototype assay for human profiling by December 31, 2021 (which has been completed), (vii) execute at least one partnership for use of the technology for transplant, autoimmunity, or infectious disease purposes by March 31, 2022 (which has been completed) and (viii) provided further development and commercialization milestones for specific fields of use in writing prior to December 31, 2022.

In addition to the annual license maintenance fees outlined above, we will pay Stanford royalties on Net Sales (as such term is defined in the February 2020 License Agreement) during the of the term of the agreement as follows: 4% when Net Sales are below or equal to $5 million annually or 6% when Net Sales are above $5 million annually. The February 2020 License Agreement may be terminated upon our election on at least 30 days advance notice to Stanford, or by Stanford if we: (i) are delinquent on any report or payment; (ii) are not diligently developing and commercializing Licensed Product; (iii) miss certain performance milestones; (iv) are in breach of any provision of the February 2020 License Agreement; or (v) provide any false report to Stanford. Should any events in the preceding sentence occur, we have a thirty (30) day cure period to remedy such violation.

Asset Purchase Agreement

On April 18, 2023, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Cellvera Global Holdings LLC (“Cellvera Global”), Cellvera Holdings Ltd. (“BVI Holdco”), Cellvera, Ltd. (“Cellvera Ltd.”), Cellvera Development LLC (“Cellvera Development” and together with Cellvera Global, BVI Holdco, Cellvera Ltd. and Cellvera Development (the “Sellers”), AiPharma Group Ltd. (“Seller Owner” and collectively with the Sellers, “Cellvera”), and the legal representative of Cellvera, pursuant to which, the Company will purchase Cellvera’s 50% ownership interest in G Response Aid FZE (“GRA”), certain other intellectual property and all goodwill related thereto (the “Acquired Assets”). Unless expressly stated otherwise herein, capitalized terms used but not defined herein have the meanings ascribed to them in the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the consideration for the Acquired Assets consists of (A) $24.5 million, comprised of: (i) the forgiveness of the Company’s $14.5 million loan to Cellvera Global, and (ii) approximately $10 million in cash, and (B) future revenue sharing payments for a term of seven years. GRA holds an exclusive, worldwide license for the antiviral medication, Avigan® 200mg, excluding Japan, China and Russia. The other 50% interest in GRA is held by Agility, Inc. (“Agility”). Additionally, upon the closing, the Share Exchange Agreement previously entered into as of December 28, 2021, between Cellvera Global Holdings, LLC f/k/a AiPharma Global Holdings, LLC (together with other affiliates and subsidiaries) and the Company, and all other related agreements will be terminated.

The obligations of the Company to consummate the closing are subject to the satisfaction or waiver, at or prior to the Closing of certain conditions, including but not limited to, the following:

(i)	Satisfactory completion of due diligence;

(ii)	Completion by the Company of financing sufficient to consummate the transactions contemplated by the Asset Purchase Agreement;

(iii)	Receipt by the Company of all required Consents from Governmental Bodies for the Acquisition, including but not limited to, any consents required to complete the transfer and assignment of Cellvera’s membership interests in GRA;

(iv)	Receipt of executed payoff letters reflecting the amount required to be fully pay all of each of Seller’s and Seller Owner’s Debt to be paid at Closing;

(v)	Receipt by the Company of a release from Agility;

(iv)	Execution of an agreement acceptable to the Company with respect to the acquisition by the Company of certain intellectual property presently held by a third party;

(v)	Execution of an amendment to an asset purchase agreement previously entered into by Cellvera with a third party that effectively grants the Company the rights to acquire the intellectual property from the third party under such agreement;

(vi)	Receipt of a fairness opinion by the Company with respect to the transactions contemplated by the Asset Purchase Agreement; and

(vii)	Receipt by the Company from the Seller Owner of written consent, whether through its official liquidator or the Board of Directors of Seller Owner, to the sale and purchase of the Acquired Assets and Assumed Liabilities pursuant to the Assert Purchase Agreement.

Departure of Officer

On July 21, 2023, Matthew Shatzkes tendered his resignation as Chief Legal Officer, General Counsel and Corporate Secretary of the Company. In connection with his resignation, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Shatzkes. Pursuant to the Separation Agreement, Mr. Shatzkes’ employment with the Company terminated on August 4, 2023 (the “Termination Date”). In addition, the Company agreed to pay Mr. Shatzkes’ within seven days after the Termination Date: (i) $122,292, representing all accrued salary and wages (inclusive of Base Compensation and earned Subsequent Quarterly Bonus amounts, as those terms are defined in Mr. Shatzkes’ employment agreement), and (ii) $32,576, representing Mr. Shatzkes accrued, but unused paid time off (collectively, the “Initial Payment”). The Company also agreed to pay Mr. Shatzkes: (i) $385,000, representing 12 months of Mr. Shatzkes’ Base Compensation (as that term is defined in Mr. Shatzkes employment agreement), and (ii) $290,000, representing Mr. Shatzkes Subsequent Year Minimum Bonus (as such term is defined in Mr. Shatzkes employment agreement), on the 60th day following the Termination Date. In addition, the Company shall reimburse Mr. Shatzkes COBRA premium for a period of 12 months and shall cause any restricted stock units granted to Mr. Shatzkes to immediately vest as of the Termination Date. As of December 31, 2023, the Company has completed all obligations under the Separation Agreement.

Contingent Liability

On September 7, 2023, the Company received a demand letter from the holder of certain warrants issued by the Company in April 2023. The demand letter alleged that the investor suffered more than $2 million in damages as a result of the Company failing to register the shares of the Company’s common stock underlying the warrants as required under the securities purchase agreement. The Company denies the amount of the liability claimed by the investor and intends to defend itself vigorously against any such claims. The Company is engaged in ongoing discussions with the investor and, as a result, has accrued a loss of $1.6 million relating to the potential liability. This liability was settled subsequent to December 31, 2023. (See Note 12)

Letter of Intent Termination

On August 1, 2023, the Company and Natural State Genomics and Natural State Laboratories mutually agreed to terminate the Amended and Restated Non-Binding Letter of Intent dated June 12, 2023.

EvoFem Merger Agreement

On December 11, 2023 (the “Execution Date”), Aditxt, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Adicure, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Evofem Biosciences, Inc., a Delaware corporation (“Evofem”), pursuant to which, Merger Sub will be merged into and with Evofem (the “Merger”), with Evofem surviving the Merger as a wholly owned subsidiary of the Company.

In connection with the Merger Agreement the Company assumed $13.0 million in notes payable held by Evofem (see Note 7) and assumed a payable for $154,480 (see Note 7). These items were capitalized on the Company’s balance sheet to deposit on acquisition as of December 31, 2023. The Company recognized a debt discount of $1,826,250. As of December 31, 2023, there was an unamortized discount of $1,633,389.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) all issued and outstanding shares of common stock, par value $0.0001 per share of Evofem (“Evofem Common Stock”), other than any shares of Evofem Common Stock held by the Company or Merger Sub immediately prior to the Effective Time, will be converted into the right to receive an aggregate of 610,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”); and (ii) all issued and outstanding shares of Series E-1 Preferred Stock, par value $0.0001 of Evofem (the “Evofem Unconverted Preferred Stock”), other than any shares of Evofem Unconverted Preferred Stock held by the Company or Merger Sub immediately prior to the Effective Time, will be converted into the right to receive an aggregate of 2,327 shares of Series A-1 Preferred Stock, par value $0.001 of the Company (the “Company Preferred Stock”), having such rights, powers, and preferences set forth in the form of Certificate of Designation of Series A-1 Preferred Stock. (See Note 10)

Evofem Exchange Agreement

On December 22, 2023, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with the holders of an aggregate of 22,280 shares of Series F-1 Convertible Preferred Stock of Evofem (the “Evofem Series F-1 Preferred Stock”) agreed to exchange their respective shares of Evofem Series F-1 Preferred Stock for an aggregate of 22,280 shares of a new series of convertible preferred stock of the Company designated as Series A-1 Convertible Preferred Stock, $0.001 par value, (the “Series A-1 Preferred Stock”), having a total value of $22,277,233. (see Note 10) This investment has been recorded at cost in accordance with ASC 321.

NOTE 10 – STOCKHOLDERS’ EQUITY

Common Stock

On May 24, 2021, the Company increased the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 27,000,000 to 100,000,000 (the “Authorized Shares Increase”) by filing a Certificate of Amendment (the “Certificate of Amendment”) to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. In accordance with the General Corporation Law of the State of Delaware, the Authorized Shares Increase and the Certificate of Amendment were approved by the stockholders of the Company at the Company’s Annual Meeting of Stockholders on May 19, 2021. On September 13, 2022, the Company effectuated a 1 for 50 reverse stock split (the “2022 Reverse Split”). The Company’s stock began trading at the 2022 Reverse Split price effective on the Nasdaq Stock Market on September 14, 2022. There was no change to the number of authorized shares of the Company’s common stock. On August 17, 2023, the Company effectuated a 1 for 40 reverse stock split (the “2023 Reverse Split”). The Company’s stock began trading at the 2023 Reverse Split price effective on the Nasdaq Stock Market on August 17, 2023. There was no change to the number of authorized shares of the Company’s common stock.

Formed in January 2023, our majority owned subsidiary Pearsanta™, Inc. (“Pearsanta”) seeks to take personalized medicine to a new level by delivering “Health by the Numbers.” On November 22, 2023, Pearsanta entered into an assignment agreement with FirstVitals LLC, an entity controlled by Pearsanta’s CEO, Ernie Lee (“FirstVitals”), pursuant to which FirstVitals assigned its rights in certain intellectual property and website domain to Pearsanta in consideration of the issuance of 500,000 shares of Pearsanta common stock to FirstVitals. On December 18, 2023, the board of directors of Pearsanta adopted the Pearsanta 2023 Omnibus Equity Incentive Plan (the “Pearsanta Omnibus Incentive Plan”), pursuant to which it reserved 15 million shares of common stock of Pearsanta for future issuance under the Pearsanta Omnibus Incentive Plan and the Pearsanta 2023 Parent Service Provider Equity Incentive Plan (the “Pearsanta Parent Service Provider Plan”) and approved the issuance of 9.32 million options, exercisable into shares of Pearsanta common stock under the Pearsanta Parent Service Provider Plan and the issuance of 4.0 million options, exercisable into shares of Pearsanta common stock, subject to vesting, and 1.0 million restricted common stock shares under the Pearsanta Omnibus Incentive Plan.

During the year ended December 31, 2023, the Company issued 74,675 shares of common stock and recognized expense of $484,525 in stock-based compensation for consulting services. The stock-based compensation for consulting services is calculated by the number of shares multiplied by the closing price on the effective date of the contract. The Company recognized expense of $308,479 in stock-based compensation related to the RSUs for the year ended December 31, 2023. The stock-based compensation for shares issued or RSUs granted during the period were valued based on the fair market value on the date of grant. During the year ended December 31, 2023, the Company issued 1,055,374 shares of common stock for the exercise of warrants.

During the year ended December 31, 2022, the Company issued 3,707 shares of common stock and recognized expense of $507,558 in stock-based compensation for consulting services. The Company also granted 292 RSUs, 463 vested and resulted in the issuance of shares. As a result, the Company recognized expense of $1,209,906 in stock-based compensation. The stock-based compensation for shares issued or RSU’s granted during the period were valued based on the fair market value on the date of grant. During the year ended December 31, 2022, the Company issued 48,659 shares of common stock for the exercise of warrants.

On December 20, 2022, the Company entered into an At The Market Offering Agreement (the “ATM”) with H.C. Wainwright & Co., LLC as agent (the “Agent”), pursuant to which the Company may offer and sell, from time to time through the Agent, shares of the Company’s common stock having an aggregate offering price of up to $50,000,000 (the “Shares”).

The offer and sale of the Shares was made pursuant to a shelf registration statement on Form S-3 and the related prospectus (File No. 333-257645) filed by the Company with the SEC on July 2, 2021, amended on July 6, 2021 and declared effective by the SEC on July 13, 2021, under the Securities Act of 1933, as amended.

For the year ended December 31, 2023, the Company sold 8,463 Shares at an average price of $62.05 per share under the ATM. The sale of Shares generated net proceeds of $507,016 after paying commissions and related fees.

On April 20, 2023, the Company entered into an amendment to the ATM, pursuant to which the Company and the Agent agreed to reduce the aggregate gross sales price of the Shares under the ATM from $50,000,000 to zero.

Preferred Stock

The Company is authorized to issue 3,000,000 shares of preferred stock, par value $0.001 per share. There were 24,905 and zero shares of preferred stock outstanding as of December 31, 2023 and 2022, respectively.

Issuance of Series A-1 Preferred Stock:

On December 11, 2023 (the “Execution Date”), the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Adicure, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Evofem Biosciences, Inc., a Delaware corporation (“Evofem”), pursuant to which, Merger Sub will be merged into and with Evofem (the “Merger”), with Evofem surviving the Merger as a wholly owned subsidiary of the Company.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) all issued and outstanding shares of common stock, par value $0.0001 per share of Evofem (“Evofem Common Stock”), other than any shares of Evofem Common Stock held by the Company or Merger Sub immediately prior to the Effective Time, will be converted into the right to receive an aggregate of 610,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”); and (ii) all issued and outstanding shares of Series E-1 Preferred Stock, par value $0.0001 of Evofem (the “Evofem Unconverted Preferred Stock”), other than any shares of Evofem Unconverted Preferred Stock held by the Company or Merger Sub immediately prior to the Effective Time, will be converted into the right to receive an aggregate of 2,327 shares of Series A-1 Preferred Stock, par value $0.001 of the Company (the “Company Preferred Stock”), having such rights, powers, and preferences set forth in the form of Certificate of Designation of Series A-1 Preferred Stock. See Series A-1 Preferred Stock certificate of designation incorporated by reference to this document.

On December 22, 2023, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with the holders (the “Holders”) of an aggregate of 22,280 shares of Series F-1 Convertible Preferred Stock of Evofem (the “Evofem Series F-1 Preferred Stock”) agreed to exchange their respective shares of Evofem Series F-1 Preferred Stock for an aggregate of 22,280 shares of a new series of convertible preferred stock of the Company designated as Series A-1 Convertible Preferred Stock, $0.001 par value, (the “Series A-1 Preferred Stock”).

The following is only a summary of the Series A-1 Certificate of Designations, and is qualified in its entirety by reference to the full text of the Series A-1 Certificate of Designations, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed on December 26, 2023 and is incorporated by reference herein.

Designation, Amount, and Par Value: The number of Series A-1 Preferred Stock designated is 22,280 shares. The shares of Series A-1 Preferred Stock have a par value of $0.001 per share and a stated value of $1,000 per share.

Conversion Price: The Series A-1 Preferred Stock will be convertible into shares of Common Stock at an initial conversion price of $4.44 (subject to adjustment pursuant to the Series A-1 Certificate of Designations) (the “Conversion Price”). The Certificate of Designations also provides that in the event of certain Triggering Events (as defined below) any holder may, at any time, convert any or all of such holder’s Series A-1 Preferred Stock at an alternate conversion rate equal to the product of (i) the Alternate Conversion Price (as defined below) and (ii) the quotient of (x) the 25% redemption premium multiplied by (y) the amount of Series A-1 Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a suspension of trading or the failure to be traded or listed on an eligible market for five consecutive days or more, (ii) the failure to remove restrictive legends when required, (iii) the Company’s default in payment of indebtedness in an aggregate amount of $500,000 or more (the Company is currently in default for payments greater than $500,000), (iv) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (v) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $100,000. “Alternate Conversion Price” means the lowest of (i) the applicable conversion price the in effect, (ii) the greater of (x) $0.888 (the “Floor Price”) and (y) 80% of the volume weighted average price (“VWAP”) of the Common Stock on the trading day immediately preceding the delivery of the applicable conversion notice. Further, the Series A-1 Certificate of Designations provides that if on any of the 90th and 180th day after each of the occurrence of any Stock Combination Event (as defined in the Series A-1 Certificate of Designations) and the Applicable Date (as defined in the Series A-1 Certificate of Designations), the conversion price then in effect is greater than the market price then in effect (the “Adjustment Price”), on such date then the conversion price shall automatically lower to the Adjustment Price.

Dividends: Holders of the Series A-1 Preferred Stock shall be entitled to receive dividends when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash, in securities of the Company or any other entity, or using assets as determined by the Board on the Stated Value of such Preferred Share.

Liquidation: In the event of a Liquidation Event (as defined in the Series A-1 Certificate of Designation), the holders the Series A-1 Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other shares of capital stock of the Company, equal to the greater of (A) 125% of the Conversion Amount (as defined in the Series A-1 Certificate of Designation) on the date of such payment and (B) the amount per share such holder of Series A-1 Preferred Stock would receive if they converted such share of Series A-1 Preferred Stock into Common Stock immediately prior to the date of such payment

Company Redemption: The Company may redeem all, or any portion, of the Series A-1 Preferred Stock for cash, at a price per share of Series A-1 Preferred Stock equal to 115% of the greater of (i) the Conversion Amount (as defined in the Series A-1 Certificate of Designation)being redeemed as of the Company Optional Redemption Date (as defined in the Series A-1 Certificate of Designation) and (ii) the product of (1) the Conversion Rate (as defined in the Series A-1 Certificate of Designation) with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price (as defined in the Certificate of Designation) of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Certificate of Designation) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made under the Certification of Designation.

Maximum Percentage: Holders of Series A-1 Preferred Stock are prohibited from converting shares of Series A-1 Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights: The holders of the Series A-1 Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as expressly provided in the Certificate of Designations and where required by the DGCL.

Issuance of Series B Preferred Stock:

On July 19, 2022, the Company entered into a Subscription and Investment Representation Agreement with its Chief Executive Officer (the “Purchaser”), pursuant to which the Company agreed to issue and sell one (1) share of the Company’s Series B Preferred Stock (the “Preferred Stock”), par value $0.001 per share, to the Purchaser for $20,000 in cash.

On July 19, 2022, the Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of Delaware, effective as of the time of filing, designating the rights, preferences, privileges and restrictions of the share of Preferred Stock. The Certificate of Designation provides that the share of Preferred Stock will have 250,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The Preferred Stock will be voted, without action by the holder, on any such proposal in the same proportion as shares of common stock are voted. The Preferred Stock otherwise has no voting rights except as otherwise required by the General Corporation Law of the State of Delaware.

The Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Preferred Stock will not be entitled to receive dividends of any kind. See Series B Preferred Stock certificate of designation incorporated by reference to this document.

The outstanding share of Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing a reverse stock split. Upon such redemption, the holder of the Preferred Stock will receive consideration of $20,000 in cash.

Redemption of Series B Preferred Stock

On October 7, 2022, the Company paid $20,000 in consideration for the one share of Preferred Stock which was redeemed on September 13, 2022.

Issuance of Series B-2 Preferred Stock:

On December 29, 2023, the Company entered into an Exchange Agreement (the “Note Exchange Agreement”) with the Noteholder, pursuant to which the Noteholder agreed, subject to the terms and conditions set forth therein, to exchange the Note, including all accrued but unpaid interest thereon, for an aggregate of 2,625 shares of a new series of convertible preferred stock of the Company, designated as Series B-2 Convertible Preferred Stock, $0.001 par value (the “Series B-2 Preferred Stock”). See Series B-2 Preferred Stock certificate of designation incorporated by reference to this document.

The following is only a summary of the Series B-2 Certificate of Designations, and is qualified in its entirety by reference to the full text of the Series B-2 Certificate of Designations, a copy of which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on January 2, 2024.

Designation, Amount, and Par Value: The number of Series B-2 Preferred Stock designated is 2,625 shares. The shares of Series B-2 Preferred Stock have a par value of $0.001 per share and a stated value of $1,000 per share.

Conversion Price: The Series B-2 Preferred Stock will be convertible into shares of Common Stock at an initial conversion price of $4.71 (subject to adjustment pursuant to the Series B-2 Certificate of Designations) (the “Conversion Price”). The Series B-2 Certificate of Designations also provides that in the event of certain Triggering Events (as defined below) any holder may, at any time, convert any or all of such holder’s Series B-2 Preferred Stock at an alternate conversion rate equal to the product of (i) the Alternate Conversion Price (as defined below) and (ii) the quotient of (x) the 125% redemption premium multiplied by (y) the amount of Series B-2 Preferred Stock subject to such conversion. “Triggering Events” include, among others, (i) a suspension of trading or the failure to be traded or listed on an eligible market for five consecutive days or more, (ii) the failure to remove restrictive legends when required, (iii) the Company’s default in payment of indebtedness in an aggregate amount of $500,000 or more(the Company is currently in default for payments greater than $500,000), (iv) proceedings for a bankruptcy, insolvency, reorganization or liquidation, which are not dismissed with 30 days, (v) commencement of a voluntary bankruptcy proceeding, and (viii) final judgments against the Company for the payment of money in excess of $500,000. “Alternate Conversion Price” means the lowest of (i) the applicable conversion price the in effect, (ii) the greater of (x) $0.9420 (the “Floor Price”) and (y) 80% of the lowest volume weighted average price (“VWAP”) of the Common Stock during the five consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice. Further, the Series B-2 Certificate of Designations provides that if on any of the 90th and 180th day after each of the occurrence of any Stock Combination Event (as defined in the Series B-2 Certificate of Designations) and the Applicable Date (as defined in the Series B-2 Certificate of Designations), the conversion price then in effect is greater than the market price then in effect (the “Adjustment Price”), on such date then the conversion price shall automatically lower to the Adjustment Price.

Dividends: Holders of the Series B-2 Preferred Stock shall be entitled to receive dividends when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash, in securities of the Company or any other entity, or using assets as determined by the Board on the Stated Value of such Preferred Share.

Liquidation: In the event of a Liquidation Event (as defined in the Series B-2 Certificate of Designations), the holders the Series B-2 Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other shares of capital stock of the Company, equal to the greater of (A) 125% of the Conversion Amount (as defined in the Series B-2 Certificate of Designation) on the date of such payment and (B) the amount per share such holder of Series B-2 Preferred Stock would receive if they converted such share of Series B-2 Preferred Stock into Common Stock immediately prior to the date of such payment.

Company Redemption: The Company may redeem all, or any portion, of the Series B-2 Preferred Stock for cash, at a price per share of Series B-2 Preferred Stock equal to 115% of the greater of (i) the Conversion Amount (as defined in the Series B-2 Certificate of Designations) being redeemed as of the Company Optional Redemption Date (as defined in the Series B-2 Certificate of Designations) and (ii) the product of (1) the Conversion Rate (as defined in the Series B-2 Certificate of Designations) with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price (as defined in the Series B-2 Certificate of Designations) of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Series B-2 Certificate of Designations) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made under the Certification of Designation.

Maximum Percentage: Holders of Series B-2 Preferred Stock are prohibited from converting shares of Series B-2 Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights: The holders of the Series B-2 Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as expressly provided in the Series B-2 Certificate of Designations and where required by the DGCL.

Series C Preferred Stock

On July 11, 2023, the Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of Delaware, effective as of the time of filing, designating the rights, preferences, privileges and restrictions of the share of Preferred Stock. The Certificate of Designation provides that the share of Preferred Stock will have 250,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The Preferred Stock will be voted, without action by the holder, on any such proposal in the same proportion as shares of common stock are voted. The Preferred Stock otherwise has no voting rights except as otherwise required by the General Corporation Law of the State of Delaware.

The Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Preferred Stock will not be entitled to receive dividends of any kind.

The outstanding share of Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing a reverse stock split. Upon such redemption, the holder of the Preferred Stock will receive consideration of $1,000 in cash. As of December 31, 2023, the share has been redeemed and the consideration has been paid.

On July 11, 2023, the Company entered into a Subscription and Investment Representation Agreement (the “Subscription Agreement”) with Amro Albanna, its Chief Executive Officer, who is an accredited investor (the “Purchaser”), pursuant to which the Company agreed to issue and sell one (1) share of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to the Purchaser for $1,000 in cash. The sale closed on July 11, 2023. The Subscription Agreement contains customary representations and warranties and certain indemnification rights and obligations of the parties. See Series C Preferred Stock certificate of designation incorporated by reference to this document. On August 17, 2023, the share was redeemed.

Stock-Based Compensation

In October 2017, our Board of Directors adopted the Aditx Therapeutics, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan provides for the grant of equity awards to directors, employees, and consultants. The Company is authorized to issue up to 2,500,000 shares of our common stock pursuant to awards granted under the 2017 Plan. The 2017 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board of Directors. All shares of our common stock pursuant to awards under the 2017 Plan have been awarded.

On February 24, 2021, our Board of Directors adopted the Aditx Therapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”). The 2021 Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units, and other stock-based awards (collectively, the “Awards”). Eligible recipients of Awards include employees, directors or independent contractors of the Company or any affiliate of the Company. The Compensation Committee of the Board of Directors (the “Committee”) administers the 2021 Plan. A total of 60,000 shares of common stock, par value $0.001 per share, of the Company may be issued pursuant to Awards granted under the 2021 Plan. The exercise price per share for the shares to be issued pursuant to an exercise of a stock option will be no less than one hundred percent (100%) of the Fair Market Value (as defined in the 2021 Plan) of a share of Common Stock on the date of grant. The 2021 Plan was submitted and approved by the Company’s stockholders at the 2021 annual meeting of stockholders, held on May 19, 2021.

During the years ended December 31, 2023 and 2022, the Company granted 44,445 and 0 new options. respectively.

For the year ended December 31, 2023, the fair value of each option granted was estimated using the assumption and/or factors in the Black-Scholes Model as follows:

Exercise price	$5.01
Expected dividend yield	0%
Risk free interest rate	4.49%
Expected life in years	10
Expected volatility	164%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States Government Bond Equivalent Yield appropriate for the expected term of option.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for option granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared nor paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company recognizes option forfeitures as they occur, as there is insufficient historical data to accurately determine future forfeitures rates.

The following is an analysis of the stock option grant activity under the Plan:

Vested and Nonvested Stock Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding December 31, 2022	1,127	$6,802.93	5.74
Granted	44,445	5.01	9.86
Exercised	-	-	-
Expired or forfeited	-	-	-
Outstanding December 31, 2023	45,572	$173.12	9.74

Nonvested Stock Options	Number	Weighted- Average Exercise Price
Nonvested on December 31, 2022	55	$3,840
Granted	44,445	5.01
Vested	(44,500)	9.75
Forfeited	-	-
Nonvested on December 31, 2023	-	$-

As of December 31, 2023 there were 45,572 exercisable options; these options had a weighted average exercise price $173.12. These options had a grant date fair value of $221,005.

On December 18, 2023, our Board of Directors adopted the Pearsanta, Inc. 2023 Omnibus Equity Incentive Plan (the “Pearsanta 2023 Plan”) and the 2023 Parent Service Provider Equity Incentive Plan (the “Pearsanta Parent 2023 Plan”), collectively (the “Pearsanta Plans”). The Pearsanta Plans provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units, and other stock-based awards (collectively, the “Pearsanta Awards”). Eligible recipients of Pearsanta Awards include employees, directors or independent contractors of the Company or any affiliate of the Company. The Board of Directors administers the Pearsanta Plans. The Pearsanta 2023 Plan consists of a total of 15,000,000 shares of Pearsanta common stock, par value $0.001 per share, which may be issued pursuant to Pearsanta Awards granted under the Pearsanta 2023 Plan. The Pearsanta Parent 2023 Plan consists of a total of 9,320,000 shares of Pearsanta common stock, par value $0.001 per share, which may be issued pursuant to Pearsanta Awards granted under the Pearsanta Parent 2023 Plan. The exercise price per share for the shares to be issued pursuant to an exercise of a stock option will be no less than one hundred percent (100%) of the Fair Market Value (as defined in the Pearsanta Plans) of a share of Common Stock on the date of grant.

During the years ended December 31, 2023 and 2022, Pearsanta granted 4,000,000 and 0 new options under the Pearsanta 2023 Plan, respectively.

During the years ended December 31, 2023 and 2022, Pearsanta granted 9,320,000 and 0 new options under the Pearsanta Parent 2023 Plan, respectively.

For the year ended December 31, 2023, the fair value of each option granted was estimated using the assumption and/or factors in the Black-Scholes Model as follows:

Exercise price	$0.02
Expected dividend yield	0%
Risk free interest rate	3.95%
Expected life in years	10
Expected volatility	194%

The risk-free interest rate assumption for warrants granted is based upon observed interest rates on the United States Government Bond Equivalent Yield appropriate for the expected term of option.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for option granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared nor paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The following is an analysis of the stock option grant activity under the Pearsanta Plans:

Vested and Nonvested Stock Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding December 31, 2022	-	$-	-
Granted	13,320,000	0.02	9.97
Exercised	-	-	-
Expired or forfeited	-	-	-
Outstanding December 31, 2023	13,320,000	$0.02	9.97

Nonvested Stock Options	Number	Weighted- Average Exercise Price
Nonvested on December 31, 2022	-	$-
Granted	13,320,000	0.02
Vested	(9,320,000)	0.02
Forfeited	-	-
Nonvested on December 31, 2023	4,000,000	$0.02

As of December 31, 2023 there were 9,320,000 exercisable options; these options had a weighted average exercise price $0.02. These options had a grant date fair value of $265,929.

The Company recognized stock-based compensation expense related to all options granted and vesting expense of $589,014 during the year ended December 31, 2023, of which $385,640 is included in general and administrative expenses and $203,374 is included in research and development expenses in the accompanying statements of operations. The remaining value to be expensed is $77,812 as of December 31, 2023. The weighted average vesting term is 2.17 years as of December 31, 2023. The Company recognized stock-based compensation expense related to all options granted and vesting expense of $791,187 during the year ended December 31, 2022, of which $555,772 is included in general and administrative expenses and $235,415 is included in research and development expenses in the accompanying statements of operations.

Warrants

For the year ended December 31, 2023, the fair value of each warrant granted was estimated using the assumption and/or factors in the Black-Scholes Model as follows:

Exercise price	$300-2,300
Expected dividend yield	0%
Risk free interest rate	1.13%-3.47%
Expected life in years	5-5.50
Expected volatility	147-165%

For the year ended December 31, 2022, the fair value of each warrant granted was estimated using the assumption and/or factors in the Black-Scholes Model as follows:

Exercise price	$7.50-20.00
Expected dividend yield	0%
Risk free interest rate	2.55%-3.47%
Expected life in years	5.00-5.50
Expected volatility	147%-165%

The risk-free interest rate assumption for warrants granted is based upon observed interest rates on the United States Government Bond Equivalent Yield appropriate for the expected term of warrants.

The Company determined the expected volatility assumption for warrants granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future warrant grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for warrants granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared nor paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company recognizes warrant forfeitures as they occur, as there is insufficient historical data to accurately determine future forfeitures rates.

A summary of warrant issuances are as follows:

Vested and Nonvested Warrants	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding December 31, 2022	127,281	$514.97	4.54
Granted	5,975,936	3.92	2.72
Exercised	(1,055,374)	0.24	-
Expired or forfeited	(393)	8,249.36	-
Outstanding December 31, 2023	5,047,450	$14.11	2.73

On September 1, 2023, the Company recognized a deemed dividend resulting in the issuance of 9,086 warrants, 6,128 of which were immediately exercised.

Nonvested Warrants	Number	Weighted- Average Exercise Price
Nonvested on December 31, 2022	2,500	$300.00
Granted	5,975,936	3.92
Vested	(5,978,436)	4.04
Forfeited	-	-
Nonvested on December 31, 2023	-	$-

The Company recognized stock-based compensation expense related to warrants granted and vesting expense of zero and $609,748 during the years ended December 31, 2023 and 2022, respectively, of which $105,049 is included in general and administrative and $504,699 is included in sales and marketing in the accompanying Statements of Operations. The remaining value to be expensed is zero as of December 31, 2023. The weighted average vesting term is zero years as of December 31, 2023.

On April 20, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to sell to such investor pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 39,634 shares of common stock of the Company (the “Common Stock”) at a purchase price of $48.76 per Pre-Funded Warrant, resulting in proceeds of approximately $1.6 million after deducting approximately $291,000 in commissions and closing fees. Concurrently with the sale of the Pre-Funded Warrants, pursuant to the Purchase Agreement in a concurrent private placement, for each Pre-Funded Warrant purchased by the investor, such investor received from the Company an unregistered warrant (the “Warrant”) to purchase two shares of Common Stock. The warrants have an exercise price of $34.40 per share and are exercisable for a three year period. In addition, the Company issued a warrant to the placement agent to purchase up to 2,379 shares of common stock at an exercise price of $61.00 per share and were valued at $56,742 using a Black Scholes valuation model. As these warrants were considered offering costs, they had a zero net effect on the Company’s equity.

On August 31, 2023, the Company entered into a securities purchase agreement (the “August Purchase Agreement”) with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $0.001 per share, and (ii) warrants (the “Common Warrants”) to purchase up to 1,000,000 shares of the Company’s Common Stock at an exercise price of $10.00 per share. 60,000 warrants were also issued to the placement agent. These warrants had an exercise price of $12.50 and a term of 5.5 years. The Common Warrants were valued at $32.3 million and the 60,000 warrants issued to the placement agents were valued at $1.9 million using a Black Scholes valuation model. As these warrants were considered offering costs, they had a zero net effect on the Company’s equity. The Private Placement closed on September 6, 2023. The net proceeds to the Company from the Private Placement were approximately $9 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company used the net proceeds received from the Private Placement for (i) the payment of approximately $3.1 million in outstanding obligations, (ii) the repayment of approximately $0.4 million of outstanding debt, and (iii) the balance for continuing operating expenses and working capital.

On December 29, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (“the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,237,114 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) at an exercise price of $0.001 per share, and (ii) warrants (the “Common Warrants”) to purchase up to 2,474,228 shares of the Company’s Common Stock, at a purchase price of $4.85 per share. As of December 31, 2023, the Company had not received the funds from the Purchase Agreement resulting in a $5,444,628 receivable. These funds were received on January 4, 2024.

The Common Warrants are exercisable immediately upon issuance at an exercise price of $4.60 per share and have a term of exercise equal to three years from the date of issuance. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full. A holder of Pre-Funded Warrants or Warrants (together with its affiliates) may not exercise any portion of a warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding common stock immediately after exercise.

Pursuant to the Purchase Agreement, the Company agreed to reduce the exercise price of certain outstanding warrants to purchase Common Stock of the Company (“Outstanding Warrants”) held by the Purchaser to $4.60 per share in consideration for the cash payment by the Purchaser of $0.125 per share of Common Stock underlying the Outstanding Warrants, effective immediately. The Company issued a warrant to the placement agent to purchase up to 74,227 shares of common stock at an exercise price of $6.06 per share and were valued at $470,772 using a Black Scholes valuation model. As these warrants were considered offering costs, they had a zero net effect on the Company’s equity.

Restricted Stock Units

A summary of Restricted Stock Units (“RSUs”) issuances are as follows:

Nonvested RSUs	Number	Weighted Average Price
Nonvested December 31, 2022	187	$1,856,21
Granted	-	-
Vested	(170)	2,714.15
Forfeited	(35)	1,345.77
Rounding for Reverse Split	18	-
Nonvested December 31, 2023	-	$-

The Company recognized stock-based compensation expense related to RSUs granted and vesting expense of $308,479 and $1,843,902 during the years ended December 31, 2023 and 2022, respectively. Of the $308,479, $242,915 is included in general and administrative, $58,777 is included in research and development, and $6,787 is included in sales and marketing in the accompanying Statements of Operations. Of the $1,843,902, $1,237,182 is included in general and administrative and $606,720 is included in research and development in the accompanying Statements of Operations. The remaining value to be expensed is $0 with a weighted average vesting term of 0 years as of December 31, 2023.

During the year ended December 31, 2023, the Company granted a total of zero RSUs. During the year ended December 31, 2023, 170 RSUs vested and the Company issued 157 shares of common stock for the 170 vested RSUs.

Pearsanta Restricted Stock Award

During the year ended December 31, 2023, Pearsanta granted a total of 1,000,000 immediately vested restricted stock awards under the Pearsanta 2023 Plan. The Company recognized stock-based compensation expense related to the Pearsanta restricted stock awards of $20,000.

NOTE 11 – INCOME TAXES

For the years ended December 31, 2023 and 2022, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company. The Company’s losses before income taxes consist solely of losses from domestic operations.

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	2023	2022
Income taxes at U.S. statutory rate	21%	21%
State income taxes	0.8	1.6
Tax Credits	0.5	1.0
Permanent Differences/Others	(1.9)	(10.5)
Change in valuation allowance	(20.5)	(13.1)
Total provision for income taxes	0%	0%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2023 and 2022 are comprised of the following:

	Years Ended December 31,
	2023	2022
Deferred tax assets
Net operating loss carryforwards	$18,555,428	$13,499,811
Tax credits carryforwards	796,320	430,468
Stock-based compensation	1,580,038	1,511,849
Lease liability	486,473	722,126
Section 174 Capitalization	2,207,611	1,547,343
Loss on impairment of debt	3,326,129	3,288,363
Other	92,704	114,973
Total deferred tax assets	27,044,703	21,114,933
Valuation allowance	(26,414,533)	(20,217,400)
Net deferred tax assets	630,170	897,533
Deferred tax liabilities
Right of use assets	(486,473)	(722,127)
Fixed assets	(143,697)	(175,406)
Total deferred tax liabilities	(630,170)	(897,533)
Net deferred taxes	$—	$—

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards and tax credits. Management has considered the Company’s history of cumulative net losses in the United States, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2023 and 2022, respectively. The Company reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased during 2023 by approximately $6.2 million primarily due to the generation of net operating loss and tax credit carryforwards and the capitalization of research and experimental expenditures. The Company’s valuation allowance increased during 2022 by approximately $3.5 million primarily due to the generation of net operating loss and tax credit carryforwards and the capitalization of research and experimental expenditures.

As of December 31, 2023 and 2022, the Company had U.S. federal net operating loss carryforwards of $75.2 million and $56.6 million, respectively, which may be available to offset future income tax liabilities. The 2017 Tax Cuts and Jobs Act (“ TCJA”) will generally allow losses incurred after 2017 to be carried over indefinitely, but will generally limit the net operating loss deduction to the lesser of the net operating loss carryover or 80% of a corporation’s taxable income (subject to Section 382 of the Internal Revenue Code of 1986, as amended). Also, there will be no carryback for losses incurred after 2017. Losses incurred prior to 2018 will generally be deductible to the extent of the lesser of a corporation’s net operating loss carryover or 100% of a corporation’s taxable income and be available for twenty years from the period the loss was generated. The Company has federal net operating losses generated following 2017 of $75.1 million, which do not expire. The federal net operating losses generated prior to 2018 of $0.1 million will expire at various dates through 2037. The CARES Act temporarily allows the Company to carryback net operating losses arising in 2018, 2019 and 2020 to the five prior tax years. In addition, net operating losses generated in these years could fully offset prior year taxable income without the 80% of the taxable income limitation under the TCJA which was enacted on December 22, 2017. The Company has been generating losses since its inception, as such the net operating loss carryback provision under the CARES Act is not applicable to the Company.

As of December 31, 2023 and 2022, the Company also had U.S. state net operating loss carryforwards (post-apportioned) of $28.2 million and $26.2 million, respectively, which may be available to offset future income tax liabilities and expire at various dates through 2042.

As of December 31, 2023, the Company had $0.1 million federal tax credit carryforwards available to reduce future tax liabilities which expire at various dates through 2042. As of December 31, 2022, the Company had $0.1 federal tax credit carryforwards. As of December 31, 2023 and 2022, the Company had state research and development tax credit carryforwards of approximately $0.4 million and $0.2 million, respectively, which may be available to reduce future tax liabilities and can be carried over indefinitely.

Utilization of the U.S. federal and state net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax liabilities, respectively. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization.

The Company has not, as of yet, conducted a study of research and development tax credit carryforwards. Such a study, once undertaken by the Company, may result in an adjustment to the research and development tax credit carryforwards; however, a full valuation allowance has been provided against the Company’s research and development tax credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the balance sheet or statement of operations if an adjustment is required.

The Company files tax returns in the United States, California, Virginia, and New York. The Company is subject to U.S. federal and state tax examinations by tax authorities for the tax years ended December 31, 2019 through present. As of December 31, 2023 and 2022, the Company has recorded no liability for unrecognized tax benefits, interest, or penalties related to federal and state income tax matters and there currently no pending tax examinations. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense.

NOTE 12 – SUBSEQUENT EVENTS

Closing of Private Placement

On December 29, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (“the “December Purchaser”) for the issuance and sale in a private placement (the “December Private Placement”) of (i) pre-funded warrants (the “December Pre-Funded Warrants”) to purchase up to 1,237,114 shares of the Company’s Common Stock, par value $0.001 at an exercise price of $0.001 per share, and (ii) warrants (the “December Common Warrants”) to purchase up to 2,474,228 shares of the Company’s Common Stock, at a purchase price of $4.85 per share.

Pursuant to the Purchase Agreement, the Company agreed to reduce the exercise price of certain outstanding warrants to purchase Common Stock of the Company (“Certain Outstanding Warrants”) held by the Purchaser to $4.60 per share in consideration for the cash payment by the December Purchaser of $0.125 per share of Common Stock underlying the Certain Outstanding Warrants, effective immediately.

The December Private Placement closed on January 4, 2024. The net proceeds to the Company from the December Private Placement were approximately $5.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company.

In addition, the Company agreed to pay H.C. Wainwright & Co., LLC (“Wainwright”) certain expenses and issued to Wainwright or its designees warrants (the “December Placement Agent Warrants”) to purchase up to an aggregate of 74,227 shares of Common Stock at an exercise price equal to $6.0625 per share. The December Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

Secured Notes Amendments and Assignment

On January 2, 2024, the Company and certain holders of the secured notes (the “Holders”) entered into amendments to the January 2024 Secured Notes (“Amendment No. 1 to January 2024 Secured Notes”), pursuant to which the maturity date of the January 2024 Notes was extended to January 5, 2024.

On January 5, 2024, the Company and the Holders entered into amendments to the January 2024 Secured Notes (“Amendment No. 2 to January 2024 Secured Notes”) and amendments to the September 2024 Secured Notes (“Amendment No. 1 to September 2024 Secured Notes”), pursuant to which the Company and the Holders agreed that in consideration of a principal payment in the aggregate amount of $1 million on the January 2024 Secured Notes and in increase in the aggregate principal balance of $250,000 on the September 2024 Secured Notes, that the maturity date of the January 2024 Secured Notes would be further extended to January 31, 2024.

On January 31, 2024, the Company and the Holders entered into amendments to the January 2024 Secured Notes (“Amendment No. 3 to January 2024 Secured Notes”), pursuant to which the maturity date of the January 2024 Notes was extended to February 29, 2024. In addition, on January 31, 2024, the Company and the Holders entered into amendments to the September 2024 Secured Notes (“Amendment No. 2 to September 2024 Secured Notes”), pursuant to which the Company and the Holders agreed that in consideration of a principal payment in the aggregate amount of $1.25 million on the January 2024 Secured Notes and in increase in the aggregate principal balance of $300,000 on the September 2024 Secured Notes.

Pursuant to Amendment No. 3 to the January 2024 Secured Notes, the Company was required to make the Additional Consideration payment no later than February 9, 2024. As a result of the Company’s failure to make the Additional Consideration payment by February 9, 2023, the January 2024 Secured Notes and the September 2024 Secured Notes were in default and the entire principal balance of the January 2024 Secured Notes and the September 2024 Secured Notes, without demand or notice, were due and payable.

As a result of the defaults on the January 2024 Secured Notes and the September 2024 Secured Notes, the Company was in default on the Business Loan and Security Agreement dated January 24, 2024 (the January Business Loan”), which has a current balance of approximately $5.2 million, and the Business Loan and Security Agreement dated November 7, 2023 (the “November Business Loan”) which had a current balance of approximately $2.7 million.

On February 26, 2024, the Company and the Holders entered into an Assignment Agreement (the “February Assignment Agreement”), pursuant to which the Company assigned all remaining amounts due under the January 2024 Secured Notes, the September 2024 Secured Notes and the Unsecured Notes (collectively, the “Notes”) back to the Holders. In connection with the February Assignment Agreement, the Company and the Holders entered into a payoff letter (the “Payoff Letter”) and amendments to the January 2024 Secured Notes (“Amendment No. 4 to January 2024 Secured Notes”), pursuant to which the maturity date of the January 2024 Secured Notes was extended to March 31, 2024 and the outstanding balance under the Notes, after giving effect to the transactions contemplated by the February Assignment Agreement as applied pursuant to the Payoff Letter, was adjusted to $250,000. On April 15, 2024, the Company has repaid the $250,000.

Settlement Agreement

On January 3, 2024, the Company entered into a settlement agreement and general release with an investor (the “Settlement Agreement”), pursuant to which the Company and the investor agreed to settle an action filed in the United States District Court in the Southern District of New York by an investor against the Company (the “Action”) in consideration of the issuance by the Company of shares of the Company’s Common Stock (the “Settlement Shares”). The number of Settlement Shares to be issued will be equal to $1.6 million divided by the closing price of the Company’s Common Stock on the day prior to court approval of the joint motion. Following the issuance of the Settlement Shares, the Investor will file a dismissal stipulation in the Action.

On January 17, 2024, the Company issued 296,296 Settlement Shares to the investor. The Settlement Shares were issued pursuant to an exemption from registration pursuant to Section 3(a)(10) under the Securities Act of 1933, as amended.

Closing of MDNA Transaction

On January 4, 2024 (the “Closing Date”), the Company completed its acquisition of certain assets and issued to MDNA Lifesciences, Inc. (“MDNA”): the Company’s Common Stock, the Company’s Warrants, and the Pearsanta Preferred Stock. The Company expects to account for this transaction as an asset acquisition.

On January 4, 2024, the Company, Pearsanta and MDNA entered into a First Amendment to Asset Purchase Agreement (the “First Amendment to Asset Purchase Agreement”), pursuant to which the parties agreed to: (i) the removal of an upfront working capital payment, (ii) the removal of a Closing Working Capital Payment (as defined in the Purchase Agreement”), and (iii) to increase the maximum amount of payments to be made by Aditxt under the Transition Services Agreement (as defined below) from $2.2 million to $3.2 million.

On January 4, 2024, Pearsanta and MDNA entered into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which MDNA agreed that it would perform, or cause certain of its affiliates or third parties to perform, certain services as described in the Transition Services Agreement for a term of three months in consideration for the payment by Pearsanta of certain fees as provided in the Transition Services Agreement, in an amount not to exceed $3.2 million.

Evofem Merger Agreement and Amendments

As previously reported in a Current Report on Form 8-K filed by the Company, on December 11, 2023 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Adicure, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Evofem Biosciences, Inc., a Delaware corporation (“Evofem”), pursuant to which, Merger Sub will be merged into and with Evofem (the “Merger”), with Evofem surviving the Merger as a wholly owned subsidiary of the Company.

On January 8, 2024, the Company, Adicure, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Evofem Biosciences, Inc., a Delaware corporation (“Evofem”) entered into the First Amendment (the “First Amendment to Merger Agreement”), to the Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the parties agreed to extend the date by which the joint proxy statement would be filed with the SEC until February 14, 2024.

On January 30, 2024, the Company, Adicure and Evofem entered into the Second Amendment to the Merger Agreement (the “Second Amendment to Merger Agreement”) to amend (i) the date of the Parent Loan (as defined in the Merger Agreement) to Evofem to be February 29, 2024, (ii) to change the date by which Evofem may terminate the Merger Agreement for failure to receive the Parent Loan to be February 29, 2024, and (iii) to change the filing date for the Joint Proxy Statement (as defined in the Merger Agreement) to April 1, 2024.

On February 29, 2024, the Company, Adicure and Evofem entered into the Third Amendment to the Merger Agreement (the “Third Amendment to Merger Agreement”) in order to (i) make certain conforming changes to the Merger Agreement regarding the Notes, (ii) extend the date by which the Company and Evofem will file the joint proxy statement until April 30, 2024, and (iii) remove the requirement that the Company make the Parent Loan (as defined in the Merger Agreement) by February 29, 2024 and replace it with the requirement that the Company make an equity investment into Evofem consisting of (a) a purchase of 2,000 shares of Evofem Series F-1 Preferred Stock for an aggregate purchase price of $2.0 million on or prior to April 1, 2024, and (b) a purchase of 1,500 shares of Evofem Series F-1 Preferred Stock for an aggregate purchase price of $1.5 million on or prior to April 30, 2024. As of the date of this filing the Company has not purchased the 2,000 shares of EvoFem Series F-1 Preferred Stock.

Business Loan Agreement

On January 24, 2024, the Company entered into a Business Loan and Security Agreement (the “January Loan Agreement”) with a commercial funding source (the “Lender”), pursuant to which the Company obtained a loan from the Lender in the principal amount of $3,600,000, which includes origination fees of $252,000 (the “January Loan”). Pursuant to the January Loan Agreement, the Company granted the Lender a continuing secondary security interest in certain collateral (as defined in the January Loan Agreement). The total amount of interest and fees payable by the Company to the Lender under the January Loan will be $5,364,000, which will be repayable by the Company in 30 weekly installments of $178,800. The Company received net proceeds from the January Loan of $814,900 following repayment of the outstanding balance on the October Purchased Amount of $2,533,100.

Brain Scientific Assignment Agreement

On January 24, 2024, the Company entered into an Assignment and Assumption Agreement (the “Brain Assignment Agreement”) with the agent (the “Agent”) of certain secured creditors (the “Brain Creditors”) of Brain Scientific, Inc., a Nevada corporation (“Brain Scientific”) and Philip J. von Kahle (the “Brain Seller”), as assignee of Brain Scientific and certain affiliated entities (collectively, the “Brain Companies”) under an assignment for the benefit of creditors pursuant to Chapter 727 of the Florida Statutes. Pursuant to the Brain Assignment Agreement, the Agent assigned its rights under that certain Asset Purchase and Settlement Agreement dated October 31, 2023 between the Seller and the Agent (the “Brain Asset Purchase Agreement”) to the Company in consideration for the issuance by the Company of an aggregate of 6,000 shares of a new series of convertible preferred stock of the Company, designated as Series B-1 Convertible Preferred Stock, $0.001 par value (the “Series B-1 Preferred Stock”). The shares of Series B-1 Preferred Stock were issued pursuant to a Securities Purchase Agreement entered into by and between the Company and each of the purchasers signatory thereto (the “Brain Purchase Agreement”).

In connection with the Brain Assignment Agreement, on January 24, 2024, the Company entered into a Patent Assignment with the Brain Seller (the “Brain Patent Assignment”), pursuant to which the Seller assigned all of its rights, titles and interests in certain patents and patent applications that were previously held by the Brain Companies to the Company.

Series B-1 Preferred Stock Certificate of Designation

On January 24, 2024, the Company filed a Certificate of Designations for its Series B-1 Preferred Stock with the Secretary of State of Delaware. See Series B-1 Preferred Stock certificate of designation incorporated by reference to this document.

Officer Promissory Notes

On January 8, 2024, the Company fully repaid the November Note, First December Note, and Second December Note to Amro Albanna, the Company’s Chief Executive Officer.

On February 7, 2024, Amro Albanna, the Chief Executive Officer of the Company loaned $30,000 to the Company. The loan was evidenced by an unsecured promissory note (the “February 7th Note”). Pursuant to the terms of the February 7th Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of August 7, 2024 or an event of default, as defined therein.

On February 15, 2024, Amro Albanna, the Chief Executive Officer of the Company loaned $205,000 to the Company. The loan was evidenced by an unsecured promissory note (the “February 15th Note”). Pursuant to the terms of the February 15th Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of August 15, 2024 or an event of default, as defined therein.

On February 29, 2024, Amro Albanna, the Chief Executive Officer of the Company, and Shahrokh Shabahang, the Chief Innovation Officer of the Company, loaned $117,000 and $115,000, respectively, to the Company. The loans were evidenced by an unsecured promissory note (the “February 29th Notes”). Pursuant to the terms of the February 29th Notes, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of August 29, 2024 or an event of default, as defined therein.

Engagement Letter with Dawson James Securities, Inc.

On February 16, 2024, the “Company” entered into an engagement letter (the “Dawson Engagement Letter”) with Dawson James Securities, Inc.(“Dawson”), pursuant to which the Company engaged Dawson to serve as financial advisor with respect to one or more potential business combinations involving the Company for a term of twelve months. Pursuant to the Dawson Engagement Letter, the Company agreed to pay Dawson an initial fee of $1.85 million (the “Dawson Initial Fee”), which amount is payable on the later of (i) the closing of an offering resulting in gross proceeds to the Company of greater than $4.9 million, or (ii) five days after the execution of the Dawson Engagement Letter. At the Company’s option, the Dawson Initial Fee may be paid in securities of the Company. In addition, with respect to any business combination (i) that either is introduced to the Company by Dawson following the date of the Dawson Engagement Letter or (ii) that with respect to which the Company hereafter requests Dawson to provide M&A advisory services, the Company shall compensate Dawson in an amount equal to 5% of the Total Transaction Value (as defined in the Engagement Letter) with respect to the first $20.0 million in Total Transaction Value plus 10.0% of the Total Transaction Value that is in excess of $20.0 million (the “Transaction Fee”). The Transaction Fee is payable upon the closing of a business combination transaction.

Lease Default

On March 6, 2024, the Company received correspondence from 532 Realty Associates, LLC (the “Landlord”) that the Company is in default under that certain Agreement of Lease dated November 3, 2021 by and between the Landlord and the Company (the “New York Lease”) for failure to pay Basic Rent and Additional Rent (as each term is defined in the New York Lease) in the aggregate amount of $40,707 (the “Past Due Rent”).

Promissory Note

On March 7, 2024, Sixth Borough Capital Fund, LP loaned $300,000 to the Company. The loan was evidenced by an unsecured promissory note (the “Sixth Borough Note”). Pursuant to the terms of the Sixth Borough Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of March 31, 2024 or an event of default, as defined therein.

Appili Arrangement Agreement

On April 1, 2024 (the “Execution Date”), the Company, entered into an Arrangement Agreement (the “Arrangement Agreement”) with Adivir, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Adivir” or the “Buyer”), and Appili Therapeutics, Inc., a Canadian corporation (“Appili”), pursuant to which, Adivir will acquire all of the issued and outstanding Class A common shares of Appili (the “Appili Shares”) on the terms and subject to the conditions set forth therein. The acquisition of the Appili Shares (the “Arrangement”) will be completed by way of a statutory plan of arrangement under the Canada Business Corporation Act.

At the effective time of the Arrangement (the “Effective Time”), each Appili Share outstanding immediately prior to the Effective Time (other than Appili Shares held by a registered holder of Appili Shares who has validly exercised such holder’s dissent rights) will be deemed to be assigned and transferred by the holder thereof to the Buyer in exchange for (i) $0.0467 in cash consideration per share for an aggregate cash payment of $5,668,222 (the “Cash Consideration”) and (ii) 0.002745004 of a share of common stock of Aditxt or an aggregate of 332,876 shares (the “Consideration Shares” and together with the Cash Consideration, the “Transaction Consideration”). In connection with the transaction, each outstanding option and warrant of Appili will be cashed-out based on the implied in-the-money value of the Transaction Consideration, which is expected to result in an additional aggregate cash payment of approximately $341,000 (based on the number of issued and outstanding options and warrants and exchange rates as of the date of the Arrangement Agreement).

Promissory Note

On April 10, 2024, Sixth Borough Capital Fund, LP loaned $230,000 to the Company. The loan was evidenced by an unsecured promissory note (the “April Sixth Borough Note”). Pursuant to the terms of the April Sixth Borough Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of April 19, 2024 or an event of default, as defined therein. On May 9, 2024, at which point the balance of the loan was $35,256, Sixth Borough loaned an additional $20,000 to the Company bringing the balance of the loan to $55,256.03.

Evofem Termination, Reinstatement, and Fourth Amendement

On April 26, 2024, the Company received notice from Evofem (the “Termination Notice”) that Evofem was exercising its right to terminate the Merger Agreement as a result of the Company’s failure to provide the Initial Parent Equity Investment (as defined in the Merger Agreement, as amended).

On May 2, 2024, the Company, Adifem, Inc. f/k/a Adicure, Inc. and Evofem entered into the Reinstatement and Fourth Amendment to the Merger Agreement (the “Fourth Amendment”) in order to waive and amend, among other things, the several provisions listed below.

Amendments to Article VI: Covenants and Agreement

Article VI of the Merger Agreement is amended to:

●	reinstate the Merger Agreement, as amended by the Fourth Amendment, as if never terminated;

●	reflect the Company’s payment to Evofem, in the amount of $1,000,000 (the “Initial Payment”), via wire initiated by May 2, 2024;

●	delete Section 6.3, which effectively eliminates the “no shop” provision, and the several defined terms used therein;

●	add a new defined term “Company Change of Recommendation;” and

●	revise section 6.10 of the Merger Agreement such that, after the Initial Payment, and upon the closing of each subsequent capital raise by the Company (each a “Parent Subsequent Capital Raise”), the Company shall purchase that number of shares of Evofem’s Series F-1 Preferred Stock, par value $0.0001 per share (the “Series F-1 Preferred Stock”), equal to forty percent (40%) of the gross proceeds of such Parent Subsequent Capital Raise divided by 1,000, up to a maximum aggregate amount of $2,500,000 or 2,500 shares of Series F-1 Preferred Stock. A maximum of$1,500,000 shall be raised prior to June 17, 2024 and $1,000,000 prior to July 1, 2024 (the “Parent Capital Raise”).

Amendments to Article VIII: Termination

Article VIII of the Merger Agreement is amended to:

●	extend the date after which either party may terminate from May 8, 2024 to July 15, 2024;

●	revise Section 8.1(d) in its entirety to allow Company to terminate at any time after there has been a Company Change of Recommendation, provided that Aditxt must receive ten day written notice and have the opportunity to negotiate a competing offer in good faith; and

●	amend and restate Section 8.1(f) in its entirety, granting the Company the right to terminate the agreement if (a) the full $1,000,000 Initial Payment required by the Fourth Amendment has not been paid in full by May 3, 2024 (b) $1,500,000 of the Parent Capital Raise Amount has not been paid to the Company by June 17, 2024, (c) $1,000,000 of the Parent Capital Raise Amount has not been paid to the Company by July 1, 2024, or (d) Aditxt does not pay any portion of the Parent Equity Investment within five calendar days after each closing of a Parent Subsequent Capital Raise.

Equity Line of Credit

On May 2, 2024, Aditxt entered into a Common Stock Purchase Agreement (the “ELOC Purchase Agreement”) with an equity line investor (the “ELOC Investor”), pursuant to which the ELOC Investor has agreed to purchase from the Company, at the Company’s direction from time to time, in its sole discretion, from and after the date effective date of the Registration Statement (as defined below) and until the termination of the ELOC Purchase Agreement in accordance with the terms thereof, shares of the Company’s common stock having a total maximum aggregate purchase price of $150,000,000 (the “ELOC Purchase Shares”), upon the terms and subject to the conditions and limitations set forth in the ELOC Purchase Agreement.

In connection with the ELOC Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issued to the ELOC Investor pursuant to the ELOC Purchase Agreement (the “ELOC Registration Statement”) by the later of (i) the 30th calendar day following the closing date, and (ii) the second business day following Stockholder Approval (defined below).

The Company may, from time to time and at its sole discretion, direct the ELOC Investor to purchase shares of its common stock upon the satisfaction of certain conditions set forth in the ELOC Purchase Agreement at a purchase price per share based on the market price of the Company’s common stock at the time of sale as computed under the ELOC Purchase Agreement. There is no upper limit on the price per share that the ELOC Investor could be obligated to pay for common stock under the ELOC Purchase Agreement. The Company will control the timing and amount of any sales of its common stock to the Investor, and the Investor has no right to require us to sell any shares to it under the ELOC Purchase Agreement. Actual sales of shares of common stock to the Investor under the ELOC Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of its common stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. The Investor may not assign or transfer its rights and obligations under the ELOC Purchase Agreement.

Under the applicable Nasdaq rules, in no event may the Company issue to the ELOC Investor under the ELOC Purchase Agreement more than 332,876 shares of common stock, which number of shares is equal to 19.99% of the shares of the common stock outstanding immediately prior to the execution of the ELOC Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtains stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules (“Stockholder Approval”), or (ii) the average price per share paid by the ELOC Investor for all of the shares of common stock that the Company directs the ELOC Investor to purchase from the Company pursuant to the ELOC Purchase Agreement, if any, equals or exceeds the official closing sale price on the Nasdaq Capital Market immediately preceding the delivery of the applicable purchase notice to the Investor and (B) the average of the closing sale prices of the Company’s common stock on the Nasdaq Capital market for the five business days immediately preceding the delivery of such purchase notice.

In all cases, the Company may not issue or sell any shares of common stock to the ELOC Investor under the ELOC Purchase Agreement which, when aggregated with all other shares of the Company’s common stock then beneficially owned by the Investor and its affiliates, would result in the Investor beneficially owning more than 4.99% of the outstanding shares of the Company’s common stock.

As consideration for the ELOC Investor’s commitment to purchase shares of common stock at the Company’s direction upon the terms and subject to the conditions set forth in the ELOC Purchase Agreement, the Company shall pay the ELOC Investor a commitment fee as outlined in the ELOC Purchase Agreement, which is payable on the later of (i) January 2, 2025 and (ii) the trading day following the date on which Stockholder Approval is obtained.

May 2024 PIPE

On May 2, 2024, Aditxt entered into a Securities Purchase Agreement (the “May 2024 PIPE Purchase Agreement”) with certain accredited investors, pursuant to which the Company agreed to issue and sell to such investors in a private placement (the “May 2024 Private Placement”) (i) an aggregate of 4,186 shares of the Company’s Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), (ii) an aggregate of 4,186 shares of the Company’s Series D-1 Preferred Stock (the “Series D-1 Preferred Stock”), and (iii) warrants (the “May 2024 PIPE Warrants”) to purchase up to an aggregate of 1,613,092 shares of the Company’s common stock.

The May 2024 PIPE Warrants are exercisable commencing six months following the initial issuance date at an initial exercise price of $2.47 per share and expire five years from the date of issuance.

Lease Default

On May 10, 2024, the Company received written notice (the “Lease Default Notice”) from LS Biotech Eight, LLC (the “Landlord”) that the Company was in violation of its obligation to (i) pay Base Rent (as defined in the Lease) and Additional Rent (as defined in the Lease) in the amount of $431,182.32 in the aggregate, together with administrative charges and interest, as well as (ii) replenish the Security Deposit (as defined in the Lease) in the amount of $159,375.00, all as required under that certain Lease Agreement dated as of May 4, 2021 by and between the Landlord and the Company (the “Lease”). Pursuant to the Lease Default Notice, the Landlord has demanded that a payment of $590,557.31 plus administrative charges and interest, which shall accrue at the Default Rate (as defined in the Lease) be made no later than May 17, 2024.

The Company is working with the Landlord to come to an amicable resolution. However, no assurance can be given that the parties will reach an amicable resolution on a timely basis, on favorable terms, or at all.

Aditxt, Inc.

3,785,569 Shares of Common Stock

PRELIMINARY PROSPECTUS

        , 2024

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares in this offering) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee and FINRA fee, are estimates.

SEC expenses	$2,693.17
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
Miscellaneous expenses	5,000.00
Total offering expenses (other than placement agent’s fees)	$37,693.17

Item 14. Indemnification of Directors and Officers

Section 102 of Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Aditxt shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation as amended and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities

On January 31, 2022, the Company issued a consultant 2 shares of Common Stock for services rendered.

On February 28, 2022, the Company issued a consultant 2 shares of Common Stock for services rendered.

On June 27, 2022, the Company issued a consultant 768 shares of Common Stock for services rendered.

On December 7, 2022, the Company issued a consultant 3,729 shares of Common Stock for services rendered.

On December 27, 2022, the Company issued a consultant 246 shares of Common Stock for services rendered.

On March 17, 2023, the Company issued a consultant 4,675 shares of Common Stock for services rendered.

The issuances above were made pursuant to Section 4(a)(2) of the Securities Act.

On June 15, 2022, the Company entered into a letter agreement (the “Letter Agreement”) with a holder of certain of the Series C Warrants (the “Holder”). Pursuant to the Letter Agreement, the Holder has agreed to exercise in cash 4,486 of its Series C Warrants at a reduced exercise price of $300.00 per Share (reduced from $2,300.00 per Share), for gross proceeds to the Company of approximately $1.35 million. As an inducement to such exercise, the Company has agreed to reduce the exercise price of the Holder’s remaining Series C Warrants to purchase up to 1,229 Shares from $2,300.00 to $495.80 per share (the “Amended Series C Warrant”). The Amended Series C Warrant will be non-exercisable for a period of six months following the closing date. In addition, the Company shall issue to the Holder a new warrant (the “New Warrant”) to purchase up to 10,200 shares of the Company’s common stock at an exercise price of $495.80 per share. The New Warrant will be non-exercisable for a period of six months following issuance date and have a term of five and one-half years. The Shares of common stock issuable upon exercise of the Amended Series C Warrants are registered pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-257645), which was initially filed with the Securities and Exchange Commission on July 2, 2021, and declared effective on July 13, 2021, and prospectus supplement thereto. The New Warrants were issued pursuant to Section 4(a)(2) of the Securities Act.

On August 4, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”) with certain accredited investors providing for the issuance and sale by the Company to the purchasers signatory thereto, of: (i) $1,477,777.78 in principal amount 10% Senior Secured Promissory Notes (the “August 2022 Notes”), resulting in gross proceeds to the Company of $1,330,000.00, exclusive of placement agent commission and fees and other offering expenses; (ii) 739 shares of common stock as commitment fees (the “August 2022 Commitment Shares”); and warrants (the “Warrants”) to purchase up to 3,138 shares (the “August 2022 Warrant Shares”) of the Company’s common stock (together with the August 2022 Notes, the August 2022 Commitment Shares and the August 2022 Warrant Shares, the “August 2022 Securities”).

The August 2022 Notes have a maturity date of twelve (12) months from the date of issuance and are convertible at the option of the Investor at any time prior to maturity in shares of Common Stock (the “Conversion Shares”) at an initial conversion price of $471.00 per share, subject to adjustment under certain circumstances. The holders of the August 2022 Notes have the right, following any calendar day following the Commencement Date (as defined therein) to convert all or any portion of the then outstanding and unpaid principal amount and interest into fully paid and non-assessable shares of common stock at the conversion price. The Company is prohibited from effecting a conversion of the Note to the extent that, as a result of such exercise, the Investor, together with the its affiliates, would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of such shares. In addition, the sum of the aggregate number of shares of common stock that may be issued to all Investors under the August 2022 Securities is limited to 19.99% of the Company’s then outstanding shares of common stock as of the date of issuance unless Shareholder Approval (as defined in the SPA) is obtained to issue more than the 19.99%.

The August 2022 Warrants are exercisable for a period of five (5) years from period commencing on the Commencement Date (as defined therein) and ending on 5:00 p.m. eastern standard time on the date that is five (5) years after the date of issuance, at an exercise price of $471.00, subject to adjustment provided therein (including cashless exercise). The Company is prohibited from effecting an exercise of the Warrants to the extent that, as a result of such exercise, the holder of the Warrant together with the holder’s affiliates, would beneficially own more than 4.99% of the number of shares of Common Stock of the Company outstanding immediately after giving effect to the issuance of the such shares. In addition, the sum of the aggregate number of shares of common stock that may be issued to all Investors under the August 2022 Securities is limited to 19.99% of the Company’s then outstanding shares of common stock as of the date of issuance unless Shareholder Approval (as defined in the SPA) is obtained to issue more than the 19.99%.

In connection with the Offering, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors pursuant to which the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) covering the Note, the Conversion Shares, the Warrant, and the Warrant Shares and any additional shares of Common Stock issued and issuable in connection with any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (collectively, the “Registrable Securities”) on or prior to the 90th calendar day following the Closing Date (the “Filing Date”).

The Company shall use its best efforts to cause the registration statement covering the Registrable Securities to be declared effective (the “Effectiveness Date”) by the SEC within one hundred twenty (120) calendar days from the date hereof (or at the earliest possible date if prior to one hundred twenty (120) calendar days from the date of the Registration Rights Agreement.

In connection with the Offering, the Company will issue 157 shares (the “Placement Agent Shares”) to Crito Capital LLC.

The Company estimates that the net proceeds from the transaction will be approximately $1,244,000 after deducting estimated transaction fees and expenses. The net proceeds received by the Company from the transaction will be used for business development, working capital and other general corporate purposes.

The August 2022 Notes contain certain covenants, events of default and triggering events, which would require repayment of the obligations outstanding pursuant to such instruments. The obligations of the Company pursuant to the August 2022 Notes are secured by certain assets of the Company pursuant to the Security Agreement dated August 4, 2022, by and among the Company and the holders of the August 2022 Notes.

On August 11, 2022 and September 12, 2022, the Company entered into additional SPAs with certain additional accredited investors (collectively, the “Subsequent Investors” and together with the August Investors, the “Investors”), pursuant to which the Company issued and sold an additional: (i) $1,111,110 in principal amount of the August 2022 Notes, resulting in gross proceeds to the Company of $1,000,000, exclusive of placement agent fees and other offering expenses; (ii) 556 August 2022 Commitment Shares; and (iii) August 2022 Warrants to purchase 2,384 shares of the Company’s common stock.

On August 31, 2022, the Company entered into a First Amendment and Waiver with each of the August Investors (the “August Amendment”). Pursuant to the August Amendment, the exercise price of the August 2022 Warrants was reduced to $300.00 per share and the Commencement Date (as defined in the SPA) was amended to mean the date on which the Company obtains shareholder approval for the issuance of any shares of common stock upon exercise of the August 2022 Warrants. The Warrant is exercisable for a period of five (5) years from period commencing on the Commencement Date (as defined therein) and ending on 5:00 p.m. eastern standard time on the date that is five (5) years after the date of issuance, at an exercise price of $300.00, subject to adjustment provided therein (including cashless exercise). The Company is prohibited from effecting an exercise of the Warrant to the extent that, as a result of such exercise, the holder of the Warrant together with the holder’s affiliates, would beneficially own more than 4.99% of the number of shares of Common Stock of the Company outstanding immediately after giving effect to the issuance of such shares. In addition, the sum of the aggregate number of shares of common stock that may be issued under the Warrant is limited to 19.99% of the Company’s then outstanding shares of common stock as of the date of issuance unless Shareholder Approval (as defined in the Agreement for the Purchase and Sale of Future Receipts) is obtained to issue more than the 19.99%.

On August 31, 2022, the Company entered into an Agreement for the Purchase and Sale of Future Receipts with a commercial funding source (the “Funder”) pursuant to which the Company agreed to sell to the Funder certain future trade receipts in the aggregate amount $288,000 (the “Purchased Amount”) for gross proceeds to the Company of $200,000, less origination fees of $20,000. Pursuant to the Agreement, the Company granted the Funder a security interest in all of the Company’s present and future accounts receivable in an amount not to exceed the Purchased Amount. The Purchased Amount shall be repaid by the Company in 20 weekly installments of approximately $14,400. In connection with the Agreement, the Company also issued a warrant to purchase 667 shares of the Company’s common stock.

On April 20, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to sell to such investor pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 39,634 shares of common stock of the Company (the “Common Stock”) at a purchase price of $48.76 per Pre-Funded Warrant. The Pre-Funded Warrants (and shares of common stock underlying the Pre-Funded Warrants) were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-257645), which was declared effective by the Securities and Exchange Commission on July 13, 2021.

Concurrently with the sale of the Pre-Funded Warrants, pursuant to the Purchase Agreement in a concurrent private placement, for each Pre-Funded Warrant purchased by the investor, such investor received from the Company an unregistered warrant (the “Warrant”) to purchase two shares of Common Stock. The warrants have an exercise price of $34.40 per share, and are exercisable for a three year period. The Warrant was issued were made pursuant to Section 4(a)(2) of the Securities Act.

On July 3, 2023, Aditxt, Inc. we entered into a Securities Purchase Agreement (the “First Tranche Securities Purchase Agreement”) with an accredited investor pursuant to which we issued and sold a secured promissory note in the principal amount of $375,000 (the “First Tranche Note”) resulting in gross proceeds of $250,000. In connection with the issuance of the Note, we issued 3,907 shares of common stock (the “First Tranche Commitment Shares”) as a commitment fee to the investor. Pursuant to the Securities Purchase Agreement, we are obligated to obtain approval of our shareholders (“Shareholder Approval”) with respect to the issuance of any securities in connection with the Securities Purchase Agreement and the Note in excess of 19.99% of our issued and outstanding shares on the closing date, which is equal to 33,791 shares of our common stock. The First Tranche Note has a maturity date of December 31, 2023 and is convertible following Shareholder Approval and the occurrence of an Event of Default (as defined in the Note) at a conversion price of $18.00 per share.

In connection with the Securities Purchase Agreement and the issuance of the First Tranche Note, we and certain of our subsidiaries also entered into a Security Agreement with the investor (the “First Tranche Security Agreement”) pursuant to which we granted the investor a security interest in certain Collateral (as defined in the First Tranche Security Agreement) to secure our obligations under the First Tranche Note. In addition, we entered into a Registration Rights Agreement with the investor (the “First Tranche Registration Rights Agreement”) pursuant to which we agreed to prepare and file with the U.S. Securities and Exchange Commission a registration statement covering the resale of the First Tranche Commitment Shares and any shares of our Common Stock issuable upon conversion of the First Tranche Note within 120 days of the closing date and to have such registration statement declared effective within 150 days of the closing date.

On July 3, 2023, we entered into a Business Loan and Security Agreement (the “July Loan Agreement”) with a commercial funding source (the “July Lender”), pursuant to which we obtained a loan from the July Lender in the principal amount of $215,000, which includes origination fees of $10,750 (the “July Loan”). Pursuant to the July Loan Agreement, we granted the Lender a continuing secondary security interest in certain collateral (as defined in the Loan Agreement). The total amount of interest and fees payable by us to the July Lender under the July Loan will be (i) $322,285 and will be repaid in 13 weekly installments of $24,500 with a final payment of $3,785 in the fourteenth week.

On July 11, 2023, we entered into a Subscription and Investment Representation Agreement (the “Subscription Agreement”) with Amro Albanna, our Chief Executive Officer, who is an accredited investor (the “Purchaser”), pursuant to which we agreed to issue and sell one (1) share of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to the Purchaser for $1,000.00 in cash. The sale closed on July 11, 2023.

On July 11, 2023, we filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of Delaware, effective as of the time of filing, designating the rights, preferences, privileges and restrictions of the share of Preferred Stock. The Certificate of Designation provides that the share of Preferred Stock will have 250,000,000 votes and will vote together with the outstanding shares of our Common Stock as a single class exclusively with respect to any proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock. The Preferred Stock will be voted, without action by the holder, on any such proposal in the same proportion as shares of Common Stock are voted. The Preferred Stock otherwise has no voting rights except as otherwise required by the General Corporation Law of the State of Delaware.

The Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Preferred Stock will not be entitled to receive dividends of any kind.

The outstanding share of Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing a reverse stock split. Upon such redemption, the holder of the Preferred Stock will receive consideration of $1,000.00 in cash.

On July 24, 2023, we entered into a Securities Purchase Agreement (the “Second Tranche Securities Purchase Agreement”) with an accredited investor pursuant to which the Company issued and sold a secured promissory note in the principal amount of $2,625,000 (the “Second Tranche Note”) resulting in gross proceeds to the Company of $1,750,000. In connection with the issuance of the Note, we agreed to issue a total of 27,344 shares of Common Stock (the “Second Tranche Commitment Shares”) as a commitment fee to the investor. At the request of the investor, we issued 17,277 Second Tranche Commitment Shares and will issue the remaining 10,066 Second Tranche Commitment Shares within 120 days, subject to the investor’s discretion. Pursuant to the Second Tranche Securities Purchase Agreement, we are obligated to obtain approval of our shareholders with respect to the issuance of any securities in connection with the Second Tranche Securities Purchase Agreement and the Second Tranche Note in excess of 19.99% of our issued and outstanding shares on the closing date, which is equal to 38,026 shares of the Company’s Common Stock. The Second Tranche Note has a maturity date of December 31, 2023 and is convertible following shareholder approval and the occurrence of an Event of Default (as defined in the Note) at a conversion price of $15.60 per share.

In connection with the Second Tranche Securities Purchase Agreement and the issuance of the Second Tranche Note, we and certain of our subsidiaries also entered into a Security Agreement with the investor (the “Second Tranche Security Agreement”) pursuant to which we granted the investor a security interest in certain Collateral (as defined in the Second Tranche Security Agreement) to secure its obligations under the Second Tranche Note. In addition, we entered into a Registration Rights Agreement with the investor (the “Second Tranche Registration Rights Agreement”) pursuant to which we agreed to prepare and file with the U.S. Securities and Exchange Commission a registration statement covering the resale of the Second Tranche Commitment Shares and any shares of our Common Stock issuable upon conversion of the Second Tranche Note within 90 days of the closing date and to have such registration statement declared effective within 120 days of the closing date.

On August 23, 2023, we entered into a Business Loan and Security Agreement (the “August Loan Agreement”) with a commercial funding source (the “August Lender”) pursuant to which we obtained a loan from the August Lender in the principal amount of $1,400,000, which will satisfy the outstanding balances on loans that we originally obtained From the August Lender in April 2023 and July 2023, and includes origination fees of $70,000 (the “August Loan”). Pursuant to the August Loan Agreement, we granted the August Lender a continuing secondary security interest in certain collateral (as defined in the August Loan Agreement). The total amount of interest and fees payable by us to the August Lender under the August Loan will be $2,079,000, which will be repaid in 21 weekly installments of $99,000.

On August 31, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,000,000 shares of the Company’s Common Stock, par value $0.001 (the “Common Stock”), at an exercise price of $0.001 per share, and (ii) warrants (the “Common Warrants”) to purchase up to 1,000,000 shares of the Company’s Common Stock at an exercise price of $10.00 per share.

The Common Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and one-half years from the date of issuance. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full. A holder of Pre-Funded Warrants or Warrants (together with its affiliates) may not exercise any portion of a warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding Common Stock immediately after exercise.

In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of August 31, 2023, with the investor, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of Common Stock underlying the Pre-Funded Warrants and the Common Warrants no later than 15 days after the date of the Registration Rights Agreement, and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 45 days following the date of the Registration Rights Agreement (or 75 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

The Private Placement closed on September 6, 2023. We received net proceeds from the Private Placement of approximately $9 million, after deducting placement agent fees and expenses and estimated offering expenses payable by us.

H.C. Wainwright & Co., LLC (“Wainwright”) served as our exclusive placement agent in connection with the Private Placement, pursuant to those certain engagement letters, dated as of March 27, 2023 and April 25, 2023, as amended, between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, we paid Wainwright (i) a total cash fee equal to 7.75% of the aggregate gross proceeds of the Private Placement, (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement, (iii) a non-accountable expense allowance of $50,000, and (iv) $100,000 for legal fees and other out-of-pocket expenses. In addition, we issued to Wainwright or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 60,000 shares of Common Stock at an exercise price equal to $12.50 per share. The Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and one-half years from the date of issuance.

On December 19, 2023, we entered into a consulting agreement (the “Consulting Agreement”) with an independent consultant for a term of ninety days. Pursuant to the Consulting Agreement, the independent consultant agreed to provide the Company with business advisory services, guidance on growth strategies and networking with its clients on a non-exclusive basis for general business purposes (the “Services”). In consideration for the Services, the Company will issue to the independent consultant 70,000 shares of our Common Stock. The issuance of the Shares will not be registered under the Securities Act or the securities laws of any state, in reliance on the exemption from registration under the Securities Act, as provided by Section 4(a)(2) thereof.

On December 22, 2023, we entered into an Exchange Agreement with the holders of an aggregate of 22,280 shares of Series F-1 Convertible Preferred Stock of Evofem, pursuant to which such holders agreed to exchange their respective shares of Evofem Series F-1 Preferred Stock for an aggregate of 22,280 shares of our Series A-1 Convertible Preferred Stock, $0.001 par value. We issued the Series A-1 Convertible Preferred in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On December 29, 2023, we entered into an Exchange Agreement with the holder of our secured promissory note in the principal amount of $2.625 million (the “Note”), pursuant to which the holder agreed, subject to the terms and conditions set forth therein, to exchange the Note, including all accrued but unpaid interest thereon, for an aggregate of 2,625 shares of a new series of convertible preferred stock of the Company, designated as Series B-2 Convertible Preferred Stock. We issued the Series B-2 Convertible Preferred in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On January 4, 2024, we completed our acquisition of the Acquired Assets of MDNA and issued to MDNA (i) 50,000 shares of our Common Stock, (ii) warrants to purchase 50,000 shares of our Common Stock, and (iii) 5,000 shares of Series A Preferred Stock, par value $0.001 per share of Pearsanta. The securities were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On January 3, 2024,  we entered into a settlement agreement and general release with an investor (the “Settlement Agreement”), pursuant to which the Company and the investor agreed to settle an action filed in the United States District Court in the Southern District of New York by the investor against the Company (the “Action”) in consideration of the issuance by the Company of shares of the Company’s common stock (the “Settlement Shares”), which were to be issued within two business days following court approval of a joint motion to be filed by the Investor and the Company. The number of Settlement Shares to be issued will be equal to $1.6 million divided by the closing price of our Common Stock on the day prior to court approval of the joint motion. Following the issuance of the Settlement Shares, the Investor will file a dismissal stipulation in the Action. On January 17, 2024, we issued 296,296 Settlement Shares to the investor. The Settlement Shares were issued pursuant to an exemption from registration pursuant to Section 3(a)(10) under the Securities Act of 1933, as amended.

On May 2, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors, pursuant to which we agreed to issue and sell to such investors in a private placement (the “Private Placement”) (i) an aggregate of 4,186 shares of our Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), (ii) an aggregate of 4,186 shares of oir Series D-1 Preferred Stock (the “Series D-1 Preferred Stock”), and (iii) warrants (the “Warrants”) to purchase up to an aggregate of 1,613,092 shares of our common stock.

The Warrants are exercisable commencing six months following the initial issuance date at an initial exercise price of $2.47 per share and expire five years from the date of issuance.

On May 2, 2024, in connection with the Purchase Agreement, we entered into a Registration Rights Agreement with the investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) covering the resale of the shares of our common stock, par value $0.001 (the “Common Stock”) issuable upon conversion of the Series C-1 Preferred Stock (the “Conversion Shares”) and upon exercise of the Warrants (the “Warrant Shares”) (i) on the later of (x) the 30th calendar day after the closing date, or (y) the 2nd business day following the Stockholder Approval Date (as defined in the Purchase Agreement), with respect to the initial registration statement and (ii) on the date on which we are required to file any additional Registration Statement pursuant to the terms of the Registration Rights Agreement with respect to any additional Registration Statements that may be required to be filed by the Company (the “Filing Deadline”). Pursuant to the Registration Rights Agreement, we are required to have the initial Registration Statement declared effective by the SEC on the earlier of (x) the 60th calendar day after the Filing Deadline (or the 90th calendar day after the Filing Deadline if subject to a full review by the SEC), and (y) the 2nd business day after the date the Company is notified by the SEC that such Registration Statement will not be reviewed. In the event that we fail to file the Registration Statement by the Filing Deadline, have it declared effective by the Effectiveness Deadline, or the prospectus contained therein is not available for use or the investor is not otherwise able to sell its Warrant Shares pursuant to Rule 144, we shall be required to pay the investor an amount equal to 2% of such investor’s Purchase Price (as defined in the Purchase Agreement) on the date of such failure and on every thirty date anniversary until such failure is cured.

The gross proceeds from the Private Placement were approximately $4.2 million, prior to deducting the placement agent’s fees and other offering expenses payable by the Company. We intend to use $1.0 million of the net proceeds to fund certain obligations under its merger agreement with Evofem Biosciences, Inc. and the remainder of the net proceeds from the offering for working capital and other general corporate purposes. We issued the Series C-1 Preferred Stock, Series D-1 Preferred Stock and Warrants in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement, dated as of December 28, 2021 by and between AiPharma Group Ltd. and Aditxt, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 28, 2021)
2.2	Amendment to Share Exchange Agreement by and between AiPharma Group Ltd. and Aditxt, Inc. (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2022)
2.3	Second Amendment to Share Exchange Agreement by and between AiPharma Group Ltd. and Aditxt, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 16, 2022)
2.4	Asset Purchase Agreement dated as of April 19, 2023 by and between the Company and Cellvera Ltd., et al. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 25, 2023)
2.5	Agreement and Plan of Merger among Aditxt, Inc., Adicure, Inc. and Evofem Biosciences, Inc. dated as of December 11, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 12, 2023)
2.6	Asset Purchase Agreement by and among Aditxt, Inc., Pearsanta, Inc. and MDNA Life Sciences, Inc. dated as of December 17, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 21, 2023)
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
3.2	Certificate of Amendment, dated June 29, 2020 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2020)
3.3	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
3.4	Certificate of Designation Series A Preferred Stock (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-248491)
3.5	Certificate of Amendment, filed with the Secretary of State of the State of Delaware on May 24, 2021 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 25, 2021)
3.6	Certificate of Amendment, dated July 6, 2021 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 8, 2021)
3.7	Amendment No. 1 to Amended and Restated Bylaws of Aditxt, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 8, 2022)
3.8	Certificate of Designation of Series B Preferred Stock, dated July 19, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 20, 2022)
3.9	Certificate of Amendment to Certificate of Incorporation of Aditxt, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 14, 2022)
3.10	Certificate of Designation of Series C Preferred Stock, dated July 11, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 14, 2023)
3.11	Certificate of Amendment to Certificate of Incorporation of Aditxt, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 17, 2023)
3.12	Series A-1 Certificate of Designation filed with the Secretary of State of Delaware (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 26, 2023)
3.13	Series B-2 Certificate of Designation filed with the Secretary of State of Delaware (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 2, 2024)
3.14	Series B-1 Certificate of Designation filed with the Secretary of State of Delaware (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 30, 2024)
3.15	Certificate of Designation for Series B-2 Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 2, 2024)
3.16	Certificate of Designation for Series C-1 Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 8, 2024)
3.17	Certificate of Designation for Series D-1 Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 8, 2024)
4.1	Description of Securities Registered Under Section 12 of the Exchange Act (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 25, 2021)
4.2	Form the Company’s common stock certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
4.3	Form of Series A-1 Warrant Agent Agreement (including the terms of the Series A-1 Warrant) (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-248491)
4.4	Form of Series B-1 Warrant Agent Agreement (including the terms of the Series B-1 Warrant) (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-248491)
4.5	Form of Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 30, 2021)
4.6	Form of Pre-Funded Warrant (incorporated by reference to the Registrant’s filed on April 24, 2023) Current Report on Form 8-K
4.7	Form of Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 24, 2023)
4.8	Form of Placement Agent Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 24, 2023)
4.9	Form of Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 6, 2023)
4.10	Form of Placement Agent Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 6, 2023)
4.11	Form of Pre-Funded Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 5, 2024)
4.12	Form of Common Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 5, 2024)
4.13	Form of Placement Agent Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 5, 2024)
4.14	Form of Company Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 9, 2024)
4.15	Form of Warrant
5.1**	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	Form of Promissory Note issued to Sekris Biomedical, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.2	Warrant, dated March 8, 2018, issued to Sekris Biomedical, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.3	Form of Private Placement Subscription Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.4	Patent Licensing Agreement, dated February 3, 2020 (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.5	Patent and Technology License Agreement, dated March 15, 2018 between Loma Linda University and Aditx Therapeutics, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.6	Amendment Agreement to the Patent and Technology License Agreement, dated July 1, 2020 by and between Loma Linda University and Aditx Therapeutics, Inc. (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2020)
10.7	2017 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.8	Consulting Agreement, dated March 1, 2018 between Aditx Therapeutics, Inc. and Canyon Ridge Development LLC d/b/a Mission Critical Solutions International (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.9	Form of July 2018 Securities Purchase Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.10	Form of July 2018 Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.11	Form of April 2018 Promissory Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.12	Form of March 2019 Promissory Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.13	Form of October 2019 Securities Purchase Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.14	Form of October 2019 Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.15	Form of January 2020 Note Purchase Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.16	Form of January 2020 Private Placement Promissory Note (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-235933)
10.17	Consulting Agreement by and between the Company and Salveo Diagnostics, Inc., dated November 18, 2020 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 23, 2020)
10.18	Form of Senior Secured Convertible Promissory Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 26, 2021)
10.19	Form of Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 26, 2021)
10.20	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 26, 2021)
10.21	Form of Registration Rights Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 26, 2021)
10.22	Employment Agreement, dated as of February 24, 2021, by and between the Company and Amro Albanna (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 26, 2021)
10.23	2021 Omnibus Equity Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 26, 2021)
10.24	Lease Agreement, dated as of May 4, 2021, by and between LS Biotech Eight, LLC as Landlord, and Aditxt Therapeutics, Inc., as Tenant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 10, 2021)
10.25	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 30, 2021)

10.26	Placement Agency Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 30, 2021)
10.27	Form of Placement Agent Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 30, 2021)
10.28	Waiver and Defeasance Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 30, 2021)
10.29	Secured Credit Agreement, dated as of August 27, 2021, by and among AiPharma, AiPharma Holdings Limited, AiPharma Asia Limited and the Company (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.30	Security Agreement, dated as of August 27, 2021 by and between AiPharma Asia Limited and the Company (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.31	Security Agreement, dated as of August 27, 2021 by and between AiPharma Limited and the Company (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.32	Security Agreement – AiPharma Limited and Aditxt (BVI Law) (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.33	Floating Charge (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.34	Transaction Agreement, dated as of October 4, 2021, by and between the Company and AiPharma Global Holdings LLC (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.35	First Amendment to Secured Credit Agreement with AiPharma Global Holdings LLC dated October 18, 2021 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.36	Second Amendment to Secured Credit Agreement with AiPharma Global Holdings LLC dated October 27, 2021(incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.37	Employment Agreement, dated as of November 14, 2021 between Aditxt, Inc. and Amro Albanna, Chief Executive Officer (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.38	Employment Agreement, dated as of November 14, 2021 between Aditxt, Inc. and Corinne Pankovcin, President and Secretary (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.39	Employment Agreement, dated as of November 14, 2021 between Aditxt, Inc. and Thomas Farley, Chief Financial Officer (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.40	Employment Agreement, dated as of November 14, 2021 between Aditxt, Inc. and Shahrokh Shabahang, Chief Innovation Officer (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.41	Employment Agreement, dated as of November 14, 2021 between Aditxt, Inc. and Rowena Albanna, Chief Operating Officer (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021)
10.42	Form of Warrant Reduction and Release Agreement dated as of November 24, 2021 (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.43	First Amendment to Transaction Agreement dated November 30, 2021, by and between the Company and AiPharma Global Holdings LLC (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.44	Third Amendment to Secured Credit Agreement dated November 30, 2021, by and among AiPharma, AiPharma Holdings Limited, AiPharma Asia Limited and the Company (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.45	Second Amendment to Transaction Agreement dated December 7, 2021, by and between the Company and AiPharma Global Holdings LLC (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)

10.46	Secured Credit Agreement, dated as of December 8, 2021, by and among the Company and the Target Company (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.47	Third Amendment to Transaction Agreement dated December 17, 2021, by and between the Company and AiPharma Global Holdings LLC (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.48	Fifth Amendment to Secured Credit Agreement dated December 22, 2021, by and among AiPharma, AiPharma Holdings Limited, AiPharma Asia Limited and the Company (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.49	Sixth Amendment to Secured Credit Agreement dated December 28, 2021, by and among AiPharma, AiPharma Holdings Limited, AiPharma Asia Limited and the Company (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.50	Employment Agreement between Aditxt, Inc. and Matthew Shatzkes, Chief Legal Officer and General Counsel (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.51	Forbearance Agreement and Seventh Amendment to Secured Credit Agreement dated as of February 14, 2022 by and among the Company, Cellvera Global Holdings LLC, Cellvera Holdings Ltd., Cellvera Asia Limited (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.52	Fourth Amendment to Transaction Agreement dated December 22,2021, by and between the Company and AiPharma Global Holdings LLC (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2022)
10.53	Series C Warrant Agent Agreement (incorporated by reference to the Registrant’s Annual Report on Form 10-K/A filed on April 15, 2022)
10.54	Form of Placement Agent Warrant dated January 25, 2021 (incorporated by reference to the Registrant’s Annual Report on Form 10-K/A filed on April 15, 2022)
10.55	Forbearance Agreement and Eighth Amendment to Secured Credit Agreement dated as of March 31, 2022 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2022)
10.56	Security Agreement between Cellvera Holdings and Aditxt, Inc. dated as of March 31, 2022 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2022)
10.57	Security Agreement between Cellvera Development LLC and Aditxt, Inc. dated as of March 31, 2022 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2022)
10.58	Security Agreement between Cellvera Global Holdings and Aditxt, Inc. dated as of March 31, 2022 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2022)
10.59	Amended and Restated Security Agreement between Cellvera Asia Limited and Aditxt, Inc. dated as of March 31, 2022 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2022)
10.60	Revenue Sharing Agreement by and among Aditxt, Inc., Cellvera Global Holdings LLC and Cellvera Asia Limited dated as of March 31, 2022 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2022)
10.61	Form of Agreement for the Purchase and Sale of Future Receipts (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 3, 2022)
10.62	Amendment No. 1 to Series C Warrant Agent Agreement dated June 15, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 15, 2022)
10.63	Inducement Offer to Exercise Series C Common Stock Purchase Warrants (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 15, 2022)
10.64	Form of New Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 15, 2022)
10.65	Form of Placement Agent Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 15, 2022)
10.66	Subscription and Investment Representation Agreement, dated July 19, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 20, 2022)
10.67	Unsecured Promissory Note dated July 21, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 26, 2022)
10.68	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 10, 2022)
10.69	Form of August 2022 Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 10, 2022)
10.70	Form of August 2022 Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 10, 2022)

10.71	Form of Registration Rights Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 10, 2022)
10.72	Form of Security Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 10, 2022)
10.73	Form of First Amendment and Waiver effective as of August 31, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)
10.74	Form of Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)
10.75	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on September 15, 2022)
10.76	Form of Warrant (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on September 15, 2022)
10.77	Form of Placement Agent’s Warrant (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on September 15, 2022)
10.78	Form of Pre-Funded Warrant (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on September 15, 2022)
10.79	Amendment No. 2 to Series C Warrant Agent Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 23, 2022)
10.80	Form of Amended and Restated Unit Purchase Option (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 23, 2022)
10.81	Form of Consulting Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 21, 2023)
10.82	Form of Business Loan and Security Agreement dated April 4, 2023(incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 7, 2023)
10.83	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 24, 2023)
10.84	Form of Unsecured Promissory Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 25, 2023)
10.85	Form of Business Loan and Security Agreement, dated April 24, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 25, 2023)
10.86	Form of Agreement for the Purchase and Sale of Future Receipts (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 31, 2023)
10.87	Unsecured Promissory Note dated May 25, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 31, 2023)
10.88	Form of Unsecured Promissory Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 16, 2023)
10.89	At The Market Offering Agreement dated December 20, 2022 between Aditxt, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 20, 2022)
10.90	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 7, 2023)
10.91	Form of Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 7, 2023)
10.92	Form of Security Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 7, 2023)
10.93	Form of Registration Rights Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 7, 2023)
10.94	Form of Business Loan and Security Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 7, 2023)
10.95	Subscription and Investment Representation Agreement, dated July 11, 2023, by and between Aditxt, Inc., and the purchaser signatory thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 14, 2023)
10.96	Separation Agreement and General Release by and between Matthew Shatzkes and Aditxt, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 27, 2023)
10.97	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 28, 2023)
10.98	Form of Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 28, 2023)
10.99	Form of Security Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 28, 2023)
10.100	Form of Registration Rights Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 28, 2023)
10.101	Amendment to Separation Agreement and General Release dated August 15, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 21, 2023)
10.102	Form of Business Loan and Security Agreement dated August 23, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 28, 2023)
10.103	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 6, 2023)
10.104	Form of Registration Rights Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 6, 2023)
10.105	Form of Business Loan and Security Agreement dated November 7, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 9, 2023)
10.106	Form of Unsecured Promissory Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 1, 2023)
10.107	Form of Unsecured Promissory Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 8, 2023)
10.108	Assignment Agreement dated as of December 11, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 12, 2023)

10.109	Form of December 2023 Secured Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 12, 2023)
10.110	Form of September 2024 Secured Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 12, 2023)
10.111	Form of Royalty Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 12, 2023)
10.112	IP Security Agreement dated December 11, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 12, 2023)
10.113	Security Agreement dated December 11, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 12, 2023)
10.114	Form of Consulting Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 22, 2023)
10.115	Form of Unsecured Promissory Note dated December 20, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 22, 2023)
10.116	Exchange Agreement, dated December 22, 2023 by and between the Company and the holders signatory thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 26, 2023)
10.117	Registration Rights Agreement, dated December 22, 2023 by and between the Company and the holders signatory thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 26, 2023)
10.118	Exchange Agreement, dated December 28, 2023 by and between the Company and the holders signatory thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 2, 2024)
10.119	Form of Voting Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 2, 2024)
10.120	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 5, 2024)
10.121	Form of Registration Rights Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 5, 2024)
10.122	Form of Amendment No. 1 to January 2024 Secured Notes (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 5, 2024)
10.123	Form of Amendment No. 2 to January 2024 Secured Notes (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 5, 2024)
10.124	Form of Amendment No. 1 to September 2024 Secured Notes (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 5, 2024)
10.125	First Amendment to Asset Purchase Agreement dated January 4, 2024 by and among Aditxt, Inc., Pearsanta, Inc. and MDNA Life Sciences, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 9, 2024)
10.126	First Amendment to Agreement and Plan of Merger dated as of January 8, 2024, by and among Aditxt, Inc., Adicure, Inc. and Evofem Biosciences, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 9, 2024)
10.127	Form of Business Loan and Security Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 30, 2024)
10.128	Assignment Agreement dated January 24, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 30, 2024)
10.129	Form of Securities Purchase Agreement dated January 24, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 30, 2024)
10.130	Patent Assignment dated January 24, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 30, 2024)
10.131	Form of Voting Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 30, 2024)
10.132	Second Amendment to Agreement and Plan of Merger dated as of January 8, 2024, by and among Aditxt, Inc., Adicure, Inc. and Evofem Biosciences, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 2, 2024)
10.133	Form of Amendment No. 3 to January 2024 Secured Notes (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 6, 2024)
10.144	Form of Amendment No. 2 to September 2024 Secured Notes (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 6, 2024)
10.145	Form of Unsecured Promissory Note dated February 7, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 9, 2024)

10.146	Unsecured Promissory Note dated February 15, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 16, 2024)
10.147	Engagement Letter dated February 16, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 21, 2024)
10.148	Assignment Agreement dated as of February 26, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 29, 2024)
10.149	Form of Amendment No. 4 to January 2024 Secured Notes (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 29, 2024)
10.150	Payoff Letter dated February 26, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 29, 2024)
10.151	Form of Unsecured Promissory Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 1, 2024)
10.152	Third Amendment to Agreement and Plan of Merger dated as of February 29, 2024, by and among Aditxt, Inc., Adicure, Inc. and Evofem Biosciences, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 4, 2024)
10.153	Unsecured Promissory Note dated March 7, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 11, 2024)
10.154	Unsecured Promissory Note dated April 10, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 12, 2024)
10.155	Reinstatement and Foruth Amendment to Merger Agreement dated as of May 2, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 3, 2024)
10.156	Common Stock Purchase Agreement dated as of May 2, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 7, 2024)
10.157	Registration Rights Agreement dated as of May 2, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 7, 2024)
10.158	Form of Securities Purchase Agreement dated as of May 2, 2024(incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 8, 2024)
10.159	Form of Registration Rights Agreement dated as of May 2, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 8, 2024)
23.1*	Consent of dbbmckennon, independent registered public accounting firm
23.2**	Consent of Sheppard, Mullin, Richter & Hampton LLP (Included in Exhibit 5.1)
24.1**	Power of Attorney
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Table

*	Filed herewith

**	Filed previously

†	Executive Compensation Plan or Agreement

#	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act.

ii.	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, State of Virginia, on the 13th day of May, 2024.

Aditxt, Inc.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Amro Albanna	Chief Executive Officer	May 13, 2024
Amro Albanna	(Principal Executive Officer)

/s/ Thomas Farley	Chief Financial Officer	May 13, 2024
Thomas J. Farley	(Principal Financial and Accounting Officer)

*	Director	May 13, 2024
Brian Brady

*	Director	May 13, 2024
Charles Athle Nelson

	Director	May 13, 2024
Jeffrey W. Runge, M.D.

*	Chief Innovation Officer and Director	May 13, 2024
Shahrokh Shabahang

* By:	/s/ Amro Albanna
Amro Albanna, Attorney-in-fact